PROSPECTUS

[LOGO]

                        DECRANE AIRCRAFT HOLDINGS, INC.

                                  -----------

                12% SERIES B SENIOR SUBORDINATED NOTES DUE 2008

    We issued the notes in exchange for our old 12% Series A Senior Subordinated Notes due 2008. The notes are identical to the old notes, except that certain transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

    Interest on the notes is payable on March 30 and September 30 of each year, beginning March 30, 1999. We have the right to redeem any new notes at any time beginning September 30, 2003 at the redemption prices set forth on page 62, plus accrued interest. In addition, before September 30, 2001, we may redeem up to 35% of the notes at a redemption price of 112% of their principal amount, plus interest, using proceeds from certain sales of our stock; PROVIDED that at least 65% of the principal amount of notes ever issued under the indenture remains outstanding immediately after such redemption. We will also have the right to redeem, and you will have the right to require us to purchase, the notes upon the occurrence of certain change of control events, at the price set forth on page 63.

    The notes rank junior to our senior indebtedness and secured debt, including the debt owed under our bank credit facility. The notes rank equally with any future unsecured, senior subordinated debt. The notes are unconditionally guaranteed on a senior subordinated basis by all of our existing wholly-owned domestic subsidiaries, and rank junior to such guarantors' senior and secured debt and equally with their future unsecured, senior subordinated debt. The notes will effectively rank junior to all liabilities of our subsidiaries that are not guarantors. As of September 30, 1999, on a pro forma basis, DeCrane Aircraft and its guarantor subsidiaries would have had outstanding approximately $216.3 million of senior indebtedness, and the non-guarantor subsidiaries would have had approximately $2.3 million of outstanding liabilities, including trade payables.

    INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

    This prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. We do not intend to list the notes on any securities exchange. DLJ Securities Corporation has advised us that it intends to make a market in the notes; however, it is not obligated to do so and may stop at any time. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS
APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF
THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          DONALDSON, LUFKIN & JENRETTE
                The date of this prospectus is February 10, 2000
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                                    SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS AND THEIR RELATED NOTES.

    THE DEBT SECURITIES REGISTERED BY THIS PROSPECTUS ARE OBLIGATIONS ISSUED BY DECRANE AIRCRAFT HOLDINGS, INC. DECRANE AIRCRAFT IS A HOLDING COMPANY WHICH CONDUCTS ITS BUSINESS PRIMARILY THROUGH ITS SUBSIDIARIES, AS ILLUSTRATED BELOW. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT INDICATES OTHERWISE, AND EXCEPT WHEN USED IN THE SECTION "DESCRIPTION OF NOTES," "DECRANE AIRCRAFT" AND "WE," "US," "OUR" AND SIMILAR TERMS REFER TO THE COMBINED BUSINESS OF DECRANE AIRCRAFT HOLDINGS, INC. (AND ITS PREDECESSOR) AND ALL OF ITS SUBSIDIARIES, COLLECTIVELY. DECRANE AIRCRAFT'S PARENT COMPANY, DECRANE HOLDINGS CO., IS ALSO A HOLDING COMPANY AND DOES NOT HAVE ANY MATERIAL OPERATIONS OR ASSETS OTHER THAN ITS OWNERSHIP OF THE CAPITAL STOCK OF DECRANE AIRCRAFT. EXCEPT WHERE WE INDICATE OTHERWISE, THIS PROSPECTUS PRESENTS ALL INFORMATION ON A "PRO FORMA" BASIS, GIVING EFFECT TO ALL OF THE TRANSACTIONS REFERRED TO IN "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA," INCLUDING THE ACQUISITION OF DECRANE AIRCRAFT BY DLJ MERCHANT BANK PARTNERS II, L.P. AND ITS AFFILIATES AND OUR ACQUISITIONS OF AVTECH CORPORATION, DETTMERS INDUSTRIES, INC., PATS, INC., PPI HOLDINGS, INC., CUSTOM WOODWORK & PLASTICS, INC., PCI NEWCO, INC., INTERNATIONAL CUSTOM INTERIORS, INC. AND THE INFINITY PARTNERS, LTD.

                                   [GRAPHIC]

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                                  OUR COMPANY

OVERVIEW

    Since our founding in 1989, through acquisitions and internal growth, we have become one of the premier suppliers to the general aviation market. We offer a complete line of interior cabin furniture, galleys, seating, and entertainment systems for corporate aircraft. In addition, we manufacture aviation electronic components, referred to as avionics, and provide systems integration services. We sell our products in the corporate, commercial (including regional), retrofit, aftermarket and military aircraft markets. Within these markets, our customers include original manufacturers of aircraft and related avionics equipment, commonly referred to as OEM's, major components suppliers, aircraft repair and modification centers and commercial airlines. For the twelve months ended September 30, 1999, we generated pro forma revenues and EBITDA (as defined) of $294.9 million and $67.1 million, respectively.

    During 1998 and 1999, we completed and integrated eight acquisitions, increasing our diversification within the aircraft industry and reducing our reliance on the commercial aircraft market. We have built a leading position in a number of niche markets in the aircraft industry. The substantial majority of our revenue is generated by businesses in which we have a leading market share. In order to take advantage of the complementary nature of our various product offerings, to rationalize and consolidate the operations of each of our separate companies and to provide even higher levels of customer service, in 1999 we reorganized our related businesses into three separate operating groups: Cabin Management, Specialty Avionics and Systems Integration.

    THE CABIN MANAGEMENT GROUP. We are the leading independent provider of cabin management products for the corporate aircraft market, serving major manufacturers such as Boeing Business Jet, Bombardier, Cessna, Dassault, Gulfstream and Raytheon. We provide a full line of interior cabin components, including seats, furniture, cabinetry, galleys, in-flight entertainment systems, sidewalls and headliners, which are either sold separately or as a pre-engineered, pre-fabricated set. Our "cabinet-in-a-box" product offers customized, pre-engineered, pre-fit interior cabinetry and galley kits to corporate jet OEM's and independent completion centers. We also have developed and are currently marketing our "cabin-in-a-box" product, which is comprised of a customized, pre-engineered, pre-fit cabin interior system, including furniture, galleys, seats, audio-visual entertainment systems, lighting, sidewalls, headliners and electrical control units. Our cabin-in-a-box product will enable our customers to rely on us as the single source for cabin-related products. We estimate that this product could decrease cycle times by 15% to 20%, offering significant cost reduction opportunities to our customers, and could increase the dollar content per plane for us. The Cabin Management Group contributed approximately 40% of our pro forma revenue for the twelve months ended September 30, 1999.

    THE SPECIALTY AVIONICS GROUP. This group designs, engineers and manufactures electronic components, electronic display devices and interconnect components and assemblies. Among the products offered by this group are flight deck communications and audio power control equipment, harness assemblies and connectors, power and signal contact products and liquid crystal display devices, commonly referred to as LCD's. Customers of this group include Airbus, Boeing, Honeywell, Matsushita, and Rockwell Collins. The Specialty Avionics Group contributed approximately 39% of our pro forma revenue for the twelve months ended September 30, 1999.

    THE SYSTEMS INTEGRATION GROUP. This group provides auxiliary fuel tanks, auxiliary power units and system integration services, including engineering, kit manufacturing, installation and certification. Customers of this group include Boeing Business Jet, Bombardier, Cessna, Gulfstream, Raytheon and Rockwell Collins. The Systems Integration Group contributed approximately 21% of our pro forma revenue for the twelve months ended September 30, 1999.

INDUSTRY OVERVIEW AND TRENDS

    We believe the following characteristics of our markets have contributed to our growth and profitability and should provide further opportunities for our success:

    - INCREASED DEMAND FOR NEW AIRCRAFT.

       - CORPORATE AIRCRAFT. The growing popularity of fractional aircraft ownership in the United States, the expansion of this program to Europe and the Far East and the increased demand for more expedient travel have significantly expanded demand for corporate aircraft. The Teal Group Corporation, an industry-recognized aerospace research group, projects delivery of 5,067

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         corporate aircraft between 1999 and 2008, representing an increase of approximately 52% over the 3,326 corporate aircraft that were delivered between 1989 and 1998.

       - COMMERCIAL AIRCRAFT. The 1999 CURRENT MARKET OUTLOOK, released by The Boeing Company in June 1999, projects that between 1999 and 2008, the commercial aircraft industry will require 8,900 new commercial aircraft, and between 2009 and 2018, it will require an additional 11,250 aircraft.

       - REGIONAL AIRCRAFT. As part of the total projected increase for the commercial aircraft fleet, Boeing projects a compounded annual growth rate of 9.4% for the regional aircraft fleet from 1999 to 2008 due to new longer-range, state-of-the-art regional aircraft and the integration of regional carrier services with major carriers to support the "point-to-point" routing concept.

    - INCREASED DEMAND FOR CABIN MANAGEMENT SYSTEMS. As businesses become increasingly dependent on new technology, passengers are demanding more advanced in-flight services. These services include in-flight passenger telecommunications systems and entertainment systems, such as video, video-on-demand and other interactive systems. In corporate aircraft for example, Honeywell's AIS-1000 OneView-TM-Airborne Information System delivers more than 40 channels of live television programming and Internet and e-mail access to the aircraft via direct broadcast satellite service providers.

    - SIGNIFICANT BARRIERS TO ENTRY. We believe that manufacturers' reluctance to include new companies as additional approved vendors on their engineering drawings, increasingly stringent Federal Aviation Administration requirements for aircraft manufacturing and modification, including extensive and lengthy qualification and certification programs, and the initial capital investment and tooling requirements necessary for the manufacture of aircraft components and systems all create significant barriers to entry in a number of our markets.

    - REDUCTION IN NUMBER OF APPROVED SUPPLIERS AND VENDORS. Commercial airlines have come under increasing pressure to reduce operating and capital costs associated with providing services. As a result, many OEM's are initiating proactive programs to reduce cycle times, decrease inventory and reduce costs. Boeing, for example, has announced that it intends to reduce its number of suppliers by 19%, from 31,000 to 25,000, by the end of 2000 and by 42% over the long term. Manufacturers can realize efficiencies by purchasing a higher number of assemblies from a smaller number of suppliers, each of whom has multiple related product capability.

    - NEW SAFETY MANDATES. Historically, the FAA has taken a very proactive role in promulgating new safety standards, such as collision avoidance systems, wind shear detection systems, group proximity detection systems and smoke detection and fire suppression systems. These safety mandates should provide significant retrofit opportunities for the commercial fleet, which today exceeds 12,000 aircraft.

COMPETITIVE STRENGTHS

    We have used our strong market positions to compete more effectively, to capitalize on industry consolidation trends and to cross-sell products to our existing customer base. We believe that we are well-positioned to take advantage of the foregoing trends and expected growth in the aircraft industry as a result of the following competitive strengths:

    - LEADING POSITIONS IN NICHE MARKETS. We are a leading provider of components within a number of the niche markets we serve. Our strategy has been to combine complementary businesses in markets in which we have a leading position. We believe our combination of component manufacturing and integration and installation capabilities provides us with competitive advantages. The combination of product lines we offer provides opportunities for our customers to deal with a reduced number of vendors and suppliers, to reduce the number of component parts through the purchase of sub-assemblies and to reduce cycle times, all of which help reduce costs and simplify the production process.

    - STRONG CUSTOMER RELATIONSHIPS. Through our acquisitions and as a result of our performance, we have enjoyed long-term relationships with leaders in our primary markets, including Boeing and Boeing Business Jet, Bombardier, Cessna, Gulfstream, Honeywell, Matsushita, Raytheon, and Rockwell Collins. We believe we have been able to develop and solidify these relationships by combining

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      production and engineering capabilities, providing engineering support services and enhancing our customers' in-house production processes.

    - DIVERSIFIED REVENUE BASE. We sell our products in the corporate, commercial, retrofit, aftermarket and military aircraft markets. Within these markets, our customers include original manufacturers of aircraft and related avionics equipment, aircraft repair and modification centers, and airlines. Each of these markets has different demand drivers and operates on different production cycles. Accordingly, our involvement in these multiple markets reduces our exposure to cyclical product demand in any one segment of the aircraft industry. Demand for new products in the commercial aircraft market, for example, is driven largely by the age of the existing commercial fleet, the growth in revenue passenger miles and industry load factors, whereas demand in the corporate aircraft market is driven largely by the growth in fractional ownership, competition from commercial airlines and the growth in the global economy. Our aftermarket sales are dependent in part upon the growing number of aircraft in the existing fleet while technology advances and safety updates help drive demand in the retrofit market.

    - COMPLEMENTARY AND STRATEGICALLY INTEGRATED BUSINESS LINES. Since 1989, we have completed seventeen acquisitions of businesses and assets. We believe that our acquisitions complement each other and create a core of interrelated products and services, which increases our cross-selling opportunities to existing and new customers. The complementary nature of our business lines should allow us to help our customers reduce their production costs.

    - LOW-COST, HIGH-QUALITY OPERATIONS. We have established low-cost operations through cost reduction programs, technological development and, where appropriate, the use of vertical integration. Four of our facilities have received a quality award from Boeing, and nine of our facilities are currently certified according to the International Standards Organization specifications ISO-9001 or ISO-9002.

    - REGULATORY CERTIFICATIONS. We believe our FAA-certified airframe and power-plant mechanics who are authorized to perform specified aircraft modification functions provide us with a significant competitive advantage. As of December 31, 1999, our operations include one of only 31 currently active FAA Designated Alteration Stations worldwide, and we hold nine FAA domestic repair station certificates as well as numerous Parts Manufacturer Approval authorizations from the FAA. These certifications make us one of a few companies with the in-house capability to design, engineer, produce, install and certify a part, which together help reduce cycle times.

GROWTH STRATEGY

    Our principal strategy is to establish and expand leading positions in high-margin, niche markets. We also seek to maintain a balance of revenues among the equipment manufacturer market, the retrofit market and the aftermarket. We believe that this strategy positions us for future success by:

    - BROADENING SALES TO EXISTING CUSTOMER BASE. We have relationships with virtually every major OEM and with fractional ownership programs, such as Executive Jet. We plan to continue cross-selling our portfolio of products to our existing customer base in order to increase our dollar content per plane. For example, we originally entered the corporate aircraft market by offering cabin management systems and entertainment systems. We then expanded our product offering to include seating and in 1999, through four separate acquisitions, we added cabinetry and galley products, which we sell to OEM's. Finally, we developed pre-fabricated interior kits, cabinet-in-a-box and cabin-in-a-box, to facilitate cross-selling and further encourage OEM's to outsource their cabin engineering requirements to us. We believe these products should reduce cycle times and costs for manufacturers and increase our dollar content per plane. We currently provide cabinet-in-a-box kits to several of our customers and are in discussions with a number of corporate jet manufacturers regarding our cabin-in-a-box product.

    - STRENGTHENING POSITION IN NICHE MARKETS. We plan to continue to strengthen our position in niche markets by providing engineering and customer service support to our existing customer base through the integration of our engineering services with the OEM's engineering capabilities. We also plan to continue to examine new market niches and consolidate the fragmented sectors in our markets to further service our customers. We target for acquisition aircraft component manufacturers and systems integration and installation providers that meet the following criteria:

       - are complementary to our existing businesses;

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       - have a leading market share in their own niches;

       - leverage our existing strengths;

       - add new expertise; and/or

       - increase cross-selling opportunities.

     In analyzing a potential acquisition's value, we focus on economies of scale, product line extensions, new customer relationships, increased manufacturing capacity and opportunities for increased cost reductions.

    - CONTINUING OPERATIONAL EFFICIENCY IMPROVEMENTS. We are taking advantage of areas of synergies across and within our three business segments by making operational efficiency improvements in human resources, support, procurement and cross-selling. For example, we recently formed the Systems Integration Group to leverage the engineering capabilities of our Hollingsead subsidiary with the manufacturing and systems integration and installation capabilities of our PATS subsidiary. In addition, as part of the Systems Integration Group's strategy, we are consolidating facilities, reducing headcount and replacing relatively expensive manufacturing at Hollingsead with more economical outsourced products. This will allow Hollingsead to focus on its core engineering and systems integration competencies. We are also standardizing processes and centralizing procurement at our four recently acquired cabin furniture companies, and we continue to evaluate our operations to streamline or increase efficiencies.

    - EXPANDING PRODUCT DEVELOPMENT. Development of advanced cabin features increases demand for many of our products and provides attractive cross-selling opportunities. For example, our newly introduced
     e-CABIN, an "office in the sky," provides leading-edge business and entertainment services for the corporate jet cabin and its passengers. Our e-CABIN provides each passenger with on-demand audio and video entertainment, including live television and Internet and e-mail access via Honeywell's OneView system. We will continue considering strategic partnerships with leading technology companies to keep our product offerings on the cutting edge, as we have done with Honeywell and its OneView system.

                              RECENT DEVELOPMENTS

    Continuing our acquisition strategy, subsequent to September 30, 1999 we acquired:

    - PCI NewCo, Inc., a Kansas-based manufacturer of composite material and components for middle-and high-end corporate aircraft, on October 6, 1999;

    - International Custom Interiors, Inc., a Florida-based provider of upholstery services and manufacturer of furniture for middle- and high-end corporate aircraft, on October 8, 1999; and

    - The Infinity Partners, Ltd., a Texas-based designer and manufacturer of interior furniture components for middle- and high-end corporate aircraft, on December 17, 1999.

    The historical consolidated financial data included in this prospectus does not reflect these acquisitions because they were acquired subsequent to September 30, 1999. However, all information in this prospectus presented on a pro forma basis gives effect to these acquisitions as described in "Unaudited Pro Forma Consolidated Financial Data." See "Recent Developments--Acquisitions Subsequent to September 30, 1999."

    In addition, in December 1999, we announced a plan to reorganize and restructure the operations of two of our subsidiaries. In conjunction with this restructuring, we expect to record a nonrecurring pre-tax charge of approximately $9.5 million in the fourth quarter of 1999, resulting in a net loss for the quarter and year ending December 31, 1999. The historical and pro forma consolidated financial data included in this prospectus does not reflect this restructuring charge. See "Recent Developments--Reorganization and Restructuring Charge."

                            ------------------------

    Our principal executive offices are located at 2361 Rosecrans Avenue, Suite 180, El Segundo, California 90245. Our telephone number is (310) 725-9123. Further information is also available as noted under "Where You Can Get More Information" at the end of the "Business" section.

                                       5
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                                   THE NOTES

Maturity Date........................  September 30, 2008.

Interest Payment Dates...............  Each March 30 and September 30, beginning March 30, 1999.

Optional Redemption..................  We may redeem:

                                       - all or some of the notes, on or after September 30, 2003,

                                       - up to 35% of the notes, on or before September 30, 2001, with the net cash proceeds of any public equity offerings,
                                         and

                                       - 100% of the notes, before September 30, 2003, if the
                                       change of control events which are described herein occur,

                                       at the redemption prices specified on pages 62 and 63.

Change of Control....................  You can require that we repurchase your notes, if the change of control events which are described herein occur, at 101%
                                       of the principal amount plus accrued interest. See "Risk
                                       Factors--Repurchase upon Change of Control" and "Description of Notes--Repurchase of the Option of Holders Upon Change of
                                       Control."

Ranking..............................  The notes rank junior to all of our senior indebtedness and secured debt, including the debt owed under our bank credit facility. The notes rank equally with any of our future
                                       unsecured, senior subordinated debt. The terms of the
                                       indenture do not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future.
                                       In addition to senior debt which we might incur, we may
                                       issue an unlimited amount of additional senior subordinated notes under the indenture, so long as the total amount of
                                       debt is permitted by our financial covenants.

                                       The notes also will effectively rank junior to all
                                       liabilities of our subsidiaries that are not guarantors. See
                                       "Description of Notes--Note Guarantees." As of
                                       September 30, 1999, on a pro forma basis, DeCrane Aircraft and its subsidiary guarantors would have had approximately
                                       $216.3 million of senior indebtedness outstanding, and the non-guarantor subsidiaries would have had approximately
                                       $2.3 million of liabilities outstanding, including trade
                                       payables.

Guarantors...........................  The notes are fully and unconditionally guaranteed jointly and severally by all of our existing wholly-owned domestic subsidiaries. The notes are senior subordinated obligations of the guarantors, and rank junior to their senior and
                                       secured debt and equally with their future unsecured, senior subordinated debt.

Covenants............................  The indenture which governs the notes includes covenants that, among other things, limit our ability, and that of our subsidiaries defined as "Restricted Subsidiaries," to:

                                       - incur debt,

                                       - issue preferred stock,

                                       - repurchase capital stock or subordinated debt,

                                       - enter into transactions with affiliates,

                                       - enter into sale and leaseback transactions,

                                       - create liens or allow them to exist,

                                       - pay dividends or other distributions,

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
                                       - make investments,

                                       - sell assets, and

                                       - enter into mergers or consolidations.

                                       See "Description of Notes--Covenants."

The Warrants; the Units..............  The old notes were originally sold as "units," paired with warrants for the common stock of DeCrane Aircraft's parent company, DeCrane Holdings. The warrants may be traded
                                       separately from the notes and are subject to a separate
                                       "shelf" registration statement. This prospectus does not
                                       cover the warrants or the shares of common stock of DeCrane
                                       Holdings to be issued pursuant to the warrants.

            SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The summary unaudited pro forma financial data were derived from our historical financial data and give pro forma effect to the transactions described in our pro forma financial data and related notes included elsewhere in this prospectus as if they occurred on January 1, 1998. The pro forma adjustments are based upon available information and assumptions management believes are reasonable under the circumstances. The pro forma financial data do not purport to represent what our actual results of operations or actual financial position would have been if such transactions had actually occurred on such date or to project our future results of operations or financial position. The information in this table should be read in conjunction with "Recent Developments," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                             NINE MONTHS ENDED     TWELVE MONTHS
                                                             YEAR ENDED        SEPTEMBER 30,           ENDED
                                                            DECEMBER 31,   ---------------------   SEPTEMBER 30,
                                                              1998(1)       1998(1)     1999(1)       1999(1)
                                                            ------------   ---------   ---------   -------------
                                                                           (DOLLARS IN THOUSANDS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues..................................................   $ 268,470     $ 196,903   $ 223,326     $ 294,893
Gross profit(2)...........................................      83,595        58,337      75,431       100,689
Operating income(3).......................................      30,706        18,542      32,980        45,144
Provision (benefit) for income taxes......................         387        (1,513)      5,304         7,204
Income (loss) before extraordinary item...................      (5,379)       (6,943)      3,138         4,702

OTHER PRO FORMA FINANCIAL DATA:
Cash flows from operating acitivities.....................   $  $2,667     $  (3,624)  $  18,508     $  24,799
Cash flows from investing activities......................    (237,409)     (235,275)     (9,100)      (11,234)
Cash flows from financing activities......................     237,118       237,944     (14,440)      (15,266)
EBITDA(4).................................................      57,491        39,905      49,465        67,051
EBITDA margin(5)..........................................        21.4%         20.3%       22.1%         22.7%
Adjusted EBITDA(6)........................................   $  60,684     $  42,490   $  49,465     $  67,659
Adjusted EBITDA margin(7).................................        22.6%         21.6%       22.1%         22.9%
Depreciation and amortization(8)..........................   $  20,284     $  15,066   $  15,655     $  20,873
Capital expenditures:
  Paid in cash............................................       7,212         5,028       5,511         7,695
  Financed with capital lease obligations.................         224           176       1,467         1,515
Cash interest expense.....................................      33,239        25,175      23,452        31,516
Adjusted EBITDA to cash interest expense(9)...............         1.8x          1.7x        2.1x          2.1x
Ratio of earnings to fixed charges(10)....................          --            --         1.3x          1.3x

OTHER OPERATING DATA:
Bookings(11)..............................................   $ 266,952     $ 195,385   $ 230,299     $ 301,866
Backlog at end of period(12)..............................     143,851       149,586     150,824       150,824

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                1999 (13)
                                                              -------------
                                                               (DOLLARS IN
                                                               THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
Cash and cash equivalents...................................    $  4,530
Working capital.............................................      63,356
Total assets................................................     492,848
Total debt (14).............................................     316,804
Stockholder's equity........................................     110,033

  See accompanying Notes to Summary Unaudited Pro Forma Consolidated Financial
                                     Data.

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NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

 (1) Reflects DLJ's acquisition of us and our acquisition of the following companies (on the dates indicated) as if each had occurred as of January 1, 1998:


-Avtech (June 26, 1998);      -PPI (April 23, 1999);                 -International Custom Interiors
                                                                       (October 8, 1999); and
-Dettmers (June 30, 1998);    -Custom Woodwork (August 5, 1999);     -Infinity (December 17, 1999).

-PATS (January 22, 1999);     -PCI NewCo (October 6, 1999);

 (2) Net of $6.2 million of non-cash acquisition related charges to reflect cost of sales based on the fair value of inventory acquired in connection with the DLJ acquisition and our PPI, Custom Woodwork and PCI NewCo acquisitions for the year ended December 31, 1998 and the nine months ended September 30, 1998.

 (3) Excludes an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (4) EBITDA equals operating income plus depreciation, amortization, parent company management fees, non-cash acquisition related charges described in
     Note 2 above and other acquisition related costs. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to income from operations or net income computed in accordance with generally accepted accounting principles, as an indicator of our operating performance, as an alternative to cash flow from operating activities or as a measure of liquidity. The funds depicted by EBITDA are not available for our discretionary use due to funding requirements for working capital, capital expenditures, debt service, income taxes and other commitments and contingencies. We believe that EBITDA is a standard measure of liquidity commonly reported and widely used by analysts, investors and other interested parties in the financial markets. However, not all companies calculate EBITDA using the same method, and the EBITDA numbers set forth above may not be comparable to EBITDA reported by other companies.

 (5) EBITDA margin is computed by dividing EBITDA by revenues.

 (6) Adjusted EBITDA equals EBITDA plus the following nonrecurring charges:

                                                                            NINE MONTHS
                                                             YEAR              ENDED          TWELVE MONTHS
                                                            ENDED          SEPTEMBER 30,          ENDED
                                                         DECEMBER 31,   -------------------   SEPTEMBER 30,
                                                             1998         1998       1999          1999
                                                         ------------   --------   --------   --------------
                                                                       (DOLLARS IN THOUSANDS)
EBITDA as described in Note 4 above....................    $57,491      $39,905    $49,465       $67,051
                                                           -------      -------    -------       -------
Adjustments for nonrecurring charges
  Workforce reductions.................................      2,430        1,822         --           608
  Engineering costs....................................        350          350         --            --
  Reduction of corporate expenses......................        310          310         --            --
  Non-cash stock option compensation expense...........         73           73         --            --
  Expiration of employment contract of a former
    stockholder of a previously acquired company.......         30           30         --            --
                                                           -------      -------    -------       -------
    Total adjustments..................................      3,193        2,585         --           608
                                                           -------      -------    -------       -------
Adjusted EBITDA........................................    $60,684      $42,490    $49,465       $67,659
                                                           =======      =======    =======       =======

 (7) Adjusted EBITDA margin is computed by dividing Adjusted EBITDA by revenues.

 (8) Reflects depreciation and amortization of plant and equipment and goodwill and other intangible assets. Excludes amortization of deferred financing costs and debt discounts that are classified as a component of interest expense.

 (9) Adjusted EBITDA to cash interest expense is computed by dividing Adjusted EBITDA by cash interest expense.

 (10) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, cumulative effect of an accounting change, extraordinary items and fixed charges. Fixed charges consist of:

       - interest, whether expensed or capitalized;

       - amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

       - one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

     There were deficiencies of earnings to fixed charges of $4.9 million for the year ended December 31, 1998 and $8.4 million for the nine months ended September 30, 1998.

 (11) Bookings represent the total invoice value of purchase orders received during the period.

 (12) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of orders and the speed with which those orders are filled.

 (13 Reflects our PCI NewCo, International Custom Interiors and Infinity acquisitions as if each had occurred as of September 30, 1999. Excludes the effect of an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (14) Total debt is defined as long-term debt, including current portion, and short-term borrowings.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following tables present a summary of our historical consolidated financial data. The data as of and for each of the two years in the period ended December 31, 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998 were derived from our audited financial statements. The data as of September 30, 1998 and 1999 and for the one month ended
September 30, 1998 and the nine months ended September 30, 1999 were derived from our unaudited historical financial statements for such periods, which, in the opinion of management, reflect normal and recurring adjustments necessary to present fairly the financial position and results of operations for the periods presented. The results of operations for interim periods are not necessarily indicative of results of operations for the full year. The information in this table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. All dollar amounts are in thousands.

                                          YEAR ENDED DECEMBER 31,(1)                     NINE MONTHS ENDED SEPTEMBER 30,(1)
                             ----------------------------------------------------   ---------------------------------------------
                                                                1998                              1998
                                                   ------------------------------   ---------------------------------
                                                   EIGHT MONTHS     FOUR MONTHS       EIGHT MONTHS       ONE MONTH
                                                       ENDED           ENDED             ENDED             ENDED
                                                    AUGUST 31,      DECEMBER 31,       AUGUST 31,      SEPTEMBER 30,
                               1996       1997         1998             1998              1998              1998          1999
                             --------   --------   -------------   --------------   ----------------   --------------   ---------
                                      (PREDECESSOR)(2)             (SUCCESSOR)(2)   (PREDECESSOR)(2)         (SUCCESSOR)(2)
STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $ 65,099   $108,903     $ 90,077         $60,356           $ 90,077          $16,012       $ 177,836
Gross profit(3)............    15,707     28,656       29,976          17,617             29,976            4,932          59,755
Operating income(4)........     4,251     11,995        9,278           4,195              9,278              960          22,742
Interest expense...........     4,248      3,154        2,350           6,852              2,350            1,765          19,884
Provision for income taxes
  (benefit)(5).............       712      3,344        2,892          (2,668)             2,892             (506)          2,669
Income (loss) before
  extraordinary item.......      (817)     5,254        3,189            (324)             3,189             (480)            500
Extraordinary loss from
  debt refinancing(6)......        --     (2,078)          --          (2,229)                --             (296)             --
Net income (loss)..........      (817)     3,176        3,189          (2,553)             3,189             (776)            500

OTHER FINANCIAL DATA:
Cash flows from:
  Operating activities.....  $  2,958   $  4,641     $  3,014         $ 1,008           $  3,014          $(1,506)      $  10,222
  Investing activities.....   (24,016)   (27,809)     (87,378)         (1,813)           (87,378)            (307)       (121,431)
  Financing activities.....    21,051     22,957       89,871          (1,597)            89,871              358         110,929
EBITDA(7)..................     7,602     16,915       13,743          13,476             13,743            3,310          38,821
EBITDA margin(8)...........      11.7%      15.5%        15.3%           22.3%              15.3%            20.7%           21.8%
Depreciation and
  amortization(9)..........  $  3,351   $  4,920     $  4,358         $ 4,604           $  4,358          $ 1,166       $   4,219
Capital expenditures:
  Paid in cash (10)........     5,821      3,842        1,745           1,813              1,745              307           4,752
  Financed with capital
    lease obligations......       414        182          116              48                116               --           1,323
Ratio of earnings to fixed
  charges(11)..............       1.0x       3.3x         3.0x             --                3.0x              --             1.2x

OTHER OPERATING DATA:
Bookings(12)...............  $ 81,914   $112,082     $ 94,439         $54,021           $ 94,439          $16,890       $ 226,468
Backlog at end of
  period(13)...............    44,433     49,005       84,184          75,388             84,184           84,607         139,758

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                 1999(14)
BALANCE SHEET DATA:                                           --------------
                                                               (SUCCESSOR)

Cash and cash equivalents...................................     $  3,139
Working capital.............................................       59,056
Total assets................................................      458,763
Total debt(15)..............................................      285,177
Stockholders' equity........................................      110,033

   See accompanying Notes to Summary Historical Consolidated Financial Data.

NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

 (1) Reflects the results of operations and financial position of companies acquired for all periods subsequent to their respective acquisition dates as follows:

       - the remaining 25% minority interest in Cory Components beginning on February 20, 1996;

       - Aerospace Display Systems beginning on September 18, 1996;

       - Elsinore Engineering beginning on December 5, 1996;

       - Audio International beginning on November 14, 1997;

       - Avtech beginning on June 26, 1998;

       - Dettmers beginning on June 30, 1998;

       - PATS beginning on January 22, 1999;

       - PPI beginning on April 23, 1999; and

       - Custom Woodwork beginning on August 5, 1999.

     Excludes the results of operations and financial position of PCI NewCo, International Custom Interiors and Infinity because they were acquired subsequent to September 30, 1999.

 (2) Reflects our results of operations and financial position prior to (predecessor) and subsequent to (successor) our acquisition by DLJ.

 (3) Net of non-cash charges to reflect cost of sales based on the fair value of inventory acquired as follows:

       - $4.4 million for the four months ended December 31, 1998 and $1.2 million for the one month ended September 30, 1998 in connection with the DLJ acquisition; and

       - $1.6 million for the nine months ended September 30, 1999 in connection with our PPI and Custom Woodworks acquisitions.

 (4) Net of $3.6 million of non-capitalizable transaction costs associated with the DLJ acquisition in August 1998. Excludes an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (5) For the four months ended December 31, 1998, includes a $2.6 million benefit from the reduction of the deferred tax valuation allowance.

 (6) Represents:

       - the write-offs, net of an income tax benefit, of deferred financing costs, unamortized original issue discounts, a prepayment penalty and other related expenses incurred as a result of the repayment of debt by DeCrane Aircraft with the net proceeds from its initial public offering in April 1997; and

       - the write-offs, net of an income tax benefit, of deferred financing costs as a result of the repayment of our then existing indebtedness in connection with the DLJ acquisition and the refinancing of the bridge notes during the four months ended December 31, 1998.

 (7) EBITDA equals operating income plus depreciation, amortization, parent company management fees, non-cash acquisition related charges described in
     Note 3 above and other acquisition related costs. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to income from operations or net income computed in accordance with generally accepted accounting principles, as an indicator of our operating performance, as an alternative to cash flow from operating activities or as a measure of liquidity. The funds depicted by EBITDA are not available for our discretionary use due to funding requirements for working capital, capital expenditures, debt service, income taxes and other commitments and contingencies. We believe that EBITDA is a standard measure of liquidity commonly reported and widely used by analysts, investors and other interested parties in the financial markets. However, not all companies calculate EBITDA using the same method, and the EBITDA numbers set forth above may not be comparable to EBITDA reported by other companies.

 (8) EBITDA margin is computed by dividing EBITDA by revenues.

 (9) Reflects depreciation and amortization of plant and equipment and goodwill and other intangible assets. Excludes amortization of deferred financing costs and debt discounts that are classified as a component of interest expense.

 (10) Includes $4.4 million for the year ended December 31, 1996 related to our acquisition of a manufacturing facility.

 (11) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, cumulative effect of an accounting change, extraordinary items and fixed charges. Fixed charges consist of:

       - interest, whether expensed or capitalized;

       - amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

       - one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

     There were deficiencies of earnings to cover fixed charges for the years ended December 31, 1994 and 1995, the four months ended December 31, 1998 and the one month ended September 30, 1998 of $1.8 million, $2.3 million, $2.9 million and $1.0 million, respectively.

 (12) Bookings represent the total invoice value of purchase orders received during the period.

 (13) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of orders and the speed with which those orders are filled.

 (14) Excludes the effect of an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (15) Total debt is defined as long-term debt, including current portion, and short-term borrowings.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION AS PART OF YOUR EVALUATION OF OUR COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE OFFERED SECURITIES.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus discuss future expectations, beliefs or strategies, projections or other "forward-looking" information. These statements are subject to known and unknown risks. Many factors could cause actual company results, performance or achievements, or industry results, to be materially different from the projections expressed or implied by this prospectus. Some of those risks are specifically described below, but we are also vulnerable to a variety of elements that affect many businesses, such as:

    - fuel prices and general economic conditions that affect demand for aircraft and air travel, which in turn affect demand for our products and services;

    - changes in prevailing interest rates and the availability of financing to fund our plans for continued growth;

    - inflation, and other general changes in costs of goods and services;

    - liability and other claims asserted against us;

    - the ability to attract and retain qualified personnel;

    - labor disturbances; and

    - changes in operating strategy, or our acquisition and capital expenditure plans.

    We cannot predict any of the foregoing with certainty, so our forward-looking statements are not necessarily accurate predictions. Also, we are not obligated to update any of these statements, to reflect actual results or report later developments. You should not rely on our forward-looking statements as if they were certainties.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL LEVELS OF DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We incurred significant debt as part of our acquisition by DLJ in August 1998 and in connection with companies we have acquired. As of September 30, 1999, on a pro forma basis, we would have had total consolidated indebtedness of approximately $316.8 million, and we would have had available $50.0 million of additional revolving borrowings under the DeCrane Aircraft bank credit facility. In order to borrow those funds, we will have to satisfy funding conditions of the kind usually imposed in similar agreements. The bank credit facility and the indenture under which DeCrane Aircraft's senior subordinated notes are issued each also permit us to incur significant amounts of additional debt and to secure that debt with some of our assets.

    The amount of debt we carry could have important consequences:

    - It may limit the cash flow available for general corporate purposes and acquisitions. Interest payments on our debt for the twelve months ended September 30, 1999 would have been $31.5 million on a pro forma basis. We had deficiencies of earnings to cover fixed charges for the years ended December 31, 1994 and 1995, the four months ended December 31, 1998 and the one month ended September 30, 1998 of $1.8 million, $2.3 million, $2.9 million and $1.0 million, respectively.

    - It may limit our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions.

    - It may limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally.

    - It may expose us to increased interest expenses, when interest rates fluctuate, because some of our borrowing may be, and in recent years most of it has been, at variable "floating" rates.

    - It may limit our ability to respond to changes in our markets or exploit business opportunities.

RESTRICTIVE COVENANTS--OUR OPERATIONS AND THOSE OF OUR SUBSIDIARIES ARE RESTRICTED BY THE TERMS OF THE NOTES AND OUR BANK CREDIT FACILITY.

    The indenture under which the notes were issued and our bank credit facility limit our flexibility in operating our businesses, including our ability and the ability of our subsidiaries to:

    - incur debt;

    - issue preferred stock;

    - repurchase capital stock or subordinated debt;

    - enter into transactions with affiliates;

    - enter into sale and leaseback transactions;

    - create liens or allow them to exist;

    - pay dividends or other distributions;

    - make investments;

    - sell assets; and

    - enter into mergers and consolidations.

    In addition, our bank credit facility requires that we satisfy several tests of financial condition. Our ability to do so can be affected by events beyond our control, and we cannot assure you that we will meet those tests. Our failure to do so could result in a default under our bank credit facility or the notes.

ADDITIONAL BORROWINGS--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our debt do not fully prohibit us or our subsidiaries from doing so. In addition to senior debt which we might incur, we may issue an unlimited amount of additional senior subordinated notes under the existing indenture, so long as the total amount of debt is permitted by our financial covenants. See "Description of Notes--Incurrence of Indebtedness and Issuance of Preferred Stock." If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

SUBORDINATION--YOUR RIGHTS UNDER THE NOTES ARE SUBORDINATED TO SUBSTANTIALLY ALL OUR EXISTING DEBT.

    The notes and the subsidiary guarantees are general unsecured obligations of DeCrane Aircraft and its subsidiaries which have provided note guarantees. The notes and the subsidiary guarantees rank lower in right of payment than most of the debt of those companies, including the amounts owed under the bank credit facility. The senior creditors have rights that might reduce the payments made to you as a holder of the notes. Among other things:

    - As of September 30, 1999, on a pro forma basis, DeCrane Aircraft and the guarantor subsidiaries would have had outstanding about $216.3 million of senior debt. We would be required to pay the applicable holders of this senior debt in full before paying the holders of the notes if DeCrane Aircraft or one of the guarantor subsidiaries, as applicable, suffers a bankruptcy filing, insolvency, liquidation or similar event, or if such senior debt is accelerated.

    - We are blocked from paying holders of the notes whenever there is a payment default on specified senior debt, and principal and premium payments may also be blocked for up to 179 days while there is a non-payment default on such senior debt. See "Description of Notes--Subordination" for the terms of this subordination.

    - The bank credit facility is secured by our key assets, excluding assets of our foreign subsidiaries. If we default under our senior debt agreements, the lenders could choose to declare all outstanding amounts immediately due and payable, and seek foreclosure of the assets we granted to them as collateral. We cannot assure you that, if our bank credit facility were accelerated, our assets would be sufficient to repay all of our debt, including the notes, in full.

HOLDING COMPANY--OUR ABILITY TO REPAY THE NOTES AND OUR OTHER DEBT DEPENDS ON CASH FLOW FROM OUR SUBSIDIARIES; OUR NON-GUARANTOR SUBSIDIARIES' LIABILITIES WILL BE EFFECTIVELY SENIOR TO THE NOTES.

    We conduct all of our operations through subsidiaries. We have no material operations or assets other than the capital stock of our operating subsidiaries. Consequently, we depend on distributions or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. We cannot assure you that the operating results of our subsidiaries will be sufficient to enable us to make payments on the notes. Our non-guarantor subsidiaries are not obligated to make funds available to us for payment on the notes, and state law also may limit the amount of the dividends that any of our subsidiaries are permitted to pay to us.

    In addition, our non-guarantor subsidiaries' liabilities will be effectively senior to the notes. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our non-guarantor subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors. As of September 30, 1999, on a pro forma basis, our non-guarantor subsidiaries would have had $2.3 million of outstanding liabilities, including trade payables.

POTENTIAL INABILITY TO SERVICE DEBT--WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT. OUR ABILITY TO GENERATE CASH DEPENDS ON CASH FLOWS FROM OUR SUBSIDIARIES AND MANY FACTORS BEYOND OUR CONTROL.

    Our ability to satisfy our debt obligations, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our operating cash flow will be sufficient to meet our anticipated future operating and capital expenditures and debt payments as they become due or that future borrowings will be available to us for such purposes. If our cash flow is lower than we expect, we might be forced to reduce or delay acquisitions or capital expenditures, sell assets and/or reduce operating expenses in order to make all required debt service payments. Alternatively, we may have to refinance all or a portion of our debt on or before maturity. A reduction in our operating expenses might reduce important efforts, such as selling and marketing programs, management information system upgrades and new product development. In addition, we may not be able to refinance our debt on commerciably reasonable terms or at all.

    On a pro forma basis, we would have had income before extraordinary item of $4.7 million for the twelve months ended September 30, 1999. However, we expect to record a pre-tax charge of approximately $9.5 million in the fourth quarter of 1999, resulting in a net loss for the year ending December 31, 1999. See "Recent Developments--Reorganization and Restructuring Change." In the past, our acquisitions resulted in increased interest and amortization expenses. As a result we incurred historical net losses in each year from our inception through 1996, despite positive operating income. The first historical net profit we reported occurred in 1997, in part because of the repayment of a significant part of our outstanding debt with the net proceeds of our initial public offering.

AIRCRAFT INDUSTRY RISKS--THE AIRCRAFT INDUSTRY IS CYCLICAL AND AFFECTED BY MANY FACTORS BEYOND OUR CONTROL, INCLUDING MILITARY SPENDING TRENDS AND REGIONAL ECONOMIC INSTABILITY IN ASIA.

    A downturn in the aircraft market could adversely affect our business.

    - The principal markets for corporate aircraft manufacturers are corporations, fractional ownership programs and wealthy individuals. The corporate aircraft market is cyclical and has been adversely affected by a number of factors, including the general state of the U.S. economy, corporate profits, interest rates and commercial airline fares. A downturn in any of these factors could depress the demand for corporate aircraft.

    - The principal markets for manufacturers of commercial aircraft are the commercial and regional airline industries, which are cyclical and have been adversely affected by a number of factors, including increased fuel and labor costs and intense price competition. Commercial aircraft production may increase and decrease in response to changes in customer demand caused by general economic conditions. For example, new commercial aircraft deliveries declined from a peak of approximately 767 aircraft in 1991 to approximately 367 aircraft in 1995, according to AEROSPACE AND AIRTRANSPORT CURRENT ANALYSIS published by Standard and Poor's Industry Surveys, and the Boeing Company also has announced reductions in 2000 and 2001 from its 1999 delivery levels.

    - The Asian markets are important for manufacturers of commercial aircraft and components for those aircraft. Boeing has reported a large backlog of aircraft sales to customers in Asia, and some deliveries have been deferred or canceled. Boeing has characterized the economic situation in Asia as a risk to its deliveries over the next few years. It has previously announced scheduled production slowdowns in its 747, 767 and 777 aircraft lines, among others, during 2000 and 2001. That situation could, if it continues or worsens, result in additional significant cancellations or deferrals of deliveries for new aircraft.

    - The military aircraft industry is dependent upon the level of equipment expenditures by the armed forces of countries throughout the world, and especially those of the United States. In recent years, this industry has been adversely affected by a number of factors, including the reduction in military spending since the end of the Cold War. Further decreases in military spending could further depress demand for military aircraft.

    Any decrease in demand for new aircraft will likely result in a decrease in demand for our products and services, and, correspondingly, our revenues, thereby adversely affecting our financial condition.

CONCENTRATION OF KEY CUSTOMERS--WE RECEIVE A SIGNIFICANT SHARE OF OUR REVENUES FROM A SMALL GROUP OF KEY CUSTOMERS, AND WE ARE VULNERABLE TO CHANGES IN THEIR ECONOMIC CONDITION AND PURCHASING PLANS.

    A significant decline in business from any one of our key customers could have a material adverse effect on our business. Our three largest customers for the twelve months ended September 30, 1999 were Boeing, Textron (which includes Cessna), and Bombardier. On a pro forma basis, Boeing accounted for approximately 18.3% of our consolidated revenues for that twelve month period, Textron for approximately 14.6% and Bombardier for approximately 11.4%. Some of our customers have the in-house capabilities to perform the services and provide many of the products we offer and, accordingly, could discontinue outsourcing their business to us.

    In addition to the percentage of revenues directly earned from Boeing, a significant part of our revenues are earned indirectly from Boeing through sales of components to Boeing's suppliers. Most of our contracts with Boeing allow Boeing to stop purchasing or terminate the contract at any time. In addition, under some circumstances, those contracts may allow Boeing to enforce alternative economic terms, which would make the contracts less commercially favorable to us. During October 1997, Boeing announced that parts shortages adversely affected its production and delivery rates. Boeing shut down its 737 and 747 production lines for approximately one month and did not resume normal production rates until late November 1997. In late 1998, among other things, Boeing announced reductions in its previously scheduled production for the 747, 767 and 777 programs in 2000 and 2001, as described in "--Aircraft Industry Risks" above. Boeing might suffer further production schedule reductions.

COMPETITION--WE COMPETE WITH LARGER COMPANIES IN A FRAGMENTED INDUSTRY.

    We operate in a highly competitive industry. Some of our competitors include corporate aircraft manufacturers and independent completion and modification companies, major airlines and other independent services organizations, including some of our customers, many of whom may have significantly greater financial, technological, manufacturing and marketing resources than we do. The niche markets within the aircraft industry that we serve are relatively fragmented, with several competitors offering the same products and services we provide. Due to the global nature of the aircraft industry, competition comes from both U.S. and foreign companies. See "Business--Competition" for a list of some of our competitors.

GROWTH STRATEGY--OUR ACQUISITION OF OTHER COMPANIES MAY POSE CERTAIN RISKS.

    We consider and take advantage of selected opportunities to grow by acquiring other businesses whose operations or product lines complement our existing businesses. Our ability to implement this growth strategy will depend on finding suitable acquisition candidates at acceptable valuations and obtaining the required financing. Any acquisition we may make in the future could be subject to a number of risks, including:

    - our ability to integrate the operations and personnel of the acquired company;

    - our failure to identify liabilities of the acquired company for which we may be responsible as a successor owner or operator;

    - the loss of key personnel in the acquired company; and

    - the impact on our financial position, results of operations and cash flows resulting from additional acquisition indebtedness.

    Our inability to adequately manage these or other risks could have an adverse effect on our business.

REGULATION--THE FAA CLOSELY REGULATES MANY OF OUR OPERATIONS. IF WE FAIL TO COMPLY WITH ITS MANY STANDARDS, OR IF THOSE STANDARDS CHANGE, WE COULD LOSE INSTALLATION OR CERTIFICATION CAPABILITIES, WHICH ARE IMPORTANT TO OUR BUSINESS.

    The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, licenses private repair stations and issues Designated Alteration Station approvals, which give the holder the right to certify some aircraft design modifications on behalf of the FAA. Our ability to arrange for rapid government certification of the systems integration services we perform is important to our business. It depends on our continuing access to, or use of, these FAA certifications and approvals, and our employment of, or access to, FAA-certified individual engineering professionals. We cannot assure you that we will continue to have adequate access to those certifications, approvals and certified professionals. The FAA curtailed our subsidiary's use of a Designated Alteration Station certification for new projects for several months during 1997, until the facility was brought into compliance with the FAA's regulations governing FAA-certified repair stations as further described in "Business--Industry Regulation." The loss of a required license or certificate, or its unavailability, could adversely affect our operations. The FAA could also change its policies regarding the delegation of inspection and certification responsibilities to private companies, which could adversely affect our business.

EXCESS LOSS RISKS--WE COULD SUSTAIN LOSSES IN EXCESS OF OUR INSURANCE FOR LIABILITY CLAIMS.

    Our business exposes us to possible claims for damages resulting from the manufacture, installation and use of our products. Many factors beyond our control could lead to such claims, such as the failure of an aircraft on which our products have been installed, the reliability and skill of the operators of such aircraft and the maintenance performed on such aircraft. We carry aircraft products and grounding liability insurance for this purpose, but we cannot assure you that our insurance coverage will be adequate to cover claims that may arise or that we will be able to renew our coverage in the future at commercially reasonable rates. See "Business--Legal Proceedings."

GOLD AND COPPER PRICES--A SIGNIFICANT INCREASE IN THE PRICE OF GOLD OR COPPER COULD REDUCE OUR GROSS PROFIT.

    A significant portion of the cost of the materials used in our contacts is comprised of the cost of gold, and to a lesser extent, the cost of copper. We cannot always recover raw material price increases by increasing our product selling prices. Accordingly, a significant increase in the price of gold or copper could adversely affect our results of operations. We have not purchased commodities contracts for gold or copper and do not anticipate doing so.

ENVIRONMENTAL RISKS AND REGULATION--SOME OF OUR OPERATIONS AND FACILITIES GENERATE WASTE OR HAVE DONE SO IN THE PAST, WHICH MAY RESULT IN UNKNOWN FUTURE LIABILITIES FOR ENVIRONMENTAL REMEDIATION.

    Federal and state laws, particularly the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), impose strict, retroactive and joint and several liability upon persons responsible for releases or potential releases of hazardous substances and other parties who have some relationship to a site or a source of waste. We have sent waste to treatment, storage or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. We have received requests for information or allegations of potential responsibility from the U.S. Environmental Protection Agency regarding our use of several of these sites. Given the potentially retroactive nature of environmental liability, it is possible that we will receive additional notices of potential liability relating to current or former activities. We may incur costs in the future for prior waste disposal by us or former owners of our subsidiaries or our facilities. Some of our operations are located on properties which are contaminated to varying degrees. In addition, some of our manufacturing processes create wastewater which requires chemical treatment, and one of our facilities has been cited for excessive quantity and strength of its wastewater. We may incur costs in the future to address existing or future contamination. If we incur significant costs in connection with these or other environmental issues, our business and financial condition could be adversely affected.

REPURCHASE UPON CHANGE OF CONTROL--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FUND A CHANGE OF CONTROL OFFER IF IT IS REQUIRED BY THE INDENTURE.

    If we experience a change of control of the types described in "Description of Notes--Repurchase at the Option of Holders," you will have the right to require us to repurchase all or any part of your notes at an offer price in cash equal to 101% of their aggregate principal amount, plus accrued interest to the date of repurchase. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation to every note holder following a change of control.

    Our bank credit facility prohibits us from purchasing the notes, and makes change of control events a default. The terms of any other future senior debt may contain similar restrictions. If a change of control occurs while any senior debt prohibits us from purchasing the notes, we could seek the consent of the senior lenders to the purchase, or attempt to refinance the debt which prohibits it. However, we can not assure you that those attempts would be successful. If they are not, we would still be prohibited from repurchasing the notes. Our failure to do so would result in a default under the indenture, which could also result in a default in the senior debt, and therefore block any payments to you under the "blocking" covenants described in "--Subordination."

CONTROL BY PRINCIPAL SHAREHOLDERS--WE ARE CONTROLLED BY PRINCIPAL SHAREHOLDERS WHO ARE AFFILIATED WITH OUR LENDERS AND MAY HAVE ECONOMIC INTERESTS WHICH DIFFER OR CONFLICT WITH YOURS.

    DeCrane Aircraft is wholly owned by DeCrane Holdings, and a significant amount of the outstanding shares of common stock of DeCrane Holdings are held by DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities. Those DLJ affiliates own approximately 83.7% of the common stock of DeCrane Holdings, on a fully diluted basis assuming exercise of all outstanding warrants and options. As a result of their stock ownership, the DLJ affiliates control DeCrane Holdings and DeCrane Aircraft and have the power to approve all matters requiring approval of the common stockholders, including electing all of their directors, appointing new management, and approving sales of all or substantially all of the assets of the companies. The directors elected by the DLJ affiliates will have the ability to control decisions affecting our capital structure, including issuing additional capital stock, establishing stock purchase programs and declaring dividends.

    DLJ Capital Funding, Inc., which is an agent and lender under our bank credit facility, DLJ Bridge Finance, Inc., which purchased the original bridge notes refinanced by the old notes, and Donaldson, Lufkin & Jenrette Securities Corporation, which was the initial purchaser of the old notes, are also DLJ affiliates, but they do not own any equity securities of DeCrane Aircraft or DeCrane Holdings.

    The interests of the principal shareholders could conflict with your interests as a holder of the notes. For example, those shareholders may have an interest in pursuing transactions that they believe enhance the value of their equity investment in DeCrane Aircraft or DeCrane Holdings, even though the transactions involve risks to your investment in the notes.

FRAUDULENT TRANSFERS--FEDERAL AND STATE "FRAUDULENT TRANSFER" STATUTES ALLOW COURTS TO ORDER NOTEHOLDERS TO RETURN PAYMENTS ALREADY MADE, OR VOID GUARANTEES, IF THE ISSUER'S OR GUARANTOR'S FINANCIAL CONDITION MEETS SPECIFIC TESTS.

    Your rights to repayment of the notes, and to retain amounts already paid under the notes, could be affected by the application of federal or state "fraudulent transfer" laws. These statutes permit obligations to be undone or rescinded if tests having to do with the obligation, the person's intent and the person's financial condition are satisfied. Our repayment obligations to you under the notes could be impaired by those laws if a court determined that, when we issued or exchanged the notes, or, in some states, when payments become due on the notes, we either:

    - had the actual intent to hinder, delay or defraud current or future creditors, or

    - received less than fair consideration or reasonably equivalent value for incurring the debt represented by the notes, AND we either:

       - were insolvent or were rendered insolvent by reason of the incurrence, or

       - were engaged, or about to engage, in a business or transaction for which our remaining unencumbered assets were unreasonably small, or

       - intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

    Based on such a finding, a court could void all or a portion of our obligations to you, subordinate your right to repayment to our other existing and future senior debt, in which case those other creditors would be paid in full before any payment could be made on the notes, and take other action detrimental to your rights, including invalidating the notes. A court would likely find that we received less than fair consideration or reasonably equivalent value for our obligations under the notes to the extent that we used the proceeds from the original issuance of the notes for the acquisition of DeCrane Aircraft by DLJ Merchant Banking. We cannot assure you that, if that occurred, you would ever recover any repayment on your notes.

    In addition, the obligations of our subsidiary guarantors under their subsidiary guarantees may be subject to review under the same laws. In that event, if a court were to find that when a subsidiary guarantor issued its subsidiary guarantee (or, in some jurisdictions, when it became obligated to make payments thereunder), the factors set forth above applied to that subsidiary guarantor, a court could avoid the subsidiary guarantee and the subsidiary guarantor's obligations thereunder and direct the return of any amount paid to you pursuant to that subsidiary guarantee. A court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its obligations under the subsidiary guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. If a court were to avoid a subsidiary guarantee of any subsidiary guarantor, holders of notes would retain their rights against us and the other subsidiary guarantors, although those entities' assets may be insufficient to pay the notes in full.

    The definition of insolvency used in the foregoing tests varies among jurisdictions, depending upon the court and the law that is being applied. A given court might apply different standards in determining whether we were insolvent on a particular date, or regarding other grounds that might lead it to take the actions noted above. Generally, however, an entity would be considered insolvent if:

    - the sum of its debts, including contingent and unliquidated liabilities, were greater than the fair saleable value of all of its assets; or

    - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature.

INDUSTRY AND MARKET DATA--WE CANNOT GUARANTEE THE ACCURACY AND COMPLETENESS OF THE INDUSTRY AND MARKET DATA INCLUDED IN THIS PROSPECTUS.

    Industry and market data used throughout this prospectus is based on the good faith estimates of our management, which estimates are based primarily upon internal management information and, to the extent available, independent industry publications and other publicly available information. However, the nature of the aircraft industry and competition in our markets results in limited availability of reliable, independent data. Although we believe that the sources we have used are reliable, we do not guarantee, and have not independently verified, the accuracy and completeness of the information.

TRADING MARKET FOR THE NOTES--WE CANNOT ASSURE YOU THAT A MARKET FOR THE NOTES WILL CONTINUE.

    We cannot assure you about your ability to sell the notes or the price at which you may be able to sell them. The notes may trade at prices that may be higher or lower, and have recently traded at prices lower than their initial offering price. The trading price depends on many factors, including prevailing interest rates, our operating results and the market for similar securities. DLJ Securities Corporation currently makes a market in the notes. However, DLJ Securities Corporation is not obligated to do so and it may discontinue or interrupt any such market-making at any time without notice.

    Because DLJ Securities Corporation may be deemed to be our "affiliate" (as defined in the Securities Act), we maintain a registration statement that allows DLJ to engage in market-making transactions in the notes and DLJ delivers a prospectus in connection with its market-marking activities. If at any time the market-making prospectus is not in compliance with the disclosure obligations of the Securities Act, DLJ Securities Corporation may be unable to engage in market-making activities until the prospectus is brought into compliance. There are no other market-makers in the notes.

DEPENDENCE ON KEY PERSONNEL--WE NEED TO RETAIN THE SERVICES OF OUR KEY
EMPLOYEES.

    Our success and growth depends in large part on the skills and efforts of our management team and on our ability to attract and retain qualified personnel experienced in the various operations of our business. The loss of key personnel, including our founder, R. Jack DeCrane, combined with the failure to attract additional qualified personnel for whatever reason, could delay implementation of our business plan or otherwise adversely affect our operations. We do not carry key man life insurance on any members of our management team.

YEAR 2000--SOME OF THE ADMINISTRATIVE AND MANUFACTURING SYSTEMS ON WHICH WE RELY MAY NOT OPERATE CORRECTLY DUE TO THE DATE CHANGES THAT OCCURRED ON OR AROUND JANUARY 1, 2000.

    Many existing computer programs use only two digits to identify a year in the date field. These programs, if not corrected, could fail or create erroneous results when dealing with dates later than December 31, 1999. This "Year 2000" issue is believed to affect virtually all companies and organizations, including DeCrane Aircraft. We are dependent in part on computer- and date-controlled systems for some internal functions, particularly inventory control, purchasing, customer billing and payroll. Similarly, suppliers of components and services on which we rely, and our customers, may have Year 2000 compliance risks which would affect their operations and their transactions with us. Other parties with whom we have commercial relationships rely heavily on computer-based technology. Any problems related to these or other Year 2000 issues could adversely affect our business.

    As of the date of this prospectus, the January 1, 2000 date has passed and we are not aware of any significant internal-, customer- or vendor-related Year 2000 issues or computer-related failures. However, as of this date we have not performed all of the month-, quarter- and year-end update and closing procedures for our computer and date-controlled systems. We cannot assure you that our efforts to address Year 2000 issues were fully effective, or that Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations.

                              RECENT DEVELOPMENTS

ACQUISITIONS SUBSEQUENT TO SEPTEMBER 30, 1999

    Continuing our acquisition strategy, subsequent to September 30, 1999 we acquired:

    - substantially all of the assets of PCI NewCo, Inc., a Kansas-based manufacturer of composite material and components for middle- and high-end corporate aircraft, on October 6, 1999;

    - all of the common stock of International Custom Interiors, Inc., a Florida-based provider of upholstery services and manufacturer of furniture for middle- and high-end corporate aircraft, on October 8, 1999; and

    - substantially all of the assets of The Infinity Partners, LLC, a Texas-based designer and manufacturer of interior furniture components for middle- and high-end corporate aircraft, on December 17, 1999.

    The total purchase price was $29.6 million, plus contingent consideration totaling a maximum of $29.7 million payable over five years based on future attainment of defined performance criteria. Our historical consolidated financial statements for periods after September 30, 1999 will reflect the financial position and results of operations of the companies acquired for periods subsequent to their respective acquisition dates. The acquisitions were funded with borrowings under our senior credit facility. For additional information on these acquisitions, see our unaudited financial statements included elsewhere in this prospectus.

REORGANIZATION AND RESTRUCTURING CHARGE

    In December 1999, we announced a plan to reorganize and restructure the operations of two of our subsidiaries, Hollingsead and Elsinore Engineering. In conjunction with this restructuring, we expect to record a nonrecurring pre-tax charge of approximately $9.5 million in the fourth quarter of 1999, resulting in a net loss for the quarter and year ending December 31, 1999. The historical and pro forma consolidated financial data included in this prospectus does not reflect this restructuring charge. For additional information, see our unaudited financial statements included elsewhere in this prospectus.

                                USE OF PROCEEDS

    This prospectus is delivered in connection with the sale of the notes by DLJ Securities Corporation in market-making transactions. We have not received and will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION

    The following table sets forth our consolidated cash and cash equivalents and total capitalization as of September 30, 1999 on a historical and pro forma basis. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our "Unaudited Pro Forma Consolidated Financial Statements" and related notes, and our consolidated financial statements and related notes included elsewhere in the prospectus.

                                                                       AS OF
                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                               ACTUAL    PRO FORMA(1)
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  3,139     $  4,530
                                                              ========     ========
Total debt:
  Bank credit facility:
    Term facility...........................................  $169,050     $214,050
    Revolving credit facility...............................    13,500           --
  Senior Subordinated Notes due 2008........................   100,000      100,000
  Other debt................................................     2,627        2,754
                                                              --------     --------
Total debt..................................................   285,177      316,804
Stockholder's equity........................................   110,033      110,033
                                                              --------     --------
Total capitalization........................................  $395,210     $426,837
                                                              ========     ========

------------------------

(1) Pro forma reflects the additional borrowings required to fund the PCI NewCo, International Custom Interiors and Infinity acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables present our selected historical consolidated financial data. The data as of and for each of the four years in the period ended
December 31, 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998 were derived from our audited financial statements. The data as of September 30, 1998 and 1999 and for the one month ended
September 30, 1998 and the nine months ended September 30, 1999 were derived from our unaudited historical financial statements for such periods, which, in the opinion of management, reflect normal and recurring adjustments necessary to present fairly the financial position and results of operations for the periods presented. The results of operations for interim periods are not necessarily indicative of results of operations for the full year. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. All dollar amounts are in thousands.

                                                               YEAR ENDED DECEMBER 31,(1)
                                       ---------------------------------------------------------------------------
                                                                                                1998
                                                                                   -------------------------------
                                                                                   EIGHT MONTHS      FOUR MONTHS
                                                                                       ENDED            ENDED
                                                                                    AUGUST 31,       DECEMBER 31,
                                         1994       1995       1996       1997         1998              1998
                                       --------   --------   --------   --------   -------------    --------------
                                                           (PREDECESSOR)(2)                         (SUCCESSOR)(2)
STATEMENT OF OPERATIONS DATA:
Revenues.                              $ 47,092 90,077,83$   $ 6516,012 $1$8177,836$      90,077    $       60,356
Cost of sales(3).....................   36,407     43,463     49,392      80,247       60,101           42,739
                                       -------    -------    -------    --------      -------          -------
Gross profit.........................   10,685     12,376     15,707      28,656       29,976           17,617
Selling, general and administrative
  expenses...........................    7,716      9,426     10,747      15,756       15,719           10,274
Nonrecurring charges(4)..............       --         --         --          --        3,632               --
Amortization of intangible assets....    1,209      1,115        709         905        1,347            3,148
                                       -------    -------    -------    --------      -------          -------
Operating income.....................    1,760      1,835      4,251      11,995        9,278            4,195
Interest expense.....................    3,244      3,821      4,248       3,154        2,350            6,852
Terminated debt offering expenses....       --         --         --          --          600               --
Other expenses, net..................      332        382        108         243          247              335
                                       -------    -------    -------    --------      -------          -------
Income (loss) before provision for
  income taxes and
  extraordinary item.................   (1,816)    (2,368)      (105)      8,598        6,081           (2,992)
Provision for income taxes
  (benefit)(5).......................      613      1,078        712       3,344        2,892           (2,668)
                                       -------    -------    -------    --------      -------          -------
Income (loss) before extraordinary
  item...............................   (2,429)    (3,446)      (817)      5,254        3,189             (324)
Extraordinary loss from debt
  refinancing(6).....................     (264)        --         --      (2,078)          --           (2,229)
                                       -------    -------    -------    --------      -------          -------
Net income (loss)....................  $(2,693)   $(3,446)   $  (817)   $  3,176      $ 3,189          $(2,553)
                                       =======    =======    =======    ========      =======          =======

OTHER FINANCIAL DATA:
Cash flows from operating
  activities.........................  $(2,322)   $ 1,457    $ 2,958    $  4,641      $ 3,014          $ 1,008
Cash flows from investing
  activities.........................     (993)    (1,462)   (24,016)    (27,809)     (87,378)          (1,813)
Cash flows from financing
  activities.........................    3,028         41     21,051      22,957       89,871           (1,597)
EBITDA(7)............................    5,196      5,471      7,602      16,915       13,743           13,476
EBITDA margin(8).....................     11.0%       9.8%      11.7%       15.5%        15.3%            22.3%
Depreciation and amortization(9).....  $ 3,436    $ 3,636    $ 3,351    $  4,920      $ 4,358          $ 4,604
Capital expenditures:
  Paid in cash(10)                       1,016      1,203      5,821       3,842        1,745            1,813
  Financed with capital lease
    obligations......................      276         33        414         182          116               48
Ratio of earnings to fixed
  charges(11)........................       --         --        1.0x        3.3x         3.0x              --

OTHER OPERATING DATA:
Bookings(12).........................  $47,896    $50,785    $81,914    $112,082      $94,439          $54,021
Backlog at end of period(13).........   24,493     19,761     44,433      49,005       84,184           75,388


                                       (PREDECESSOR)(2)        (SUCCESSOR)(2)
Cost of sales(3).....................       60,101           11,080         118,081
                                          --------          -------       ---------
Gross profit.........................       29,976            4,932          59,755
Selling, general and administrative
  expenses...........................       15,719            3,170          27,507
Nonrecurring charges(4)..............        3,632               --              --
Amortization of intangible assets....        1,347              802           9,506
                                          --------          -------       ---------
Operating income.....................        9,278              960          22,742
Interest expense.....................        2,350            1,765          19,884
Terminated debt offering expenses....          600               --              --
Other expenses, net..................          247              181            (311)
                                          --------          -------       ---------
Income (loss) before provision for
  income taxes and
  extraordinary item.................        6,081             (986)          3,169
Provision for income taxes
  (benefit)(5).......................        2,892             (506)          2,669
                                          --------          -------       ---------
Income (loss) before extraordinary
  item...............................        3,189             (480)            500
Extraordinary loss from debt
  refinancing(6).....................           --             (296)             --
                                          --------          -------       ---------
Net income (loss)....................     $  3,189          $  (776)      $     500
                                          ========          =======       =========
OTHER FINANCIAL DATA:
Cash flows from operating
  activities.........................     $  3,014          $(1,506)      $  10,222
Cash flows from investing
  activities.........................      (87,378)            (307)       (121,431)
Cash flows from financing
  activities.........................       89,871              358         110,929
EBITDA(7)............................       13,743            3,310          38,821
EBITDA margin(8).....................         15.3%            20.7%           21.8%
Depreciation and amortization(9).....     $  4,358          $ 1,166       $   4,219
Capital expenditures:
  Paid in cash(10)                           1,745              307           4,752
  Financed with capital lease
    obligations......................          116               --           1,323
Ratio of earnings to fixed
  charges(11)........................          3.0x              --             1.2x
OTHER OPERATING DATA:
Bookings(12).........................     $ 94,439          $16,890       $ 226,468
Backlog at end of period(13).........       84,184           84,607         139,758

                                                                                                                     AS OF
                                                                    AS OF DECEMBER 31,(1)                      SEPTEMBER 30,(1)
                                                  ---------------------------------------------------------   -------------------
                                                   1994       1995       1996       1997          1998          1998     1999(14)
                                                 --------   --------   --------     ----          ----          ----     --------
                                                             (PREDECESSOR)(2)                (SUCCESSOR)(2)     (SUCCESSOR)(2)
BALANCE SHEET DATA:
Cash and cash equivalents.                       $    236   $    305   $    320   $    206   $        3,518   $  4,267   $  3,139
Working capital................................   11,459     12,583     10,486     24,772         46,033        46,683     59,056
Total assets...................................   37,685     36,329     69,266     99,137        330,927       333,300    458,763
Total debt(15).................................   23,874     24,672     42,250     38,838        186,765       184,893    285,177
Mandatorily redeemable preferred stock and
  common stock warrants........................    2,329      1,633      6,879         --             --            --         --
Stockholders' equity (deficit).................      766     (1,697)     1,236     39,527         97,921        98,362    110,033

        See accompanying Notes to Selected Consolidated Financial Data.

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

 (1) Reflects the results of operations and financial position of companies acquired for all periods subsequent to their respective acquisition dates as follows:

       - the remaining 25% minority interest in Cory Components beginning on February 20, 1996;

       - Aerospace Display Systems beginning on September 18, 1996;

       - Elsinore Engineering beginning on December 5, 1996;

       - Audio International beginning on November 14, 1997;

       - Avtech beginning on June 26, 1998;

       - Dettmers beginning on June 30, 1998;

       - PATS beginning on January 22, 1999;

       - PPI beginning on April 23, 1999; and

       - Custom Woodwork beginning on August 5, 1999.

     Excludes the results of operations and financial position of PCI NewCo, International Custom Interiors and Infinity because they were acquired subsequent to September 30, 1999.

 (2) Reflects our results of operations and financial position prior to (predecessor) and subsequent to (successor) our acquisition by DLJ.

 (3) Includes non-cash charges to reflect cost of sales based on the fair value of inventory acquired as follows:

    - $4.4 million for the four months ended December 31, 1998 and $1.2 million for the one month ended September 30, 1998 in connection with the DLJ acquisition; and

    - $1.6 million for the nine months ended September 30, 1999 in connection with our PPI and Custom Woodworks acquisitions.

 (4) Reflects $3.6 million of non-capitalizable transaction costs associated with the DLJ acquisition in August 1998. Excludes an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (5) Prior to the acquisition of the remaining 25% minority interest in Cory Components in 1996, DeCrane Aircraft did not consolidate the earnings of Cory Components for tax purposes. As such, despite a consolidated pre-tax loss in each of the years, DeCrane Aircraft recorded a provision for income taxes from 1993 up to the date of the acquisition in 1996 which primarily relates to Cory Components. For the four months ended December 31, 1998, includes a $2.6 million benefit from the reduction of the deferred tax valuation allowance.

 (6) Represents:

       - the write-offs of unamortized deferred financing costs, unamortized original issue discounts and a prepayment penalty incurred as a result of the refinancing by DeCrane Aircraft of a substantial portion of our debt in November 1994;

       - the write-offs, net of an income tax benefit, of deferred financing costs, unamortized original issue discounts, a prepayment penalty and other related expenses incurred as a result of the repayment of debt by DeCrane Aircraft with the net proceeds from its initial public offering in April 1997; and

       - the write-offs, net of an income tax benefit, of deferred financing costs as a result of the repayment of our then existing indebtedness in connection with the DLJ acquisition and the refinancing of the bridge notes during the four months ended December 31, 1998.

 (7) EBITDA equals operating income plus depreciation, amortization, parent company management fees, non-cash acquisition related charges described in
     Note 3 above and other acquisition related costs. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to income from operations or net income computed in accordance with generally accepted accounting principles, as an indicator of our operating performance, as an alternative to cash flow from operating activities or as a measure of liquidity. The funds depicted by EBITDA are not available for our discretionary use due to funding requirements for working capital, capital expenditures, debt service, income taxes and other commitments and contingencies. We believe that EBITDA is a standard measure of liquidity commonly reported and widely used by analysts, investors and other interested parties in the financial markets. However, not all companies calculate EBITDA using the same method, and the EBITDA numbers set forth above may not be comparable to EBITDA reported by other companies.

 (8) EBITDA margin is computed by dividing EBITDA by revenues.

 (9) Reflects depreciation and amortization of plant and equipment and goodwill and other intangible assets. Excludes amortization of deferred financing costs and debt discounts that are classified as a component of interest expense.

 (10) Includes $4.4 million for the year ended December 31, 1996 related to our acquisition of a manufacturing facility.

 (11) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, minority interests in the income of majority-owned subsidiaries, cumulative effect of an accounting change, extraordinary items and fixed charges. Fixed charges consist of:

       - interest, whether expensed or capitalized;

       - amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized; and

       - one-third of rental expenses under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

     There were deficiencies of earnings to cover fixed charges for the years ended December 31, 1994 and 1995, the four months ended December 31, 1998 and the one month ended September 30, 1998 of $1.8 million, $2.3 million, $2.9 million and $1.0 million, respectively.

 (12) Bookings represent the total invoice value of purchase orders received during the period.

 (13) Orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date during the year will be materially affected by the timing of our receipt of orders and the speed with which those orders are filled.

 (14) Excludes the effect of an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (15) Total debt is defined as long-term debt, including current portion, and short-term borrowings.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Our financial position and results of operations have been affected by our history of acquisitions. Since our formation in 1989, we have completed seventeen acquisitions of businesses or assets. As a result, our historical financial statements do not reflect the financial position and results of operations of our current businesses. Our most recent acquisitions, which affect the comparability of the historical financial statements included herein, consist of:

    - the remaining 25% minority interest in Cory Components, acquired on February 20, 1996;

    - Aerospace Display Systems, acquired on September 18, 1996;

    - Elsinore Engineering, acquired on December 5, 1996;

    - Audio International, acquired on November 14, 1997;

    - Avtech, acquired on June 26, 1998;

    - Dettmers, acquired on June 30, 1998;

    - PATS, acquired on January 22, 1999;

    - PPI, acquired on April 23, 1999; and

    - Custom Woodwork on August 5, 1999.

    Our historical financial statements included in this prospectus reflect the financial position and results of operations of the acquired businesses subsequent to their respective acquisition dates. Additionally, our capital structure was significantly altered in August 1998 by the financing obtained to fund the tender offer for our stock in conjunction with our acquisition by DLJ.

    In October 1999, we acquired PCI NewCo and International Custom Interiors and in December 1999 we acquired Infinity. Our historical financial statements do not reflect these acquisitions because they were acquired subsequent to September 30, 1999.

THE DLJ ACQUISITION AND FINANCING

    In August 1998, DeCrane Holdings and its two subsidiaries, an acquisition subsidiary and a financing subsidiary, completed a successful $186.3 million cash tender offer for all of the shares of DeCrane Aircraft. DeCrane Holdings was organized by DLJ Merchant Banking II, L.P. and several of its affiliates. The funds for the tender offer and the refinancing of DeCrane Aircraft's existing debt were obtained from the sale of equity by DeCrane Holdings and the issuance of debt by its finance subsidiary. DeCrane Holdings received an initial capital contribution of approximately $99.0 million from the sale of its preferred and common stock and warrants to DLJ Merchant Banking. DeCrane Holdings used these funds to capitalize its finance subsidiary. The finance subsidiary then entered into a $130.0 million syndicated bank credit facility with a group of lenders led by DLJ Capital Funding, Inc. and issued
$100.0 million of senior subordinated increasing rate bridge notes to DLJ Bridge Finance Inc. The finance subsidiary capitalized the acquisition subsidiary with the funds necessary to complete the tender offer.

    Upon completion of the tender offer, the acquisition and finance subsidiaries were merged into DeCrane Aircraft, and DeCrane Aircraft's existing debt was repaid. As a result of the mergers, DeCrane Aircraft became a wholly-owned subsidiary of DeCrane Holdings, and the bank credit facility and bridge notes became obligations of DeCrane Aircraft. In October 1998, DeCrane Aircraft refinanced the bridge notes with the proceeds from the sale of the old notes issued under the indenture described in this prospectus.

    The gross purchase price for DeCrane Aircraft's shares and options was $186.3 million. Assets acquired and liabilities assumed have been recorded at their estimated fair values based on an independent appraisal. The purchase price was allocated to the assets acquired based on the estimated fair values of $4.4 million for inventory, $2.6 million for fixed assets, and $50.0 million for identifiable intangible assets. The excess of the purchase price over the fair value of the net assets acquired totalling
$70.0 million was allocated to goodwill. The increase in inventory value was expensed as the inventory was sold during the four months ended December 31, 1998. The intangible assets, other than goodwill, are being amortized on a straight-line basis over periods between five and fifteen years. Goodwill is being amortized on a straight-line basis over a period of thirty years.

    In connection with the DLJ acquisition, DeCrane Holdings raised approximately $99.0 million through its sale of common stock, preferred stock, and warrants. The proceeds of those sales were contributed to the paid-in capital of DeCrane Aircraft. The DeCrane Holdings preferred stock provides for cumulative dividends that do not require payment in cash through 2003, but will be payable in cash thereafter and will be mandatorily redeemable in 2009. The DeCrane Holdings preferred stock is exchangeable into debentures that will contain customary covenants and events of default, including covenants that limit the ability of DeCrane Holdings and its subsidiaries to incur debt, pay dividends and acquire or make equity investments in other companies.

INDUSTRY OUTLOOK AND TRENDS

    We sell our products to the corporate, commercial, retrofit, aftermarket and military aircraft markets. Within these markets, our customers include original manufacturers of aircraft and related electronic equipment, aircraft repair and modification centers and commercial airlines.

    The Teal Group Corporation, an industry-recognized aerospace research group, projects delivery of 5,067 corporate aircraft between 1999 and 2008, representing an increase of approximately 52% over the 3,326 corporate aircraft that were delivered between 1989 and 1998. Similarly, the 1999 CURRENT MARKET OUTLOOK, released by The Boeing Company in June 1999, projects that the world jetliner fleet will grow from 12,600 aircraft at the end of 1998 to 19,100 aircraft by 2008, and to 28,400 aircraft by 2018. The Boeing report also projects that, between 1999 and 2008, the commercial aircraft industry will require 8,900 new commercial aircraft, and between 2009 and 2018, it will require an additional 11,250 new aircraft, both to support the projected world fleet expansion and to replace capacity lost as aircraft are removed from commercial airline service.

    Boeing has, however, announced production cutbacks in several of its lines for 2000 and 2001. Our sales to Boeing, our largest customer, have decreased due to a number of factors at the manufacturer and the overall commercial aircraft industry. For example, Boeing deliveries of its 747, 767 and 777 airplanes have declined due to the recent financial difficulties of many Asian carriers. We believe that over the next two years, Boeing's commercial aircraft deliveries will stabilize at about 490 aircraft, a decline from the record level of 620 aircraft in 1999. As a result, we expect short-term demand for our commercial aircraft products to be lower than in previous years, with recovery in the longer term.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1998

    THE RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 REFLECTS THE COMBINED HISTORICAL RESULTS FOR THE EIGHT MONTHS ENDED AUGUST 31, 1998 (PREDECESSOR) AND THE ONE MONTH ENDED SEPTEMBER 31, 1998 (SUCCESSOR).

    REVENUES. Revenues increased $71.7 million, or 67.6%, to $177.8 million for the nine months ended September 30, 1999 from $106.1 million for the nine months ended September 30, 1998. Revenues increased due to:

    - the inclusion of $76.9 million of revenues resulting from the Avtech, Dettmers, PATS, PPI and Custom Woodwork acquisitions; and

    - a $6.7 million increase in entertainment and cabin management product revenues.

    The increases were offset by:

    - a $8.7 million decrease in revenues due to weak demand for our commercial aircraft products; and

    - a $3.2 million net decrease in revenues from our other products and services.

    GROSS PROFIT. Gross profit increased $24.9 million, or 71.3%, to $59.8 million for the nine months ended September 30, 1999. Gross profit as a percent of revenues increased to 33.6% for the nine months ended September 30, 1999 from 32.9% for the same period last year. Factors contributing to the gross profit increase were:

    - a contribution of $29.1 million from the acquired companies;

    - a $3.5 million increase due to higher entertainment and cabin management products revenues; and

    - a $1.2 million increase resulting from the portion of the DLJ acquisition purchase price allocated to inventory and charged to operations as the inventory was sold during the one month ended September 30, 1998.

    Offsetting the above favorable factors were:

    - a $2.8 million decrease due to lower commercial aircraft product revenues;

    - a $2.5 million decrease due to lower margins resulting from fixed overhead costs absorbed over a lower revenue base;

    - a $1.6 million charge for the portions of PPI and Custom Woodwork acquisition purchase prices allocated to inventory and charged to operations as the inventory was sold during the nine months ended September 30, 1999; and

    - a $2.0 million decrease related to other products and services.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $8.6 million, or 45.5%, to $27.5 million for the nine months ended September 30, 1999, from $18.9 million for the same period last year. SG&A expenses as a percent of revenues decreased to 15.5% for the nine months ended September 30, 1999 compared to 17.8% for the same period last year. SG&A expenses increased as a result of:

    - a $8.0 million increase from the inclusion of expenses from acquired companies; and

    - a $0.6 million increase in expenses at our other companies.

    OPERATING INCOME. Operating income increased $12.5 million to $22.7 million for the nine months ended September 30, 1999, from $10.2 million for the same period last year. Operating income as a percent of revenues increased to 12.8% for the nine months ended September 30, 1999, from 9.6% for the same period last year. Operating income increased due to:

    - the inclusion of $21.0 million from the acquired companies;

    - a $3.6 million charge recorded in 1998 for nonrecurring tender offer expenses;

    - a $2.6 million increase related to entertainment and cabin management products; and

    - a $1.2 million charge resulting from the portion of the DLJ acquisition purchase price allocated to inventory and charged to operations as the inventory was sold during the one month ended September 30, 1998.

    The increases were offset by:

    - higher amortization expenses of $7.4 million associated with the DLJ acquisition and the PATS, PPI and Custom Woodwork acquisitions; and

    - a $5.5 million reduction resulting from weakened demand for our commercial aircraft products;

    - a $1.6 million charge for the portions of the PPI and Custom Woodwork acquisition purchase prices allocated to inventory and charged to operations as the inventory was sold during the nine months ended September 30, 1999; and

    - a $1.4 million decrease related to other products and services.

    INTEREST EXPENSE. Interest expense increased $15.8 million to $19.9 million for the nine months ended September 30, 1999, from $4.1 million for the same period last year. Higher debt levels resulting from the tender offer and the Avtech, Dettmers, PATS, PPI, and Custom Woodwork acquisitions caused the increase.

    PROVISION FOR INCOME TAXES. The provision for income taxes differs from the amount determined by applying the applicable U.S. statutory federal rate to the income (loss) before income taxes primarily due to the effects of state and foreign income taxes and non-deductible expenses, principally goodwill amortization. The difference in the effective tax rates between periods is mostly a result of higher goodwill amortization.

    NET INCOME. Net income decreased $1.9 million, to $0.5 million for the nine months ended September 30, 1999 compared to $2.4 million for the same period in 1998.

    BOOKINGS AND BACKLOG. Bookings increased $115.1 million, or 103.4%, to $226.4 million for the nine months ended September 30, 1999 compared to $111.3 million for the same period in 1998. An increase in bookings of $132.5 million attributable to companies acquired was offset by decreases of $15.3 million for commercial aircraft products and $2.1 million for our other products and services. Backlog increased $64.4 million, or 85.4%, to $139.8 million as of September 30, 1999 compared to $75.4 million as of December 31, 1998. A $71.0 million increase in backlog attributable to companies acquired was offset by decreases of $5.7 million for commercial aircraft products and $0.9 million for our other products and services.

EVENTS SUBSEQUENT TO SEPTEMBER 30, 1999

    COMPANIES ACQUIRED. We acquired PCI NewCo, International Custom Interiors and Infinity for a total purchase price of $29.6 million, plus contingent consideration totaling a maximum of $29.7 million payable over five years based on future attainment of defined performance criteria. The acquisitions were funded with borrowings under our senior credit facility.

    REORGANIZATION AND RESTRUCTURING CHARGE. In December 1999, we announced a plan to reorganize and restructure the operations of two of our subsidiaries, Hollingsead and Elsinore Engineering. In conjunction with this restructuring, we expect to record a nonrecurring pre-tax charge of approximately $9.5 million in the fourth quarter of 1999, resulting in a net loss for the quarter and year ending December 31, 1999.

    MANAGEMENT STOCK PURCHASE. In December 1999, our management purchased 171,295 shares of DeCrane Holdings common stock for $23.00 per share. The total purchase price was $3.9 million, of which one-half was paid in cash at closing and one-half was loaned to management by DeCrane Aircraft with interest at applicable federal rates.

    STOCK OPTION PLAN. The DeCrane Holdings qualified management incentive stock option plan provides for the granting of options, to employees of DeCrane Aircraft and its subsidiaries, to purchase 356,257 common shares of DeCrane Holdings and expires in 2009. The options generally vest based upon future attainment of defined performance criteria, although alternate vesting schedules may be authorized. In December 1999, options to purchase 279,662 shares at $23.00 per share were granted, of which options to purchase approximately 28,000 shares immediately vested. DeCrane Holdings believes the per share exercise price of the options granted approximated the fair market value of the underlying common stock on the grant date.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    THE RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 REFLECTS THE COMBINED HISTORICAL RESULTS FOR THE EIGHT MONTHS ENDED AUGUST 31, 1998 (PREDECESSOR) AND THE FOUR MONTHS ENDED DECEMBER 31, 1998 (SUCCESSOR).

    REVENUES. Revenues increased $41.6 million, or 38.2%, to $150.5 million for the year ended December 31, 1998 from $108.9 million for the year ended
December 31, 1997. Revenues increased primarily due to the inclusion of:

    - $20.2 million of revenues from Audio International, which was acquired on November 14, 1997;

    - $25.2 million of revenues from Avtech, which was acquired on June 26, 1998; and

    - $3.3 million of revenues from Dettmers, which was acquired on June 30, 1998.

    These revenue increases were somewhat offset by continued softness in the electrical contact markets, where we experienced a sales decline of approximately $8.6 million for the year ended December 31, 1998 compared with the same period last year.

    GROSS PROFIT. Gross profit increased $18.9 million, or 65.9%, to $47.6 million for the year ended December 31, 1998 from $28.7 million for the year ended December 31, 1997. Gross profit as a percent of revenues increased to 31.6% for the year ended December 31, 1998 from 26.3% for the year ended December 31, 1997. Factors contributing to the gross profit increase were:

    - $12.4 million from an overall increase in sales volume, primarily a result of the November 1997 Audio International and June 1998 Avtech and Dettmers acquisitions;

    - $10.3 million due to the higher overall gross margins of the acquired companies; and

    - $1.8 million due to overall margin improvements at existing companies.

    The increase was offset by:

    - a $1.2 million decrease due to a decline in electrical contact revenues;
      and

    - a $4.4 million charge for the portion of the DLJ acquisition purchase price allocated to inventory and expensed as the inventory was sold during the four months ended December 31, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $13.8 million, or 87.3%, to $29.6 million for the year ended December 31, 1998 from $15.8 million for the year ended
December 31, 1997. SG&A expenses as a percent of revenues increased to 19.7% for the year ended December 31, 1998 from 14.5% for the year ended December 31, 1997. SG&A expenses increased primarily as a result of:

    - the inclusion of $9.2 million of expenses pertaining to Audio International, Avtech and Dettmers which were acquired during 1997 and 1998;

    - $3.6 of non-capitalizable costs associated with the DLJ acquisition; and

    - a $1.9 million increase in research and development costs related to new product introductions at Audio International and Dettmers.

    OPERATING INCOME. Operating income increased $1.5 million to $13.5 million for the year ended December 31, 1998 from $12.0 million for the year ended December 31, 1997. Operating income as a percent of revenues decreased to 8.9% for the year ended December 31, 1998 from 11.0% for the year ended December 31, 1997. An overall $13.1 million increase in operating income, including
$12.0 million from the acquisitions of Audio International, Avtech and Dettmers, was offset by:

    - the $4.4 million charge for the portion of the DLJ purchase price allocated to inventory;

    - $3.6 million of higher amortization expense associated with acquisitions, including the DLJ acquisition; and

    - the $3.6 million charge for non-capitalizable costs associated with the DLJ acquisition.

    INTEREST EXPENSE. Interest expense increased $6.0 million, or 187.5%, to $9.2 million for the year ended December 31, 1998 from $3.2 million for the year ended December 31, 1997. This increase resulted primarily from the higher debt levels associated with the DLJ acquisition.

    PROVISION FOR INCOME TAXES. During the year ended December 31, 1998, we decreased our provision for income taxes by $3.2 million to $0.2 million from $3.4 million for the year ended December 31, 1997, as a result of lower income before taxes and the reduction of our deferred tax asset valuation allowance by $2.6 million. This decrease was significantly offset by an increase in non-deductible expenses, particularly the amortization of intangible assets, during the same period. We have approximately $17.4 million and $0.6 million in loss carry forwards available at December 31, 1998 for federal and state income tax purposes.

    EXTRAORDINARY LOSS FROM DEBT REFINANCING.  During the year ended
December 31, 1998, we incurred a $2.2 million extraordinary charge, net of an estimated $1.5 million income tax benefit, as a result of the refinancing of the bridge notes with a units offering consisting of notes and warrants. During the year ended December 31, 1997, we incurred a $2.1 million extraordinary charge, net of an estimated $1.4 million income tax benefit, as a result of a debt refinancing with the proceeds from our initial public offering.

    NET INCOME. Net income decreased $2.6 million to $0.6 million for the year ended December 31, 1998 compared to $3.2 million for the same period in 1997 primarily due to the higher amortization, interest and other expenses associated with the DLJ acquisition.

    BOOKINGS AND BACKLOG. Bookings increased $36.4 million, or 32.5%, to $148.5 million for the year ended December 31, 1998 compared to $112.1 million for the same period in 1997. The increase in bookings for 1998 includes:

    - $21.0 million attributable to Audio International;

    - $15.4 million attributable to Avtech; and

    - $2.9 million attributable to Dettmers.

    As of December 31, 1998, we had a sales order backlog of $75.4 million compared to $49.0 million as of December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues increased $43.8 million, or 67.3%, to $108.9 million for 1997 from $65.1 million for 1996. Revenues increased primarily due to:

    - the inclusion of $10.7 million of revenues from Aerospace Display Systems;

    - growth in our private labeling programs of $6.4 million;

    - growth in contact sales of $6.3 million driven by new aircraft production rate increases;

    - an increase in sales of harness assemblies for in-flight entertainment systems of $5.1 million;

    - an increase in sales of specialty connectors for cabin management and in-flight entertainment systems principally on Boeing's 777 aircraft of $4.9 million;

    - an increase of sales to Interactive Flight Technologies, Inc. of $3.3 million relating to a major systems integration program for Swiss Air Transport Co. Ltd.;

    - the inclusion of $3.0 million of revenue from Elsinore;

    - new systems integration programs for navigational systems of $1.5 million;

    - the inclusion of $1.3 million of revenue from Audio International;

    - a new systems integration program for United Parcel Service, Inc. of $0.9 million; and

    - the overall growth in the commercial aircraft market.

    Partially offsetting this increase was a decline in sales to AT&T Wireless Services, Inc. of $3.8 million, reflecting the completion in late 1995 and early 1996 of a major systems integration program.

    GROSS PROFIT. Gross profit increased $12.9 million, or 82.4%, to $28.7 million for 1997 from $15.7 million for 1996. Gross profit as a percentage of revenues increased to 26.3% for 1997 from 24.1% for 1996. This increase in gross profit was attributable to:

    - a $10.6 million increase as a result of increased sales volume, $3.8 million of which was attributable to the Aerospace Display Systems, Elsinore and Audio International acquisitions; and

    - a $2.3 million increase attributable to a favorable shift in revenues to higher margin products, cost reductions and sustained price increases.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.  SG&A expenses increased
$5.0 million, or 46.6%, to $15.8 million for 1997 from $10.7 million for 1996. SG&A expenses as a percentage of revenues decreased to 14.5% for 1997 from 16.5% for 1996. SG&A expenses increased primarily due to:

    - $2.3 million of incremental expenses resulting from the acquisition of Aerospace Display Systems, the AMP facility and Elsinore, all of which occurred in late 1996;

    - $0.8 million for additional staff to pursue higher sales to aircraft manufacturers and to develop capabilities for in-flight entertainment, navigation and satellite communication and safety systems integration services; and

    - $0.6 million of incremental expenses resulting from the acquisition of Audio International, which occurred in 1997.

    OPERATING INCOME. Operating income increased $7.7 million, or 182.2%, to $12.0 million for 1997 from $4.3 million for 1996. Operating income as a percentage of revenues increased to 11.0% for 1997 from 6.5% for 1996. The increase in operating income resulted from the factors described above.

    INTEREST EXPENSE. Interest expense decreased $1.1 million, or 25.8%, to $3.2 million for 1997 from $4.2 million for 1996. The decrease resulted from the completion of the initial public offering on April 16, 1997 and the repayment of a substantial portion of debt with the net proceeds.

    PROVISION FOR INCOME TAXES. During 1997, we reduced our deferred tax asset valuation allowance by $0.5 million to reflect the book benefit of federal and state net operating loss carry forwards not previously recognized. We have approximately $2.5 million of net operating loss carry forwards available at December 31, 1997 for federal income tax purposes.

    EXTRAORDINARY LOSS FROM DEBT REFINANCING.  During 1997, we incurred a
$2.1 million extraordinary charge, net of an estimated $1.4 million income tax benefit, as a result of refinancing debt with the net proceeds from the initial public offering.

    NET INCOME (LOSS). Net income increased $4.0 million to $3.2 million for 1997 from a net loss of $0.8 million for 1996. The increase is a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

    We have required cash primarily to fund acquisitions and, to a lesser extent, to fund capital expenditures and for working capital. Our principal sources of liquidity have been cash flow from operations and third party borrowings.

    For the nine months ended September 30, 1999, we generated $10.2 million of cash from operating activities, which is the net of $15.5 million of cash generated from operations after adding back depreciation, amortization and other non-cash items, and $5.9 million used for working capital and $0.1 million resulting from an increase in other liabilities. The following factors contributed to the $5.9 million working capital increase:

    - a net $5.7 million decrease in accounts payable and accrued expenses resulting from lower inventory levels, the 1999 payment of $3.0 million accrued contingent consideration pertaining to the 1997 Audio International acquisition and payment timing patterns;

    - a $2.6 million accounts receivable increase due to higher sales; and

    - a $1.3 million increase in prepaid expenses and other assets.

    The working capital increases were offset by:

    - a $1.4 million inventory decrease as a result of achieving a higher inventory turnover rate; and

    - a $2.3 million increase in income taxes payable due to higher current taxable income.

    For the year ended December 31, 1998, we generated cash from operating activities of $4.0 million. Our accounts receivable consist of trade receivables and unbilled receivables, which are recognized pursuant to the percentage of completion method of accounting for long-term contracts. Accounts receivable increased $6.6 million for the year ended December 31, 1998 from higher overall sales. Unbilled receivables comprised $3.5 million of this increase. Inventories decreased $2.2 million for the year ended December 31, 1998, due to improved inventory management at several subsidiaries as well as the sale of some contact product lines and the disposal of obsolete inventory items. Accounts payable decreased $2.9 million for the year ended December 31, 1998 as a result of payment of various assumed transaction expenses in the acquisitions of 1998 and an agreement with a new gold supplier for significantly lower prices in exchange for shorter payment terms. Accrued expenses, however, increased $5.9 million for the year ended December 31, 1998, primarily as a result of a $2.8 million increase in accrued interest.

    Cash used for investing activities during the nine months ended September 30, 1999 consisted of $113.8 million for the PATS, PPI and Custom Woodwork acquisitions, $3.0 million of contingent consideration paid during 1999 related to the 1997 Audio International acquisition, and $4.8 million for capital expenditures. We anticipate spending $6.6 million for capital expenditures in 1999.

    Cash used in investing activities was $89.2 million during the year ended December 31, 1998. Of this amount, $83.6 million was used for the Avtech acquisition and $2.2 million for the Dettmers acquisition, net of cash acquired. The total purchase price for the Dettmers acquisition also included additional contingent consideration with a maximum of $2.0 million payable between 1999 and 2002. We spent $3.6 million on capital expenditures during the year ended December 31, 1998, which was lower than the $4.5 million originally anticipated because the actual cash outlays for our information systems upgrade program were delayed until 1999. The bank credit facility contains restrictions on our ability to make capital expenditures; however, we believe the permitted capital expenditures will be sufficient to complete our investment program and maintain our facilities.

    Cash provided by financing activities was $110.9 million for the nine months ended September 30, 1999. The cash provided was primarily used to fund our acquisitions as follows:

    - January 1999 -- the senior term loan facility was amended to provide for an additional $20.0 million of term loan borrowings and we used the funds, along with $14.9 million of borrowings under our acquisition revolving credit facility and a $5.0 million customer advance to acquire all of the common stock of PATS;

    - April 1999 -- the term loan facility was further amended and we borrowed an additional $70.0 million and used $50.0 million of the proceeds to partially fund the PPI acquisition and $20.0 million to repay borrowings under our acquisition and working capital revolving credit facilities; we also used an additional $12.5 million capital contribution received from DeCrane Holdings to fund the remaining portion of the PPI acquisition; and

    - August 1999 -- we borrowed an additional $13.8 million under our acquisition and working capital revolving credit facilities to fund the Custom Woodwork acquisition.

    Subsequent to September 30, 1999, we:

    - borrowed $11.5 million under our acquisition revolving credit facility in conjunction with the October 1999 PCI NewCo and International Custom Interiors acquisitions;

    - further amended our term loan facility in December 1999 to provide for an additional $45.0 million of term loan borrowings; the interest rate margins applicable to the incremental term loan borrowings are 2.50% for prime rate borrowings or 3.75% for Euro-Dollar borrowings;

    - used the term loan proceeds to fund the Infinity acquisition and repay $28.0 million of acquisition and working capital revolving credit facility borrowings; and

    - used the cash proceeds from the sale of DeCrane Holdings' common stock to management to repay senior credit facility borrowings.

    At September 30, 1999, senior credit facility borrowings totaling $182.6 million are at variable interest rates based on defined margins over the current prime or Euro-Dollar rates. As of September 30, 1999 we had $59.1 million of working capital, $25.0 million of borrowings available under our working capital senior credit facility and $11.5 million available under our acquisition senior credit facility. Although we cannot be certain, we believe that the current levels of working capital and amounts available under our senior credit facilities will enable us to meet our liquidity requirements for the foreseeable future.

    Cash provided by financing activities was $88.3 million for the year ended December 31, 1998. In connection with the DLJ acquisition, we entered into a new bank credit facility that initially provided for term loan borrowings in the aggregate principal amount of $80.0 million, now increased to $99.9 million, and revolving loan borrowings up to an aggregate principal amount of $50.0 million, including $25.0 million for working capital purposes which expires in 2004. In 1998, prior to the DLJ acquisition, we also completed a common stock offering and used the $34.8 million net proceeds to reduce the amount outstanding under our credit facility, and borrowed $85.8 million under our then-existing senior credit facility to finance the Avtech and Dettmers acquisitions.

    The DLJ acquisition created substantial debt for us, resulting in significant debt service obligations. Although we cannot be certain, we anticipate that operating cash flow, together with borrowings under the bank credit facility, will be sufficient to meet our future short- and long-term operating expenses, working capital, capital expenditures and debt service obligations for the foreseeable future. However, our ability to pay principal or interest, to refinance our debt and to satisfy our other debt obligations will depend on our future operating performance. We will be affected by economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, we are continually considering acquisitions that complement or expand our existing businesses or that may enable us to expand into new markets. Future acquisitions may require additional debt, equity financing or both. We may not be able to obtain any additional financing on acceptable terms.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Adoption of SFAS No. 133, as amended by SFAS No. 137 in June 1999, is required for the fiscal year beginning January 1, 2001. Management believes the adoption of SFAS No. 133 will not have a material impact on our consolidated financial position or results of operations.

SWISS FRANC FORWARD EXCHANGE CONTRACTS

    Some of the contact blanks we use in the production of our contacts are manufactured at our Swiss facility and shipped to our El Segundo, California facility for plating and assembly. In 1996, 1997 and 1998, solely in an effort to mitigate the effects of currency fluctuations between the U.S. Dollar and the Swiss Franc, we entered into forward exchange contracts at fixed rates. However, we have not entered into any such contracts during the nine months ended September 30, 1999 and no such contracts are open as of that date. We plan to continue efforts to mitigate this risk in the future. We do not engage in any currency exchange transactions for trading or speculative purposes. Realized and unrealized gains and losses on foreign exchange contracts are recognized currently in the consolidated statements of operations.

COMPLIANCE OF KEY SYSTEMS WITH YEAR 2000 PERFORMANCE STANDARDS

    We are dependent in part on computer- and date-controlled systems for some internal functions, particularly inventory control, purchasing, customer billing and payroll. Similarly, suppliers of components and services on which we rely, and our customers, may have Year 2000 compliance risks, which would affect their operations and their transactions with us. Other parties with whom we have commercial relationships, including raw materials suppliers and service providers, such as banking and financial services, data processing services, telecommunications services and utilities, are highly reliant on computer-based technology.

    We have incurred less than $1.0 million in the aggregate to remediate and test our systems, and evaluate and address the risks of our key customers and vendors. All of our Year 2000 compliance costs have been funded from our operating cash flow. We believe the number of products manufactured by us whose functioning is dependent upon computer-controlled or other date-controlled systems is not significant. Our manufacturing operations and our products generally are not based upon date-controlled machinery; our business operations and systems are not so time-sensitive that brief interruptions, or a shift to backup paper records, should cause significant losses.

    As of the date of this prospectus, the January 1, 2000 date has passed and we are not aware of any significant internal-, customer- or vendor-related Year 2000 issues or computer-related failures. However, as of this date we have not performed all of the month-, quarter and year-end update and closing procedures for our computer and date-controlled systems. We cannot assure you that our efforts to address Year 2000 issues were fully effective, or that Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. We intend to continue to monitor our systems and our vendors, suppliers and customers for Year 2000 related issues and take necessary actions to correct the problems, if any, as they occur.

COMMON EUROPEAN CURRENCY

    The Treaty on European Economic and Monetary Union provides for the introduction of a single European currency, the Euro, in substitution for the national currencies of the member states of the European Union that adopt the Euro. In May 1998, the European Council determined the 11 member states that met the requirement for the Monetary Union and the currency exchange rates among the currencies for the member states joining the Monetary Union. The transitory period for the Monetary Union started on January 1, 1999. According to the European Council Resolution of July 7, 1997, the transition will be made in three steps, beginning with a transition period from January 1, 1999 to December 31, 2001, in which currency accounts may be opened and financial statements may be drawn in Euros, and local currencies and Euros will coexist. From January 1, 2002 to June 30, 2002, local currencies will be exchanged for Euros. On July 1, 2002, local currencies are scheduled to disappear. We could incur transitional costs as we redesign our software systems to reflect the adoption of the new currency, but we do not expect such costs to be material.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to various market risks, including interest rates and changes in foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. From time to time we use derivative financial instruments to manage and reduce risks associated with these factors. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

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
    INTEREST RATE RISK. A significant portion of our capital structure is comprised of long-term variable- and fixed-rate debt.

    Market risk related to our variable-rate debt is estimated as the potential decrease in pre-tax earnings resulting from an increase in interest rates. The interest rates applicable to variable-rate debt are, at our option, based on defined margins over the current prime or Euro-Dollar rates. At September 30, 1999, the current prime rate was 8.25% and the current Euro-Dollar rate was 5.52%. Based on $182.6 million of variable-rate debt outstanding as of September 30, 1999, a hypothetical one percent rise in interest rates, to 9.25% for prime rate borrowings and 6.52% for Euro-Dollar borrowings, would reduce our pre-tax earnings by $1.8 million annually. Subsequent to September 30, 1999, we increased our variable-rate debt by $28.5 million. Prior to December 31, 1997, we purchased interest rate cap contracts to limit our exposure related to rising interest rates on our variable-rate debt. While we have not entered into similar contracts since that date, we may do so in the future depending on our assessment of future interest rate trends.

    At September 30, 1999, the carrying value of our fixed-rate long-term debt approximated its fair value. Market risk related to our fixed-rate debt is deemed to be the potential increase in fair value resulting from a decrease in interest rates. For example, a hypothetical ten percent decrease in the interest rates, from 12.0% to 10.8%, would increase the fair value of our fixed-rate debt by approximately $7.0 million.

    FOREIGN CURRENCY EXCHANGE RATE RISK. Our foreign customers are located in various parts of the world, primarily Western Europe, the Far East and Canada, and two of our subsidiaries operate in Western Europe. To limit our foreign currency exchange rate risk related to sales to our customers, orders are primarily valued and sold in U.S. dollars. From time to time we have entered into forward foreign exchange contracts to limit our exposure related to foreign inventory procurement and operating costs. However, we have not entered into any such contracts during the nine months ended September 30, 1999 and no such contracts are open as of that date.

                                    BUSINESS

OVERVIEW

    Since our founding in 1989, through acquisitions and internal growth, we have become one of the premier suppliers to the general aviation market. We offer a complete line of interior cabin furniture, galleys, seating, and entertainment systems for corporate aircraft. In addition, we manufacture aviation electronic components, referred to as avionics, and provide systems integration services. We sell our products in the corporate, commercial (including regional), retrofit, aftermarket and military aircraft markets. Within these markets, our customers include original manufacturers of aircraft and related avionics equipment, commonly referred to as OEM's, major components suppliers, aircraft repair and modification centers and commercial airlines. For the twelve months ended September 30, 1999, we generated pro forma revenues and EBITDA (as defined) of $294.9 million and $67.1 million, respectively.

    During 1998 and 1999, we completed and integrated eight acquisitions, increasing our diversification within the aircraft industry and reducing our reliance on the commercial aircraft market. We have built a leading position in a number of niche markets in the aircraft industry. The substantial majority of our revenue is generated by businesses in which we have a leading market share. In order to take advantage of the complementary nature of our various product offerings, to rationalize and consolidate the operations of each of our separate companies and to provide even higher levels of customer service, in 1999 we reorganized our related businesses into three separate operating groups: Cabin Management, Specialty Avionics and Systems Integration.

    THE CABIN MANAGEMENT GROUP. We are the leading independent provider of cabin management products for the corporate aircraft market, serving major manufacturers such as Boeing Business Jet, Bombardier, Cessna, Dassault, Gulfstream and Raytheon. We provide a full line of interior cabin components, including seats, furniture, cabinetry, galleys, in-flight entertainment systems, sidewalls and headliners, which are either sold separately or as a pre-engineered, pre-fabricated set. Our "cabinet-in-a-box" product offers customized, pre-engineered, pre-fit interior cabinetry and galley kits to corporate jet OEM's and independent completion centers. We also have developed and are currently marketing our "cabin-in-a-box" product, which is comprised of a customized, pre-engineered, pre-fit cabin interior system, including furniture, galleys, seats, audio-visual entertainment systems, lighting, sidewalls, headliners and electrical control units. Our cabin-in-a-box product will enable our customers to rely on us as the single source for cabin-related products. We estimate that this product could decrease cycle times by 15% to 20%, offering significant cost reduction opportunities to our customers, and could increase the dollar content per plane for us. The Cabin Management Group contributed approximately 40% of our pro forma revenue for the twelve months ended September 30, 1999.

    THE SPECIALTY AVIONICS GROUP. This group designs, engineers and manufactures electronic components, electronic display devices and interconnect components and assemblies. Among the products offered by this group are flight deck communications and audio power control equipment, harness assemblies and connectors, power and signal contact products and liquid crystal display devices, commonly referred to as LCD's. Customers of this group include Airbus, Boeing, Honeywell, Matsushita, and Rockwell Collins. The Specialty Avionics Group contributed approximately 39% of our pro forma revenue for the twelve months ended September 30, 1999.

    THE SYSTEMS INTEGRATION GROUP. This group provides auxiliary fuel tanks, auxiliary power units and system integration services, including engineering, kit manufacturing, installation and certification. Customers of this group include Boeing Business Jet, Bombardier, Cessna, Gulfstream, Raytheon and Rockwell Collins. The Systems Integration Group contributed approximately 21% of our pro forma revenue for the twelve months ended September 30, 1999.

INDUSTRY OVERVIEW AND TRENDS

    We sell our products in the corporate, commercial, retrofit, aftermarket and military aircraft markets. Within these markets, our customers include original manufacturers of aircraft and related avionics equipment, major component suppliers, aircraft repair and modification centers and commercial airlines.

    The leading manufacturers of corporate aircraft include Airbus, Boeing Business Jet, Cessna, Dassault, Gulfstream and Raytheon, while the leading manufacturers of regional aircraft include Bombardier, Embraer and Fairchild Dornier. Airbus and Boeing are the primary manufacturers of commercial aircraft designed to carry 100 or more passengers. The major systems installed on new aircraft, such as flight deck avionics systems, are produced by a limited number of manufacturers, including Honeywell, Rockwell Collins and Sextant Avionique. The integration of new systems into existing aircraft, referred to as the retrofit market, and the manufacture and sale of replacement products for existing aircraft, referred to as the aftermarket, are served by a highly fragmented group of companies, including many of the foregoing manufacturers and a number of smaller, specialized companies. We market our commercial aircraft products directly to the aircraft manufacturers as well as to the manufacturers of major aircraft sub-systems. In some cases, we sell our products to competing manufacturers.

    We believe the following characteristics of our markets have contributed to our growth and profitability and should provide further opportunities for our success:

    - INCREASED DEMAND FOR NEW CORPORATE AIRCRAFT. The Teal Group Corporation, an industry-recognized aerospace research group, projects delivery of 5,067 corporate aircraft between 1999 and 2008, representing an increase of approximately a 52% over the 3,326 aircraft that were delivered between 1989 and 1998. We believe that the following factors have driven increased demand for new corporate aircraft:

       - the growing popularity of fractional aircraft ownership in the United States and the expansion of this form of ownership to Europe and the Far East;

       - the introduction of new, larger and more efficient aircraft, including:

           - several new mid to high end corporate aircraft, such as the Airbus CJ, Boeing Business Jet, and Bombardier Global Express; and

           - additional new model aircraft, such as the Bombardier Continental, Cessna Sovereign, and Raytheon Horizon, which are expected to be introduced in the next few years;

       - the need for long range flights to expanding international markets;

       - the increased demand for more expedient travel;

       - the worldwide threat of terrorism; and

       - the perceived decline in the level of service afforded commercial airline passengers.

    - INCREASED LONG-TERM DEMAND FOR NEW COMMERCIAL AIRCRAFT. The 1999 CURRENT MARKET OUTLOOK, released by The Boeing Company in June 1999, projects that the world jetliner fleet will grow from 12,600 aircraft at the end of 1998 to 19,100 aircraft by 2008, and to 28,400 aircraft by 2018. The report also projects that, between 1999 and 2008, the commercial aircraft industry will require 8,900 new commercial aircraft, and between 2009 and 2018, it will require an additional 11,250 aircraft, both to support the projected world fleet expansion and to replace capacity lost as aircraft are removed from commercial airline service. Despite the increases projected for the commercial aircraft industry generally, Boeing has announced production cutbacks in several of its lines for 2000 and 2001, and our sales to Boeing have decreased. For example, Boeing deliveries of its 747, 767 and 777 airplanes have declined due to the recent financial difficulties of many Asian carriers. See "Risk Factors--Aircraft Industry Risks and--Concentration of Key Customers."

    - INCREASED DEMAND FOR NEW REGIONAL AIRCRAFT. As part of the total projected increase for the commercial aircraft fleet, Boeing's 1999 CURRENT MARKET OUTLOOK projects a compounded annual growth rate of 9.4% for the regional aircraft fleet from 1999 to 2008. We believe that the projected increase in the regional aircraft fleet is driven by the following factors:

       - the introduction of new regional aircraft with state-of-the-art cockpits and the same safety equipment as larger commercial aircraft;

       - continued integration of the services of regional carriers with major carriers;

       - newer longer-range turboprop and jet aircraft that allow regional carriers to consider new "point-to-point" routes, which would permit passengers to bypass hubs; and

       - upgraded airport facilities for regional passengers.

    - INCREASED DEMAND FOR CABIN MANAGEMENT SYSTEMS. As businesses become increasingly dependent on new technology, passengers are demanding more advanced in-flight services, particularly in the corporate aircraft market. These services include in-flight passenger telecommunications systems and in-flight entertainment systems, such as video, video-on-demand and other interactive systems. We believe that demand for systems in the passenger cabin, as well as avionics systems on the flight deck, is increasing as a result of:

       - a desire by airlines for additional revenue-producing services;

       - longer flights combined with a demand by passengers for more sophisticated forms of in-flight services and entertainment; and

       - the advent of new technologies and Federal Aviation Administration mandates related to aircraft safety and navigation.

      In corporate aircraft for example, Honeywell's AIS-1000 OneView-TM-Airborne Information System delivers more than 40 channels of live television programming and Internet and e-mail access to corporate aircraft via direct broadcast satellite service providers.

    - SIGNIFICANT BARRIERS TO ENTRY. We believe that there are many barriers to entry that limit access to the aircraft industry, including:

       - the reluctance of aircraft manufacturers to include new companies as additional approved vendors on their engineering drawings, a favored status often called "print position";

       - the general FAA certification requirements necessary to perform aircraft modifications or maintenance;

       - the required compliance with FAA aircraft manufacturing and aircraft modification design and installation standards;

       - the required compliance with specifications for some products sold to commercial and military markets;

       - the required compliance with qualification and approval standards imposed by aircraft and electronic systems manufacturers; and

       - the initial capital investment and tooling requirements necessary for the manufacture of some aircraft components and systems.

    - REDUCTION IN NUMBER OF APPROVED SUPPLIERS AND VENDORS. Commercial airlines have come under increasing pressure to reduce the operating and capital costs associated with providing services. As a result, many OEM's are initiating proactive programs to reduce cycle times, decrease inventory and reduce costs. Boeing, for example, has announced that it intends to reduce its number of suppliers by 19%, from 31,000 to 25,000, by the end of 2000 and by 42% over the long term. Manufacturers can realize efficiencies by purchasing a higher number of assemblies from a smaller number of suppliers, each of whom has multiple related product capability.

    - NEW SAFETY MANDATES. New technologies and FAA mandates are driving a proliferation of new safety systems for airplanes. The world's airlines and aircraft and electronic systems manufacturers have cooperated with regulatory agencies in the development of industry standards, regulations and system requirements for future air navigation systems. We expect that this initiative will drive a complete modernization of both airborne and ground-based air traffic management systems. As navigation technology becomes more accurate, new navigation systems such as global positioning systems may become federally required. Other new technologies, which have already been mandated, include traffic collision avoidance systems, cargo hold fire detection and suppression systems, and windshear detection systems. In anticipation of new FAA recommendations and mandates, many airlines have already begun to install enhanced ground proximity warning systems, predictive windshear detection systems and enhanced digital flight data recorders. These safety mandates should provide significant retrofit opportunities for the commercial fleet, which today exceeds 12,000 aircraft.

ACQUISITION HISTORY

    DeCrane Aircraft was formed in 1989 to capitalize on emerging trends in the aircraft market through acquisitions. Since our formation, we have completed seventeen acquisitions, summarized as follows:

                                                         PRINCIPAL PRODUCTS AND SERVICES
           ACQUIRED ENTITY OR ASSET                      AT THE TIME OF THE TRANSACTION
-----------------------------------------------  -----------------------------------------------
    1990
1   Hollingsead International                    Avionics support structures

    1991
2   Tri-Star Electronics International           Contacts and connectors
3   Tri-Star Europe                              Contact blanks
4   Tri-Star Technologies                        Wire marking equipment
5   Cory Components                              Connectors & harness assemblies

    1996
6   Aerospace Display Systems                    Dichroic liquid crystal displays
7   Elsinore Engineering                         Engineering services
8   AMP manufacturing facility                   Contact blanks

    1997
9   Audio International                          Cabin management & entertainment products

    1998
10  Avtech                                       Cockpit audio, lighting, power & control
11  Dettmers Industries                          Corporate aircraft seats

    1999
12  PATS                                         Auxiliary fuel & power systems
13  PPI                                          Aircraft furniture components
14  Custom Woodwork and Plastics                 Aircraft furniture components
15  International Custom Interiors               Aircraft furniture components
16  PCI NewCo                                    Composite material components
17  Infinity Partners                            Aircraft furniture components

COMPETITIVE STRENGTHS

    We have used our strong market positions to compete more effectively, to capitalize on industry consolidation trends and to cross-sell products to our existing customer base. We believe that we are well-positioned to take advantage of the foregoing trends and expected growth in the aircraft industry as a result of the following competitive strengths:

    - LEADING POSITIONS IN NICHE MARKETS. We are a leading provider of components within a number of the niche markets we serve. Our strategy has been to combine complementary businesses in markets in which we have a leading position, thereby increasing sales volume with our customers and strengthening our competitive position. The substantial majority of our revenue is generated by businesses in which we have a leading market share. We believe our combination of component manufacturing and integration and installation capabilities provides us with competitive advantages. The combination of product lines we offer provides opportunities for our customers to deal with a reduced number of vendors and suppliers, to reduce the number of component parts through the purchase of sub-assemblies and to reduce cycle times, all of which help to reduce costs and simplify the production process.

    - STRONG CUSTOMER RELATIONSHIPS. Through our acquisitions and as a result of our performance, we have enjoyed long-term relationships with leaders in our primary markets, including Boeing and Boeing Business Jet, Bombardier, Cessna, Gulfstream, Honeywell, Matsushita, Raytheon, and Rockwell Collins. We believe we have been able to develop and solidify these relationships by combining production and engineering capabilities, providing engineering support services and enhancing our customers' in-house production processes.

    - DIVERSIFIED REVENUE BASE. We sell our products in the corporate, commercial, retrofit, aftermarket and military aircraft markets. Within these markets, our customers include original manufacturers of aircraft and related avionics equipment, aircraft repair and modification centers, and airlines. Each of these markets has different demand drivers and operates on different production cycles. Accordingly, our involvement in these multiple markets reduces our exposure to cyclical product demand in any one segment of the aircraft industry. Demand for new products in the commercial aircraft market, for example, is driven largely by the age of the existing commercial fleet, the growth in revenue passenger miles and industry load factors, whereas demand in the corporate aircraft market is driven largely by the growth in fractional ownership, competition from commercial airlines and the growth in the global economy. Our aftermarket sales are dependent in part upon the growing number of aircraft in the existing fleet while technology advances and safety updates help drive demand in the retrofit market.

    - COMPLEMENTARY AND STRATEGICALLY INTEGRATED BUSINESS LINES. Since 1989, we have completed seventeen acquisitions of businesses and assets. We believe that our acquisitions complement each other and create a core of interrelated products and services, which increases our cross-selling opportunities to existing and new customers. The complementary nature of our business lines should allow us to help our customers reduce their production costs. For example, our acquisitions of PPI, Custom Woodwork, International Custom Interiors and Infinity, corporate aircraft furnishings manufacturers; Dettmers, a corporate aircraft seat manufacturer; and Audio International, a corporate aircraft entertainment and cabin management product manufacturer; should enable us to offer a more integrated set of products and services to the middle and high-end corporate aircraft market.

    - LOW-COST, HIGH-QUALITY OPERATIONS. We have established low-cost operations through cost reduction programs, technological development and, where appropriate, the use of vertical integration. For example, our low-cost production capabilities, coupled with our focus on delivering high-quality products, has enabled us to grow the number of programs under which we supply electrical contacts to many of our competitors.

      We use sophisticated processes to ensure that our products meet or exceed industry and customer quality requirements. Many customers formally have recognized the effectiveness of our quality programs by issuing quality approval letters, awarding quality compliance certificates and authorizing our inspection personnel to act as their authorized quality certification representatives. For example, four of our facilities have received a quality award from Boeing, and nine of our facilities are currently certified according to the International Standards Organization specifications ISO-9001 or ISO-9002.

    - REGULATORY CERTIFICATIONS. We believe our FAA-certified airframe and power-plant mechanics who are authorized to perform specified aircraft modification functions provide us with a significant competitive advantage. As of December 31, 1999, our subsidiaries include one of only 31 currently active FAA Designated Alteration Stations worldwide, hold nine FAA domestic repair station certificates and hold numerous Parts Manufacturer Approval authorizations from the FAA. These certifications make us one of a few companies with the in-house capability to design, engineer, produce, install and certify a part, which together help reduce cycle times.

GROWTH STRATEGY

    Our principal strategy is to establish and expand leading positions in high-margin, niche markets within the corporate, commercial, retrofit, aftermarket and military aircraft markets. We focus on the manufacture of corporate aircraft interiors and avionics equipment and the integration of avionics systems. We also seek to maintain a balance of revenues among the equipment manufacturer market, the retrofit market and the aftermarket. We believe that this strategy positions us for future success by:

    - BROADENING SALES TO EXISTING CUSTOMER BASE. We have relationships with virtually every major OEM and with fractional ownership programs, such as Executive Jet. We plan to continue cross-selling our portfolio of products to our existing customer base in order to increase our dollar content per plane. For example, we originally entered the corporate aircraft market by offering cabin management systems and entertainment systems. We then expanded our product offering to include seating and in 1999, through four separate acquisitions, we added cabinetry and galley products, which we sell to OEM's. Finally, we developed pre-fabricated interior kits, cabinet-in-a-box and cabin-in-a-box, to facilitate cross-selling and further encourage OEM's to outsource their cabin engineering requirements to us. We believe these products should reduce cycle times and costs for manufacturers and increase our dollar content per plane. We currently provide cabinet-in-a-box kits to several of our customers and are in discussions with a number of corporate jet manufacturers regarding our cabin-in-a-box product.

    - STRENGTHENING POSITION IN NICHE MARKETS. We plan to continue to strengthen our position in niche markets by providing engineering and customer service support to our existing customer base through the integration of our engineering services with the OEM's engineering capabilities. We also plan to continue to examine new market niches and consolidate the fragmented sectors in our markets to further service our customers. We target for acquisition aircraft component manufacturers and systems integration and installation providers that meet the following criteria:

       - are complementary to our existing businesses;

       - have a leading market share in their own niches;

       - leverage our existing strengths;

       - add new expertise; and/or

       - increase cross-selling opportunities.

      In analyzing a potential acquisition's value, we focus on economies of scale, product line extensions, new customer relationships, increased manufacturing capacity and opportunities for increased cost reductions.

    - CONTINUING OPERATIONAL EFFICIENCY IMPROVEMENTS. We are taking advantage of areas of synergies across and within our three business segments by making operational efficiency improvements in human resources, support, procurement and cross-selling. For example, we recently formed the Systems Integration Group to leverage the engineering capabilities of our Hollingsead subsidiary with the manufacturing and systems integration and installation capabilities of our PATS subsidiary. In addition, as part of the Systems Integration Group's strategy, we are consolidating facilities, reducing headcount and replacing relatively expensive manufacturing at Hollingsead with more economical outsourced products. This will allow Hollingsead to focus on its core engineering and systems integration competencies. We are also standardizing processes and centralizing procurement at our four recently acquired cabin furniture companies, and we continue to evaluate our operations to streamline or increase efficiencies.

    - EXPANDING PRODUCT DEVELOPMENT. Development of advanced cabin features increases demand for many of our products and provides attractive cross-selling opportunities. For example, our newly introduced e-CABIN, an "office in the sky," provides leading-edge business and entertainment services for the corporate jet cabin and its passengers. Our e-CABIN provides each passenger with on-demand audio and video entertainment, including live television and Internet and e-mail access via Honeywell's OneView system. We will continue considering strategic partnerships with leading technology companies to keep our product offerings on the cutting edge, as we have done with Honeywell and its OneView system.

PRODUCTS AND SERVICES

    Our principal products and services, on a pro forma basis, are:

                                                              TWELVE MONTHS ENDED
                                                              SEPTEMBER 30, 1999
                                                                   PRO FORMA
              PRINCIPAL PRODUCTS AND SERVICES                      REVENUES
------------------------------------------------------------  -------------------
CABIN MANAGEMENT GROUP
Interior furnishings, seating, composite components, and
  entertainment and cabin control systems...................          39.9%

SPECIALTY AVIONICS GROUP
Cockpit audio, communication, lighting and power and control devices, electrical contacts, connectors and harness
  assemblies, liquid crystal display devices, and wire
  marking and crimping equipment............................          39.4

SYSTEMS INTEGRATION GROUP
Auxiliary fuel systems and power units, and integration of
  cabin and fight deck systems..............................          20.7
                                                                     -----
    Consolidated pro forma revenues.........................         100.0%
                                                                     =====

    We believe historical data about our products and services is not meaningful because it is not reflective of the companies we have recently acquired and the products and services they provide.

    CABIN MANAGEMENT GROUP. This group provides a full line of interior cabin components and services for the middle- to high-end corporate aircraft market.

    - INTERIOR FURNISHINGS, SEATING AND COMPOSITE COMPONENTS. We design, engineer and manufacture customized, pre-fit products and provide services including:

      INTERIOR FURNISHINGS

      - entertainment and refreshment centers;

      - conference tables;

      - hi-low dining/coffee tables;

      - end tables;

      - cabinets;

      - arm and side ledges;

      - galleys;

      - lavatories;

      - vanities;

      - room enclosures;

      - cabinetry refurbishment services;

    SEATING

    - executive track and swivel seats;

    - jump-seats;

    - divans, including models that convert
      to beds or contain storable tables;

    - upholstery services;

    COMPOSITE COMPONENTS

    - sound-damping side walls and headliners;

    - passenger service units;

    - environmental (HVAC) ducting; and

    - closets.

     Many of our products are made with what we believe to be high quality veneers, leathers and fabrics and lightweight structural aluminum honeycomb or foam- or balsa-core composites reinforced with Kevlar-TM-, Nomex-TM-, graphite or fiberglass.

    - ENTERTAINMENT AND CABIN CONTROL SYSTEMS. We design to customer specifications, engineer and manufacture fully-integrated in-flight entertainment and cabin management systems, including audio-video entertainment systems, cabin lighting, passenger switching and control modules, chimes and paging systems and headphone systems. Our entertainment systems include video on demand, and our cabin lighting products include both halogen and flat-candle fluorescent illumination. The fully-integrated systems are operated with our passenger switching and control modules, which includes membrane-type and touch-screen models. We recently introduced a new fiber-optic based technology for our systems that replaces traditional wire harnesses with lightweight fiber-optic cable.

    SPECIALTY AVIONICS GROUP. This group designs, engineers and manufactures electronic components and display devices, interconnect components and assemblies.

    - COCKPIT AUDIO, COMMUNICATION, LIGHTING AND POWER AND CONTROL DEVICES. We are a leading manufacturer of cockpit audio, lighting and power and control devices used in commercial, regional and corporate aircraft. We also manufacture a variety of other commercial aircraft safety system components, including warning tone generators, temperature and de-icing monitoring systems, steep approach monitors and low voltage power supplies for traffic collision avoidance systems.

    - ELECTRICAL CONTACTS. Contacts conduct electronic signals or electricity and are installed at the terminus of a wire or an electronic or electrical device. We supply precision-machined contacts for use in connectors found in virtually every electronic and electrical system on a commercial aircraft. We sell contacts directly to aircraft and related electronics manufacturers and, through our private labeling programs, to several major connector manufacturers who sell connectors to the same markets under their brand name.

    - CONNECTORS AND HARNESS ASSEMBLIES. Electronic and electrical connectors link wires and devices in avionics systems, and permit their assembly, installation, repair and removal. Our connectors are specially manufactured to meet the critical performance requirements demanded by manufacturers and required in the harsh environment of an operating aircraft. We produce connectors that are used in aircraft galleys, flight decks and control panels in the passenger cabin. We also produce wire harness assemblies for use in cabin avionics systems, from wire, connectors, contacts and hardware. We typically sell our harness assemblies to manufacturers of aircraft electronic systems. In addition, we incorporate and sell our harness assemblies as part of our systems integration services.

    - LIQUID CRYSTAL DISPLAY DEVICES. We manufacturer dichroic liquid crystal displays, also known as LCD's, and modules used in commercial and military aircraft. Modules are liquid crystal displays packaged with a backlight source and additional on-board electronic components. Our products are used in a variety of flight deck applications, such as flight control systems, fuel quantity indicators, airborne communications and safety systems. Dichroic liquid crystal display products are widely used in the aircraft industry because they are easily adapted to custom design, and they possess high performance characteristics, which include high readability in sunlight and darkness, readability from extreme viewing angles, and the ability to withstand wide temperature fluctuations. We also manufacture electronic clocks, capable of serving all types of aircraft, that use our liquid crystal display devices.

    - WIRE MARKING AND CRIMPING EQUIPMENT. Wires running between the individual contacts that comprise a connector are marked according to their function and, in some applications, the contacts are crimped onto the wire. We design and manufacture high-speed wire marking systems and portable crimping machines used by harness manufacturers, wire mills, aircraft manufacturers and the U.S. military.

    SYSTEMS INTEGRATION GROUP. This group provides auxiliary fuel tank, auxiliary power units and systems integration products and services, including engineering, kit manufacturing, installation and certification.

    - AUXILIARY FUEL SYSTEMS AND AUXILIARY POWER UNITS. We manufacture and install auxiliary fuel tanks for commercial and corporate aircraft. Our unique design and tank construction has made us a leader in the auxiliary fuel tank market. We also manufacture auxiliary power units which provide ground power to corporate jets made by Cessna, Gulfstream, Learjet and Raytheon.

    - INTEGRATION OF CABIN AND FLIGHT DECK SYSTEMS. We have designed and patented a wide range of avionics support structures. These structures are used to support and environmentally cool avionics equipment, including navigation, communication and flight control equipment. We sell our avionics support structures under the Box-Mount-TM- name. We sell these support structures to aircraft and related electronics manufacturers, airlines and major modification centers. In addition, these products are essential components of the installation kits used in our systems integration operations. We also perform all of the functions, including design, engineering, certification, manufacturing and installation, necessary to retrofit an aircraft with a new or upgraded avionics system.

INDUSTRY REGULATION

    The aviation industry is highly regulated in the United States by the Federal Aviation Administration and in other countries by similar agencies to ensure that aviation products and services meet stringent safety and performance standards. We and our customers are subject to these regulations. In addition, many customers impose their own compliance and quality requirements on their suppliers. The FAA prescribes standards and licensing requirements for aircraft components, issues Designated Alteration Station authorizations, and licenses private repair stations. Our subsidiaries hold various FAA approvals, which may only be used by the subsidiary obtaining such approval.

    The FAA can authorize or deny authorization of many of the services and products we provide. Any such denial would preclude our ability to provide the pertinent service or product. If we failed to comply with applicable FAA standards or regulations, the FAA could exercise a wide range of remedies, including a warning letter, a letter of correction, a civil penalty action, and emergency or non-emergency suspension or revocation of a certificate or approval.

    In July of 1997, the FAA notified us that our FAA-approved repair station which holds Designated Alteration Station authorization did not fully comply with some of the requirements for some of the FAA ratings that it held. The FAA granted us until September 10, 1997 to bring the facility into full compliance, and curtailed several operations of the repair station, including prohibiting initiation of new projects under that authorization, until it achieved full compliance. On August 28, 1997 the FAA inspected the repair station and determined that it was in full compliance with all FAA requirements applicable to Class III and Class IV Airframe ratings. The FAA issued a revised Air Agency Certificate including those ratings, and removed the operating restrictions, as of September 5, 1997.

    The FAA also has the power to issue cease and desist orders and orders of compliance and to initiate court action for injunctive relief. If the FAA were to suspend or revoke our certificates or approvals on a nonemergency basis, we would be permitted to continue making the products and delivering the goods pending any available appeals, but would be required to stop if the FAA eventually prevailed on appeal. If the FAA did so on an emergency basis, we would be obliged to stop immediately the manufacturing of products and delivering of services that require such certificate or approval. If the FAA were to determine that noncompliance with its standards creates a safety hazard, it also could order that the pertinent component or aircraft immediately cease to be operated until the condition is corrected. This could require that customers ground aircraft or remove affected components from aircraft currently in service, both of which are expensive actions.

    Each type of aircraft operated by airlines in the United States must possess an FAA type certificate, generally held by the aircraft manufacturer, indicating that the type design meets applicable airworthiness standards. When someone else develops a major modification to an aircraft already type-certificated, that person must obtain an FAA-issued Supplemental Type Certificate for the modification. Historically, we have obtained several hundred of these Supplemental Type Certificates, most of which we obtained on behalf of our customers as part of our systems integration services. Some of these certificates we obtain are or will eventually be transferred to our customers. As of January 1, 2000, we own and/or manage 235 Supplemental Type Certificates. Many are multi-aircraft certificates which apply to all of the aircraft of a single type. We foresee the need to obtain additional Supplemental Type Certificates so that we can expand the services we provide and the customers we serve.

    Supplemental Type Certificates can be issued for proposed aircraft modifications directly by the FAA, or on behalf of the FAA by one of the 31 holders of currently active Designated Alteration Station authorizations as of January 1, 2000. The FAA designates what types of Supplemental Type Certificates can be issued by each Designated Alteration Station. Our subsidiary Hollingsead, as one of the 31, can directly issue many of the Supplemental Type Certificates we and our customers require for our systems integration operations. In many cases, this has increased the speed with which we can obtain such certificates and help bring our customers' systems to market.

    After obtaining a Supplemental Type Certificate, a manufacturer must apply for a Parts Manufacturer Approval from the FAA, or a supplement to an existing Parts Manufacturer Approval, which permits the holder to manufacture and sell installation kits according to the approved design and data package. We have nine Parts Manufacturer Approvals and over 200 supplements to those approvals. In general, each initial Parts Manufacturer Approval is an approval of a manufacturing or modification facility's production quality control system. Each Parts Manufacturer Approval supplement authorizes the manufacture of a particular part in accordance with the requirements of the corresponding Supplemental Type Certificate. We routinely apply for and receive such Parts Manufacturer Approval supplements. In order to perform the actual installations of a modification, we are also required to have FAA approval. This authority is contained either in our Parts Manufacturer Approvals and related supplements, or in our repair station certificates. In order for a company to perform most kinds of repair, engineering, installation or other services on aircraft, its facility must be designated as an FAA-authorized repair station. As of January 1, 2000, we had nine authorized repair stations.

    In addition to its approval of design, production, and installation, the FAA certifies personnel. Several of our engineering personnel have been certified by the FAA to perform specific tasks related to the design, production, and performance of aircraft modifications. Such certified personnel include mechanics and repairmen. The FAA also delegates some of its oversight responsibilities, such as testing and inspection responsibilities, to FAA-certified Designated Engineering Representatives. We employ or contract for several of such designated representatives who evaluate engineering design data packages, ensure compliance with applicable FAA regulations, oversee product testing to ensure airworthiness, and work with the FAA to obtain approvals of those data packages.

    U. S. military specification standards are frequently used by both military and commercial customers in the aircraft industry to define and control characteristics of a product. Through the use of a government Qualified Parts List and Qualified Vendor's List, a customer may be assured that a product or service has met all of the requirements set forth in the military specification. Parts listed with a Qualified Parts List allow others to reliably design parts to interface with such parts as a result of the military specification standards used. We believe that we hold more Qualified Parts Lists for our contact product line than any other manufacturer.

SALES AND MARKETING

    Product line managers and our product engineering staff provide technical sales support for our direct sales personnel and agents. We may also assign responsibility for marketing, sales and/or services for key customers to one of our senior executives. We have nine authorized distributors who purchase, stock and resell several of our product lines.

    Our systems integration services are sold by sales managers on our staff who are assigned to geographic territories. Because of the significant amount of technical engineering work required in the sales process, our sales managers are generally assisted by a support team of program management, installation and engineering personnel. Each support team specializes in safety systems, in-flight entertainment, or navigation systems. These support teams continue to manage the project throughout the entire integration process.

CUSTOMERS

    We estimate that in 1999, we sold our products and services to about 1,300 customers on a pro forma basis. Our primary customers include manufacturers of aircraft and related avionics equipment, airlines, aircraft component manufacturers and distributors, and aircraft repair and modification companies. The following customers accounted for 10.0% or more of our consolidated pro forma revenues:

                                                              TWELVE MONTHS ENDED
                                                              SEPTEMBER 30, 1999
                                                                   PRO FORMA
                    SIGNIFICANT CUSTOMER                          REVENUES(A)
------------------------------------------------------------  -------------------
Boeing(b)...................................................         18.3%
Textron(c)..................................................         14.6
Bombardier..................................................         11.4
                                                                     ----
  Total pro forma revenues..................................         44.3%
                                                                     ====

------------------------

       (a) Historical data is not deemed to be meaningful because it is not reflective of the companies we have recently acquired.

       (b) Reflects only our direct revenues from Boeing. Excludes revenues from components we provide indirectly to Boeing through our sales to other Boeing suppliers.

       (c) Includes Cessna.

    Most of our sales to Boeing are pursuant to contracts which may be terminated by Boeing at any time and include various terms favorable to the buyer. For example, one provides that we must extend to Boeing any reductions in prices or lead times that we provide to other customers and that we must match other suppliers' price reductions of more than five percent, or delete the affected products from the contract. Another contract relieves Boeing from any obligation to order products covered by the contract if Boeing's customers request an alternate supplier, or our product is not technologically competitive in Boeing's judgment, or Boeing changes the design of an aircraft so that our products are no longer needed, or Boeing reasonably determines that we cannot meet its requirements in the amounts and within the schedules it requires. Our contracts with Boeing also generally grant Boeing an irrevocable non-exclusive worldwide license to use our designs, tooling and other intellectual property rights related to products sold to Boeing, if we default, or suffer a bankruptcy filing, or transfer our manufacturing rights to a third party.

MANUFACTURING AND QUALITY CONTROL

    Many of our product lines use process-specific equipment and procedures that have been custom-designed or fabricated to provide high-quality products at relatively low cost. Some of our key product lines are vertically integrated, which we believe improves our product performance, customer service and competitive pricing.

    We have conducted programs to reduce costs including overhead expenses. In some cases, these programs have involved the use of proprietary equipment or processes which have enabled us to reduce costs without reducing quality levels.

    Several of our key customers have developed their own design, product performance, manufacturing process and quality system standards and require their suppliers to comply with such standards. As a result, we have developed and conducted comprehensive quality policies and procedures which meet or exceed our customers' requirements. Many of our customers have recognized formally the effectiveness of our quality programs by issuing quality approval letters and awarding quality compliance certificates. In addition, some of our customers have authorized our inspection personnel also to act as their authorized quality representatives. That authorization enables us to ship directly into the inventory stockrooms of these customers, eliminating the need for inspection at the receiving end.

    We use sophisticated equipment and procedures to ensure the quality of our products and to comply with United States military specifications and FAA certification requirements. We perform a variety of testing procedures, including environmental testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout our manufacturing facilities.

RAW MATERIALS AND COMPONENT PARTS

    The components we manufacture require the use of various raw materials including gold, aluminum, copper, rhodium, plating chemicals, hardwoods and plastics. The availability and prices of these materials may fluctuate. Their price is a significant component in, and part of, the sales price of many of our products. Although some of our contracts have prices tied to raw materials prices, we cannot always recover increases in raw materials prices in our product sale prices. We also purchase a variety of manufactured component parts from various suppliers. Raw materials and component parts are generally available from multiple suppliers at competitive prices. However, any delay in our ability to obtain necessary raw materials and component parts may affect our ability to meet customer production needs. See "Risk Factors--Gold and Copper Prices."

INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

    We have various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights which we believe are important to our business in the aggregate, but not individually.

COMPETITION

    We operate in a highly competitive industry and compete with a number of companies, many of whom have significantly greater financial, technological, manufacturing and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive price and superior customer service and support.

    The niche markets within the aircraft industry that we serve are relatively fragmented, with several competitors offering the same products and services we provide. Due to the global nature of the aircraft industry, competition comes from both U.S. and foreign companies.

    Our principal competitors in contacts and connectors are large and diversified corporations which produce a broad range of products. In other areas we generally face a group of smaller companies and enterprises, except for the corporate aircraft manufacturers, which are generally part of large and diversified companies.

GROUP--PRINCIPAL PRODUCTS AND SERVICES--PRINCIPAL COMPETITORS
-------------------------------------------------------------
CABIN MANAGEMENT GROUP
  INTERIOR FURNISHINGS
    - Aviart
    - Custom Aircraft Cabinets
    - Hiller
    - Corporate aircraft manufacturers and independent
      completion and modification companies
  SEATING
    - Aircraft Modular Products, a division of BE Aerospace
    - ERDA
  COMPOSITE COMPONENTS
    - AAR
    - Burnham
    - Fibre Art

GROUP--PRINCIPAL PRODUCTS AND SERVICES--PRINCIPAL COMPETITORS
-------------------------------------------------------------
    - Plastic Fab
    - Sealed Composites Works
    - The Nordam Group
  ENTERTAINMENT AND CABIN CONTROL SYSTEMS
    - Aerospace Lighting
    - Baker Electronics
    - DPI Labs
    - Grimes Aerospace
    - Nellcor Puritan Bennett
    - Air Show / Pacific Systems
SPECIALTY AVIONICS GROUP
  COCKPIT AUDIO, COMMUNICATION, LIGHTING AND POWER AND
    CONTROL DEVICES
    - Becker Avionics
    - Crane ELDEC
    - Diehl GmbH
    - Gables Engineering
    - Page Aerospace
  ELECTRICAL CONTACTS
    - Amphenol
    - Deutsch Engineered Connecting Devices, a division of
      Deutsch
  CONNECTORS AND HARNESS ASSEMBLIES
    - AMP (connectors)
    - Electronic Cable Specialists (harness assemblies)
    - ITT Cannon (connectors)
    - Radiall S.A. (connectors)
  LIQUID CRYSTAL DISPLAY DEVICES
    - Cristalloid
SYSTEMS INTEGRATION GROUP
  AUXILIARY FUEL SYSTEMS AND AUXILIARY POWER UNITS
    - Allied Signal (power units)
    - Marshall Engineering (fuel systems)
  INTEGRATION OF CABIN AND FIGHT DECK SYSTEMS
    - Electronic Cable Specialists (avionics support
      structures)
    - Engineering departments of airlines
    - Numerous independent airframe maintenance and
      modification companies

BACKLOG

    As of September 30, 1999, we had an aggregate sales order backlog of $150.8 million compared to $143.9 million as of December 31, 1998, all on a pro forma basis. Orders are generally filled within twelve months; however, our orders are generally subject to cancellation by the customer prior to shipment. The level of unfilled orders at any given date will be materially affected by when we receive orders and how fast we fill them. Period-to-period comparisons of backlog figures may not be meaningful. For that reason, our backlogs do not necessarily accurately predict actual shipments or sales for any future period.

EMPLOYEES

    As of December 31, 1999, we had 2,536 employees, of whom 1,997 were in manufacturing operations, 261 were in engineering, 183 were in finance and administration and 95 were in sales. The foregoing numbers include 83 temporary employees but do not reflect the anticipated employee reductions resulting from the Hollingsead and Elsinore Engineering restructuring. None of our employees is subject to a collective bargaining agreement, and we have not experienced any material business interruption as a result of labor disputes since DeCrane Aircraft was formed. We believe that we generally have a good relationship with our employees.

FACILITIES

    Our principal facilities are described in the following table. We believe that our facilities are in good condition and are adequate to support our operations for the foreseeable future.

                                                                                                APPROXIMATE      LEASE
                   LOCATION                                  FACILITY DESCRIPTION                 SQ. FT.      EXPIRATION
----------------------------------------------  ----------------------------------------------  ------------   ----------
LEASED FACILITIES
Wichita, KS (two buildings)...................  Manufacturing, engineering and administration     156,500         2007
Georgetown, DE (a)............................     Manufacturing and aircraft modifications       110,000         2041
El Segundo, CA................................  Manufacturing, engineering and administration      81,300         2010
Columbia, MD..................................  Manufacturing, engineering and administration      65,923         2007
Garden Grove, CA (b)..........................  Manufacturing, engineering and administration      58,303         2007
Denton, TX (three buildings)..................  Manufacturing, engineering and administration      47,905         2015
Goleta, CA....................................                   Engineering                       33,200         2010
Wichita, KS...................................         Manufacturing and administration            33,000         2009
Stuart, FL....................................  Manufacturing, engineering and administration      29,700         2008
Orlando, FL...................................         Manufacturing and administration            28,500         2010
Hatfield, PA..................................  Manufacturing, engineering and administration      27,500         2002
Bioggio, Switzerland..........................                  Manufacturing                      21,915         2004
Denton, TX (d)................................         Manufacturing and administration            20,000         2015
Orlando, FL (c)...............................                  Manufacturing                      20,000         2000
Mezzovico, Switzerland........................                  Manufacturing                      18,046         2001
Lewisville, TX (d)............................                  Manufacturing                      13,000         2004
Garden Grove, CA (b)..........................                    Warehouse                        10,000         2003
Seattle, WA...................................                    Warehouse                        10,000         2001
North Little Rock, AR (three buildings) (e)...                   Engineering                        8,828         2000
Santa Ana, CA.................................         Engineering and aircraft hanger              8,816         2000
El Segundo, CA................................             Corporate administration                 7,853         2007
Anaheim, CA...................................                  Manufacturing                       6,036         2004
Goleta, CA (b)................................                   Engineering                        5,816         2000
Hutchinson, KS................................                  Manufacturing                       5,300         2000
Bioggio, Switzerland (two buildings)..........                  Administration                      4,660         2000
Tucson, AZ....................................               Field service office                     580         2000
Quebec, Canada................................               Field service office                     380         2000
Wichita, KS...................................               Field service office                     350         2000
Cedex, France.................................               Field service office                     210         2000

OWNED FACILITIES
Seattle, WA (six buildings)...................  Manufacturing, engineering and administration      87,382
Pooler, GA....................................         Manufacturing and administration            24,000
North Little Rock, AR (e).....................          Manufacturing and engineering              20,000
North Little Rock, AR.........................  Manufacturing, engineering and administration      18,000

OWNED AND LEASED FACILITIES--SUBLEASED TO
OTHERS
Seattle, WA (owned)...........................                   Office space                      34,229
Santa Fe Springs, CA (leased).................          Manufacturing and office space             24,000         2000
Santa Fe Springs, CA (leased).................          Manufacturing and office space             17,600         2000
Wiltshire, United Kingdom (leased)............          Manufacturing and office space              4,823         2013

------------------------------

(a) Includes a 25,000 square foot expansion under construction and expected to be ready for occupancy in 2000.

(b) Will be vacated in 2000 and subleased in conjunction with the Hollingsead and Elsinore Engineering restructuring.

(c) Will be replaced with a 33,000 square foot building under construction and expected to be ready for occupancy in 2000; the new lease will expire in 2010.

(d) During 2000, the Lewisville, TX facility will be vacated and subleased for the remaining lease term upon occupancy of the Denton, TX facility.

(e) A new, owned 20,000 square foot facility is under construction and expected to be ready for occupancy in 2000; upon occupancy, the three leased buildings will be vacated and subleased for the remainder of their lease terms, if any.

ENVIRONMENTAL MATTERS

    Our facilities and operations are subject to various federal, state, local, and foreign environmental laws and regulations, including those relating to discharges to air, water, and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. In addition, some environmental laws, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (CERCLA) and similar state laws, impose strict liability upon persons responsible for releases or potential releases of hazardous substances. That liability generally is retroactive, and may create "joint and several" liability among multiple parties who have some relationship to a site or a source of waste. We have sent waste to treatment, storage, or disposal facilities that have been designated as National Priority List sites under CERCLA or equivalent listings under state laws. We have received CERCLA requests for information or allegations of potential responsibility from the Environmental Protection Agency regarding our use of several of those sites. In addition, some of our operations are located on properties which are contaminated to varying degrees.

    We have not incurred, nor do we expect to incur, liabilities in any significant amount as a result of the foregoing matters, because in these cases other entities have been held primarily responsible, the levels of contamination are sufficiently low so as not to require remediation, or we are indemnified against such costs. In most cases, we do not believe that we have any material liability for past waste disposal. However, in a few cases, we do not have sufficient information to assess our potential liability, if any. It is possible, given the potentially retroactive nature of environmental liability, that we will receive additional notices of potential liability relating to current or former activities.

    Some of our manufacturing processes create wastewater which requires chemical treatment, and one of our facilities was cited for excessive quantity and strength of its wastewater. The costs associated with remedying that failure have not been material. In addition, volatile organic compounds were discovered at a different facility of ours during groundwater sampling in 1998. We have completed a voluntary cleanup program there and have received a "no further action" letter.

    We believe that we have been and are in substantial compliance with environmental laws and regulations and that we have no liabilities under environmental laws and regulations, except for liabilities which we do not expect would likely have a material adverse effect on our business, financial position, results of operations or cash flows. However, some risk of environmental liability is inherent in the nature of our business, and we might in the future incur material costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental laws and regulations. See "Risk Factors--Environmental Risks and Regulations."

LEGAL PROCEEDINGS

    As part of its investigation of the crash off the Canadian coast on September 2, 1998 of Swissair Flight 111, the Canadian Transportation Safety Board (TSB) notified us that they recovered burned wire which was attached to the in-flight entertainment system installed on some of Swissair's aircraft by one of our subsidiaries. We are fully cooperating with the on-going TSB investigation. Although the TSB has not issued a final report, it has advised us that it has no evidence to date that the system we installed malfunctioned or failed during the flight. Families of the 229 persons who died aboard the flight have filed actions in federal and state courts against us, and many other parties unaffiliated with us, including Swissair and Boeing. The actions claim negligence, strict liability and breach of warranty relating to the installation and testing of the in-flight entertainment system. The actions seek compensatory and punitive damages and costs in an unstated amount. We intend to defend the claims vigorously.

    We are a party to a license agreement with McDonnell Douglas (now a part of Boeing) pursuant to which we may request specified data in order to design and market modifications to aircraft manufactured by McDonnell Douglas. Under the agreement, we are to pay McDonnell Douglas a royalty of five percent of the net sales price of all modifications sold by us for which we have requested data from McDonnell Douglas. We requested data for a single modification, which we believe is exempt from the agreement's provision requiring royalties. In 1996, McDonnell Douglas made a demand for $650,000 for royalties. We do not believe that we are obligated to McDonnell Douglas in any amount. However, if the claim is asserted, and if we are unsuccessful in defending it, we may be required to pay royalties to McDonnell Douglas.

    We are party to other litigation incident to the normal course of business. We do not believe that the outcome of any of such other matters in which we are currently involved will have a material adverse effect on our financial condition or results of operations.

WHERE YOU CAN GET MORE INFORMATION

    Any registered purchaser may request from us any information it wishes in order to verify the information in this prospectus. Apart from this prospectus and any responses we make to those requests, no-one is authorized to give information about this exchange offer or the notes on our behalf.

    We have filed with the Securities and Exchange Commission a registration statement on the SEC's Form S-1, to register the new notes. This prospectus is an update of that registration statement. However, the registration statement has additional information which is not included here, in accordance with SEC rules. Our descriptions and statements about any contract or other document in this prospectus are summaries only, and, in each instance, reference is made to a copy of such contract or other document filed as an exhibit to the registration statement, each such description or statement being qualified in all respects by such reference. We are required to attach copies of our material contracts and documents as exhibits to the registration statement we filed with the SEC.

    We became a reporting company as a result of the registration of the notes, and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our fiscal year ends on December 31. You may read and copy any reports, statements or other information we file with the SEC at the SEC's reference room in Washington D.C. Please call the SEC at (202) 942-8090 for further information on the operation of the reference rooms. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC, or review our SEC filings on the SEC's EDGAR web site, which can be found at http\\www.sec.gov. You may also write or call us at our corporate headquarters located at 2361 Rosecrans Avenue, Suite 180, El Segundo, California 90245. Our telephone number is (310) 725-9123.

                                   MANAGEMENT

    The following table sets forth certain information concerning each person who is currently a director or executive officer of DeCrane Aircraft. Each director also serves as a director of DeCrane Holdings.

NAME                                                AGE                                   POSITION
----                                        --------------------                          --------
R. Jack DeCrane...........................                    53   Director and Chief Executive Officer
Charles H. Becker.........................                    54   Senior Vice President and Group President
Richard J. Kaplan.........................                    56   Senior Vice President, Chief Financial Officer,
                                                                   Secretary and Treasurer
Robert G. Martin..........................                    62   Senior Vice President and Group President
Jeffrey A. Nerland........................                    42   Vice President, Business Development
Jeffrey F. Smith..........................                    39   Senior Vice President and Group President
Thompson Dean.............................                    41   Chairman of the Board of Directors
John F. Fort, III.........................                    58   Director
Dr. Robert J. Hermann.....................                    66   Director
Dr. Paul G. Kaminski......................                    57   Director
Susan C. Schnabel.........................                    38   Director
Timothy J. White..........................                    38   Director

    R. JACK DECRANE is the founder of DeCrane Aircraft. Mr. DeCrane served as President since it was founded in December 1989 until April 1993 when he was elected to the newly-created office of Chief Executive Officer. Prior to founding our company, Mr. DeCrane held various positions at the aerospace division of B.F. Goodrich. Mr. DeCrane was a Group Vice President at the aerospace division of B.F. Goodrich with management responsibility for three business units from 1986 to 1989. He has served on our board of directors since its inception.

    CHARLES H. BECKER has been our Senior Vice President and President of the Cabin Management Group since October 1999. Mr. Becker previously served as President and Chief Operating Officer of DeCrane Aircraft from April 1998 to October 1999, Group Vice President of Components of DeCrane Aircraft from December 1996 to April 1998, and President of Tri-Star from December 1994 to April 1998. Prior to joining us, Mr. Becker was President of the Interconnect Systems Division of Microdot, Inc., a manufacturer of contacts and connectors for aerospace applications, from 1984 to 1994.

    RICHARD J. KAPLAN has been the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of DeCrane Aircraft since March 1999. From April 1998 to March 1999, he served as Executive Vice President and Chief Operating Officer of Developers Diversified Realty Corporation. From 1977 to 1998, he was a partner with Price Waterhouse LLP, having joined the firm in 1964.

    ROBERT G. MARTIN has been our Senior Vice President and President of the Systems Integration Group since October 1999 and President of PATS since we acquired it in January 1999. Mr. Martin also served as President of Aerospace Display Systems from September 1996 until October 1999. Prior to our acquisition of Aerospace Display Systems in 1996, Mr. Martin had served as its President since 1992.

    JEFFREY A. NERLAND has been our Vice President, Business Development, since January 1999. From July 1994 through December 1998, he was President of The Nerland Group and a partner with Budetti, Harrison, Nerland and Associates, a consulting and interim management firm. Previously, Mr. Nerland was a director with Kibel, Green Inc., a consulting firm.

    JEFFREY F. SMITH has been our Senior Vice President and President of the Specialty Avionics Group since October 1999 and President of Avtech since we acquired it in June 1998. Previously, he has served in various capacities with Avtech since 1989.

    THOMPSON DEAN has been the Managing Partner of DLJ Merchant Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor. Mr. Dean serves as a director of Commvault Inc., Von Hoffman Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holding Corp. and Insilco Holding Corporation. He became a director in 1998.

    JOHN F. FORT, III served as Chairman of the Board of Directors of Tyco International, Inc. from 1982 to December 1992, and as Chief Executive Officer from 1982 to June 1992. Mr. Fort serves as a director of Tyco International, Inc., Dover Corporation and Roper Industries. He became a director in 1998.

    DR. ROBERT J. HERMANN is a Senior Partner of Global Technology Partners.
Dr. Hermann most recently served as Senior Vice President for Science and Technology at United Technologies Corporation and served in various other capacities at United Technologies Corporation since 1982. Prior to joining United Technologies Corporation, Dr. Hermann spent 20 years with the National Security Agency. In 1977 he was appointed Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence, and in 1979 was named Assistant Secretary of the Air Force for Research, Development and Logistics and Director of the National Reconnaissance Office. He became a director in 1998.

    DR. PAUL G. KAMINSKI is a Senior Partner of Global Technology Partners.
Dr. Kaminski currently serves as Chief Executive Officer of Technovation, Inc., a consulting firm focusing on business strategy and advanced technology.
Dr. Kaminski served as U.S. Undersecretary of Defense for Acquisition and Technology from October 1994 to 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Technology Strategies and Alliances.
Dr. Kaminski is a former Chairman of the Defense Science Board and is currently a member of the Senate Select Committee on Intelligence-Technical Advisory Group, the NRO Advisory Council and the National Academy of Engineering.
Dr. Kaminski is a director of General Dynamics Corporation, Dyncorp, Eagle-Picher Technologies and several privately held information technology companies. He became a director in 1998.

    SUSAN C. SCHNABEL has been a Managing Director of DLJ Merchant
Banking, Inc. since January 1998. In 1997, she served as Chief Financial Officer of PETsMART, a specialty retailer of pet products and supplies. From 1990 to 1996, Ms. Schnabel was with Donaldson, Lufkin & Jenrette Securities Corporation, where she became a Managing Director in 1996. Ms. Schnabel serves as a director of Dick's Clothing and Sporting Goods, Environmental Systems Products and Wavetek Corporation. She became a director in 1998.

    TIMOTHY J. WHITE has been a Vice President of DLJ Merchant Banking, Inc. since June 1998. From October 1994 to May 1998, Mr. White was an Associate and Vice President at Donaldson, Lufkin & Jenrette Securities Corporation. From
May 1994 to October 1994, Mr. White was an Associate Counsel in the Office of the Independent Counsel, United States Department of Justice. Prior to that time, Mr. White was an attorney with Davis Polk & Wardwell. He became a director in 1998.

    An agreement entered into in connection with the DLJ acquisition entitled a holding company controlled by DLJ Merchant Banking Partners II, L.P. to designate a number of directors proportionally commensurate with its stock ownership of DeCrane Aircraft. DeCrane Holdings selected all of the current members of the Board of Directors of DeCrane Aircraft. DLJ Merchant Banking or its designate selected all of the members of the Board of Directors of DeCrane Holdings.

SUMMARY COMPENSATION TABLE

    The following table describes all annual compensation awarded to, earned by or paid to our Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer for the years ended December 31, 1999, 1998 and 1997.

                                                                                                           ALL OTHER
                                                           ANNUAL COMPENSATION                           COMPENSATION
                                              ---------------------------------------------   -----------------------------------
                                                                                  OTHER
                                                                                  ANNUAL             SECURITIES
                                                                                 COMPENSATION        UNDERLYING           OTHER
                                               YEAR       SALARY      BONUS        (1)               OPTIONS(2)            (3)
                                                ----     --------   ----------    -------     ------------------------   -------
R. Jack DeCrane.............................    1999     $334,791   $  700,000    $30,873                     106,877    $ 9,025
Chief Executive Officer                         1998      281,761    1,044,000     30,151                      50,000     34,064
and Director(4)                                 1997      244,744      220,000      --                         50,000     29,411

Charles H. Becker...........................    1999     $235,000   $  210,000    $19,158                      26,719      --
Senior Vice President(5)                        1998      206,948      160,000     14,678               --                 --
                                                1997      174,492      102,000      6,168                      15,000    $18,000

Richard J. Kaplan...........................    1999     $158,333   $  258,000    $13,572                      28,669      --
Senior Vice President(6)                        1998        --          --          --                  --                 --
                                                1997        --          --          --                  --                 --

Robert G. Martin............................    1999     $187,500   $  209,000    $ 1,300             17,813               --
Senior Vice President(7)                        1998      172,000       66,000      1,300               --                 --
                                                1997      130,000       66,000      1,300                      10,000      --

Jeffrey A. Nerland..........................    1999     $160,000   $  181,000    $ 6,366                      10,688      --
Vice President(8)                               1998        --          --          --                  --                 --
                                                1997        --          --          --                  --                 --

------------------------

(1) Amounts paid by us for premiums on health, life and long-term disability insurance and automobile leases provided by us for the benefit of the named executive officer.

(2) Number of shares of common stock of DeCrane Holdings issuable upon exercise of options granted pursuant to our management incentive plan during the last fiscal year.

(3) Relocation costs.

(4) Mr. DeCrane also served as Chairman of the Board of Directors through August 1998.

(5) Mr. Becker served as Group Vice President of Components, and President of Tri-Star, through April 1998. Mr. Becker became President and Chief Operating Officer in April 1998 and Senior Vice President and Group President of Cabin Management in October, 1999.

(6) Mr. Kaplan joined DeCrane Aircraft as Senior Vice President on March 15,
    1999.

(7) Mr. Martin served as President Aerospace Display Systems from September 1996 until October 1999. Mr. Martin has been President of PATS since we acquired it in January 1999, and became our Senior Vice President and Group President of Systems Integration in October 1999.

(8) Prior to Mr. Nerland joining DeCrane Aircraft on January 1, 1999, he provided consulting services to us during 1998 for which either Mr. Nerland or The Nerland Group, of which Mr. Nerland was a principal, was paid a total of $127,800 in 1998 and early 1999, which amount has been excluded from the table above.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth individual grants of options to purchase shares of DeCrane Holdings common stock granted to the executive officers named below during the fiscal year ended December 31, 1999, pursuant to the management incentive plan. See "Employment Agreements and Compensation
Arrangements--INCENTIVE PLANS."

                                                                                                 POTENTIAL REALIZABLE
                                             NUMBER OF                                             VALUE AT ASSUMED
                                             SECURITIES                                          ANNUAL RATES OF STOCK
                                             UNDERLYING     % OF     EXERCISE OR                PRICE APPRECIATION (1)
                                              OPTIONS     OPTIONS    BASE PRICE    EXPIRATION   -----------------------
NAME                                          GRANTED     GRANTED     PER SHARE       DATE          5%          10%
----                                         ----------   --------   -----------   ----------   ----------   ----------
R. Jack DeCrane............................   106,877       38.2%      $23.00         2009      $1,545,931   $3,917,691

Charles H. Becker..........................    26,719        9.6        23.00         2009         386,479      979,414

Richard J. Kaplan..........................    28,669       10.3        23.00         2009         414,685    1,050,893

Robert G. Martin...........................    17,813        6.4        23.00         2009         257,657      652,955

Jeffrey A. Nerland.........................    10,688        3.8        23.00         2009         154,597      391,780

------------------------

(1) The potential realizable value assumes stock price appreciation rates of 5% and 10%, compounded annually, from the date the option was granted over the full option term. These assumed annual compound rates are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of the stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    No stock options were exercised by our executive officers during the year ended December 31, 1999. The following tables sets forth information about the stock options held by the executive officers named below as of December 31, 1999.

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
NAME                                                               OPTIONS              AT FISCAL YEAR-END(1)
----                                                      -------------------------   -------------------------
                                                          EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
R. Jack DeCrane.........................................         22,712/84,165                         --/--

Charles H. Becker.......................................          5,678/21,041                         --/--

Richard J. Kaplan.......................................          6,092/22,577                         --/--

Robert G. Martin........................................          3,785/14,028                         --/--

Jeffrey A. Nerland......................................           2,271/8,417                         --/--

------------------------

(1) No options were in-the-money based on the common stock share price of $23.00 per share as of December 31, 1999, the measuring date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Board of Directors makes decisions regarding officer compensation as a committee of the whole. R. Jack DeCrane, chief executive officer of DeCrane Aircraft, participates in those discussions as a member of the Board of Directors.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

    R. JACK DECRANE

    On July 17, 1998, the Compensation Committee of our Board of Directors approved a three-year employment agreement between DeCrane Aircraft and R. Jack DeCrane, replacing his prior employment agreement that was to expire on September 1, 1998. Mr. DeCrane's employment agreement provides for various benefits, including:

    - an initial salary of $310,000, which is subject to annual review and increase, but not decrease;

    - an annual bonus, currently determined pursuant to the performance-based cash incentive bonus plan;

    - a $500,000 bonus in recognition of our then-recent acquisition of Avtech Corporation;

    - a $250,000 signing bonus;

    - options to purchase 50,000 shares of common stock of DeCrane Aircraft at a price equal to the fair market value of the shares as of July 16, 1998, one-half of which were immediately exercisable; the rest became exercisable upon the completion of the DLJ acquisition; and

    - a $150,000 cash continuation bonus payable on January 2, 1999, if employed by us on January 1, 1999.

    Mr. DeCrane's options were cancelled in August 1998 and he received a cash payout in lieu of the options.

    The employment agreement also provides that if specified change-of-control events occur, and Mr. DeCrane's employment is terminated by us for any reason other than for cause or as a result of his death or disability, or by Mr. DeCrane for "good reason," as defined in the agreement, then we will pay
Mr. DeCrane a lump sum in cash within fifteen days. The amount of that payment will be $1.00 less than three times the sum of Mr. DeCrane's average base salary plus bonus for the five calendar years preceding his termination date and accrued but unpaid salary and bonus through the termination date. Mr. DeCrane will also receive other specified benefits, including continued coverage under our welfare plans for up to two years; a lump sum payment in cash equal to any unvested portions of our contributions to him under specified savings plans, plus two times the amount of our annual contributions on his behalf to those plans; a lump sum payment in cash equal to our matching contributions under those savings plans that Mr. DeCrane would have received had he continued maximum participation in the plans until the earlier of two years following his termination and December 31 of the year he turns 65, plus the vested and unvested amounts credited to him under any of our deferred compensation plans and the amount required to be credited during the year of his termination; and outplacement consulting services to aid Mr. DeCrane with re-employment. We will reduce these payments to the extent necessary to ensure deductibility for tax purposes.

    ROBERT G. MARTIN

    We entered into an employment agreement with Robert G. Martin, Senior Vice President of DeCrane Aircraft and President of the Systems Integration Group on September 10, 1999, amending his prior employment agreement dated September 19, 1996. Mr. Martin's employment agreement provides for an annual salary of $210,000 and an annual bonus determined pursuant to the performance-based cash incentive bonus plan. Mr. Martin's employment agreement expires on December 31, 2001, and DeCrane Aircraft may terminate the agreement at any time for cause or if Mr. Martin otherwise breaches the agreement or in the event of Mr. Martin's death or disability.

    JEFFREY F. SMITH

    We entered into an employment agreement with Jeffrey F. Smith, Vice President and General Manager of our Avtech subsidiary, on June 26, 1998.
Mr. Smith's employment agreement provides for an annual salary, initially in the amount of $145,000 and an annual bonus currently determined pursuant to the performance-based cash incentive bonus plan. Mr. Smith's employment agreement expires on June 30, 2000, and Avtech may terminate the agreement at any time for cause or in the event of Mr. Smith's death or disability. If Mr. Smith's employment is terminated without cause, Mr. Smith is entitled to receive severance compensation in an amount equal to his base salary plus his anticipated bonus for the year in which he resigns.

    401(K) RETIREMENT PLAN

    Substantially all of our full-time employees are eligible to participate in one of six 401(k) retirement plans we sponsor. The 401(k) plans allow employees as participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax deferred earnings, as a retirement fund. Effective October 1, 1997, we matched 25% of the employee contribution up to 6% of the employee's salary for the fourth quarter of 1997 and each quarter of 1998. Currently, the plans generally provide for us to match 50% of the employee contribution for up to 6% of the employee's salary. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death.

    INCENTIVE PLANS

    Our management incentive plan provides for the issuance of options to purchase the common stock of DeCrane Holdings as incentive compensation to designated executive personnel and other key employees of DeCrane Aircraft and its subsidiaries, in amounts determined by the plan's committee from time to time. The management incentive plan is administered by a committee appointed by the Board of Directors of DeCrane Holdings. The plan provides for the granting of options to purchase 356,257 common shares and expires in 2009. Generally, ten percent of the options awarded to each plan participant vest immediately, and the remaining ninety percent of each participant's options will vest at a later date. The options generally vest based upon future attainment of defined performance criteria, although alternate vesting schedules may be authorized by the committee appointed by the Board of Directors of DeCrane Holdings to administer the plan. As of the date of this prospectus, options to purchase 279,662 shares at $23.00 per shares have been granted, of which options to purchase approximately 28,000 shares vested immediately. We believe the per share exercise price of the options granted approximated the fair market value of the underlying common stock on the grant date.

    Our stock purchase plan provides for the purchase of shares of common stock of DeCrane Holdings by designated executive personnel and other key employees of DeCrane Aircraft and its subsidiaries, with a portion of the purchase price to be loaned to the participants by DeCrane Aircraft. This arrangement was made available to persons and in amounts determined by the committee appointed by the Board of Directors of DeCrane Holdings to administer the plan. In December 1999, management purchased 171,295 shares of DeCrane Holdings common stock for $23.00 per share. The total purchase price was $3.9 million, of which one-half was paid in cash at closing and one-half was loaned to management by DeCrane Aircraft with interest at applicable federal rates.

    Our cash incentive bonus plan provides for the allocation of a bonus pool each year for incentive compensation to designated executive personnel and other key employees of DeCrane Aircraft and its subsidiaries. The bonus pool for participants will be adjusted upwards or downwards each year based on EBITDA and cash flow, as defined, generated by the relevant participant's operating unit. Bonus payments will be made in the quarter following the end of the year or period to which they relate and have been approved.

DIRECTORS' COMPENSATION

    The directors of DeCrane Aircraft generally do not receive annual fees or fees for attending meetings of the Board of Directors of DeCrane Aircraft or committees thereof. However, John F. Fort, III, an independent director not affiliated with any investor in DeCrane Holdings, receives a director's fee of $5,000 for each meeting attended. In addition, the Board of Directors of DeCrane Holdings extended the management incentive plan to independent non-management directors, and issued options to purchase 3,260 shares of DeCrane Holdings common stock to Mr. Fort under the terms of the management incentive plan. See "Related Party Transactions." Also, all directors are reimbursed for out-of-pocket expenses. We expect to continue those policies. DeCrane Holdings does not compensate or intend to compensate its directors.

       SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS AND MANAGEMENT

    All of the 100 outstanding shares of common stock of DeCrane Aircraft are owned by DeCrane Holdings. DeCrane Aircraft has no other class of stock outstanding. DeCrane Holdings has 3,571,827 shares of common stock issued and outstanding, which are owned by 33 shareholders, and 342,417 shares of 14% Senior Redeemable Exchangeable Preferred Stock due 2008 issued and outstanding as of December 31, 1999. The following table sets forth the beneficial ownership of DeCrane Holdings' voting securities as of December 31, 1999 by its principal owners and our executive officers and directors.

                                                           COMMON STOCK(2)             14% SENIOR REDEEMABLE
                                                      -------------------------       EXCHANGEABLE PREFERRED
                                                      NUMBER OF                           STOCK DUE 2008
                                                       SHARES,                       -------------------------
                                                      PARTIALLY                      NUMBER OF
NAME OF BENEFICIAL OWNER (1)                           DILUTED       PERCENTAGE       SHARES        PERCENTAGE
----------------------------                          ---------      ----------      ---------      ----------
DLJ Merchant Banking Partners II, L.P., and
  affiliates(3).....................................  3,519,565         94.6%         340,000          99.3%
Thompson Dean(4)....................................     --            --                             --
  DLJ Merchant Banking, Inc.
  277 Park Avenue
  New York, New York 10172
Susan C. Schnabel(4)................................     --            --               --            --
  DLJ Merchant Banking, Inc.
  277 Park Avenue New York, New York 10172
Timothy J. White(4).................................     --            --               --            --
  DLJ Merchant Banking, Inc.
  277 Park Avenue
  New York, New York 10172
Global Technology Partners, LLC(5)..................     --            --               --            --
  1300 I Street N.W.
  Washington, D.C.
Dr. Robert J. Hermann(5)............................      9,561         *                 714          *
c/o Global Technology Partners, LLC
  1300 I Street, N.W.
  Washington, D.C.
Dr. Paul G. Kaminski(5).............................      9,561         *                 714          *
c/o Global Technology Partners, LLC
  1300 I Street, N.W.
  Washington, D.C.
John F. Fort, III(6)................................      1,087         *               --            --
R. Jack DeCrane(7)..................................     79,233          2.2%           --            --
Charles H. Becker(8)................................     23,069         *               --            --
Richard J. Kaplan(9)................................     27,831         *               --            --
Robert G. Martin(10)................................      8,132         *               --            --
Jeffrey A. Nerland(11)..............................      8,792         *               --            --
Jeffrey A. Smith(12)................................     12,480         *               --            --
All directors and named executive officers as a
  group
  (12 persons)......................................    179,746          5.0%           1,428          *

------------------------

  *  Less than 1.0%

 (1) Each person who has the power to vote and direct the disposition of shares is deemed to be a beneficial owner of those shares.

 (2) The common stock columns reflect the number of shares owned and the total percentage ownership in the manner required by Securities and Exchange Commission rules. The entries for each holder assumes, if applicable, that the particular holder, and no one else, fully exercises all rights under warrants to purchase common stock and common stock which may be acquired upon the exercise of stock options which are exercisable or will be exercisable prior to 60 days from December 31, 1999.

 (3) Reflects 3,369,565 shares and warrants for the issuance of an additional 150,000 shares, held directly by DLJ Merchant Banking Partners II, L.P. and the following related investors: DLJ Merchant Banking

     Partners II-A, L.P.; DLJ Offshore Partners II, C.V.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; UK Investment Plan 1997 Partners, Inc.; DLJ EAB Partners, L.P.; DLJ First ESC L.P. and DLJ ESC II L.P. See "Related Party Transactions" and "Plan of Distribution." The address of DLJ Offshore Partners II, C.V. is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Investment Plan 1997 Partners, Inc. is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. The address of each of the other persons is 277 Park Avenue, New York, New York 10172.

 (4) Messrs. Dean and White and Ms. Schnabel are officers of DLJ Merchant Banking, Inc., an affiliate of Merchant Banking Partners II, L.P. as well as Donaldson, Lufkin & Jennette Securities Corporation. The share data shown for these individuals excludes shares shown as held by the DLJ affiliates separately listed in this table; Messrs. Dean and White and Ms. Schnabel disclaim beneficial ownership of those shares.

 (5) Messrs. Hermann and Kaminski are members of Global Technology Partners, LLC. Six members of Global Technology Partners, including Messrs. Hermann and Kaminski, acquired 30,967 shares of DeCrane Holdings common stock and 2,417 shares of DeCrane Holdings 14% Senior Redeemable Exchangeable Preferred Stock due 2008, in transactions negotiated with DeCrane Holdings. The share data shown for Global Technology Partners and Messrs. Hermann and Kaminski excludes shares shown as held by the individual members; Messrs. Hermann and Kaminski disclaim beneficial ownership in any of the shares held by the other members.

 (6) Includes 1,087 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

 (7) Includes 22,712 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

 (8) Includes 5,678 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

 (9) Includes 6,092 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

 (10) Includes 3,785 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

 (11) Includes 2,271 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

 (12) Includes 3,785 shares that may be acquired upon the exercise of stock options which are exercisable or will become exercisable prior to 60 days from December 31, 1999.

    DeCrane Holdings is authorized to issue an aggregate of 4,500,000 shares of DeCrane Holdings common stock, par value $.01 per share, of which 3,571,827 are outstanding, excluding 305,000 reserved for issuance upon exercise of outstanding warrants and 400,869 reserved for issuance upon exercise of stock options outstanding. DeCrane Holdings is authorized to issue up to 2,500,000 shares of DeCrane Holdings preferred stock, par value $.01 per share, in one or more series, of which 342,417 are outstanding. For a full description of DeCrane Holdings' capital stock, please review DeCrane Holdings' Certificate of Incorporation and Certificate of Designation for its 14% Senior Redeemable Exchangeable Preferred Stock due 2008. You can obtain a copy from us or from the exhibits to the registration statement of which this prospectus is a part. See "Where You Can Obtain More Information" at the end of "Business."

                           RELATED PARTY TRANSACTIONS

    In August 1998, DeCrane Holdings, a holding company organized by DLJ Merchant Banking Partners, II, L.P. and several affiliates acquired all our then-outstanding common stock. An agreement entered into in connection with the DLJ acquisition entitled a holding company controlled by DLJ Merchant Banking Partners II, L.P. to designate a number of directors proportionally commensurate with its stock ownership of DeCrane Aircraft. DeCrane Holdings selected all of the current members of the Board of Directors of DeCrane Aircraft. DLJ Merchant Banking or its designate selected all of the members of the Board of Directors of DeCrane Holdings.

    We also entered into certain financing arrangements in connection with the DLJ Acquisition. DLJ Capital Funding, Inc., another DLJ affiliate of DLJ Merchant Banking, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our previous bank credit facility and as a lender thereunder. Donaldson, Lufkin & Jenrette Securities Corporation, which is also an affiliate of DLJ Merchant Banking, acted as the initial purchaser of the old notes and is the sole market-maker for the notes. In addition, DeCrane Aircraft is obligated to pay DLJ Securities Corporation an annual advisory fee of $300,000 until 2003. We may from time to time enter into other investment banking relationships with DLJ Securities Corporation or one of its affiliates pursuant to which DLJ Securities Corporation or its affiliate will receive customary fees and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection therewith. We expect that any such arrangement will include provisions for the indemnification of DLJ Securities Corporation against liabilities, including liabilities under the federal securities laws.

    In connection with the DLJ acquisition, an Investors' Agreement dated as of August 28, 1998, and amended as of October 2, 1998, was entered into among DeCrane Holdings, DLJ Merchant Banking and its affiliates which hold DeCrane Holdings stock. It provides that:

    - Any person acquiring shares of common stock or preferred stock of DeCrane Holdings who is required by the terms of the Investors' Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan of DeCrane Holdings to become a party thereto shall execute an agreement to become bound by the Investors' Agreement and thereafter shall be bound by it.

    - Transfers of the shares of DeCrane Holdings common stock and preferred stock by the parties to the agreement are restricted.

    - Parties to the agreement may participate in some specific kinds of sales of shares of DeCrane Holdings' common stock by the DLJ affiliates.

    - The DLJ affiliates may require the other parties to the agreement to sell shares of DeCrane Holdings' common stock in some cases should the DLJ affiliates choose to sell any such shares owned by them.

    - The DLJ affiliates may request six demand registrations with respect to the warrants for DeCrane Holdings common stock held by DLJ Merchant Banking and the common stock and preferred stock held by those affiliates, which are immediately exercisable subject to customary deferral and cutback provisions.

    - The parties to the agreement are entitled to unlimited piggyback registration rights, subject to customary cutback provisions, and excluding registrations of shares issuable in connection with any employee stock options, employee benefit plan or an acquisition.

    - DeCrane Holdings will indemnify the shareholders against some liabilities and expenses, including liabilities under the Securities Act.

    - The DLJ affiliates have the right to appoint all of the members of the Boards of Directors of DeCrane Holdings and DeCrane Aircraft, and at least one of such directors on each board will be an independent director. Messrs. Hermann, Kaminski and Fort are independent directors.

    Each warrant for DeCrane Holdings common stock held by the DLJ affiliates entitles the holder thereof to purchase one share of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. Those DLJ warrants are exercisable at any time prior to 5:00 p.m. New York City time on August 28, 2009, subject to applicable federal and state securities laws.

    In connection with the DLJ acquisition, seven members of Global Technology Partners, LLC, including Messrs. Hermann and Kaminski, were granted options to purchase 44,612 shares of DeCrane Holdings common stock effective July 30, 1999. The options vest over a three-year period, subject to acceleration if the foregoing DLJ affiliates sell any of their shares of common stock. Those options will be exercisable at an exercise price equal to the price paid for DeCrane Holdings common stock by DLJ Merchant Banking and its affiliates. In December 1998, six members of Global Technology Partners, including Messrs. Hermann and Kaminski, purchased for approximately $704,000, newly issued shares of preferred and common stock of DeCrane Holdings. DeCrane Aircraft loaned one-half of the purchase price for such shares to those members with interest at applicable federal rates. The loans are repayable out of the proceeds from the sale of such stock and are secured by such stock. DeCrane Holdings has indemnified Global Technology Partners against some claims and liabilities including, liabilities under the Securities Act.

    The Board of Directors of DeCrane Holdings extended the management incentive plan to independent non-management directors, and issued options to purchase 3,260 shares of DeCrane Holdings common stock to Mr. Fort, the only director presently qualifying for such plan.

    In connection with our acquisition of PPI in April 1999, DLJ Merchant Banking invested an additional $12.5 million of capital in DeCrane Holdings by purchasing 543,478 additional shares of its common stock, for $23.00 per share. DeCrane Holdings, in turn, contributed the proceeds to DeCrane Aircraft. Three members of Global Technology Partners, including Messrs. Hermann and Kaminski, also purchased 10,869 newly issued shares of DeCrane Holdings common stock at $23.00 per share. DeCrane Aircraft loaned one-half of the purchase price for such shares to those members with interest at applicable federal rates. The loans are repayable out of the proceeds from the sale of such stock and are secured by such stock.

    In December 1999, management purchased 171,295 shares of DeCrane Holdings common stock for $23.00 per share. The total purchase price was $3.9 million, of which one-half was paid in cash at closing and one-half was loaned to management by DeCrane Aircraft with interest at applicable federal rates. The loans are repayable out of the proceeds from the sale of such stock and are secured by such stock.

    The following table sets forth all indebtedness owed to us by our executive officers and directors which individually exceed $60,000 as required by the rules of the Securities and Exchange Commission. All indebtedness set forth below results from the above-described purchases of DeCrane Holdings preferred and common stock and is payable to DeCrane Aircraft. The indebtedness, plus accrued interest, is payable upon the sale of the DeCrane Holdings stock held as collateral for each of the loans. See "Management" for information regarding each individual's relationship with DeCrane Aircraft and DeCrane Holdings.

                                                                              TOTAL INDEBTEDNESS TO DECRANE AIRCRAFT
                                            NUMBER OF SHARES                         AS OF DECEMBER 31, 1999
                                          HELD AS COLLATERAL(A)              ----------------------------------------
                                          ---------------------   INTEREST                    ACCRUED
NAME                                      PREFERRED    COMMON     RATE(B)    PRINCIPAL(C)   INTEREST(D)    TOTAL(E)
----                                      ---------   ---------   --------   ------------   -----------   -----------
R. Jack DeCrane.........................      --       56,521       5.74%      $649,991       $1,124       $651,115
Charles H. Becker.......................      --       17,391       5.74        199,996          346        200,342
Richard J. Kaplan.......................      --       21,739       5.74        249,998          432        250,430
Jeffrey A. Nerland......................      --        6,521       5.74         74,991          130         75,121
Jeffrey F. Smith........................      --        8,695       5.74         99,992          173        100,165
Dr. Robert J. Hermann...................     714       13,184        (f)        145,664        5,375        151,039
Dr. Paul G. Kaminski....................     714       13,184        (f)        145,664        5,375        151,039

------------------------

(a) Reflects the number of shares of DeCrane Holdings preferred and common stock held by DeCrane Aircraft as collateral for the loans.

(b) Reflects the applicable federal rate of interest charged on the loans. Interest is compounded annually.

(c) Reflects the original principal amount of the loans.

(d) Reflects accrued interest payable through December 31, 1999.

(e) Reflects the maximum amount of indebtedness during the year ended December 31, 1999.

(f) Loans in the principal amount of $104,000 are at 4.33% and loans in the principal amount of $41,664 are at 5.54%.

                      DESCRIPTION OF BANK CREDIT FACILITY

    The bank credit facility is provided by a syndicate of lenders led by DLJ Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent and Bank One, as administrative agent. The bank credit facility presently includes a $215 million term loan facility and a $50.0 million revolving credit facility, under which up to $10.0 million in letters of credit may be issued. The term loan facility is comprised of a Term A facility in the amount of $40.0 million which matures on September 30, 2004, a Term B facility in the amount of $65.0 million which matures on September 30, 2005, a Term C facility in the amount of $70.0 million which matures on April 23, 2006 and a Term D facility in the amount of $40.0 million which matures on December 17, 2006. The revolving credit facility is comprised of an acquisition facility of $25.0 million and a working capital facility of $25.0 million, each of which matures on September 30, 2004. Part of the working capital facility was initially used in August 1998 to finance the conversion of shares into cash in connection with the DLJ acquisition; the remainder can be used for general corporate and working capital purposes. The working capital facility is subject to a potential, but uncommitted, increase of up to $20.0 million at our request at any time prior to the 2004 maturity date. That increase will be available only if one or more financial institutions agree, at the time of our request, to provide it.

    Loans under the bank credit facility generally bear interest based on a margin over, at our option, the base rate or the Euro-Dollar rate. The margin for Term A loans through their maturity varies based upon DeCrane Aircraft's ratio of total debt to EBITDA, as defined in the credit agreement, ranging from 0.0% to 1.50% over the alternate base rate and from 1.00% to 2.75% over the reserve adjusted Euro-Dollar rate. The margin for Term B loans through their maturity is 1.75% for base rate borrowings and 3.00% for Euro-Dollar borrowings. The margin for Term C loans through their maturity is 2.00% for base rate borrowings and 3.25% for Euro-Dollar borrowings. The margin for Term D loans through their maturity is 2.5% for base rate borrowings and 3.75% for Euro-Dollar borrowings. The applicable commitment fees are determined based on the ratio of consolidated total debt to consolidated EBITDA of DeCrane Aircraft and its subsidiaries as specified in the bank credit agreement, called the "leverage ratio." We will pay commitment fees at a rate equal to 0.5% per annum on the unused portion of the working capital facility; and at a rate equal to 0.5% or 0.75% per annum, depending upon utilization, on the unused portion of the acquisition facility. Such fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

    We will pay fees with respect to letters of credit issued hereunder equal to 0.125% per annum of the daily amount available to be drawn under such letter of credit. We will also pay fees with respect to letters of credit issued hereunder equal to, in the case of standby letters of credit, the applicable Euro-Dollar rate margin for working capital loans which are Euro-Dollar rate loans and, in the case of trade letters of credit, 1.25%, in each case multiplied by the daily amount available from time to time to be drawn under such letter of credit. All such fees are payable quarterly in arrears and computed on the basis of a 360-day year for the actual number of days elapsed. We will also pay documentary and processing charges with respect to the issuance, amendment or transfer of each letter of credit and each payment of a drawing made thereunder in accordance with such issuing lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment.

    The term loans are subject to the following amortization schedule:

                                            TERM A     TERM B     TERM C     TERM D
YEAR                                         LOAN       LOAN       LOAN       LOAN
----                                       --------   --------   --------   --------
Year 1...................................    0.00%      0.90%      1.00%      0.75%
Year 2...................................    5.00%      1.00%      1.00%      1.00%
Year 3...................................   10.00%      1.00%      1.00%      1.00%
Year 4...................................   20.00%      1.00%      1.00%      1.00%
Year 5...................................   25.00%      1.00%      1.00%      1.00%
Year 6...................................   40.00%      1.00%      1.00%      1.00%
Year 7...................................    0.00%     94.10%     94.00%     70.75%
Year 8...................................    0.00%      0.00%      0.00%     23.50%
                                           -------    -------    -------    -------
  Total..................................  100.00%    100.00%    100.00%    100.00%
                                           =======    =======    =======    =======

    The bank credit facility is subject to mandatory prepayment:

    - with 50% of the net cash proceeds received from the issuance of equity securities, to the extent that the leverage ratio exceeds 3.5 to 1, subject to certain exceptions,

    - with 100% of the net cash proceeds received from the issuance of debt, subject to certain exceptions,

    - with 100% of the net cash proceeds received from permitted asset sales, subject to certain exceptions and

    - with 50% of excess cash flow (as defined in the bank credit facility) for each fiscal year to the extent that the leverage ratio exceeds 3.5 to 1.

     We are required to apply all mandatory prepayment amounts first to the prepayment of the term loan facility, and thereafter to the prepayment of the revolving credit facility.

    DeCrane Holdings, and each of DeCrane Aircraft's wholly-owned direct and indirect domestic operating subsidiaries, are guarantors of the bank credit facility. Our obligations under the bank credit facility are secured by:

    - all existing and after-acquired personal property of DeCrane Aircraft and the foregoing subsidiary guarantors, including a pledge of all of the stock of all existing or future subsidiaries of DeCrane Aircraft (provided that no more than 65% of the voting stock of any foreign subsidiary shall be pledged),

    - first-priority perfected liens on all material existing and after-acquired real property interests of DeCrane Aircraft and the foregoing subsidiary guarantors, subject to customary permitted liens (as defined in the bank credit facility),

    - a pledge by DeCrane Holdings of the stock of DeCrane Aircraft, and

    - a negative pledge on all assets of DeCrane Aircraft and its subsidiaries, in each case subject to certain exceptions.

    The bank credit facility contains customary covenants and restrictions on our ability to engage in certain activities, including, but not limited to:

    - limitations on other indebtedness, liens, investments and guarantees.

    - restrictions on dividends and redemptions and payments on subordinated debt.

    - restrictions on mergers and acquisitions, sales of assets and leases.

    - a minimum level of EBITDA, a minimum coverage ratio of interest expense.

    - a minimum coverage ratio of fixed charges.

    - a maximum leverage ratio.

    - a maximum level of capital expenditures.

    Borrowings under the bank credit facility are subject to significant conditions, including compliance with several tests of our financial condition and the absence of any material adverse change. These restrictions may limit our access to borrowings, as described in "Risk Factors--Substantial Leverage."

                              DESCRIPTION OF NOTES

GENERAL

    The notes have been issued pursuant to an indenture between DeCrane Aircraft Holdings, Inc. and State Street Bank and Trust Company, as Trustee. For purposes of this section only, "DeCrane Aircraft" and "we," "us," "our" and similar terms refer to DeCrane Aircraft Holdings, Inc. and its successors in accordance with the terms of the indenture and not to its subsidiaries, unless the context otherwise requires. The terms of the notes include those stated in the indenture, and those which are incorporated into the indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all of those terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof.

    The terms of the new notes and the old notes are substantially the same in all material respects, except that the new notes will not be subject to liquidated damages penalties for failure to timely register the notes under the Securities Act, and will be more freely transferable by the holders thereof by reason of their registration thereunder.

    You should read the entire indenture for a complete understanding of the rights and obligations of the holders of notes. Copies of the indenture and registration rights agreement are available as set forth under "--Additional Information." Also, the terms of the indenture use many specially defined terms. In this summary, we have used the key defined terms, which are shown here as capitalized words. You should refer to the definitions listed in "--Key Definitions" below for their complete scope and meaning.

    The notes are:

    - general unsecured obligations of DeCrane Aircraft;

    - subordinated in right of payment to all existing and future Senior Indebtedness of DeCrane Aircraft, including the bank credit facility;

    - ranking at the same level of payment priority, sometimes called "PARI PASSU," with any future senior subordinated Indebtedness of DeCrane Aircraft and senior in right of payment to all future subordinated Indebtedness of DeCrane Aircraft;

    - effectively subordinated to all liabilities of DeCrane Aircraft's subsidiaries that are not Guarantors, including trade payables;

    - fully and unconditionally guaranteed on a senior subordinated basis by DeCrane Aircraft's existing wholly-owned domestic subsidiaries, as their general unsecured obligations, subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including indebtedness under our bank credit facility, and ranking senior in right of payment to any future subordinated indebtedness of the Guarantors.

    We may issue an unlimited amount of additional senior subordinated notes under the indenture, so long as the total amount of debt is permitted by our financial covenants.

    On a pro forma basis, as of September 30, 1999, DeCrane Aircraft and the Guarantors would have had outstanding approximately $216.3 million of Senior Indebtedness and DeCrane Aircraft's non-Guarantor subsidiaries would have had approximately $2.3 million of outstanding liabilities, including trade payables but excluding guarantees under the bank credit facility. The indenture will permit DeCrane Aircraft and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. The risk of such indebtedness to you as an investor is described in "Risk Factors--Subordination."

    As of the date of the indenture, all of DeCrane Aircraft's Subsidiaries were designated as Restricted Subsidiaries. However, under some circumstances, DeCrane Aircraft will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

PRINCIPAL, MATURITY AND INTEREST

    The notes will initially be limited in aggregate principal amount to $100.0 million and will mature on September 30, 2008. Interest on the notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on March 30 and September 30, commencing on March 30, 1999, to holders of record on the immediately preceding March 15 and September 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, premium, if any, and interest on the notes will be payable at the office or agency of DeCrane Aircraft maintained for such purpose in New York City or, at the option of DeCrane Aircraft, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. However, all payments of principal, premium and interest with respect to notes represented by one or more permanent global notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto. Until otherwise designated by DeCrane Aircraft, DeCrane Aircraft's office or agency in New York will be the office of the Trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

    The payment of Subordinated Note Obligations is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

    Upon any distribution to creditors of DeCrane Aircraft in a liquidation or dissolution of DeCrane Aircraft or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to DeCrane Aircraft or their property, an assignment for the benefit of creditors or any marshalling of DeCrane Aircraft's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations. In that instance, until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness except Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

    DeCrane Aircraft also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance", if a default in the payment of the principal of, premium, if any, or interest on or commitment fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace, or if any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default from the holders of any Designated Senior Indebtedness. This right of a senior creditor is typically called "blockage." Payments on the notes may and shall be resumed, in the case of a payment default, upon the date on which such default is cured or waived, and otherwise, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable blockage notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any blockage notice to the Trustee shall be, or be made, the basis for a subsequent blockage notice unless such default shall have been waived or cured for a period of not less than 90 days.

    "Designated Senior Indebtedness" means any Indebtedness outstanding under the bank credit facility, and any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by DeCrane Aircraft in writing to the Trustee as "Designated Senior Indebtedness."

    "Permitted Junior Securities" means Equity Interests in DeCrane Aircraft or debt securities of DeCrane Aircraft that are subordinated to all Senior Indebtedness, and any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

    "Senior Indebtedness" means, with respect to any person,

    - all Obligations of such person outstanding under the bank credit facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a person that was a lender or an Affiliate thereof at the time the contract was entered into under the bank credit facility or any of its Affiliates, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding,

    - any other Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of such person and

    - all Obligations with respect to the foregoing.

However, Senior Indebtedness does not include any liability for federal, state, local or other taxes, any Indebtedness of such person, excluding that arising under the bank credit facility, to any of its Subsidiaries or other Affiliates, any trade payables or any Indebtedness that is incurred in violation of the indenture.

    "Subordinated Note Obligations" means all Obligations with respect to the notes, including principal, premium if any and interest payable pursuant to the terms of the notes, including upon the acceleration or redemption thereof, together with and including any amounts received or receivable upon the exercise of rights of rescission, claims for damages or other rights of action or otherwise.

    The indenture further requires that DeCrane Aircraft promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of DeCrane Aircraft who are holders of Senior Indebtedness.

NOTE GUARANTEES

    DeCrane Aircraft's payment obligations under the notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The guarantee of each Guarantor is subordinated to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of such Guarantor, including such Guarantor's guarantee of the bank credit facility, to the same extent that the notes are subordinated to Senior Indebtedness of DeCrane Aircraft. The obligations of each Guarantor under its guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

    The indenture provides that no Guarantor may consolidate or merge with or into another corporation, person or entity whether or not affiliated with such Guarantor unless:

    - subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the notes, the indenture and the registration rights agreement;

    - immediately after giving effect to such transaction, no Default or Event of Default exists; and

    - Unless the consolidation or merger is with DeCrane Aircraft, DeCrane Aircraft or another Guarantor would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described in "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    The indenture provides that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, that Guarantor will be released and relieved of any obligations under its guarantee, so long as the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture, as described in "--Repurchase at the Option of Holders."

OPTIONAL REDEMPTION

    Except as provided below, the notes are not redeemable at DeCrane Aircraft's option before September 30, 2003. Thereafter, the notes will be subject to redemption at any time at the option of DeCrane Aircraft, in whole or in part, on not less than 30 nor more than 60 days' notice, in cash at the redemption prices set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve months beginning on September 30 of the years indicated below:

                                                                   PERCENTAGE
YEAR                                                           OF PRINCIPAL AMOUNT
----                                                           -------------------
2003........................................................         106.000%
2004........................................................         104.000%
2005........................................................         102.000%
2006 and thereafter.........................................         100.000%

    Notwithstanding the foregoing, on or prior to September 30, 2001, DeCrane Aircraft may redeem up to 35% of the aggregate principal amount of notes ever issued under the indenture in cash at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings. However, the foregoing redemption is only permitted if at least 65% of the aggregate principal amount of notes ever issued under the indenture remains outstanding immediately after the occurrence of the redemption, and the redemption occurs within 90 days of the date of the closing of any such Public Equity Offering.

    In addition, at any time prior to September 30, 2003, DeCrane Aircraft may, at its option upon the occurrence of a Change of Control, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, and no more than 60 days after the occurrence of such Change of Control, in cash at a redemption price equal to

        (1) the present value of the sum of all the remaining interest, excluding any accrued and unpaid interest, premium and principal payments that would become due on the notes as if the notes were to remain outstanding and be redeemed on September 30, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, plus

        (2) accrued and unpaid interest to the date of redemption.

    "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity most nearly equal to the period from the redemption date to September 30, 2003, as stated in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data. However, if the period from the redemption date to September 30, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. However, notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION

    DeCrane Aircraft is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, as specifically defined in the indenture and summarized below, each holder of notes will have the right to require DeCrane Aircraft to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of such holder's notes which the holder offers in the manner described below at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. Within 60 days following any Change of Control, DeCrane Aircraft will cause the mailing of a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. DeCrane Aircraft will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to the foregoing offer and repurchase, DeCrane Aircraft will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

    On the foregoing payment date, DeCrane Aircraft will, to the extent lawful, accept for payment all notes or portions thereof properly tendered pursuant to its offer to repurchase, deposit with the paying agent an amount equal to the foregoing payment in respect of all notes or portions thereof so tendered, and deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by DeCrane Aircraft. The paying agent will promptly mail to each holder of notes so tendered the foregoing payment for such notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new Note equal in principal amount to any unpurchased portion of the notes surrendered, if any. However, each such new Note must be in a principal amount of $1,000 or an integral multiple thereof. The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, DeCrane Aircraft will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. DeCrane Aircraft will publicly announce the results of its offer to repurchase on or as soon as practicable after the foregoing payment date.

    The change of control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require that DeCrane Aircraft repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    The bank credit facility prohibits DeCrane Aircraft from purchasing any notes and also provides that change of control events, which may include events not otherwise constituting a "change of control" as defined in the indenture, with respect to DeCrane Aircraft would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which DeCrane Aircraft becomes a party may contain similar restrictions and provisions. In the event such a change of control occurs at a time when DeCrane Aircraft is prohibited from purchasing notes, DeCrane Aircraft could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If DeCrane Aircraft does not obtain such a consent or repay such borrowings, DeCrane Aircraft will remain prohibited from purchasing notes. In such case, DeCrane Aircraft's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the bank credit facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of notes.

    DeCrane Aircraft will not be required to make an offer to repurchase upon a change of control in the manner described above if a third party makes the offer to repurchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to repurchase made by DeCrane Aircraft and purchases all notes validly tendered and not withdrawn under such offer.

    "Change of Control" means the occurrence of any of the following:

        (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of DeCrane Aircraft and its Subsidiaries, taken as a whole, to any "person" or "group," as such terms are used in Section 13(d) of the Exchange Act, other than the Principals and their Related Parties;

        (2) the adoption of a plan for the liquidation or dissolution of DeCrane Aircraft;

        (3) the consummation of any transaction, including, any merger or consolidation the result of which is that any "person" or "group," as such terms are used in Section 13(d) of the Exchange Act, other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of DeCrane Aircraft; or

        (4) the first day on which a majority of the members of the board of directors of DeCrane Aircraft are not Continuing Members.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of DeCrane Aircraft and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require DeCrane Aircraft to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of DeCrane Aircraft and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "Continuing Members" means, as of any date of determination, any member of the board of directors of DeCrane Aircraft who was a member of such board of directors immediately after consummation of the Acquisition, or was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors or their successors.

ASSET SALES

    The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

        (1) DeCrane Aircraft or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the Trustee, of the assets or Equity Interests issued or sold or otherwise disposed of, and

        (2) at least 75% of the consideration therefor received by DeCrane Aircraft or such Restricted Subsidiary is in the form of cash or Cash Equivalents or property or assets that are used or useful in a Permitted Business, or the Capital Stock of any person engaged in a Permitted Business if, as a result of the acquisition by DeCrane Aircraft or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary The foregoing 75% requirement will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with that 75% rule. The following types of assets will be deemed cash in applying that 75% test:

           (a) any liabilities as shown on DeCrane Aircraft's most recent balance sheet or such Restricted Subsidiary's of DeCrane Aircraft or any Restricted Subsidiary as shown on their most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases DeCrane Aircraft or such Restricted Subsidiary from further liability,

           (b) any securities, notes or other obligations received by DeCrane Aircraft or any such Restricted Subsidiary from such transferee that are contemporaneously converted by DeCrane Aircraft or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received, and

           (c) any Designated Noncash Consideration received by DeCrane Aircraft or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, DeCrane Aircraft or any such Restricted Subsidiary shall apply such Net Proceeds, at its option, or to the extent DeCrane Aircraft is required to apply such Net Proceeds pursuant to the terms of the bank credit facility, to

        (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of DeCrane Aircraft or any Indebtedness of any Restricted Subsidiary, PROVIDED that, if DeCrane Aircraft shall so repay or purchase Pari Passu Indebtedness of DeCrane Aircraft, it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable, or, if the notes may not then be redeemed, DeCrane Aircraft shall make an offer in accordance with the procedures set forth below for an Asset Sale Offer to all holders of notes to purchase at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to the date of purchase, the notes that would otherwise be redeemed, or

        (2) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if

           (a) as a result of the acquisition by DeCrane Aircraft or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or

           (b) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, DeCrane Aircraft may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, DeCrane Aircraft will be required to make an offer to all holders of notes referred to as an "Asset Sale Offer," to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, DeCrane Aircraft may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

    DeCrane Aircraft will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to such Asset Sale Offer, DeCrane Aircraft will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

PRINCIPAL COVENANTS

    RESTRICTED PAYMENTS

    The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (a) declare or pay any dividend or make any other payment or distribution on account of DeCrane Aircraft's or any of its Restricted Subsidiaries' Equity Interests, other than dividends or distributions payable in Equity Interests other than Disqualified Stock of DeCrane Aircraft or dividends or distributions payable to DeCrane Aircraft or any Wholly Owned Restricted Subsidiary of DeCrane Aircraft;

        (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of DeCrane Aircraft, any of its Restricted Subsidiaries or any other Affiliate of DeCrane Aircraft, other than any such Equity Interests owned by DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft;

        (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of DeCrane Aircraft that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness, but not pursuant to any mandatory offer to repurchase upon the occurrence of any event; or

        (d) make any Restricted Investment;

all such payments and other actions set forth in clauses (a) through (d) above are collectively referred to as "Restricted Payments"; unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (2) DeCrane Aircraft would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DeCrane Aircraft and its Restricted Subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clause (a) to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (3), clauses (b) through (i), and clauses (k), (l), (o), (p) and (r) of the next succeeding paragraph, is less than the sum, without duplication, of

        (A) 50% of the Consolidated Net Income of DeCrane Aircraft for the period, taken as one accounting period, commencing October 1, 1998 to the end of DeCrane Aircraft's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit, plus

        (B) 100% of the Qualified Proceeds received by DeCrane Aircraft on or after the date of the Indenture from contributions to DeCrane Aircraft's capital or from the issue or sale on or after the date of the Indenture of Equity Interests of DeCrane Aircraft or of Disqualified Stock or convertible debt securities of DeCrane Aircraft to the extent that they have been converted into such Equity Interests, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of DeCrane Aircraft and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, plus

        (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries other than Permitted Investments resulting from

           (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets, valued at the fair market value thereof, to DeCrane Aircraft or any Restricted Subsidiary from such Persons,

           (y) Qualified Proceeds received upon the sale or liquidation of such Investment and

           (z) the redesignation of Unrestricted Subsidiaries, available for Restricted Payments pursuant to clause (j) or (n) below arising from the redesignation of such Restricted Subsidiary, whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries valued, proportionate to DeCrane Aircraft's equity interest in such Subsidiary, at the fair market value of the net assets of such Subsidiary at the time of such redesignation.

    The foregoing provisions will not prohibit:

    (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of DeCrane Aircraft (the "Retired Capital Stock") in exchange for or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of DeCrane Aircraft, of other Equity Interests of DeCrane Aircraft other than any Disqualified Stock (the "Refunding Capital Stock"), PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

    (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of DeCrane Aircraft with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

    (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of DeCrane Aircraft or DeCrane Holdings held by any member of DeCrane Holdings' or DeCrane Aircraft's or any of its Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement and any dividend to DeCrane Holdings to fund any such repurchase, redemption, acquisition or retirement, PROVIDED that

        (1) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed

           (x) $4.0 million in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum, without giving effect to the following clause (y) of $7.0 million in any calendar year, plus

           (y) the aggregate cash proceeds received by DeCrane Aircraft during such calendar year from any reissuance of Equity Interests by DeCrane Aircraft or DeCrane Holdings to members of management of DeCrane Aircraft and its Restricted Subsidiaries and

        (2) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

    (e) payments and transactions in connection with the Acquisition, the Acquisition Financing, the Offering, the bank credit facility including commitment, syndication and arrangement fees payable thereunder, and the application of the proceeds thereof including the purchase of shares of common stock of DeCrane Aircraft and any payment therefor by way of dissenting rights or otherwise, and the payment of fees and expenses with respect thereto;

    (f) the payment of dividends or the making of loans or advances by DeCrane Aircraft to DeCrane Holdings not to exceed $3.0 million in any fiscal year for costs and expenses incurred by DeCrane Holdings in its capacity as a holding company or for services rendered by DeCrane Holdings on behalf of DeCrane Aircraft;

    (g) payments or distributions to DeCrane Holdings pursuant to any Tax Sharing Agreement;

    (h) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid pro rata to all holders of such class of common stock, and at least 51% of such class of common stock is held by DeCrane Aircraft or one or more of its Restricted Subsidiaries;

    (i) the repurchase of any class of common stock of a Restricted Subsidiary if such repurchase is made pro rata with respect to such class of common stock, and at least 51% of such class of common stock is held by DeCrane Aircraft or one or more of its Restricted Subsidiaries;

    (j) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (j) since the date of the Indenture, does not exceed $25.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (j), either as a result of

        (1) the repayment or disposition thereof for cash or

        (2) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued proportionate to DeCrane Aircraft's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (1) and (2), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (j); PROVIDED that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

    (k) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of DeCrane Aircraft or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; PROVIDED that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

    (l) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

    (m) the payment of dividends or distributions on DeCrane Aircraft's common stock, following the first public offering of DeCrane Aircraft's common stock or DeCrane Holdings' common stock after the date of the Indenture, of up to 6.0% per annum of

        (1) the net proceeds received by DeCrane Aircraft from such public offering of its common stock or

        (2) the net proceeds received by DeCrane Aircraft from such public offering of DeCrane Holdings' common stock as common equity or preferred equity other than Disqualified Stock,

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other than, in each case, with respect to public offerings with respect to
DeCrane Aircraft's common stock or DeCrane Holdings' common stock registered on Form S-8; PROVIDED that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends or distributions;

    (n) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (n) since the date of the Indenture, does not exceed $10.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (n) either as a result of

        (1) the repayment or disposition thereof for cash or

        (2) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary valued proportionate to DeCrane Aircraft's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation, in the case of clause (1) and (2), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (n); PROVIDED that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

    (o) the pledge by DeCrane Aircraft of the Capital Stock of an Unrestricted Subsidiary of DeCrane Aircraft to secure Non-Recourse Debt of such Unrestricted Subsidiary;

    (p) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, PROVIDED that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of

    - the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and

    - any accrued dividends thereon the payment of which would be permitted pursuant to clause (k) above;

    (q) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by DeCrane Aircraft on or after the date of the Indenture from contributions to DeCrane Aircraft's capital or from the issue and sale on or after the date of the Indenture of Equity Interests of DeCrane Aircraft or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity, other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of DeCrane Aircraft and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock, in an amount measured at the time such Investment is made and without giving effect to subsequent changes in value that does not exceed the amount of such Qualified Proceeds; and

    (r) distributions or payments of Receivables Fees.

    The board of directors of DeCrane Aircraft may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by DeCrane Aircraft and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

    - the net book value of such Investments at the time of such designation and

    - the fair market value of such Investments at the time of such designation.

Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by DeCrane Aircraft or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The amount of all Qualified Proceeds other than cash shall be the fair market value on the date of receipt thereof by DeCrane Aircraft of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of DeCrane Aircraft whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, DeCrane Aircraft shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

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INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The indenture provides that

    - DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, including Acquired Indebtedness,

    - DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and

    - DeCrane Aircraft will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

PROVIDED that DeCrane Aircraft or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for DeCrane Aircraft's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a consolidated pro forma basis including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

    (1) the incurrence by DeCrane Aircraft and its Restricted Subsidiaries of Indebtedness under the bank credit facility; PROVIDED that the aggregate principal amount of all Indebtedness, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of DeCrane Aircraft and such Restricted Subsidiaries thereunder, then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the bank credit facility after giving effect to such incurrence does not exceed an amount equal to $150.0 million;

    (2) the incurrence by DeCrane Aircraft and its Restricted Subsidiaries of Existing Indebtedness;

    (3) the incurrence by DeCrane Aircraft of Indebtedness represented by the notes and the Indenture and by the Guarantors of Indebtedness represented by their note guarantees;

    (4) the incurrence by DeCrane Aircraft and its Restricted Subsidiaries of Indebtedness denominated in Swiss francs or their successor European common currency in an aggregate principal amount, or accreted value, as applicable, not to exceed $4.0 million outstanding after giving effect to such incurrence;

    (5) the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of DeCrane Aircraft or such Restricted Subsidiary, in an aggregate principal amount or accreted value, as applicable not to exceed $15.0 million outstanding after giving effect to such incurrence;

    (6) Indebtedness arising from agreements of DeCrane Aircraft or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; PROVIDED that

       (A) such Indebtedness is not reflected on the balance sheet of DeCrane Aircraft or any Restricted Subsidiary, other than in the footnotes in the case of a contingent obligation; and

        (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds actually received by DeCrane Aircraft and/or such Restricted Subsidiary in connection with such disposition, the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value;

    (7) the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness other than intercompany Indebtedness that was permitted by the Indenture to be incurred;

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    (8) the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries
of intercompany Indebtedness between or among DeCrane Aircraft and/or any of its Restricted Subsidiaries; PROVIDED that

        (1) if DeCrane Aircraft is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and

        (2) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than DeCrane Aircraft or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either DeCrane Aircraft or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by DeCrane Aircraft or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

    (9) the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging

       (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and

        (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars,

PROVIDED that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

   (10) the guarantee by DeCrane Aircraft or any of its Restricted Subsidiaries of Indebtedness of DeCrane Aircraft or a Restricted Subsidiary of DeCrane Aircraft that was permitted to be incurred by another provision of this covenant;

   (11) the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount or accreted value, as applicable not to exceed $10.0 million outstanding after giving effect to such incurrence;

   (12) obligations in respect of performance and surety bonds and completion guarantees provided by DeCrane Aircraft or any Restricted Subsidiary in the ordinary course of business; and

   (13) the incurrence by DeCrane Aircraft or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount or accreted value, as applicable outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed
$20.0 million.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, DeCrane Aircraft shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, DeCrane Aircraft may, at any time, change the classification of an item of Indebtedness or any portion thereof to any other clause or to the first paragraph hereof, PROVIDED that DeCrane Aircraft would be permitted to incur such item of Indebtedness or such portion thereof pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

    All Indebtedness under the bank credit facility outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, DeCrane Aircraft will be permitted to incur significant additional secured indebtedness under clause (1) of the definition above of "Permitted Indebtedness."

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    LIENS

    The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of DeCrane Aircraft on any asset or property now owned or hereafter acquired by DeCrane Aircraft or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien; PROVIDED that, in any case involving a Lien securing subordinated Indebtedness of DeCrane Aircraft, such Lien is subordinated to the Lien securing the notes to the same extent that such subordinated Indebtedness is subordinated to the notes.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

        (a) (1) pay dividends or make any other distributions to DeCrane Aircraft or any of its Restricted Subsidiaries

               (A) on its Capital Stock or

               (B) with respect to any other interest or participation in, or measured by, its profits, or

           (2) pay any Indebtedness owed to DeCrane Aircraft or any of its Restricted Subsidiaries,

        (b) make loans or advances to DeCrane Aircraft or any of its Restricted Subsidiaries or

        (c) transfer any of its properties or assets to DeCrane Aircraft or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of

        (a) Existing Indebtedness as in effect on the date of the indenture,

        (b) the bank credit facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof,

        (c) the indenture and the notes,

        (d) applicable law and any applicable rule, regulation or order,

        (e) any agreement or instrument of a Person acquired by DeCrane Aircraft or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent created in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

        (f) customary non-assignment provisions in leases and contracts entered into in the ordinary course of business and consistent with past practices,

        (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired,

        (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,

        (i) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of DeCrane Aircraft's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced,

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        (j) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness,

        (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

        (l) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock",

        (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and

        (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of DeCrane Aircraft, are necessary or advisable to effect such Receivables Facility.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The indenture provides that DeCrane Aircraft may not consolidate or merge with or into, whether or not DeCrane Aircraft is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another person unless

        (a) DeCrane Aircraft is the surviving corporation, or the other person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

        (b) the person other than DeCrane Aircraft formed by or surviving any such consolidation or merger or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of DeCrane Aircraft under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

        (c) immediately after such transaction no Default or Event of Default exists, and

        (d) DeCrane Aircraft or the other person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made

           (1) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

           (2) would together with its Restricted Subsidiaries have a higher Fixed Charge Coverage Ratio immediately after such transaction, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, than the Fixed Charge Coverage Ratio of DeCrane Aircraft and its Restricted Subsidiaries immediately prior to such transaction.

    The foregoing clause (d) will not prohibit a merger between DeCrane Aircraft and a Wholly Owned Subsidiary of DeCrane Holdings created for the purpose of holding the Capital Stock of DeCrane Aircraft, a merger between DeCrane Aircraft and a Wholly Owned Restricted Subsidiary or a merger between DeCrane Aircraft and an Affiliate incorporated solely for the purpose of reincorporating DeCrane Aircraft in another state of the United States so long as, in each case, the amount of Indebtedness of DeCrane Aircraft and its Restricted Subsidiaries is not increased thereby.

The indenture provides that DeCrane Aircraft will not lease all or substantially all of its assets to any person.

    TRANSACTIONS WITH AFFILIATES

    The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or

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assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of DeCrane Aircraft each of which the indenture refers to as an "Affiliate Transaction", unless

        (a) such Affiliate Transaction is on terms that are no less favorable to DeCrane Aircraft or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by DeCrane Aircraft or such Restricted Subsidiary with an unrelated Person and

        (b) DeCrane Aircraft delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either

           (1) a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors or

           (2) an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

    Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

        (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by DeCrane Aircraft or any of its Restricted Subsidiaries in the ordinary course of business, including ordinary course loans to employees not to exceed

           (1) $5.0 million outstanding in the aggregate at any time and

           (2) $2.0 million to any one employee,

    and consistent with the past practice of DeCrane Aircraft or such Restricted Subsidiary;

        (b) transactions between or among DeCrane Aircraft and/or its Restricted Subsidiaries;

        (c) payments of customary fees by DeCrane Aircraft or any of its Restricted Subsidiaries to DLJ Merchant Banking and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

        (d) any agreement as in effect on the date of the indenture or any amendment thereto which such amendment is not disadvantageous to the holders of the notes in any material respect, or any transaction contemplated thereby;

        (e) payments and transactions in connection with the Acquisition, the bank credit facility and the bridge notes and the Offering and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;

        (f) Restricted Payments that are permitted by the provisions of the indenture described under "--Restricted Payments" and any Permitted Investments;

        (g) payments and transactions in connection with the Global Technology Investment, and the payment of fees and expenses with respect thereto; and

        (h) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

    SALE AND LEASEBACK TRANSACTIONS

    The indenture provides that DeCrane Aircraft will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that DeCrane Aircraft or any Restricted Subsidiary may enter into a sale and leaseback transaction if

        (a) DeCrane Aircraft or such Restricted Subsidiary, as the case may be, could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the

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    covenant described under "--Incurrence of Indebtedness and Issuance of
    Preferred Stock," and incurred a Lien to secure such Indebtedness pursuant to the covenant described under "--Liens,"

        (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction and

        (c) the transfer of assets in such sale and leaseback transaction is permitted by, and DeCrane Aircraft applies the proceeds of such transaction in compliance with, the covenant described under "--Repurchase at the Option of Holders--Asset Sales."

    NO SENIOR SUBORDINATED INDEBTEDNESS

    The indenture provides that DeCrane Aircraft will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes and no Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Note Guarantees.

    ADDITIONAL NOTE GUARANTEES

    The indenture provides that, if any Wholly-Owned Restricted Subsidiary of DeCrane Aircraft that is a Domestic Subsidiary guarantees any Indebtedness under the bank credit facility, then such Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

    ACCOUNTS RECEIVABLE FACILITY

    The indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries, excluding any Indebtedness owed to DeCrane Aircraft or any Restricted Subsidiary, would exceed $60.0 million.

    REPORTS

    The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, DeCrane Aircraft will furnish to the holders of notes

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if DeCrane Aircraft were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by DeCrane Aircraft's certified independent accountants and

        (2) all current reports that would be required to be filed with the SEC on Form 8-K if DeCrane Aircraft were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, DeCrane Aircraft will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations and make such information available to securities analysts and prospective investors upon request. In addition, DeCrane Aircraft and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The indenture provides that each of the following constitutes an Event of
Default:

        (a) default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

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        (b) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

        (c) failure by DeCrane Aircraft or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Principal Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets";

        (d) failure by DeCrane Aircraft for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the Indenture or the notes;

        (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by DeCrane Aircraft or any of its Restricted Subsidiaries, or the payment of which is guaranteed by DeCrane Aircraft or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default

           (1) is caused by a failure to pay Indebtedness at its stated final maturity after giving effect to any applicable grace period provided in such Indebtedness (a "Payment Default") or

           (2) results in the acceleration of such Indebtedness prior to its stated final maturity and,

    in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

        (f) failure by DeCrane Aircraft or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

        (g) except as permitted by the indenture, any note guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its note guarantee; and

        (h) events of bankruptcy or insolvency with respect to DeCrane Aircraft or any of its Restricted Subsidiaries that is a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; PROVIDED that, so long as any Indebtedness permitted to be incurred pursuant to the bank credit facility shall be outstanding, such acceleration shall not be effective until the earlier of

        (a) an acceleration of any such Indebtedness under the bank credit facility or

        (b) five business days after receipt by DeCrane Aircraft and the administrative agent under the bank credit facility of written notice of such acceleration.

Notwithstanding the foregoing, in the case of an Event of Default arising from events of bankruptcy or insolvency with respect to DeCrane Aircraft or any Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. holders of the notes may not enforce the indenture or the notes except as provided in the indenture. In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration, and if the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

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    Subject to limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

    DeCrane Aircraft is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and DeCrane Aircraft is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF MEMBER, DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No member, director, officer, employee, incorporator or stockholder of DeCrane Aircraft, as such, shall have any liability for any obligations of DeCrane Aircraft under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    DeCrane Aircraft may, at its option and at any time, elect to have all of its and the Guarantors' obligations discharged with respect to the outstanding notes, the note guarantees and the indenture ("Legal Defeasance") except for

        (a) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below,

        (b) DeCrane Aircraft's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (c) the rights, powers, trusts, duties and immunities of the Trustee, and DeCrane Aircraft's obligations in connection therewith and

        (d) the Legal Defeasance provisions of the indenture.

In addition, DeCrane Aircraft may, at its option and at any time, elect to have their obligations released with respect to some covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some of the events described under "--Events of Default and Remedies" other than non-payment and bankruptcy will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance,

        (a) DeCrane Aircraft must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and DeCrane Aircraft must specify whether the notes are being defeased to maturity or to a particular redemption date,

        (b) in the case of Legal Defeasance, DeCrane Aircraft shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that DeCrane Aircraft has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to

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    customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

        (c) in the case of Covenant Defeasance, DeCrane Aircraft shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

        (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit,

        (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument other than the indenture to which DeCrane Aircraft or any of its Subsidiaries is a party or by which DeCrane Aircraft or any of its Subsidiaries is bound,

        (f) DeCrane Aircraft must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

        (g) DeCrane Aircraft must deliver to the Trustee an officers' certificate stating that the deposit was not made by DeCrane Aircraft with the intent of preferring the holders of notes over the other creditors of DeCrane Aircraft with the intent of defeating, hindering, delaying or defrauding creditors of DeCrane Aircraft or others, and

        (h) DeCrane Aircraft must deliver to the Trustee an officers' certificate and an opinion of counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and DeCrane Aircraft may require a holder to pay any taxes and fees required by law or permitted by the indenture. DeCrane Aircraft are not required to transfer or exchange any note selected for redemption. Also, DeCrane Aircraft is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture, the note guarantees and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture, the note guarantees or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

    Without the consent of each holder affected, an amendment or waiver may not,with respect to any notes held by a non-consenting holder:

        (a) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver,

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        (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than the provisions described under the caption "--Repurchase at the Option of Holders,"

        (c) reduce the rate of or extend the time for payment of interest on any note,

        (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration,

        (e) make any note payable in money other than that stated in the notes,

        (f) make any change in the provisions of the indenture relating to waivers of past Defaults,

        (g) waive a redemption payment with respect to any note, other than the provisions described under the caption "--Repurchase at the Option of Holders,"

        (h) release any Guarantor from its obligations under its note guarantee or the Indenture, except in accordance with the terms of the indenture or

        (i) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control," and any amendment to Article 10 of the indenture, which relates to subordination, will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if such amendment would materially adversely affect the rights of holders of notes.

    Notwithstanding the foregoing, without the consent of any holder of notes, DeCrane Aircraft, the Guarantors and the Trustee may amend or supplement the indenture, the note guarantees or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of DeCrane Aircraft's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of DeCrane Aircraft's assets, to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to provide for guarantees of the notes.

CONCERNING THE TRUSTEE

    The indenture contains limitations on the rights of the Trustee, State Street Bank & Trust Co., should it become a creditor of any Company, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to exceptions. The indenture provides that in case an Event of Default shall occur and not be cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

                                KEY DEFINITIONS

    Set forth below are key defined terms used in the indenture. Please refer to the indenture for a full description of all such terms, and any other capitalized terms used herein for which no definition is provided.

    "ACCOUNTS RECEIVABLE SUBSIDIARY" means an Unrestricted Subsidiary of DeCrane Aircraft to which DeCrane Aircraft or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

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    "ACQUIRED INDEBTEDNESS" means, with respect to any specified person,

        (a) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person, and

        (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified person at the time such asset is acquired by such specified person.

    "ACQUISITION" means the acquisition by an indirect subsidiary of DeCrane Holdings of at least majority of the outstanding stock of DeCrane Aircraft, the merger of such subsidiary into DeCrane Aircraft, the repayment of specified indebtedness of DeCrane Aircraft, the payment of related fees and expenses and the Finance Merger.

    "ACQUISITION FINANCING" means the issuance and sale by DeCrane Aircraft of the notes, the execution and delivery by DeCrane Aircraft and certain of its subsidiaries of the bank credit facility and the borrowing thereunder and the issuance and sale by DeCrane Aircraft of bridge notes to finance the Acquisition and the issuance and sale by DeCrane Holdings of common stock and preferred stock for consideration, the proceeds of each of which were used to fund the purchase price for the Acquisition.

    "AFFILIATE" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ASSET SALE" means

        (1) the sale, lease, conveyance, disposition or other transfer referred to as a "disposition" of any properties, assets or rights, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of DeCrane Aircraft and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "-- Change of Control" and the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the indenture's asset sale covenant, and

        (2) the issuance, sale or transfer by DeCrane Aircraft or any of its Restricted Subsidiaries of Equity Interests of any of DeCrane Aircraft's Restricted Subsidiaries, in either case, whether in a single transaction or a series of related transactions that either have a fair market value in excess of $5.0 million or are for net proceeds in excess of $5.0 million.

However, the following items shall not be deemed to be Asset Sales:

    - dispositions in the ordinary course of business;

    - a disposition of assets by DeCrane Aircraft to a Restricted Subsidiary or by a Restricted Subsidiary to DeCrane Aircraft or to another Restricted Subsidiary;

    - a disposition of Equity Interests by a Restricted Subsidiary to DeCrane Aircraft or to another Restricted Subsidiary;

    - the sale and leaseback of any assets within 90 days of the acquisition thereof;

    - foreclosures on assets;

    - any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, for use in a Permitted Business;

    - any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

    - a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

    - sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

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    "ATTRIBUTABLE INDEBTEDNESS" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

    "BANK CREDIT FACILITY" means that Credit Agreement dated as of August 28, 1998 among DeCrane Aircraft, various financial institutions party thereto, DLJ Capital Funding, Inc., as syndication agent, and The First National Bank of Chicago, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement

        (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby,

        (2) adding or deleting borrowers or guarantors thereunder,

        (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would not be prohibited by clause (1) of "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

        (4) otherwise altering the terms and conditions thereof. Indebtedness under the bank credit facility outstanding on the date of the indenture shall be deemed to have been incurred on such date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

    "CAPITAL EXPENDITURE INDEBTEDNESS" means Indebtedness incurred by any person to finance the purchase or construction or any property or assets acquired or constructed by such person which have a useful life or more than one year so long as

    - the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP,

    - the acquisition or construction of such property or assets is not part of any acquisition of a person or line of business and

    - such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means

        (1) in the case of a corporation, corporate stock,

        (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock,

        (3) in the case of a partnership or limited liability company, partnership or membership interests whether general or limited and

        (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

    "CASH EQUIVALENTS" means

        (1) Government Securities,

        (2) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the bank credit facility,

        (3) commercial paper maturing not more than 365 days after the date of acquisition of an issuer, other than an Affiliate of DeCrane Aircraft, with a rating, at the time as of which any investment

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    therein is made, of "A-3" or higher according to Standard & Poor's Rating
    Group or "P-2" or higher according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments,

        (4) any bankers acceptances of money market deposit accounts issued by an Eligible Institution,

        (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above and

        (6) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with any bank that is a lender to any such Subsidiary.

    "CONSOLIDATED CASH FLOW" means, with respect to any person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,

    - an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale,

    - provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period,

    - Fixed Charges of such person for such period,

    - depreciation, amortization, including amortization of goodwill and other intangibles, and all other non-cash charges, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, including charges related to non-cash minority interests, of such Person and its Restricted Subsidiaries for such period,

    - net periodic post-retirement benefits,

    - other income or expense net as set forth on the face of such person's statement of operations,

    - expenses and charges related to the Acquisition, the bank credit facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 180 days of the consummation of the Acquisition, and

    - any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Acquisition, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, the sum of, without duplication,

    - the interest expense of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; PROVIDED that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

    - the consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued;

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PROVIDED, however, that Receivables Fees shall be deemed not to constitute
Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that

    - the Net Income or loss of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a Restricted Subsidiary thereof,

    - the Net Income or loss of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income or loss is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary,

    - the Net Income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    - the cumulative effect of a change in accounting principles shall be excluded and

    - expenses and charges related to the Acquisition, the bank credit facility and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 180 days of the consummation of the Acquisition shall be excluded.

    "DECRANE HOLDINGS" means DeCrane Holdings Co., a Delaware corporation, the corporate parent of DeCrane Aircraft, or its successors.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of non-cash consideration received by DeCrane Aircraft or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of DeCrane Aircraft, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms or by the terms of any security into which it is convertible, or for which it is exchangeable; or upon the happening of any event other than any event solely within the control of the issuer thereof, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness, except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature. However, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require DeCrane Aircraft to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock, if the terms of such Capital Stock provide that DeCrane Aircraft may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Principal Covenants--Restricted Payments." Further, if such Capital Stock is issued to any plan for the benefit of employees of DeCrane Aircraft or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by DeCrane Aircraft in order to satisfy applicable statutory or regulatory obligations.

    "DOMESTIC SUBSIDIARY" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof other than Audio International Sales, Inc., a U.S. Virgin Islands corporation.

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    "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group or "P-2" or higher according to Moody's Investor Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

    "EXISTING INDEBTEDNESS" means Indebtedness of DeCrane Aircraft and its Restricted Subsidiaries other than in existence on the date of the Indenture, excluding Indebtedness under the Bank Credit Facility, until such amounts are repaid.

    "FINANCE MERGER" means the merger of DeCrane Finance Co. with and into DeCrane Aircraft.

    "FIXED CHARGES" means, with respect to any person for any period, the sum, without duplication, of the Consolidated Interest Expense of such person for such period, and all dividend payments on any series of preferred stock of such person other than dividends payable solely in Equity Interests that are not Disqualified Stock, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such person for such period, in each case exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made referred to as the "Calculation Date." In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness other than revolving credit borrowings or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by DeCrane Aircraft or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by the principal financial officer of DeCrane Aircraft, regardless of whether such cost savings could then be reflected in PRO FORMA financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC, and without giving effect to the third clause of the proviso set forth in the definition of Consolidated Net Income.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

    "GLOBAL TECHNOLOGY PARTNERS" means Global Technology Partners, LLC and its Affiliates.

    "GLOBAL TECHNOLOGY INVESTMENT" means the sale by DeCrane Holdings to Global Technology Partners of its common stock, the purchase price of which will be partially financed by Global Technology Loans, and the granting by DeCrane Holdings to Global Technology Partners of options to purchase shares of its common stock.

    "GLOBAL TECHNOLOGY LOANS" means one or more loans by DeCrane Aircraft or DeCrane Holdings to Global Technology Partners to finance Global Technology Partners' purchase of common stock of DeCrane

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Holdings; PROVIDED, HOWEVER, that the aggregate principal amount of all such
Global Technology Loans outstanding at any time shall not exceed $2.0 million.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means each of the Domestic Subsidiaries of DeCrane Aircraft that is a Wholly Owned Restricted Subsidiary on the date of the indenture, and any other Subsidiary that executes a note Guarantee in accordance with the provisions of the indenture.

    "HEDGING OBLIGATIONS" means, with respect to any person, the obligations of such person under

        (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

        (b) other agreements or arrangements designed to protect such person against fluctuations in interest rates and

        (c) agreements or arrangements designed to protect such person against fluctuations in exchange rates.

    "INDEBTEDNESS" means, with respect to any person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness, than letters of credit and Hedging Obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such person whether or not such Indebtedness is assumed by such person and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other person, PROVIDED that Indebtedness shall not include the pledge by DeCrane Aircraft of the Capital Stock of an Unrestricted Subsidiary of DeCrane Aircraft to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be

    - the accreted value thereof, together with any interest thereon that is more than 30 days past due, in the case of any Indebtedness that does not require current payments of interest, and

    - the principal amount thereof, in the case of any other Indebtedness;

PROVIDED that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred, or, if such indebtedness was incurred prior to the date of the Indenture, the Spot Rate in effect on the date of the indenture.

    "INVESTMENTS" means, with respect to any person, all investments by such person in other persons including Affiliates in the forms of direct or indirect loans, including guarantees by the referent person of, and Liens on any assets of the referent person securing, Indebtedness or other obligations of other persons, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. However, an investment by DeCrane Aircraft for consideration consisting of common equity securities of DeCrane Aircraft shall not be deemed to be an Investment. If DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of DeCrane Aircraft such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of DeCrane Aircraft, DeCrane Aircraft shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under "--Restricted Payments."

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    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

    "MANAGEMENT LOANS" means one or more loans by DeCrane Aircraft or DeCrane Holdings to officers and/or directors of DeCrane Aircraft and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of DeCrane Holdings; PROVIDED, however, that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $5.0 million.

    "NET INCOME" means, with respect to any person, the net income or loss of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

        (a) any gain (or loss), together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale, including dispositions pursuant to sale and leaseback transactions, or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

        (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

    "NET PROCEEDS" means the aggregate cash proceeds received by DeCrane Aircraft or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of, without duplication:

    - the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof,

    - taxes paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax sharing arrangements,

    - amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness incurred pursuant to the bank credit facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and

    - any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to DeCrane Aircraft or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

    "NON-RECOURSE DEBT" means Indebtedness

    - no default which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    - as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of DeCrane Aircraft or any of its Restricted Subsidiaries, other than the stock of an Unrestricted Subsidiary pledged by DeCrane Aircraft to secure debt of such Unrestricted Subsidiary.

However, in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by DeCrane Aircraft or any of its Restricted Subsidiaries if DeCrane Aircraft or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFERING" means the offering of the notes by DeCrane Aircraft.

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    "PARI PASSU INDEBTEDNESS" means Indebtedness of DeCrane Aircraft that ranks pari passu in right of payment to the notes.

    "PERMITTED BUSINESS" means the avionics manufacturing industry and any business in which DeCrane Aircraft and its Restricted Subsidiaries are engaged on the date of the indenture or any business reasonably related, incidental or ancillary thereto.

    "PERMITTED INVESTMENTS" means

    - any Investment in DeCrane Aircraft or in a Restricted Subsidiary of DeCrane Aircraft,

    - any Investment in cash or Cash Equivalents,

    - any Investment by DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft in a Person, if as a result of such Investment such Person becomes a Restricted Subsidiary of DeCrane Aircraft, or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DeCrane Aircraft or a Wholly Owned Restricted Subsidiary of DeCrane Aircraft,

    - any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales,"

    - any Investment acquired solely in exchange for Equity Interests other than Disqualified Stock of DeCrane Aircraft,

    - any Investment in a Person engaged in a Permitted Business, other than an Investment in an Unrestricted Subsidiary, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value,

    - Investments relating to any special purpose Wholly Owned Subsidiary of DeCrane Aircraft organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of DeCrane Aircraft, are necessary or advisable to effect such Receivables Facility and

    - the Management Loans and Global Technology Loans.

    "PERMITTED LIENS" means:

    - Liens on property of a person existing at the time such person is merged into or consolidated with DeCrane Aircraft or any Restricted Subsidiary, PROVIDED that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of DeCrane Aircraft or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation;

    - Liens existing on the date of the indenture;

    - Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of DeCrane Aircraft or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, PROVIDED that

       - such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto, plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness,

       - such Liens do not extend to any other assets of DeCrane Aircraft or its Restricted Subsidiaries, and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets and improvements thereto or thereon repaired, added to or improved,

       - the Incurrence of such Indebtedness is permitted by "--Principal Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and

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       - such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement;

    - Liens to secure any refinancings, renewals, extensions, modification or replacements, such events are collectively referred to as "refinancing," or successive refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property other than improvements thereto;

    - Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

    - Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

    - Liens securing Indebtedness and Obligations under the bank credit facility; and

    - other Liens securing indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries; PROVIDED that

    - the principal amount accreted value, if applicable of such Permitted Refinancing Indebtedness does not exceed the principal amount of accreted value, if applicable, plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith,

    - such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and

    - if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PRINCIPALS" means DLJ Merchant Banking Partners II, L.P. and its
Affiliates.

    "PUBLIC EQUITY OFFERING" means any issuance of common stock by DeCrane Aircraft, other than to DeCrane Holdings and other than Disqualified Stock, or common stock or preferred stock by DeCrane Holdings, other than Disqualified Stock, registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4, excluding issuances of common stock pursuant to employee benefit plans of DeCrane Holdings or DeCrane Aircraft or otherwise as compensation to employees of DeCrane Aircraft or DeCrane Holdings.

    "QUALIFIED PROCEEDS" means any of the following or any combination of the following:

    - cash;

    - Cash Equivalents;

    - assets that are used or useful in a Permitted Business; and

    - the Capital Stock of any person engaged in a Permitted Business if, in connection with the receipt by DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft of such Capital Stock,

       - such Person becomes a Restricted Subsidiary of DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft or

       - such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft.

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    "RECEIVABLES FACILITY" means one or more receivables financing facilities, as amended from time to time, pursuant to which DeCrane Aircraft or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

    "RECEIVABLES FEES" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

    "RELATED PARTY" means, with respect to any Principal, any controlling stockholder or partner of such Principal on the date of the indenture, or any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding directly or through one or more Subsidiaries a 51% or more controlling interest of which consist of the Principals and/or such other persons referred to in the immediately preceding clauses.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such person that is not an Unrestricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SPOT RATE" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any person,

    - any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled without regard to the occurrence of any contingency to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof and

    - any partnership or limited liability company

       - the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such person or

       - the only general partners or managing members of which are such person or of one or more Subsidiaries of such Person or any combination thereof.

    "TAX SHARING AGREEMENT" means any tax sharing agreement or arrangement between DeCrane Aircraft and DeCrane Holdings, as the same may be amended from time to time; PROVIDED that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount DeCrane Aircraft would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

    "TOTAL ASSETS" means the total consolidated assets of DeCrane Aircraft and its Restricted Subsidiaries, as shown on the most recent balance sheet, excluding the footnotes of DeCrane Aircraft prepared in accordance with GAAP.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

    - has no Indebtedness other than Non-Recourse Debt;

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    - is not party to any agreement, contract, arrangement or understanding with
      DeCrane Aircraft or any Restricted Subsidiary of DeCrane Aircraft unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to DeCrane Aircraft or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of DeCrane Aircraft;

    - a person with respect to which neither DeCrane Aircraft nor any of its Restricted Subsidiaries has any direct or indirect obligation

       - to subscribe for additional Equity Interests other than Investments described in clause (g) of the definition of Permitted Investments or

       - to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and

    - has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of DeCrane Aircraft or any of its Restricted Subsidiaries. Any such designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under "--Principal Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of DeCrane Aircraft as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under "--Principal Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," DeCrane Aircraft shall be in default of such covenant. The board of directors of DeCrane Aircraft may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of DeCrane Aircraft of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under "--Principal Covenants--Incurrence of Indebtedness and Issuance Preferred of Stock," and no Default or Event of Default would be in existence following such designation.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

        (a) the sum of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment, by

        (b) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which other than directors' qualifying shares shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any person means a Restricted Subsidiary of such person all the outstanding Capital Stock or other ownership interests of which other than directors' qualifying shares shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person or by such person and one or more Wholly Owned Restricted Subsidiaries of such person.

                             ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and registration rights Agreement without charge by writing to us, or obtaining from public sources a copy of the exhibits to the registration statement of which this prospectus is a part. See "Where You Can Get More Information" at the end of the "Business" section.

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                              PLAN OF DISTRIBUTION

    This prospectus is to be used by DLJ Securities Corporation in connection with offers and sales of the new notes in market-making transactions effected from time to time. DLJ Securities Corporation may act as a principal or agent for one party when acting as principal or as agent for both parties, and may receive compensation in the form of discounts and commissions, including from both parties when it acts as agent for both. Those sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

    DLJ Merchant Banking Partners II, L.P. and certain of its affiliates beneficially own approximately 83.7% of the common stock of DeCrane Holdings, on a fully diluted basis assuming exercise of all outstanding warrants and options. Thompson Dean, Susan C. Schnabel and Timothy J. White, each of whom is a principal of DLJ Merchant Banking, are members of the Board of Directors of DeCrane Holdings and the issuer of the notes, DeCrane Aircraft. DLJ Capital Funding, Inc. acted as syndication agent in connection with our bank credit facility, for which it received certain customary fees and expenses. DLJ Bridge Finance Inc. purchased certain bridge notes which were refinanced by the initial offering of old notes, for which it received customary fees and expenses. DLJ Securities Corporation acted as dealer/manager in connection with the tender offer for our common stock in the DLJ acquisition, as arranger in connection with our prior bank credit facility, and as the initial purchaser of the old notes, and is the financial advisor to DeCrane Holdings and DeCrane Aircraft. DLJ Merchant Banking, DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc. are affiliates of DLJ Securities Corporation.

    DLJ Securities Corporation currently makes a market in the notes. However, DLJ Securities Corporation is not obligated to do so and it may discontinue or interrupt any such market-making at any time without notice. Any such market-making activity is also subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. We cannot assure you that any market for the notes will continue, or about your ability to sell the notes or the price at which you may be able to sell them. See "Risk Factors--Trading Market for the Notes."

    DLJ Securities Corporation has, from time to time, provided investment banking and other financial advisory services to us, for which it has received customary compensation, and will provide such services and financial advisory services to us in the future. DLJ Securities Corporation was the initial purchaser in the initial offering of the old notes and received an underwriting discount of approximately $3.3 million in connection therewith. See "Related Party Transactions."

    We have entered into a registration rights agreement with DLJ Securities Corporation regarding its use of this prospectus. Pursuant to such agreement, we have agreed to bear all registration expenses incurred under that agreement, and to indemnify DLJ Securities Corporation against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the new notes offered hereby was passed upon for DeCrane Aircraft by Spolin & Silverman LLP, Santa Monica, California and Davis, Polk & Wardwell, New York, New York.

                                    EXPERTS

    The following financial statements included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting:

    - the consolidated balance sheets as of December 31, 1997 and 1998 and the consolidated statements of operations, of stockholders' equity and of cash flows for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998 of DeCrane Aircraft Holdings, Inc.;

    - the balance sheets as of September 30, 1996 and 1997 and the statements of income, of stockholder's equity and of cash flows for each of the three years in the period ended September 30, 1997 of Avtech Corporation;

    - the consolidated balance sheets as of June 30, 1997 and 1998 and the consolidated statements of operations, of stockholders' equity and of cash flows for the years then ended of PATS, Inc.;

    - the balance sheets as of December 31, 1997 and 1998 and the statements of income, of stockholders' equity and of cash flows for the years then ended of Custom Woodwork & Plastics, Inc.; and

    - the balance sheets as of December 31, 1998 and September 30, 1999 and the statements of income, of partners' equity and of cash flows for the year ended December 31, 1998 and the nine months ended September 30, 1999 of The Infinity Partners, Ltd.

    The following financial statements included in this prospectus have been so included in reliance on the report of Baird, Kurtz & Dobson, independent accountants, given on the authority of said firm as experts in auditing and accounting:

    - the consolidated balance sheets as of December 31, 1997 and 1998 and the consolidated statements of income, stockholders' equity and cash flows for the period from June 12, 1997 to December 31, 1997 and the year ended December 31, 1998 of PPI Holdings, Inc., and the consolidated statements of income, stockholders' equity and cash flows for the year ended
      December 31, 1996 and for the period from January 1, 1997 to June 11, 1997 of Precision Pattern Inc., the predecessor to PPI Holdings, Inc.; and

    - the balance sheets as of December 31, 1997 and 1998 and the statements of income, of stockholders' equity and of cash flows for the years then ended of PCI NewCo, Inc.

            INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                                                                      PAGE
                                                                                                                   -----------
Basis of Presentation............................................................................................         P-2
Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1999..........................................         P-3
Unaudited Pro Forma Consolidated Statement of Operations for the:
  Twelve months ended September 30, 1999.........................................................................         P-4
  Year ended December 31, 1998...................................................................................         P-5
  Nine months ended September 30, 1998...........................................................................         P-6
  Nine months ended September 30, 1999...........................................................................         P-7
Notes to Unaudited Pro Forma Consolidated Financial Data.........................................................         P-8

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             BASIS OF PRESENTATION

    The following unaudited pro forma consolidated financial data for DeCrane Aircraft is based on our historical financial statements adjusted to reflect:

    - DLJ's 1998 acquisition of us;

    - our 1998 Avtech and Dettmers acquisitions;

    - our 1999 PATS, PPI and Custom Woodwork acquisitions, which were completed prior to September 30, 1999; and

    - our 1999 PCI NewCo, International Custom Interiors and Infinity acquisitions, which were completed subsequent to September 30, 1999.

    For additional information on the 1998 acquisitions, see the notes to our audited 1998 consolidated financial statements included elsewhere in this prospectus. For additional information on the 1999 acquisitions, see the notes to our unaudited 1999 consolidated financial statements included elsewhere in this prospectus.

    Unaudited pro forma consolidated statements of operations are presented for the twelve months ended September, 30, 1999, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. The statements reflect the DLJ acquisition and all of our acquisitions as if they had occurred as of January 1, 1998. The unaudited pro forma consolidated balance sheet reflects the PCI NewCo, International Custom Interiors and Infinity acquisitions as of September 30, 1999; all of the 1998 acquisitions and the 1999 PATS, PPI and Custom Woodwork acquisitions had occurred by that date and are therefore reflected in our historical balance sheet.

    The pro forma adjustments are based upon available information and assumptions management believes are reasonable under the circumstances. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with our historical audited and unaudited financial statements and related notes and the historical audited financial statements and related notes of the companies we acquired included elsewhere in this prospectus. The pro forma financial data does not purport to represent what our actual results of operations or actual financial position would have been if the transactions described above in fact occurred on such dates or to project our results of operations or financial position for any future period or date.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                                                COMPANIES ACQUIRED SUBSEQUENT
                                                 DECRANE           TO SEPTEMBER 30,1999(2)
                                                AIRCRAFT        ------------------------------
                                              HISTORICAL(1)     HISTORICAL(3)     ADJUSTMENTS      PRO FORMA
                                              -------------     -------------     ------------     ---------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS

Current assets
  Cash and cash equivalents.................     $  3,139          $1,182           $    209 (4)   $  4,530
  Accounts receivable, net..................       40,074           3,634                 --         43,708
  Inventories...............................       51,290           2,197                111 (5)     53,598
  Deferred income taxes.....................        2,916              --                 --          2,916
  Prepaid expenses and other current
    assets..................................        2,847           1,233             (1,128)(6)      2,952
                                                 --------          ------           --------       --------
    Total current assets....................      100,266           8,246               (808)       107,704
                                                 --------          ------           --------       --------

Property and equipment, net.................       36,531           1,431                 --         37,962
                                                 --------          ------           --------       --------

Other assets, principally intangibles, net
  Goodwill and other intangibles............      309,729              --             23,513 (7)    333,242
  Deferred financing costs..................       10,699              --              1,700 (8)     12,399
  Other assets..............................        1,538               3                 --          1,541
                                                 --------          ------           --------       --------
    Net other assets, principally
      intangibles...........................      321,966               3             25,213        347,182
                                                 --------          ------           --------       --------

      Total assets..........................     $458,763          $9,680           $ 24,405       $492,848
                                                 ========          ======           ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
  Short-term borrowings.....................     $    401          $   --           $     --       $    401
  Current portion of long-term
    obligations.............................        3,682             660                 20 (9)      4,362
  Accounts payable..........................        8,749             764                 --          9,513
  Accrued expenses..........................       23,740           1,396                 --         25,136
  Income taxes payable......................        4,638             298                 --          4,936
                                                 --------          ------           --------       --------
    Total current liabilities...............       41,210           3,118                 20         44,348
                                                 --------          ------           --------       --------

Long-term obligations
  Senior revolving credit facility..........       13,500              --            (13,500)(10)        --
  Senior term facility......................      165,950              --             44,350 (10)   210,300
  Senior subordinated notes.................      100,000              --                 --        100,000
  Other long-term obligations...............        1,644             772               (675)(10)     1,741
                                                 --------          ------           --------       --------
    Total long-term obligations.............      281,094             772             30,175        312,041
                                                 --------          ------           --------       --------

Deferred income taxes.......................       21,522              --                 --         21,522
Other long-term liabilities.................        4,904              --                 --          4,904

Stockholder's equity........................      110,033           5,790             (5,790)(11)   110,033
                                                 --------          ------           --------       --------

      Total liabilities and stockholder's
        equity..............................     $458,763          $9,680           $ 24,405       $492,848
                                                 ========          ======           ========       ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Financial Data.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED SEPTEMBER 30, 1999

                                                                  ACQUISITION ADJUSTMENTS (13)
                                                  DECRANE         ----------------------------
                                                  AIRCRAFT        HISTORICAL
                                               HISTORICAL(12)     RESULTS(14)     ADJUSTMENTS      PRO FORMA
                                               --------------     -----------     ------------     ---------
                                                                  (DOLLARS IN THOUSANDS)
Revenues.....................................     $222,180          $73,095         $   (382)(15)  $294,893
Cost of sales................................      149,740           49,741           (5,277)(16)   194,204
                                                  --------          -------         --------       --------

    Gross profit.............................       72,440           23,354            4,895        100,689

Selling, general and administrative
  expenses...................................       34,611            6,009               --         40,620
Nonrecurring charges.........................           --              262             (262)(18)        --
Nonrecurring bonuses and employment contract
  termination expenses.......................           --              360             (360)(19)        --
Amortization of intangible assets............       11,852              209            2,864 (21)    14,925
                                                  --------          -------         --------       --------

    Operating income.........................       25,977           16,514            2,653         45,144

Interest expense.............................       24,971              516            7,932 (22)    33,419
Other income.................................         (157)             (24)              --           (181)
                                                  --------          -------         --------       --------

Income (loss) before provision for income
  taxes and extraordinary item...............        1,163           16,022           (5,279)        11,906

Provision for income taxes (benefit).........          507             (287)           6,984 (24)     7,204
                                                  --------          -------         --------       --------

Income (loss) before extraordinary item
  (25).......................................     $    656          $16,309         $(12,263)      $  4,702
                                                  ========          =======         ========       ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Financial Data.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                                  ACQUISITION ADJUSTMENTS (13)
                                                  DECRANE         ----------------------------
                                                  AIRCRAFT        HISTORICAL
                                               HISTORICAL(12)     RESULTS(14)     ADJUSTMENTS      PRO FORMA
                                               --------------     -----------     ------------     ---------
                                                                  (DOLLARS IN THOUSANDS)
Revenues.....................................     $150,433         $118,495         $   (458)(15)  $268,470
Cost of sales................................      102,840           81,494              541 (16)   184,875
                                                  --------         --------         --------       --------

    Gross profit (loss)......................       47,593           37,001             (999)        83,595

Selling, general and administrative
  expenses...................................       25,993           13,650           (1,728)(17)    37,915
Nonrecurring charges.........................        3,632            1,479           (5,111)(18)        --
Nonrecurring bonuses and employment contract
  termination expenses.......................           --            4,072           (4,072)(19)        --
ESOP contribution............................           --              530             (530)(20)        --
Amortization of intangible assets............        4,495              328           10,151 (21)    14,974
                                                  --------         --------         --------       --------

    Operating income.........................       13,473           16,942              291         30,706

Interest expense.............................        9,202            1,354           24,595 (22)    35,151
Other expenses (income)......................        1,182              (35)            (600)(23)       547
                                                  --------         --------         --------       --------

Income (loss) before provision for income
  taxes and extraordinary item...............        3,089           15,623          (23,704)        (4,992)

Provision for income taxes (benefit).........          224              578             (415)(24)       387
                                                  --------         --------         --------       --------

Income (loss) before extraordinary item
  (25).......................................     $  2,865         $ 15,045         $(23,289)      $ (5,379)
                                                  ========         ========         ========       ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Financial Data.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                      ACQUISITION ADJUSTMENTS(13)
                                                   DECRANE           -----------------------------
                                                   AIRCRAFT          HISTORICAL
                                                HISTORICAL(12)       RESULTS(14)       ADJUSTMENTS       PRO FORMA
                                                --------------       -----------       -----------       ---------
                                                                        (DOLLARS IN THOUSANDS)
Revenues......................................     $106,089             $91,191          $   (377)(15)   $196,903
Cost of sales.................................       71,181              63,474             3,911 (16)    138,566
                                                   --------             -------          --------        --------
    Gross profit (loss).......................       34,908              27,717            (4,288)         58,337
Selling, general and administrative
  expenses....................................       18,889              11,402            (1,728)(17)     28,563
Nonrecurring charges..........................        3,632               1,417            (5,049)(18)      --
Nonrecurring bonuses and employment contract
  termination expenses........................      --                    3,832            (3,832)(19)      --
ESOP contribution.............................      --                      530              (530)(20)      --
Amortization of intangible assets.............        2,149                 243             8,840 (21)     11,232
                                                   --------             -------          --------        --------
    Operating income (loss)...................       10,238              10,293            (1,989)         18,542
Interest expense..............................        4,115                 992            21,503 (22)     26,610
Other expenses (income).......................        1,028                 (40)             (600)(23)        388
                                                   --------             -------          --------        --------
Income (loss) before provision for income
  taxes and extraordinary item................        5,095               9,341           (22,892)         (8,456)
Provision for income taxes (benefit)..........        2,386                  38            (3,937)(24)     (1,513)
                                                   --------             -------          --------        --------
Income (loss) before extraordinary item
  (25)........................................     $  2,709             $ 9,303          $(18,955)       $ (6,943)
                                                   ========             =======          ========        ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Financial Data.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                      ACQUISITION ADJUSTMENTS(13)
                                                   DECRANE           -----------------------------
                                                   AIRCRAFT          HISTORICAL
                                                HISTORICAL(12)       RESULTS(14)       ADJUSTMENTS       PRO FORMA
                                                --------------       -----------       -----------       ---------
                                                                        (DOLLARS IN THOUSANDS)
Revenues......................................     $177,836             $45,791          $  (301)(15)    $223,326
Cost of sales.................................      118,081              31,721           (1,907)(16)     147,895
                                                   --------             -------          -------         --------
    Gross profit..............................       59,755              14,070            1,606           75,431
Selling, general and administrative
  expenses....................................       27,507               3,761           --               31,268
Nonrecurring charges..........................      --                      200             (200)(18)       --
Nonrecurring bonuses and employment contract
  termination expenses........................      --                      120             (120)(19)       --
Amortization of intangible assets.............        9,506                 124            1,553 (21)      11,183
                                                   --------             -------          -------         --------
    Operating income..........................       22,742               9,865              373           32,980
Interest expense..............................       19,884                 154            4,840 (22)      24,878
Other income..................................         (311)                (29)          --                 (340)
                                                   --------             -------          -------         --------
Income (loss) before provision for income
  taxes and extraordinary item................        3,169               9,740           (4,467)           8,442
Provision for income taxes (benefit)..........        2,669                (827)           3,462 (24)       5,304
                                                   --------             -------          -------         --------
Income (loss) before extraordinary item.......     $    500             $10,567          $(7,929)        $  3,138
                                                   ========             =======          =======         ========

   See accompanying Notes to Unaudited Pro Forma Consolidated Financial Data.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

 (1) Reflects our financial position subsequent to our 1998 Avtech and Dettmers acquisitions, the 1998 DLJ acquisition and our 1999 PATS, PPI and Custom Woodwork acquisitions. Excludes the effect of our PCI NewCo, International Custom Interiors and Infinity acquisitions that occurred subsequent to September 30, 1999 and the effect of an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

 (2) Reflects our acquisition of the following companies subsequent to September 30, 1999:

     - substantially all of the assets of PCI NewCo on October 6, 1999;

     - all of the common stock of International Custom Interiors on October 8, 1999; and

     - substantially all of the assets of Infinity on December 17, 1999.

     Concurrently with the Infinity acquisition, we also increased our term debt borrowings and repaid borrowings existing under our revolving credit facility. Pro forma sources and uses of funds for the acquisitions and senior term debt borrowings, had they occurred on September 30, 1999, are as follows:

                                                              HISTORICAL   RECLASSIFICATION(C)   PRO FORMA
                                                              ----------   -------------------   ---------
                                                                         (DOLLARS IN THOUSANDS)
    SOURCES:

    Senior credit facility:
      Working capital revolving credit facility (a).........    $   491          $   (491)        $ --
      Acquisition revolving credit facility (a).............     11,500           (11,500)          --
      Term A facility (b)...................................      5,000          --                 5,000
      Term D facility (b)...................................     40,000          --                40,000
                                                                -------          --------         -------
        Total sources.......................................    $56,991          $(11,991)        $45,000
                                                                =======          ========         =======

    USES:

    Purchase of net assets and common stock.................    $28,091          $--              $28,091
    Acquisition fees and expenses...........................      1,500          --                 1,500
    Senior credit facility:.................................
      Acquisition revolving credit facility (c).............     25,000           (11,500)         13,500
      Working capital revolving credit facility (c).........        700              (700)          --
      Financing fees and expenses...........................      1,700          --                 1,700
      Excess cash (c).......................................     --                   209             209
                                                                -------          --------         -------
        Total uses..........................................    $56,991          $(11,991)        $45,000
                                                                =======          ========         =======

------------------------

    (a) Reflects borrowings for our PCI NewCo and International Custom Interiors acquisitions.

    (b) Reflects senior term debt borrowings.

    (c) A portion of the proceeds from the senior term debt borrowings in December 1999 was used to repay then existing working capital revolving credit facility borrowings. The pro forma balance sheet reflects the repayment of $13.5 million of acquisition revolving credit facility borrowings outstanding as of September 30, 1999 and the excess funds as cash.

 (3) Reflects the historical financial position of companies acquired subsequent to September 30, 1999 as follows:

                                                                  INTERNATIONAL
                                                         PCI         CUSTOM
                                                        NEWCO       INTERIORS     INFINITY    TOTAL
                                                       --------   -------------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
  ASSETS

  Current assets
    Cash and cash equivalents........................   $  410       $  168        $  604     $1,182
    Accounts receivable, net.........................    1,116          494         2,024      3,634
    Inventories......................................      764          341         1,092      2,197
    Prepaid expenses and other current assets........       56          421           756      1,233
                                                        ------       ------        ------     ------
      Total current assets...........................    2,346        1,424         4,476      8,246
                                                        ------       ------        ------     ------
  Property and equipment, net........................      304           80         1,047      1,431
  Other assets.......................................    --               3         --             3
                                                        ------       ------        ------     ------
      Total assets...................................   $2,650       $1,507        $5,523     $9,680
                                                        ======       ======        ======     ======
  LIABILITIES AND STOCKHOLDERS' AND PARTNERS' EQUITY

  Current liabilities
    Current portion of long-term obligations.........   $--          $  228        $  432     $  660
    Accounts payable.................................       94           64           606        764
    Accrued expenses.................................      224           32         1,140      1,396
    Income taxes payable.............................    --             298         --           298
                                                        ------       ------        ------     ------
      Total current liabilities......................      318          622         2,178      3,118
  Other long-term obligations........................    --          --               772        772
  Stockholders' and partners' equity.................    2,332          885         2,573      5,790
                                                        ------       ------        ------     ------
      Total liabilities and equity...................   $2,650       $1,507        $5,523     $9,680
                                                        ======       ======        ======     ======

 (4) Reflects excess cash received in connection with the senior term debt borrowings.

 (5) Reflects the increase in PCI NewCo's inventory to its estimated fair value as of the acquisition date.

 (6) Reflects the elimination of notes receivable not acquired, which were due from former International Custom Interiors stockholders and an Infinity partner.

 (7) Reflects the excess of the PCI NewCo, International Custom Interiors and Infinity purchase prices over the fair value of the assets acquired. For purposes of this pro forma consolidated financial data, we allocated the excess purchase prices to goodwill and amortized the amounts on a straight-line basis over 30 years. Such allocations are preliminary and may change upon completion of the final valuations of the assets acquired.

 (8) Reflects financing fees and expenses for the December 1999 senior term debt borrowings.

 (9) Reflects the net increase in the current portion of our long-term obligations caused by:

     - a $650,000 increase to reflect the current portion of our $45.0 million of senior term debt borrowings; offset by

     - a $630,000 decrease to reflect the elimination of International Custom Interiors and Infinity debt not assumed.

 (10) Reflects the net increase in the long-term portion or our long-term obligations caused by:

     - our $45.0 million of senior term debt borrowings for our PCI NewCo, International Custom Interiors and Infinity acquisitions; offset by

     - the $13.5 million of senior revolving credit facility borrowings repaid; and

     - a $675,000 decrease to reflect the elimination of International Custom Interiors and Infinity debt not assumed.

     The terms of the senior credit facility are described in our historical consolidated financial statements included elsewhere in this prospectus.

 (11) Reflects the elimination of PCI NewCo, International Custom Interiors and Infinity stockholders' and partners' equity upon acquisition.

 (12) For the twelve months and the nine months ended September 30, 1999, reflects our historical results of operations subsequent to our acquisition by DLJ (successor). For the year ended December 31, 1998, reflects our historical results of operations for the eight months ended August 31, 1998 prior to our acquisition by DLJ (predecessor) and the four months ended December 31, 1998 subsequent to our acquisition by DLJ (successor) as summarized in the table below. For the nine months ended September 30, 1998, reflects our historical results of operations for the eight months ended August 31, 1998 prior to our acquisition by DLJ (predecessor) and the one month ended September 30, 1998 subsequent to our acquisition by DLJ (successor) as summarized in the table below. The data was derived from our historical audited and unaudited consolidated financial statements included elsewhere in this prospectus.

                                                                 DECRANE AIRCRAFT HISTORICAL
                                       --------------------------------------------------------------------------------
                                            YEAR ENDED DECEMBER 31, 1998         NINE MONTHS ENDED SEPTEMBER 30, 1998
                                       --------------------------------------   ---------------------------------------
                                           EIGHT          FOUR        TWELVE        EIGHT           ONE         NINE
                                          MONTHS         MONTHS       MONTHS       MONTHS          MONTH       MONTHS
                                       (PREDECESSOR)   (SUCCESSOR)    TOTAL     (PREDECESSOR)   (SUCCESSOR)     TOTAL
                                       -------------   -----------   --------   -------------   -----------   ---------
                                                                      (DOLLARS IN THOUSANDS)
      Revenues.......................     $90,077        $60,356     $150,433      $90,077        $16,012     $106,089
      Cost of sales..................      60,101         42,739      102,840       60,101         11,080       71,181
                                          -------        -------     --------      -------        -------     --------
      Gross profit...................      29,976         17,617       47,593       29,976          4,932       34,908

      Selling, general and
        administrative expenses......      15,719         10,274       25,993       15,719          3,170       18,889
      Nonrecurring charges...........       3,632         --            3,632        3,632         --            3,632
      Amortization of intangible
        assets.......................       1,347          3,148        4,495        1,347            802        2,149
                                          -------        -------     --------      -------        -------     --------
      Operating income...............       9,278          4,195       13,473        9,278            960       10,238
      Interest expense...............       2,350          6,852        9,202        2,350          1,765        4,115
      Other expenses.................         847            335        1,182          847            181        1,028
                                          -------        -------     --------      -------        -------     --------
      Income (loss) before provision
        for income taxes and
        extraordinary item...........       6,081         (2,992)       3,089        6,081           (986)       5,095
      Provision for income taxes
        (benefit)....................       2,892         (2,668)         224        2,892           (506)       2,386
                                          -------        -------     --------      -------        -------     --------
      Income (loss) before
        extraordinary item...........     $ 3,189        $  (324)    $  2,865      $ 3,189        $  (480)    $  2,709
                                          =======        =======     ========      =======        =======     ========

 (13) Reflects the historical results of operations for companies we acquired and adjustments for DLJ's acquisition of us for the periods not included in our historical results.

 (14) Reflects the results of operations of companies we acquired that are not included in our historical results. The results of operations for the companies we acquired are for the periods from the beginning of the period presented to the dates indicated below. For periods subsequent to those dates, their respective results of operations are included in our historical results.

     (a) Avtech--June 25, 1998;

     (b) Dettmers--June 29, 1998;

     (c) PATS--January 21, 1999;

     (d) PPI--April 22, 1999;

     (e) Custom Woodwork--August 4, 1999;

     (f) PCI NewCo--September 30, 1999;

     (g) International Custom Interiors--September 30, 1999; and

     (h) Infinity--September 30, 1999.

     Tables summarizing the acquired companies' results of operations for the twelve months ended September 30, 1999, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 are summarized below.

                                                                                              INTERNATIONAL
                                                                        CUSTOM       PCI         CUSTOM
                                                  PATS       PPI       WOODWORK     NEWCO       INTERIORS     INFINITY
                                                  (C)        (D)         (E)         (F)           (G)          (H)       TOTAL
                                                --------   --------   ----------   --------   -------------   --------   --------
                                                                             (DOLLARS IN THOUSANDS)
      TWELVE MONTHS ENDED SEPTEMBER 30, 1999
      Revenues................................  $10,459    $22,869      $6,133      $8,869       $4,724       $20,041    $73,095
      Cost of sales...........................    8,962     13,261       2,801       6,282        3,531        14,904     49,741
                                                -------    -------      ------      ------       ------       -------    -------
      Gross profit............................    1,497      9,608       3,332       2,587        1,193         5,137     23,354
      Selling, general and administrative
        expenses..............................    1,226      1,659         381         667          504         1,572      6,009
      Nonrecurring charges....................      262         --          --          --           --            --        262
      Nonrecurring bonuses and employment
        contract termination expenses.........      360         --          --          --           --            --        360
      Amortization of intangible assets.......       --        209          --          --           --            --        209
                                                -------    -------      ------      ------       ------       -------    -------
      Operating income (loss).................     (351)     7,740       2,951       1,920          689         3,565     16,514
      Interest expense (income)...............      123        384         (16)          8          (21)           38        516
      Other expenses (income).................       16        (28)         (2)         (6)          (4)           --        (24)
                                                -------    -------      ------      ------       ------       -------    -------
      Income (loss) before provision for
        income taxes and extraordinary item...     (490)     7,384       2,969       1,918          714         3,527     16,022
      Provision for income taxes (benefit)....     (575)        --          --          --          288            --       (287)
                                                -------    -------      ------      ------       ------       -------    -------
      Income before extraordinary item........  $    85    $ 7,384      $2,969      $1,918       $  426       $ 3,527    $16,309
                                                =======    =======      ======      ======       ======       =======    =======

------------------------
     Notes (c) through (h) appear at the beginning of this note.

                                                                                             CUSTOM       PCI
                                                AVTECH    DETTMERS     PATS       PPI       WOODWORK     NEWCO
                                                 (A)        (B)        (C)        (D)         (E)         (F)
                                               --------   --------   --------   --------   ----------   --------
                                                                    (DOLLARS IN THOUSANDS)
      YEAR ENDED DECEMBER 31, 1998
      Revenues...............................  $20,984     $2,013    $33,348    $37,714      $4,480      $7,933
      Cost of sales..........................   13,267      1,454     24,321     24,376       2,358       5,807
                                               -------     ------    -------    -------      ------      ------
      Gross profit (loss)....................    7,717        559      9,027     13,338       2,122       2,126

      Selling, general and administrative
        expenses.............................    3,695        760      4,906      2,218         397         536
      Nonrecurring charges...................    1,229         --        250         --          --          --
      Nonrecurring bonuses and employment
        contract termination expenses........    3,592         --        480         --          --          --
      ESOP contribution......................      300         --        230         --          --          --
      Amortization of intangible assets......       --         --         --        328          --          --
                                               -------     ------    -------    -------      ------      ------
      Operating income (loss)................   (1,099)      (201)     3,161     10,792       1,725       1,590

      Interest expense (income)..............      (60)        13        296      1,096         (35)         35
      Other expenses (income)................      (35)        --         --          5          (2)         (7)
                                               -------     ------    -------    -------      ------      ------
      Income (loss) before provision for
        income taxes and extraordinary
        item.................................   (1,004)      (214)     2,865      9,691       1,762       1,562

      Provision for income taxes (benefit)...     (322)        --      1,013         --          --          --
                                               -------     ------    -------    -------      ------      ------
      Income (loss) before extraordinary
        item.................................  $  (682)    $ (214)   $ 1,852    $ 9,691      $1,762      $1,562
                                               =======     ======    =======    =======      ======      ======

                                               INTERNATIONAL
                                                  CUSTOM
                                                 INTERIORS     INFINITY
                                                    (G)          (H)       TOTAL
                                               -------------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
      YEAR ENDED DECEMBER 31, 1998
      Revenues...............................     $1,887       $10,136    $118,495
      Cost of sales..........................      1,913         7,998     81,494
                                                  ------       -------    -------
      Gross profit (loss)....................        (26)        2,138     37,001
      Selling, general and administrative
        expenses.............................        422           716     13,650
      Nonrecurring charges...................         --            --      1,479
      Nonrecurring bonuses and employment
        contract termination expenses........         --            --      4,072
      ESOP contribution......................         --            --        530
      Amortization of intangible assets......         --            --        328
                                                  ------       -------    -------
      Operating income (loss)................       (448)        1,422     16,942
      Interest expense (income)..............         (2)           11      1,354
      Other expenses (income)................          4            --        (35)
                                                  ------       -------    -------
      Income (loss) before provision for
        income taxes and extraordinary
        item.................................       (450)        1,411     15,623
      Provision for income taxes (benefit)...       (113)           --        578
                                                  ------       -------    -------
      Income (loss) before extraordinary
        item.................................     $ (337)      $ 1,411    $15,045
                                                  ======       =======    =======

------------------------
     Notes (a) through (h) appear at the beginning of this note.


                                                                                             CUSTOM       PCI
                                                AVTECH    DETTMERS     PATS       PPI       WOODWORK     NEWCO
                                                 (A)        (B)        (C)        (D)         (E)         (F)
                                               --------   --------   --------   --------   ----------   --------
                                                                    (DOLLARS IN THOUSANDS)
      NINE MONTHS ENDED SEPTEMBER 30, 1998
      Revenues...............................  $20,984     $2,013    $23,340    $27,602      $3,319      $5,756
      Cost of sales..........................   13,267      1,454     16,588     19,550       1,760       4,272
                                               -------     ------    -------    -------      ------      ------
      Gross profit...........................    7,717        559      6,752      8,052       1,559       1,484

      Selling, general and administrative
        expenses.............................    3,695        760      3,971      1,503         278         389
      Nonrecurring charges...................    1,229         --        188         --          --          --
      Nonrecurring bonuses and employment
        contract termination expenses........    3,592         --        240         --          --          --
      ESOP contribution......................      300         --        230         --          --          --
      Amortization of intangible assets......       --         --         --        243          --          --
                                               -------     ------    -------    -------      ------      ------
      Operating income (loss)................   (1,099)      (201)     2,123      6,306       1,281       1,095

      Interest expense (income)..............      (60)        13        196        839         (30)         25
      Other expenses (income)................      (35)        --         (5)        --          --          (4)
                                               -------     ------    -------    -------      ------      ------
      Income (loss) before provision for
        income taxes and extraordinary
        item.................................   (1,004)      (214)     1,932      5,467       1,311       1,074

      Provision for income taxes (benefit)...     (322)        --        344         --          --          --
                                               -------     ------    -------    -------      ------      ------
      Income (loss) before extraordinary
        item.................................  $  (682)    $ (214)   $ 1,588    $ 5,467      $1,311      $1,074
                                               =======     ======    =======    =======      ======      ======

                                               INTERNATIONAL
                                                  CUSTOM
                                                 INTERIORS     INFINITY
                                                    (G)          (H)       TOTAL
                                               -------------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
      NINE MONTHS ENDED SEPTEMBER 30, 1998
      Revenues...............................     $1,916       $ 6,261    $91,191
      Cost of sales..........................      1,439         5,144     63,474
                                                  ------       -------    -------
      Gross profit...........................        477         1,117     27,717
      Selling, general and administrative
        expenses.............................        410           396     11,402
      Nonrecurring charges...................         --            --      1,417
      Nonrecurring bonuses and employment
        contract termination expenses........         --            --      3,832
      ESOP contribution......................         --            --        530
      Amortization of intangible assets......         --            --        243
                                                  ------       -------    -------
      Operating income (loss)................         67           721     10,293
      Interest expense (income)..............         --             9        992
      Other expenses (income)................          4            --        (40)
                                                  ------       -------    -------
      Income (loss) before provision for
        income taxes and extraordinary
        item.................................         63           712      9,341
      Provision for income taxes (benefit)...         16            --         38
                                                  ------       -------    -------
      Income (loss) before extraordinary
        item.................................     $   47       $   712    $ 9,303
                                                  ======       =======    =======

------------------------
     Notes (a) through (h) appear at the beginning of this note.

                                                                                              INTERNATIONAL
                                                                        CUSTOM       PCI         CUSTOM
                                                  PATS       PPI       WOODWORK     NEWCO       INTERIORS     INFINITY
                                                  (C)        (D)         (E)         (F)           (G)          (H)       TOTAL
                                                --------   --------   ----------   --------   -------------   --------   --------
                                                                             (DOLLARS IN THOUSANDS)
      NINE MONTHS ENDED SEPTEMBER 30, 1999
      Revenues................................  $   451    $12,757      $4,972      $6,692       $4,753       $16,166    $45,791
      Cost of sales...........................    1,229      8,435       2,203       4,747        3,057        12,050     31,721
                                                -------    -------      ------      ------       ------       -------    -------
      Gross profit (loss).....................     (778)     4,322       2,769       1,945        1,696         4,116     14,070

      Selling, general and administrative
        expenses..............................      291        944         262         520          492         1,252      3,761
      Nonrecurring charges....................      200         --          --          --           --            --        200
      Nonrecurring bonuses and employment
        contract termination expenses.........      120         --          --          --           --            --        120
      Amortization of intangible assets.......       --        124          --          --           --            --        124
                                                -------    -------      ------      ------       ------       -------    -------
      Operating income (loss).................   (1,389)     3,254       2,507       1,425        1,204         2,864      9,865

      Interest expense (income)...............       23        127         (11)         (2)         (19)           36        154
                                                -------    -------      ------      ------       ------       -------    -------
      Other expenses (income).................       11        (33)         --          (3)          (4)           --        (29)
                                                -------    -------      ------      ------       ------       -------    -------
      Income (loss) before provision for
        income taxes and extraordinary item...   (1,423)     3,160       2,518       1,430        1,227         2,828      9,740

      Provision for income taxes (benefit)....   (1,244)        --          --          --          417            --       (827)
                                                -------    -------      ------      ------       ------       -------    -------
      Income (loss) before extraordinary
        item..................................  $  (179)   $ 3,160      $2,518      $1,430       $  810       $ 2,828    $10,567
                                                =======    =======      ======      ======       ======       =======    =======

------------------------
     Notes (c) through (h) appear at the beginning of this note.

(15) Reflects the elimination of intercompany sales.

(16) Reflects the net change in cost of sales attributable to the following:

                                                                                                 NINE MONTHS
                                                              TWELVE MONTHS                         ENDED
                                                                  ENDED        YEAR ENDED       SEPTEMBER 30,
                                                              SEPTEMBER 30,   DECEMBER 31,   -------------------
                                                                  1999            1998         1998       1999
                                                              -------------   ------------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
    Increase (decrease) in cost of goods sold (a):
      DLJ acquisition.......................................     $(3,289)        $    --     $ 3,289    $    --
      PPI, Custom Woodwork and PCI NewCo acquisitions.......      (1,606)          1,717       1,717     (1,606)
    Decrease in depreciation expense (b)....................          --            (658)       (658)        --
    Elimination of intercompany sales.......................        (382)           (458)       (377)      (301)
    Work force reductions attributable to merging the
      companies acquired....................................          --             (60)        (60)        --
                                                                 -------         -------     -------    -------
    Net increase (decrease) in cost of sales                     $(5,277)        $   541     $ 3,911    $(1,907)
                                                                 =======         =======     =======    =======

------------------------

    (a) To reflect cost of goods sold based on the fair value of inventory acquired in conjunction with the DLJ acquisition and the companies we acquired as if all occurred on January 1, 1998.

    (b) To reflect a decrease in depreciation expense resulting from the fair value and remaining economic useful lives of depreciable assets acquired in connection with the DLJ acquisition.

(17) Reflects the net decrease in selling, general and administrative expenses attributable to the following:

                                                                                                 NINE MONTHS
                                                              TWELVE MONTHS                         ENDED
                                                                  ENDED        YEAR ENDED       SEPTEMBER 30,
                                                              SEPTEMBER 30,   DECEMBER 31,   -------------------
                                                                  1999            1998         1998       1999
                                                              -------------   ------------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
    Decrease in compensation expense (a)....................     $    --         $(1,775)    $(1,775)    $   --
    Decrease in investor relations expenses (b).............          --            (221)       (221)        --
    Other, net (c)..........................................          --             268         268         --
                                                                 -------         -------     -------     ------
    Net decrease in selling, general and administrative
      expenses..............................................     $    --         $(1,728)    $(1,728)    $   --
                                                                 =======         =======     =======     ======

------------------------

    (a) To reflect the resignation of some former employees and changes to employment agreements for several employees of the companies we acquired.

    (b) To reflect the decrease in investor relations expenses associated with becoming a privately held company as a result of the DLJ acquisition.

    (c) To reflect an increase in depreciation expense resulting from the fair value and remaining economic useful lives of depreciable assets we assigned in connection with the DLJ acquisition, net of cost savings attributable to employee benefit plans implemented at the companies we acquired.

(18) Reflects a reduction for nonrecurring charges incurred by DeCrane Aircraft on behalf of its stockholders related to the DLJ acquisition, and by Avtech and PATS on behalf of their stockholders related to their respective acquisitions by us. Excludes an approximate $9.5 million pre-tax charge we will incur in the fourth quarter of 1999 in connection with the Hollingsead and Elsinore Engineering restructuring.

(19) Reflects a reduction in expense attributable to employment contract termination expenses and nonrecurring bonuses awarded prior to, and in anticipation of, our acquisitions of Avtech and PATS.

(20) Reflects a reduction in expense attributable to the termination of the Employee Stock Ownership Plans in conjunction with our acquisitions of Avtech and PATS.

(21) Reflects a net increase in amortization expense pertaining to the amortization of goodwill and other intangible assets related to the DLJ acquisition and our acquisitions on a straight-line basis as follows:

                                                                                                               NINE MONTHS
                                                                 YEARS     TWELVE MONTHS                          ENDED
                                                  INTANGIBLE   ESTIMATED       ENDED         YEAR ENDED       SEPTEMBER 30,
                                                    ASSET       USEFUL     SEPTEMBER 30,    DECEMBER 31,   -------------------
                                                    AMOUNT       LIFE           1999            1998         1998       1999
                                                  ----------   ---------   --------------   ------------   --------   --------
                                                                             (DOLLARS IN THOUSANDS)
      Elimination of predecessor basis
        amortization:
        DeCrane Aircraft........................                               $   --         $(1,347)     $(1,347)    $   --
        PPI.....................................                                 (209)           (328)        (243)      (124)
      DLJ acquisition amortization (a):
        Goodwill................................   $166,675          30            --           3,704        3,704         --
        FAA certifications......................     30,391          15            --           1,351        1,351         --
        Engineering drawings....................      9,138          15            --             406          406         --
        Assembled workforce.....................      6,588           7            --             627          627         --
        Tradenames, trademarks and patents......      3,908     5 to 12            --             269          269         --
        Adjustment of intangible asset value
          (b)...................................                                   29              --          (29)        --
      Amortization attributable to our
        acquisitions (c):
        Goodwill................................    109,396          30         2,345           3,646        2,735      1,434
        Customer contracts......................      8,515           7           405           1,216          912        101
        FAA certifications......................      2,000          15            44             133          100         11
        Engineering drawings....................      2,624          15            69             175          131         25
        Assembled workforce.....................      2,090           7           181             299          224        106
                                                                               ------         -------      -------     ------
          Net increase in amortization..........                               $2,864         $10,151      $ 8,840     $1,553
                                                                               ======         =======      =======     ======

------------------------

    (a) For the twelve months and nine months ended September 30, 1999, amortization is reflected in our historical results. For the year ended December 31, 1998 and the nine months ended September 30, 1998, amortization is reflected for the period from January 1, 1998 to August 31, 1998, the date the DLJ acquisition occurred; subsequent to that date, amortization is reflected in our historical results.

    (b) Reflects adjustment upon completion of the final valuation of the assets acquired.

    (c) Reflects adjustments for the all of our 1999 acquisitions from the beginning of the period presented to their respective acquisition dates; subsequent to those dates, amortization is included in our historical results. The Avtech and Dettmers acquisitions occurred prior to the DLJ acquisition; therefore, their intangible asset amortization is included in the DLJ acquisition amortization amounts. Amortization may change upon completion of the final valuation of the net assets acquired.

(22) Reflects the net increase in interest expense, including deferred financing cost amortization and commitment fees, as a result of our 1998 Avtech and Dettmers acquisitions, the 1998 DLJ acquisition, all of our 1999 acquisitions and the December 1999 senior term debt borrowings as if they all had occurred on January 1, 1998.

    Pro forma interest expense consists of the following:

                                                                                                                  NINE MONTHS
                                                                              TWELVE MONTHS                          ENDED
                                                                                  ENDED         YEAR ENDED       SEPTEMBER 30,
                                                                              SEPTEMBER 30,    DECEMBER 31,   -------------------
                                                RATE OR TERM        AMOUNT         1999            1998         1998       1999
                                             -------------------   --------   --------------   ------------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
      Senior credit facility (a):
        Revolving credit facilities........   LIBOR (b) + 2.75%    $    (c)      $   494         $ 1,393      $ 1,176    $   277
        Term facilities:
        Term A.............................   LIBOR (b) + 2.75%         (d)        3,185           3,378        2,557      2,364
          Term B...........................   LIBOR (b) + 3.00%         (e)        5,329           5,612        4,248      3,965
          Term C...........................   LIBOR (b) + 3.25%         (f)        5,894           6,220        4,707      4,381
          Term D...........................   LIBOR (b) + 3.75%         (g)        3,568           3,756        2,841      2,653
      Senior subordinated notes............        12.00%           100,000       12,000          12,000        9,000      9,000
      Customer advance.....................         7.50%               (h)          292             380          288        200
      Other long-term obligations..........    4.34% to 18.08%          (i)          324             150          107        281
      Deferred financing cost amortization:
        Senior revolving credit
          facilities.......................      6 years (j)          1,277          213             213          160        160
        Senior term facilities:
          Term A...........................      6 years (k)            894          198             200          150        148
          Term B...........................      7 years (k)          2,043          315             317          238        236
          Term C...........................      7 years (k)          2,168          334             337          253        250
          Term D...........................      6 years (k)          1,700          262             264          198        196
        Senior subordinated notes..........     10 years (k)          5,810          581             581          436        436
      Commitment fees and expenses.........                                          430             350          251        331
                                                                                 -------         -------      -------    -------
          Pro forma interest expense (l)...                                      $33,419         $35,151      $26,610    $24,878
                                                                                 =======         =======      =======    =======

------------------------

    (a) Reflects the senior credit facility established in conjunction with the DLJ acquisition, as amended for all of our 1999 acquisitions and the December 1999 senior term debt borrowings, as if all events had occurred on January 1, 1998.

    (b) Calculations based on the historical LIBOR rates charged during the respective periods. The weighted average historical LIBOR rates were as follows:

                                                        TWELVE MONTHS                   NINE MONTHS ENDED
                                                            ENDED        YEAR ENDED       SEPTEMBER 30,
                                                        SEPTEMBER 30,   DECEMBER 31,   -------------------
                                                            1999            1998         1998       1999
                                                        -------------   ------------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
        Revolving credit facilities...................      5.220%          5.588%      5.633%     5.120%
        Term A facility...............................      5.287%          5.694%      5.775%     5.231%
        Term B facility...............................      5.292%          5.666%      5.735%     5.236%
        Term C facility...............................      5.266%          5.669%      5.738%     5.199%
        Term D facility...............................      5.272%          5.676%      5.743%     5.205%

    (c) Reflects revolving credit facility borrowings for the DLJ acquisition and all of our 1999 acquisitions reduced by revolving credit facility borrowings repaid with a portion of the senior term debt borrowings as of January 1, 1998. The pro forma weighted average borrowings outstanding under the revolving credit facilities were: $6.2 million for the twelve months ended September 30, 1999; $16.7 million for the twelve months ended December 31, 1998; $18.7 million for the nine months ended September 30, 1998; and $4.7 million for the nine months ended September 30, 1999.

    (d) Reflects Term A facility borrowings of $35.0 million for the DLJ acquisition and $5.0 million for our Infinity acquisition and to repay then existing acquisition related revolving credit facility borrowings as of January 1, 1998, reduced by quarterly principal payments of $500,000 commencing March 31, 1999. The pro forma weighted average borrowings outstanding under the Term A facility were: $39.6 million for the twelve months ended September 30, 1999; $40.0 million for the twelve months ended December 31, 1998; $40.0 million for the nine months ended September 30, 1998; and $39.5 million for the nine months ended September 30, 1999.

    (e) Reflects Term B facility borrowings of $65.0 million for the DLJ acquisition and our PATS acquisition as of January 1, 1998, reduced by quarterly principal payments of $163,000 commencing March 31, 1998. The pro forma weighted average borrowings outstanding under the Term B facility were: $64.3 million for the twelve months ended September 30, 1999; $64.8 million for the twelve months ended December 31, 1998; $64.8 million for the nine months ended September 30, 1998; and $64.2 million for the nine months ended September 30, 1999.

    (f) Reflects Term C facility borrowings of $70.0 million for our PPI acquisition and to repay then existing acquisition related revolving credit facility borrowings as of January 1, 1998, reduced by quarterly principal payments of $175,000 commencing March 31, 1998. The pro forma weighted average borrowings outstanding under the Term C facility were:
       $69.2 million for the twelve months ended September 30, 1999; $69.7 million for the twelve months ended December 31, 1998; $69.8 million for the nine months ended September 30, 1998; and $69.1 million for the nine months ended September 30, 1999.

    (g) Reflects Term D facility borrowings of $40.0 million for our Infinity acquisition and to repay then existing acquisition related revolving credit facility borrowings as of January 1, 1998, reduced by quarterly principal payments of $100,000 commencing March 31, 1998. The pro forma weighted average borrowings outstanding under the Term C facility were:
       $39.6 million for the twelve months ended September 30, 1999; $39.9 million for the twelve months ended December 31, 1998; $39.9 million for the nine months ended September 30, 1998; and $39.5 million for the nine months ended September 30, 1999.

    (h) Reflects a $5.0 million customer advance related to our PATS acquisition, pro forma as of January 1, 1998, reduced by principal payments of $975,000 on November 30, 1998 and $1.2 million on May 31, 1999. The pro forma weighted average advance outstanding was: $3.8 million for the twelve months ended September 30, 1999; $4.9 million for the twelve months ended December 31, 1998; $5.0 million for the nine months ended September 30, 1998; and $3.5 million for the nine months ended September 30, 1999.

    (i) Reflects historical interest expense related to capital lease obligations and equipment term debt financing.

    (j) Deferred financing costs are amortized on a straight-line basis over the term of the agreement.

    (k) Deferred financing costs are amortized using the effective interest method.

    (l) A 0.125% change in the interest rates charged on variable rate borrowings would change interest expense and income (loss) before extraordinary item by:

                                                                                              NINE MONTHS
                                                           TWELVE MONTHS       YEAR              ENDED
                                                               ENDED          ENDED          SEPTEMBER 30,
                                                           SEPTEMBER 30,   DECEMBER 31,   -------------------
                                                               1999            1998         1998       1999
                                                           -------------   ------------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
    Interest expense.....................................       $292           $299         $226       $219
    Income (loss) before extraordinary item..............        178            182          137        133

(23) Reflects adjustment for nonrecurring charges associated with a terminated debt offering in June 1998. Such offering was terminated upon initiation of the DLJ acquisition.

(24) Represents an increase in the provision for income taxes as a result of a change in pro forma taxable income, a provision for income taxes on the income of Dettmers, PPI, Custom Woodwork, PCI NewCo and Infinity which were taxed as S Corporations or partnerships prior to their acquisitions, and elimination of the $2.6 million one time benefit caused by reversal of our deferred tax valuation allowance. The effective tax rate differs from the U.S. federal statutory rate primarily due to goodwill amortization related to acquisitions not deductible for income tax purposes and state and foreign income taxes.

(25) In conjunction with the DLJ acquisition, deferred financing costs of $347,000, net of income tax benefit, were written off as an extraordinary charge as a result of the termination of our prior senior credit facility. In conjunction with the sale of the senior subordinated notes described in the prospectus, deferred financing costs of $1.9 million, net of income tax benefit, were written off as an extraordinary charge as a result of the termination of the bridge notes. These amounts have not been reflected in the unaudited pro forma consolidated statement of operations for the twelve months ended September 30, 1999, the year ended December 31, 1998 and the nine months ended September 30, 1998.

(26) Supplemental pro forma financial information is as follows:

                                                     TWELVE MONTHS                   NINE MONTHS ENDED
                                                         ENDED        YEAR ENDED       SEPTEMBER 30,
                                                     SEPTEMBER 30,   DECEMBER 31,   --------------------
                                                         1999            1998         1998        1999
                                                     -------------   ------------   ---------   --------
                                                                   (DOLLARS IN THOUSANDS)
    Net cash provided by (used for):
      Operating activities.........................     $ 24,799       $   2,667    $  (3,624)  $ 18,508
      Investing activities.........................      (11,234)       (237,409)    (235,275)    (9,100)
      Financing activities.........................      (15,266)        237,118      237,944    (14,440)
    EBITDA (a).....................................       67,051          57,491       39,905     49,465
    Depreciation and amortization (b)..............       20,873          20,284       15,066     15,655
    Capital expenditures:
      Paid in cash.................................        7,695           7,212        5,028      5,511
      Financed with capital lease obligations......        1,515             224          176      1,467
    Cash interest expense..........................       31,516          33,239       25,175     23,452
    Ratio of earnings to fixed charges (c).........         1.3x              --           --       1.3x

------------------------

    (a) EBITDA equals operating income plus depreciation, amortization, parent company management fees and certain non-cash and other acquisition related costs. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to income from operations or net income computed in accordance with generally accepted accounting principles, as an indicator of our operating performance, as an alternative to cash flow from operating activities or as a measure of liquidity. The funds depicted by EBITDA are not available for our discretionary use due to funding requirements for working capital, capital expenditures, debt service, income taxes and other commitments and contingencies. We believe that EBITDA is a standard measure of liquidity commonly reported and widely used by analysts, investors and other interested parties in the financial markets. However, not all companies calculate EBITDA using the same method, and the EBITDA numbers set forth above may not be comparable to EBITDA reported by other companies.

    (b) Reflects depreciation and amortization of plant and equipment, goodwill and other intangible assets. Excludes amortization of deferred financing costs and debt discounts, which are classified as a component of interest expense.

    (c) For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income before income taxes, minority interest in the income of majority-owned subsidiaries, extraordinary items and fixed charges. Fixed charges consist of:

       - interest, whether expensed or capitalized;

       - amortization of debt expense and discount relating to any indebtedness, whether expensed or capitalized; and

       - one-third of rental expense under operating leases which is considered to be a reasonable approximation of the interest portion of such expense.

       There were deficiencies of earnings to fixed charges of $4.9 million for the year ended December 31, 1998 and $8.4 million for the nine months ended September 30, 1998.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
      DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
AUDITED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................     F-3
  Consolidated Balance Sheets as of December 31, 1997 and
    1998....................................................     F-4
  Consolidated Statements of Operations for the years ended
    December 31, 1996 and 1997, the eight months ended
    August 31, 1998 and the four months ended December 31,
    1998....................................................     F-5
  Consolidated Statements of Stockholders' Equity for the
    years ended December 31, 1996 and 1997, the eight months
    ended August 31, 1998 and the four months ended
    December 31, 1998.......................................     F-6
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1996 and 1997, the eight months ended
    August 31, 1998 and the four months ended December 31,
    1998....................................................     F-8
  Notes to Consolidated Financial Statements................     F-9
UNAUDITED FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of December 31, 1998 and
    September 30, 1999 (unaudited)..........................    F-41
  Consolidated Statements of Operations for the eight months ended August 31, 1998, the one month ended September 30,
    1998 (unaudited) and the nine months ended September 30,
    1999 (unaudited)........................................    F-42
  Consolidated Statements of Stockholder's Equity for the
    nine months ended September 30, 1999 (unaudited)........    F-43
  Consolidated Statements of Cash Flows for the eight months ended August 31, 1998, the one month ended September 30,
    1998 (unaudited) and the nine months ended September 30,
    1999 (unaudited)........................................    F-44
  Condensed Notes to Consolidated Financial Statements
    (unaudited).............................................    F-45

         FINANCIAL STATEMENTS OF COMPANIES ACQUIRED
AVTECH CORPORATION
  Report of Independent Accountants.........................    F-59
  Balance Sheets as of September 30, 1996 and 1997 and
    June 25, 1998 (unaudited)...............................    F-60
  Statements of Income for the years ended September 30,
    1995, 1996 and 1997 and the nine months ended June 30,
    1997 and June 25, 1998 (unaudited)......................    F-61
  Statements of Stockholders' Equity for the years ended
    September 30, 1995, 1996 and 1997 and the nine months
    ended June 25, 1998 (unaudited).........................    F-62
  Statements of Cash Flows for the years ended
    September 30, 1995, 1996 and 1997 and the nine months
    ended June 30, 1997 and June 25, 1998 (unaudited).......    F-63
  Notes to Financial Statements.............................    F-64
PATS, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................    F-70
  Consolidated Balance Sheets as of June 30, 1997 and 1998
    and December 31, 1998 (unaudited).......................    F-71
  Consolidated Statements of Operations for the years ended
    June 30, 1997 and 1998 and the six months ended
    December 31, 1997 and 1998 (unaudited)..................    F-72
  Consolidated Statements of Stockholders' Equity for the
    years ended June 30, 1997 and 1998 and the six months
    ended December 31, 1998 (unaudited).....................    F-73
  Consolidated Statements of Cash Flows for the years ended
    June 30, 1997 and 1998 and the six months ended
    December 31, 1997 and 1998 (unaudited)..................    F-74
  Notes to Consolidated Financial Statements................    F-75

                                                                PAGE
                                                              --------
PPI HOLDINGS, INC. AND SUBSIDIARY
  Report of Independent Accountants.........................    F-80
  Consolidated Balance Sheets as of December 31, 1997 and
    1998 and March 31, 1999 (unaudited)                         F-81
  Consolidated Statements of Income for the year ended
    December 31, 1996, the period from January 1, 1997 to
    June 11, 1997, the period from June 12, 1997 to December
    31, 1997, the year ended December 31, 1998 and the three
    months ended March 31, 1998 and 1999 (unaudited)........    F-82
  Consolidated Statements of Stockholders' Equity for the
    year ended December 31, 1996, the period from January 1,
    1997 to June 11, 1997, the period from June 12, 1997 to
    December 31, 1997, the year ended December 31, 1998 and
    the three months ended March 31, 1999 (unaudited).......    F-83
  Consolidated Statements of Cash Flows for the year ended
    December 31, 1996, the period from January 1, 1997 to
    June 11, 1997, the period from June 12, 1997 to December
    31, 1997, the year ended December 31, 1998 and the three
    months ended March 31, 1998 and 1999 (unaudited)........    F-84
  Note to Consolidated Financial Statements.................    F-85
CUSTOM WOODWORK & PLASTICS, INC.
  Report of Independent Accountants.........................    F-89
  Balance Sheets as of December 31, 1997 and 1998 and June
    30, 1999 (unaudited)....................................    F-90
  Statements of Income for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999
    (unaudited).............................................    F-91
  Statements of Stockholders' Equity for years ended
    December 31, 1997 and 1998 and the six months ended June
    30, 1999 (unaudited)....................................    F-92
  Statements of Cash Flows for the years ended December 31,
    1997 and 1998 and the six months ended June 30, 1998 and
    1999 (unaudited)........................................    F-93
  Notes to the Financial Statements.........................    F-94
PCI NEWCO, INC.
  Report of Independent Accountants.........................    F-97
  Balance Sheets as of December 31, 1997 and 1998 and
    September 30, 1999 (unaudited)..........................    F-98
  Statements of Income for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998
    and 1999 (unaudited)....................................    F-99
  Statements of Stockholders' Equity for years ended
    December 31, 1997 and 1998 and the nine months ended
    September 30, 1999 (unaudited)..........................   F-100
  Statements of Cash Flows for the years ended December 31,
    1997 and 1998 and the nine months ended September 30,
    1998 and 1999 (unaudited)...............................   F-101
  Notes to the Financial Statements.........................   F-102
THE INFINITY PARTNERS, LTD.
  Report of Independent Accountants.........................   F-106
  Balance Sheets as of December 31, 1998 and September 30,
    1999....................................................   F-107
  Statements of Income for the year ended December 31, 1998, the nine months ended
    September 30, 1998 (unaudited) and the nine months ended
    September 30, 1999......................................   F-108
  Statements of Partners' Equity for year ended December 31,
    1998 and the nine months ended September 30, 1999.......   F-109
  Statements of Cash Flows for the year ended December 31,
    1998, the nine months ended
    September 30, 1998 (unaudited) and the nine months ended
    September 30, 1999......................................   F-110
  Notes to the Financial Statements.........................   F-111

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
DeCrane Aircraft Holdings, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DeCrane Aircraft Holdings, Inc. and its subsidiaries at December 31, 1997 and 1998 and the results of their operations and their cash flows for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
February 19, 1999

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          DECEMBER 31,  DECEMBER 31,
                                                                             1997         1998
                                                                          (PREDECESSOR) (SUCCESSOR)
                                                                           ---------    ---------
ASSETS
Current assets
  Cash and cash equivalents.............................................   $     206    $   3,518
  Accounts receivable, net..............................................      18,152       30,441
  Inventories...........................................................      25,976       34,281
  Deferred income taxes.................................................      --            4,300
  Prepaid expenses and other current assets.............................         782        3,897
                                                                           ---------    ---------
    Total current assets................................................      45,116       76,437

Property and equipment, net.............................................      14,054       28,160
Other assets, principally intangibles, net..............................      39,967      226,330
                                                                           ---------    ---------
      Total assets......................................................   $  99,137    $ 330,927
                                                                           =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings.................................................   $     568    $     283
  Current portion of long-term obligations..............................         858        1,529
  Accounts payable......................................................       8,032        6,383
  Accrued expenses......................................................       6,911       18,466
  Income taxes payable..................................................       3,975        3,743
                                                                           ---------    ---------
    Total current liabilities...........................................      20,344       30,404
                                                                           ---------    ---------
Long-term liabilities
  Long-term obligations.................................................      37,412      184,953
  Deferred income taxes.................................................       1,758       16,990
  Other long-term liabilities...........................................          96          659
                                                                           ---------    ---------
    Total long-term liabilities.........................................      39,266      202,602
                                                                           ---------    ---------
Commitments and contingencies (Note 15).................................      --           --
                                                                           ---------    ---------
Stockholders' equity
  Cumulative convertible preferred stock, $.01 par value, 8,314,018 shares authorized; none issued and outstanding as of December 31,
    1997 and 1998.......................................................      --           --
  Undesignated preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and outstanding as of December 31, 1997 and
    1998................................................................      --           --
  Common stock, no par value, 4,253,550 shares authorized; none issued
    and outstanding as of December 31, 1997 and 1998....................      --           --
  Common stock, $.01 par value, 9,924,950 and 100 shares authorized as of December 31, 1997 and 1998, respectively; 5,318,563 and 100 shares issued and outstanding as of December 31, 1997 and 1998,
    respectively........................................................          53       --
  Additional paid-in capital............................................      51,057      100,200
  Accumulated deficit...................................................     (11,444)      (2,553)
  Accumulated other comprehensive income (loss).........................        (139)         274
                                                                           ---------    ---------
    Total stockholders' equity..........................................      39,527       97,921
                                                                           ---------    ---------
      Total liabilities and stockholders' equity........................   $  99,137    $ 330,927
                                                                           =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                EIGHT
                                                            YEAR ENDED         MONTHS     FOUR MONTHS
                                                          DECEMBER 31,          ENDED        ENDED
                                                       --------------------  AUGUST 31,    DECEMBER
                                                                                1998       31, 1998
                                                         1996       1997     (PREDECESSOR) (SUCCESSOR)
                                                       (PREDECESSOR)
                                                       ---------  ---------   ---------    ---------
Revenues.............................................  $  65,099  $ 108,903   $  90,077    $  60,356
Cost of sales........................................     49,392     80,247      60,101       42,739
                                                       ---------  ---------   ---------    ---------
      Gross profit...................................     15,707     28,656      29,976       17,617
                                                       ---------  ---------   ---------    ---------
Operating expenses
  Selling, general and administrative expenses.......     10,747     15,756      15,719       10,274
  Nonrecurring charges...............................     --         --           3,632       --
  Amortization of intangible assets..................        709        905       1,347        3,148
                                                       ---------  ---------   ---------    ---------
    Total operating expenses.........................     11,456     16,661      20,698       13,422
                                                       ---------  ---------   ---------    ---------
Income from operations...............................      4,251     11,995       9,278        4,195

Other expenses
  Interest expense...................................      4,248      3,154       2,350        6,852
  Terminated debt offering expenses..................     --         --             600       --
  Other expenses.....................................        108        243         247          335
                                                       ---------  ---------   ---------    ---------
Income (loss) before provision for income taxes and
  extraordinary item.................................       (105)     8,598       6,081       (2,992)
Provision (benefit) for income taxes.................        712      3,344       2,892       (2,668)
                                                       ---------  ---------   ---------    ---------
Income (loss) before extraordinary item..............       (817)     5,254       3,189         (324)

Extraordinary loss from debt refinancing, net of
  income tax benefit.................................     --          2,078      --            2,229
                                                       ---------  ---------   ---------    ---------
Net income (loss)....................................  $    (817) $   3,176   $   3,189    $  (2,553)
                                                       =========  =========   =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         COMMON STOCK
                                              -----------------------------------
                                                                                                           ACCUMULATED
                                               NO PAR VALUE      $.01 PAR VALUE                             OTHER
                                CUMULATIVE    ---------------   -----------------                          COMPRE-
                                CONVERTIBLE   NUMBER             NUMBER             ADDITIONAL    ACCUM-   HENSIVE
                                PREFERRED       OF                 OF                PAID-IN      ULATED    INCOME
PREDECESSOR:                      STOCK       SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL     DEFICIT    (LOSS)        TOTAL
------------------------------  -----------   -------  ------   ---------  ------   ----------   --------  -----------   -------
  Balance, December 31,
    1995......................   $  5,549      85,593  $  58       --       $--      $ --        $ (7,807)    $ 503      $(1,697)
                                                                                                                         -------
  Comprehensive loss
    Net loss..................     --           --      --         --       --         --            (817)    --            (817)
    Translation adjustment....     --           --      --         --       --         --           --         (382)        (382)
                                                                                                                         -------
                                                                                                                          (1,199)
  Adjustment to estimated
    redemption value of
    mandatorily redeemable
    common stock warrants.....     --           --      --         --       --         --          (4,320)    --          (4,320)
  Issuance of cumulative
    convertible preferred
    stock, net................      8,301       --      --         --       --         --           --        --           8,301
  Mandatorily redeemable
    common stock warrants
    issued pursuant to
    anti-dilution
    provisions................     --           --      --         --       --         --              (7)    --              (7)
  Stock option compensation
    expense...................     --           --       158       --       --         --           --        --             158
                                 --------     -------  -----    ---------   ---      --------    --------     -----      -------
  Balance, December 31,
    1996......................     13,850      85,593    216       --       --         --         (12,951)      121        1,236
                                                                                                                         -------
  Comprehensive income
    Net income................     --           --      --         --       --         --           3,176     --           3,176
    Translation adjustment....     --           --      --         --       --         --           --         (260)        (260)
                                                                                                                         -------
                                                                                                                           2,916

  Delaware reorganization and
    reverse stock split.......     --         (85,593)  (216)      85,593     1           215       --        --           --
  Adjustment to estimated
    redemption value of
    mandatorily redeemable
    common stock warrants.....     --           --      --         --       --         --          (2,203)    --          (2,203)

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 (IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

                                                         COMMON STOCK
                                              -----------------------------------
                                                                                                           ACCUMULATED
                                               NO PAR VALUE      $.01 PAR VALUE                             OTHER
                                CUMULATIVE    ---------------   -----------------                          COMPRE-
                                CONVERTIBLE   NUMBER             NUMBER             ADDITIONAL    ACCUM-   HENSIVE
                                PREFERRED       OF                 OF                PAID-IN      ULATED    INCOME
                                  STOCK       SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL     DEFICIT    (LOSS)        TOTAL
                                -----------   -------  ------   ---------  ------   ----------   --------  -----------   -------
  Recapitalization
    Conversion of preferred
      stock into common
      stock...................    (13,850)      --      --      1,941,804    19        13,831       --        --           --
    Cashless exercise and
      conversion of
      warrants................     --           --      --        524,293     6         6,097       --        --           6,103
    Cancellation of
      mandatorily redeemable
      common stock warrants...     --           --      --         --       --         --           1,143     --           1,143
  Initial Public Offering
    Proceeds from the
      offering, net...........     --           --      --      2,700,000    27        28,229       --        --          28,256
    Cancellation of
      mandatorily redeemable
      common stock warrants
      upon debt repayment and
      reclassification of
      warrants no longer
      redeemable..............     --           --      --         --       --          1,836       --        --           1,836
    Common shares issued
      pursuant to
      anti-dilution
      provisions..............     --           --      --         50,743   --            609        (609)    --           --
  Cashless exercise of common
    stock warrants............     --           --      --         16,130   --         --           --        --           --
  Stock option compensation
    expense...................     --           --      --         --       --            240       --        --             240
                                 --------     -------  -----    ---------   ---      --------    --------     -----      -------
  Balance, December 31,
    1997......................     --           --      --      5,318,563    53        51,057     (11,444)     (139)      39,527
                                                                                                                         -------
  Comprehensive income
    Net income................     --           --      --         --       --         --           3,189     --           3,189
    Translation adjustment....     --           --      --         --       --         --           --           94           94
                                                                                                                         -------
                                                                                                                           3,283

  Exercise of stock options...     --           --      --        575,692     6         8,206       --        --           8,212
  Sale of common stock........     --           --      --      2,206,177    22        34,793       --        --          34,815
                                 --------     -------  -----    ---------   ---      --------    --------     -----      -------

  Balance, August 31, 1998....   $ --           --     $--      8,100,432   $81      $ 94,056    $ (8,255)    $ (45)     $85,837
                                 ========     =======  =====    =========   ===      ========    ========     =====      =======

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
SUCCESSOR:
------------------------------
  Sale of common stock........   $ --           --     $--            100   $--      $ 99,000    $  --        $--        $99,000
                                                                                                                         -------
  Comprehensive loss
    Net loss..................     --           --      --         --       --         --          (2,553)    --          (2,553)
    Translation adjustment....     --           --      --         --       --         --           --          274          274
                                                                                                                         -------
                                                                                                                          (2,279)
  Value of warrants issued in
    connection with debt
    offering..................     --           --      --         --       --          1,200       --        --           1,200
                                 --------     -------  -----    ---------   ---      --------    --------     -----      -------
  Balance, December 31,
    1998......................   $ --           --     $--            100   $--      $100,200    $ (2,553)    $ 274      $97,921
                                 ========     =======  =====    =========   ===      ========    ========     =====      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                               YEAR ENDED       EIGHT MONTHS   FOUR MONTHS
                                                                             DECEMBER 31,           ENDED         ENDED
                                                                          --------------------   AUGUST 31,    DECEMBER 31,
                                                                                                    1998           1998
                                                                            1996       1997     (PREDECESSOR)  (SUCCESSOR)
                                                                          (PREDECESSOR)
                                                                          ---------  ---------    ---------     ----------
Cash flows from operating activities
  Net income (loss).....................................................  $    (817) $   3,176    $   3,189     $   (2,553)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used for) operating activities
      Depreciation and amortization.....................................      4,343      5,372        4,454          4,983
      Extraordinary loss from debt refinancing..........................     --          2,078       --              2,229
      Deferred income taxes.............................................         88     (1,281)      (2,339)        (5,072)
      Other, net........................................................        188        654         (360)           (97)
      Changes in assets and liabilities
          Accounts receivable...........................................     (3,069)    (3,159)      (3,621)        (2,929)
          Inventories...................................................     (2,665)    (4,956)      (2,017)         4,313
          Prepaid expenses and other assets.............................         (3)      (136)         (58)          (562)
          Accounts payable..............................................      1,891       (361)      (1,127)        (1,754)
          Accrued expenses..............................................      2,477     (1,041)       3,519          2,342
          Income taxes payable..........................................        525      4,295        1,374            108
                                                                          ---------  ---------    ---------     ----------
              Net cash provided by operating activities.................      2,958      4,641        3,014          1,008
                                                                          ---------  ---------    ---------     ----------
Cash flows from investing activities
  Cash paid for acquisitions, net of cash acquired......................    (18,200)   (23,597)     (85,808)        --
  Capital expenditures..................................................     (5,821)    (3,842)      (1,745)        (1,813)
  Other, net............................................................          5       (370)         175         --
                                                                          ---------  ---------    ---------     ----------
              Net cash used for investing activities....................    (24,016)   (27,809)     (87,378)        (1,813)
                                                                          ---------  ---------    ---------     ----------
Cash flows from financing activities
  Acquisition of Predecessor
    Proceeds from senior credit facility and bridge notes...............     --         --           --            191,722
    Proceeds from sale of common stock..................................     --         --           --             99,000
    Proceeds from stock options exercised...............................     --         --           --              4,314
    Purchase of shares outstanding......................................     --         --           --           (186,310)
    Repayment of existing senior credit facility........................     --         --           --            (93,000)
    Transaction fees and expenses.......................................     --         --           --            (15,726)
  Common stock offerings and application of the net proceeds
    Net proceeds from sale of common stock..............................     --         28,933       34,815         --
    Borrowings under credit facility....................................     --         12,312       --             --
    Repayment of debt...................................................     --        (42,160)     (34,815)        --
  Financing of acquisitions
    Revolving line of credit borrowings.................................      6,399     23,597       85,808         --
    Proceeds from issuance of cumulative convertible preferred stock and
      mandatorily redeemable common stock warrants, net.................      8,805     --           --             --
    Senior term loan borrowings.........................................      5,000     --           --             --
    Convertible subordinated note borrowings from related parties.......      3,000     --           --             --
    Promissory note principal payments..................................     --         (1,095)      --             --
  Net borrowings under revolving line of credit agreements..............      1,191      2,906        5,453         (1,103)
  Principal payments on capitalized lease and other long-term
    obligations.........................................................     (2,001)    (1,675)      (1,317)          (458)
  Other, net............................................................     (1,343)       139          (73)           (36)
                                                                          ---------  ---------    ---------     ----------
              Net cash provided by (used for) financing activities......     21,051     22,957       89,871         (1,597)
                                                                          ---------  ---------    ---------     ----------
Effect of foreign currency translation on cash..........................         22         97           26            181
                                                                          ---------  ---------    ---------     ----------
Net increase (decrease) in cash and cash equivalents....................         15       (114)       5,533         (2,221)
Cash and cash equivalents at beginning of period........................        305        320          206          5,739
                                                                          ---------  ---------    ---------     ----------
Cash and cash equivalents at end of period..............................  $     320  $     206    $   5,739     $    3,518
                                                                          =========  =========    =========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    DeCrane Aircraft Holdings, Inc. and subsidiaries (the "Company") manufactures avionics components and provides avionics systems integration services in certain niche markets of the commercial, regional and high-end corporate jet aircraft industries.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and all wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation.

    As a result of the DLJ Acquisition (Note 2) in August 1998, the Company has presented its financial position, results of operations, changes in stockholders' equity and cash flows on a predecessor/successor basis.

    Preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

INVENTORIES

    Inventories are stated at the lower of cost, as determined under the first-in, first-out ("FIFO") method, or market. Costs include materials, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at the Company's allocated fair value for assets acquired through purchase acquisitions and at cost for all new additions, and are depreciated using the straight-line method over their estimated useful lives. Useful lives for machinery and equipment range from two to twenty years. Building and building improvements are depreciated using the straight-line method over their estimated useful lives of forty years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or remaining lease term, whichever is less. Expenditures for maintenance and repairs are expensed as incurred. The costs for improvements are capitalized. Upon retirement or disposal, the cost and accumulated depreciation of property and equipment are reduced and any gain or loss is recorded in income or expense.

OTHER ASSETS

    Goodwill is amortized on a straight-line basis over thirty years. Other intangibles are amortized on a straight-line basis over their estimated useful lives, ranging from five to fifteen years. Deferred financing costs are amortized using either a straight-line or effective interest method, over the term of the related debt.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews long-lived assets and certain intangible assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. The Company has recognized no such losses.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCRUED WARRANTIES

    Two of the Company's subsidiaries sell a majority of their products to customers with various repair or replacement warranties. The terms of the warranties vary according to the customer and/or the product involved. The most common warranty period is the earlier of; (a) 12 to 60 months from the date of delivery to the operator; or (b) 42 months from the date of manufacture.

    Provisions for estimated future warranty costs are made in the period corresponding to the sale of the product and such costs have been within management's expectations. Classification between short and long-term warranty obligations is estimated based on historical trends.

DERIVATIVES

    Market value gains and losses on forward foreign exchange contracts are recognized currently in the consolidated statements of operations.

INCOME TAXES

    Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the asset and/or liability for deferred taxes. If necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    All financial instruments are held for purposes other than trading. The estimated fair values of all nonderivative financial instruments approximate their carrying amounts at December 31, 1997 and 1998 either because of the short maturity of the instrument, or based on their effective interest rates compared to current market rates for similar long-term obligations. The estimated fair value of the Company's long-term obligations is based on either quoted market prices or current rates for similar issues for debt of the same remaining maturities. The estimated fair value of foreign currency forward exchange contracts is based on quotes obtained from various financial institutions that deal in this type of instrument.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The financial statements of the Company's U.K. and Swiss subsidiaries have been translated into U.S. dollars from their functional currencies, pounds sterling and Swiss francs, respectively, in the consolidated financial statements. Assets and liabilities have been translated at the exchange rate on the balance sheet date and income statement amounts have been translated at average exchange rates in effect during the period. The net translation adjustment is reflected as a component of accumulated comprehensive income or loss within stockholders' equity.

    Realized foreign currency exchange gains (losses) included in other expenses (income) in the consolidated statements of operations were $71,000, $(72,000), $(411,000) and $(262,000) for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Such costs were $1,195,000 and $832,000 for the eight months ended August 31, 1998 and the four months ended December 31, 1998, respectively. Research and development costs were not significant for the years ended December 31, 1996 and 1997.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK OPTION PLAN

    As permitted under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company measures compensation expense related to the employee stock option plan utilizing the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Refer to Note 14 for information concerning the pro forma effect on results of operations assuming the fair value method of measuring compensation expense was utilized.

REVENUE RECOGNITION

    Revenues from the sale of manufactured products, except for products manufactured under long-term contracts, are recorded when products are shipped. Revenues on long-term contracts are recognized using the percentage-of-completion method based on costs incurred to date compared with total estimated costs at completion. Reimbursements for nonrecurring engineering costs, which are expensed as incurred, are included in revenues at the time a negotiated settlement is reached with the customer. Unbilled accounts receivable were $654,000 and $4,156,000 at December 31, 1997 and 1998, respectively. Unbilled accounts receivable are expected to be billed and collected during the succeeding twelve-month period.

STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income consists of its reported net income or loss and the change in the foreign currency translation adjustment during a period. The Company adopted SFAS 130 for the period ended December 31, 1998 and has reclassified earlier periods to reflect application of the statement.

    In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for reporting financial and descriptive information about operating segments. Under SFAS No. 131, information pertaining to an entity's operating segments must be reported on the basis that is used internally for evaluating segment performance and making resource allocation determinations. The Company adopted SFAS 131 for the period ended December 31, 1998 and has restated disclosure information in earlier periods to reflect application of the statement
(Note 17).

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Adoption of SFAS No. 133 is required for the fiscal year beginning January 1, 2000. Management believes the adoption of SFAS No. 133 will not have a material impact on the Company's consolidated financial position or results of operations.

NOTE 2 - THE DLJ ACQUISITION

    In July 1998, a newly incorporated entity, DeCrane Holdings Co., and two other holding companies were organized by DLJ Merchant Banking Partners II, L.P. and affiliated funds and entities to carry out a tender offer for all the shares of the Company's common stock, including options to purchase shares which

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 2 - THE DLJ ACQUISITION (CONTINUED) became immediately vested, for $23.00 per share. At the completion of the tender offer in August 1998, the two other holding companies merged with the Company. All of the Company's old outstanding shares which were tendered were cancelled, non-tendering shareholders were paid out, and as a result the Company became a wholly-owned subsidiary of DeCrane Holdings. This transaction, referred to herein as the DLJ Acquisition, resulted in a predecessor entity and a successor entity for purposes of reporting the financial results included in the accompanying financial statements.

    As a result of the tender offer, the Company terminated a debt offering which was in process at that time and recorded a $0.6 million pre-tax charge for the eight months ended August 31, 1998 for the estimated costs incurred. The gross purchase price for the Company's shares and options was $186.3 million. Assets acquired and liabilities assumed have been recorded at their estimated fair values based on an independent appraisal and, accordingly, historical values were increased as follows: (a) $4.4 million to inventory;
(b) $2.6 million to fixed assets; and (c) $50.0 million to certain identifiable intangible assets. The excess of the purchase price over the fair value of the net assets acquired totalling $70.0 million was allocated to goodwill. The increase in inventory value was expensed as the inventory was sold during the four months ended December 31, 1998. The intangible assets, other than goodwill, are being amortized on a straight-line basis over periods between five and fifteen years. Goodwill is being amortized on a straight-line basis over a period of thirty years.

    At the completion of the tender offer, the Company was required to repay all of its borrowings under its previous credit facility (Note 10). In order to fund the purchase of the shares in the tender offer, repay the credit facility and pay expenses incurred in connection therewith, the Company: (a) issued
$100.0 million of senior subordinated increasing rate notes (the Bridge Notes) which were subsequently replaced by $100.0 million of 12% Senior Subordinated Notes due 2008 (the Notes) from the Company's "Units" offering (Note 10);
(b) entered into a new syndicated senior secured loan facility; and
(c) received a $99.0 million equity contribution from DeCrane Holdings. In conjunction with the debt repayment and refinancing of the Bridge Notes, the Company incurred a $2.2 million extraordinary charge, net of income tax benefit of $1.5 million for the four months ended December 31, 1998.

    The Bridge Notes were purchased by an affiliate of DLJ and accrued interest at 10%. The terms of the issue called for floating rate increases to the prime rates plus 2.5% after six months, and increases of 0.5% every three months subject to a 17.0% maximum, as long as the Bridge Notes remained outstanding. The Bridge Notes were to mature on August 28, 1999, but were refinanced in October 1998 (Note 10).

    The equity contribution from DeCrane Holdings represents DeCrane Holdings' net proceeds from the sale of all of the shares of its common stock for $65.0 million and shares of its senior redeemable exchangeable preferred stock due 2009 for $34.0 million, along with warrants to purchase 150,000 common shares, to the DLJ funds. Preferred stock dividends are payable quarterly at a rate of 14% per annum. Prior to September 30, 2003, dividends are not paid in cash but instead accrete in liquidation value which, in turn, increases the redemption obligation. On or after September 30, 2003, preferred stock dividends are paid in cash. Since the Company is DeCrane Holdings' only operating subsidiary and source of cash, the Company may be required to fund DeCrane Holdings' preferred stock dividend and redemption requirements in the future.

    The Company incurred non-recurring charges totaling approximately $3.6 million (pre-tax) during the eight months ended August 31, 1998 in conjunction with the DLJ Acquisition.

NOTE 3 - ACQUISITIONS

AVTECH

    On June 26, 1998, the Company purchased substantially all of the common stock of Avtech Corporation. Avtech is a manufacturer of avionics components and an avionics systems integrator for the commercial and high-end corporate jet aircraft industries.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 3 - ACQUISITIONS (CONTINUED)
    The total purchase price was $84,693,000 in cash at closing, including $1,250,000 of acquisition related costs. The acquisition was financed with borrowings under the Company's credit facility. The acquisition was accounted for as a purchase and the $57,911,000 difference between the purchase price and the fair value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 30 years.

    The consolidated results of operations for the eight months ended August 31, 1998 and the four months ended December 31, 1998 include the operating results of Avtech subsequent to June 25, 1998.

DETTMERS

    On June 30, 1998, the Company purchased certain assets, subject to certain liabilities assumed, of Dettmers Industries Inc. Dettmers is a manufacturer of seats for high-end corporate jet aircraft.

    The total purchase price was $2,314,000 in cash at closing, including $205,000 of acquisition related costs, plus contingent consideration aggregating a maximum of $2,000,000 payable over four years based on future attainment of defined performance criteria during each of the years in the four-year period ending December 31, 2002. The acquisition was financed with borrowings under the Company's credit facility. The acquisition was accounted for as a purchase and the $2,068,000 difference between the purchase price, excluding the contingent consideration, and the fair value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 30 years. The amount of contingent consideration paid in the future, if any, will increase goodwill and will be amortized prospectively over the remaining period of the initial 30-year term.

    The consolidated results of operations for the eight months ended August 31, 1998 and the four months ended December 31, 1998 include the operating results of Dettmers subsequent to June 29, 1998.

AUDIO INTERNATIONAL

    On November 14, 1997, the Company purchased all of the outstanding stock of Audio International, Inc. Audio International provides premium, customized aircraft entertainment and cabin management products and systems for the high-end corporate jet market.

    The total purchase price was $24,726,000 in cash at closing, including $726,000 in acquisition related costs, plus contingent consideration aggregating a maximum of $6,000,000 payable over two years based on future attainment of defined performance criteria. During 1998, Audio International attained the required performance criteria and the Company increased the purchase price by $3,000,000, resulting in a corresponding increase to goodwill. The acquisition was funded with borrowings under the Company's revolving line of credit facility.

    The acquisition was accounted for as a purchase and the $20,110,000 difference between the purchase price, excluding the contingent consideration, and the fair value of the net assets acquired was recorded as goodwill and is being amortized over 30 years. The amount of contingent consideration paid in the future, if any, will increase goodwill and will be amortized prospectively over the remaining period of the initial 30-year term.

    The consolidated results of operations for the year ended December 31, 1997 include the operating results of Audio International subsequent to November 13, 1997.

MINORITY STOCKHOLDER'S 25% INTEREST

    On February 20, 1996, the Company purchased the remaining 25% of a subsidiary's stock it did not already own from the subsidiary's minority stockholder for a total purchase price of $5,748,000, including $334,000 of acquisition related costs and expenses. The purchase price consisted of $4,873,000 paid in cash at closing and a $600,000 non-interest bearing obligation payable to the minority stockholder. The cash portion

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 3 - ACQUISITIONS (CONTINUED)
of the purchase price was funded with the proceeds from the sale of preferred stock and redeemable warrants.

    The acquisition was accounted for as a purchase and the $5,498,000 difference between the purchase price and 25% of the fair value of the net assets acquired was recorded as goodwill and is being amortized over 26 years, representing the remaining useful life of the goodwill recorded upon the initial 75% acquisition in October 1991.

    The consolidated results of operations for the year ended December 31, 1996 include 100% of the operating results of the subsidiary subsequent to February 20, 1996. For the periods prior to February 20, 1996, the consolidated results of operations include a charge for the minority stockholder's 25% ownership interest.

AEROSPACE DISPLAY SYSTEMS

    On September 18, 1996, the Company purchased for cash substantially all of the assets, subject to certain liabilities assumed, of the Aerospace Display Systems division of Allard Industries, Inc. The total purchase price was $13,395,000, including $402,000 in acquisition related costs. ADS develops and manufactures dichroic liquid crystal displays and modules for commercial and military avionics systems.

    The acquisition was funded with the proceeds from the sale of preferred stock, convertible subordinated notes and redeemable warrants, borrowings under the Company's revolving line of credit and a $2,000,000 non-interest bearing obligation payable to certain Allard stockholders.

    The acquisition was accounted for as a purchase and the $7,425,000 difference between the purchase price and the fair value of the net assets acquired was recorded as goodwill and is being amortized over 30 years.

    The consolidated results of operations for the year ended December 31, 1996 include the operating results of ADS subsequent to September 18, 1996.

ELSINORE

    On December 5, 1996, the Company acquired Elsinore Aerospace Services, Inc. and the Elsinore Engineering Services Division of Elsinore, L.P., collectively referred to as Elsinore. Elsinore provides engineering services to the commercial aircraft industry. The total purchase price was $2,443,000, including $300,000 of acquisition related costs. The purchase price consisted of $1,000,000 paid in cash at closing and a $1,250,000 15% promissory note payable to the sellers.

    The purchase agreement provided for an adjustment of the purchase price should the amount of working capital decline as of the closing date. The purchase price was allocated to the assets acquired and liabilities assumed using estimated fair values and $2,585,000 was assigned to goodwill, subject to final determination of the purchase price. During 1997, the Company and the sellers agreed to reduce the purchase price by $155,000 to reflect the decline in working capital as of the closing date and, as a result, goodwill was decreased by a corresponding amount during 1997.

PATS

    In January 1999, the Company acquired all of the outstanding stock of PATS, Inc. for a purchase price of $41.5 million (including the assumption of debt) subject to adjustments for changes to its net working capital, and reserves for environmental and other indemnities made by the shareholders. PATS is a Maryland-based designer, manufacturer and installer of aircraft and avionics systems. Among other things, PATS is the principal supplier of auxiliary fuel tank systems to the Boeing Business Jet program. The transaction will be accounted for as a purchase and the difference between the purchase price and the fair value of the net assets acquired will be recorded as goodwill and amortized on a straight-line basis over thirty years.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 4 - PRO FORMA RESULTS OF OPERATIONS FOR THE DLJ AND OTHER ACQUISITIONS

    Unaudited pro forma consolidated results of operations are presented in the table below for the years ended December 31, 1997 and 1998 and are pro forma for the DLJ and other acquisitions, excluding the 1999 PATS acquisition, as if they were consummated at the beginning of each year.

                                                                                                 PRO FORMA FOR THE
                                                                                                YEAR ENDED DECEMBER
                                                                                                        31,
                                                                                               ----------------------
                                                                                                  1997        1998
                                                                                               ----------  ----------
Revenues.....................................................................................  $  160,054  $  173,297
Loss before extraordinary item...............................................................     (10,000)     (3,548)

    The above information reflects adjustments for inventory step-up, depreciation, amortization, general and administrative expenses, and interest expense based on the new cost basis and debt structure of the Company. In 1997 and 1998, income excludes the effect of a $2,078,000 and $2,229,000 extraordinary loss, respectively incurred in connection with the Company's debt refinancings (Notes 2 and 14).

NOTE 5 - ACCOUNTS RECEIVABLE AND SIGNIFICANT CUSTOMERS

ACCOUNTS RECEIVABLE

    Accounts receivable is net of an allowance for doubtful accounts of $487,000 and $581,000 at December 31, 1997 and 1998, respectively.

    The Company is potentially subject to concentrations of credit risk as the Company relies heavily on customers operating in the domestic and foreign commercial and high-end corporate jet aircraft industries. Generally, the Company does not require collateral or other security to support accounts receivable subject to credit risk. Under certain circumstances, deposits or cash-on-delivery terms are required. The Company maintains reserves for potential credit losses and generally, such losses have been within management's expectations.

SIGNIFICANT CUSTOMERS

    Two customers each accounted for more than 10% of the Company's consolidated revenues, as follows:


                                                                YEAR ENDED                       FOUR MONTHS
                                                              DECEMBER 31,       EIGHT MONTHS       ENDED
                                                           --------------------  ENDED AUGUST   DECEMBER 31,
                                                                                   31, 1998         1998
                                                             1996       1997     (PREDECESSOR)   (SUCCESSOR)
                                                           (PREDECESSOR)
                                                           ---------  ---------    ---------      ---------
Customer A...............................................       15.8%      19.0%        17.3%          20.1%
Customer B...............................................        7.2%      11.2%         7.6%           5.6%

    Complete loss of Customer A could have a significant adverse impact on the results of operations expected in future periods. During the year ended December 31, 1997, Customer A acquired another customer of the Company. The above amounts for Customer A include the Company's revenue from the acquired customer after its acquisition. For the year ended December 31, 1997, revenue from Customer A would have been 20.9% had the acquisition been consummated on January 1, 1997.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 6 - INVENTORIES

    Inventories are comprised of the following as of December 31, 1997 and 1998 (amounts in thousands):

                                                                              1997         1998
                                                                           (PREDECESSOR) (SUCCESSOR)
                                                                            ---------    ---------
Raw material.............................................................   $  14,224    $  19,221
Work-in process..........................................................       4,655        7,231
Finished goods...........................................................       7,097        7,829
                                                                            ---------    ---------
  Total inventories......................................................   $  25,976    $  34,281
                                                                            =========    =========

    Included above are costs relating to long-term contracts recognized on the percentage of completion method of $125,000 and $897,000 at December 31, 1997 and 1998, respectively.

NOTE 7 - PROPERTY AND EQUIPMENT

    Property and equipment includes the following as of December 31, 1997 and 1998 (amounts in thousands):

                                                                              1997         1998
                                                                           (PREDECESSOR) (SUCCESSOR)
                                                                            ---------    ---------
Machinery and equipment..................................................   $  18,151    $  12,576
Tooling..................................................................       3,133        2,162
Computer equipment, furniture and fixtures...............................       3,660        3,230
Land, buildings and leasehold improvements...............................       3,580       11,967
                                                                            ---------    ---------
  Total cost.............................................................      28,524       29,935
  Accumulated depreciation and amortization..............................     (14,470)      (1,775)
                                                                            ---------    ---------
    Net property and equipment...........................................   $  14,054    $  28,160
                                                                            =========    =========

    Property and equipment under capital leases included above consists of the following as of December 31, 1997 and 1998 (amounts in thousands):

                                                                               1997           1998
                                                                           (PREDECESSOR)   (SUCCESSOR)
                                                                             ---------      ---------
Machinery and equipment..................................................    $   1,160      $     693
Computer equipment, furniture and fixtures...............................          455            243
                                                                             ---------      ---------
  Total cost.............................................................        1,615            936
  Accumulated depreciation and amortization..............................         (523)          (204)
                                                                             ---------      ---------
    Net property and equipment...........................................    $   1,092      $     732
                                                                             =========      =========

    Depreciation of machinery and equipment under capital leases is included in cost of sales in the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 8 - OTHER ASSETS

    Other assets includes the following as of December 31, 1997 and 1998 and is net of accumulated amortization for the respective periods as parenthetically noted (amounts in thousands):

                                                                              1997         1998
                                                                           (PREDECESSOR) (SUCCESSOR)
                                                                            ---------    ---------
Goodwill (net of $1,682 and $1,839)......................................   $  38,592    $ 167,836
Deferred financing costs (net of $64 and $343)...........................         399        8,787
Other intangibles (net of $194 and $1,317)...............................         596       48,708
Other non-amortizable assets.............................................         380          999
                                                                            ---------    ---------
  Other assets, net......................................................   $  39,967    $ 226,330
                                                                            =========    =========

NOTE 9 - ACCRUED EXPENSES

    Accrued expenses are comprised of the following as of December 31, 1997 and 1998 (amounts in thousands):

                                                                               1997          1998
                                                                           (PREDECESSOR)  (SUCCESSOR)
                                                                             ---------     ---------
Salaries, wages, compensated absences and payroll related taxes..........    $   3,410     $   6,147
Additional acquisition consideration.....................................       --             3,000
Accrued interest.........................................................          152         2,946
Other accrued expenses...................................................        3,349         6,373
                                                                             ---------     ---------
  Total accrued expenses.................................................    $   6,911     $  18,466
                                                                             =========     =========

NOTE 10 - BORROWINGS

    SHORT-TERM BORROWINGS--The Company's Swiss subsidiary has a short-term revolving line of credit with a Swiss bank under which Swiss franc denominated borrowings of $568,000 and $283,000 were outstanding at December 31, 1997 and 1998, respectively. Interest on the line accrues at the bank's prime rate (5.25% and 4.875% at December 31, 1997 and 1998, respectively) plus 0.25%. The line of credit is guaranteed by the Company.

    LONG-TERM BORROWINGS--Long-term obligations outstanding include the following as of December 31, 1997 and 1998 (amounts in thousands):

                                                                              1997         1998
                                                                           (PREDECESSOR) (SUCCESSOR)
                                                                            ---------    ---------
Credit facilities
  Revolving lines of credit..............................................   $  36,000    $   5,800
  Term debt..............................................................      --           79,888
12% Senior Subordinated Notes due 2008, with interest payable
  semi-annually commencing on March 30, 1999.............................      --          100,000
  Capital lease obligations and equipment term financing, with interest at
    4.34 % to 18.08%, secured by equipment...............................         547          367
Other....................................................................       1,723          427
                                                                            ---------    ---------
      Total long-term obligations........................................      38,270      186,482
      Less current portion...............................................        (858)      (1,529)
                                                                            ---------    ---------
        Long-term obligations, less current portion......................   $  37,412    $ 184,953
                                                                            =========    =========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 10 - BORROWINGS (CONTINUED)
PREDECESSOR CREDIT FACILITY

    Prior to August 31, 1998, the Company had a credit facility with a group of banks for a $105 million senior revolving line of credit. Borrowings under the credit facility were secured by the Company's assets.

    The Company, at its option, could elect to pay interest on the credit facility borrowings based on either the prime rate or interbank offered rate ("IBOR") plus defined margins. The Company was required to pay a commitment fee, up to a maximum 0.375%, on the unused portion of the credit facility. The weighted-average interest rate on borrowings outstanding was 7.03% as of December 31, 1997.

SUCCESSOR CREDIT FACILITY

    In connection with the DLJ Acquisition, the Company was required to repay all of its borrowings under the predecessor credit facility and entered into a new credit facility. The new credit facility provides for term loan borrowings in the aggregate principal amount of $80.0 million and revolving loan borrowings up to an aggregate principal amount of $50.0 million. Principal payments under the term loan borrowings are due in increasing amounts over the next seven years and all borrowings under the revolving loan facility must be repaid within six years. Loans under the new credit facility generally bear interest based on a margin over, at the Company's option, the prime rate or the Euro-Dollar rate. Currently, the applicable margins are 1.50%-1.75% for prime rate borrowings and 2.75%-3.00% for Euro-Dollar borrowings. Borrowings under the new credit facility are secured by substantially all of the assets of the Company. The Company is subject to certain commitment fees under the facility as well as the maintenance of certain financial ratios, cash flow results and other restrictive covenants.

    In January 1999, term loan borrowings were increased to $99.9 million to fund the acquisition of PATS, Inc. (Note 3).

12% SENIOR SUBORDINATED NOTES

    On October 5, 1998 (subsequent to the DLJ Acquisition and financing), the Bridge Notes were repaid with the net proceeds from the Units offering. Each Unit consists of $1,000 principal amount of the Notes and one warrant (collectively, the "Warrants") to purchase shares of common stock of DeCrane Holdings ("Holdings Common Stock"). The Notes will mature on September 30, 2008. Interest on the Notes is payable semi-annually on March 30 and September 30 of each year, commencing on March 30, 1999. The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness of the Company, including indebtedness pursuant to the credit facility. Prior to the Notes maturing, the Company may redeem all or some of the Notes at a redemption price which may include a premium. In the event of a change in control, the holders may require the Company to repurchase the Notes for a redemption price which may also include a premium. Each Warrant entitles the holder thereof, subject to certain conditions, to purchase 1.55 shares of Holdings Common Stock at an exercise price of $23.00 per share. The Warrants, valued at $1,200,000, will be exercisable at the time they are registered and, unless earlier exercised, will expire on September 30, 2008.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 10 - BORROWINGS (CONTINUED)
AGGREGATE MATURITIES

    The aggregate maturities of long-term obligations are as follows as of December 31, 1998 (amounts in thousands):

YEAR ENDING DECEMBER 31,                                                                                     --------
  1999..................................................................................................       1,529
  2000..................................................................................................       2,722
  2001..................................................................................................       4,866
  2002..................................................................................................       7,905
  2003..................................................................................................      10,522
  Thereafter............................................................................................     158,938
                                                                                                          ----------
      Total long-term obligations.......................................................................  $  186,482
                                                                                                          ==========

NOTE 11 - INCOME TAXES

    Income (loss) before income taxes and extraordinary item was taxed under the following jurisdictions (amounts in thousands):


                                                           YEAR ENDED       EIGHT MONTHS     FOUR MONTHS
                                                         DECEMBER 31,           ENDED           ENDED
                                                      --------------------   AUGUST 31,     DECEMBER 31,
                                                                                1998            1998
                                                        1996       1997     (PREDECESSOR)    (SUCCESSOR)
                                                      (PREDECESSOR)
                                                      ---------  ---------    ---------       ---------
Domestic............................................  $    (855) $   7,509    $   5,637       $  (3,345)
Foreign.............................................        750      1,089          444             353
                                                      ---------  ---------    ---------       ---------
  Total.............................................  $    (105) $   8,598    $   6,081       $  (2,992)
                                                      =========  =========    =========       =========

    The provisions for income taxes (benefit) are as follows (amounts in thousands):


                                                           YEAR ENDED       EIGHT MONTHS     FOUR MONTHS
                                                         DECEMBER 31,           ENDED           ENDED
                                                      --------------------   AUGUST 31,     DECEMBER 31,
                                                                                1998            1998
                                                        1996       1997     (PREDECESSOR)    (SUCCESSOR)
                                                      (PREDECESSOR)
                                                      ---------  ---------    ---------       ---------
Current
  U.S. federal......................................  $     269  $   3,231    $   3,835       $   1,560
  State and local...................................        194        968        1,275             699
  Foreign...........................................        161        426          121             145
                                                      ---------  ---------    ---------       ---------
    Total current...................................        624      4,625        5,231           2,404
                                                      ---------  ---------    ---------       ---------
Deferred
  U.S. federal......................................         70     (1,021)      (1,932)         (4,150)
  State and local...................................         21       (279)        (435)           (816)
  Foreign...........................................         (3)        19           28            (106)
                                                      ---------  ---------    ---------       ---------
    Total deferred..................................         88     (1,281)      (2,339)         (5,072)
                                                      ---------  ---------    ---------       ---------
    Total provision.................................  $     712  $   3,344    $   2,892       $  (2,668)
                                                      =========  =========    =========       =========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11 - INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal rate to the income
(loss) before income taxes and extraordinary item as a result of the following differences (amounts in thousands):


                                                            YEAR ENDED       EIGHT MONTHS     FOUR MONTHS
                                                          DECEMBER 31,           ENDED           ENDED
                                                       --------------------   AUGUST 31,     DECEMBER 31,
                                                                                 1998            1998
                                                         1996       1997     (PREDECESSOR)    (SUCCESSOR)
                                                       (PREDECESSOR)
                                                       ---------  ---------    ---------       ---------
Income tax (benefit) at U.S. statutory rates.........  $     (36) $   2,923    $   2,068       $  (1,017)
Increase (decrease) resulting from
  Book benefit not provided for net operating loss
    carryforwards....................................        172     --           --              --
  Amortization of assets and other expenses not
    deductible for income tax purposes...............        137        441          594             782
  Decrease in deferred tax asset valuation
    allowance........................................     --           (488)      --              (2,575)
  State income taxes, net of federal benefit.........        157        482          550             (25)
  Tax on earnings of subsidiary not consolidated for
    tax purposes.....................................         92     --           --              --
  Lower tax rates on earnings of foreign
    subsidiaries.....................................        (65)      (116)         (50)            (36)
  Other, net.........................................        255        102         (270)            203
                                                       ---------  ---------    ---------       ---------
    Income tax (benefit) at effective rates..........  $     712  $   3,344    $   2,892       $  (2,668)
                                                       =========  =========    =========       =========

    Deferred tax liabilities (assets) are comprised of the following as of December 31, 1997 and 1998 (amounts in thousands):

                                                                                 1997            1998
                                                                             (PREDECESSOR)    (SUCCESSOR)
                                                                               ---------       ---------
Gross deferred tax liabilities
  Intangible assets........................................................    $     308       $  18,320
  Tax effect on earnings of subsidiary not consolidated for tax purposes...        2,688          --
  Property and equipment...................................................          688           4,531
  Other....................................................................          409             416
                                                                               ---------       ---------
    Gross deferred tax liabilities.........................................        4,093          23,267
                                                                               ---------       ---------
Gross deferred tax (assets)
  Inventory................................................................       (2,811)         (2,396)
  Loss carryforwards.......................................................         (865)         (6,183)
  Accrued expenses.........................................................         (697)         (1,657)
  Other....................................................................         (537)           (341)
                                                                               ---------       ---------
    Gross deferred tax (assets)............................................       (4,910)        (10,577)
                                                                               ---------       ---------
Deferred tax assets valuation allowance....................................        2,575          --
                                                                               ---------       ---------
  Net deferred tax liability...............................................    $   1,758       $  12,690
                                                                               =========       =========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 11 - INCOME TAXES (CONTINUED)

    The balance sheet classification of the net deferred tax liabilities as of December 31, 1997 and 1998 are as follows (amounts in thousands):

                                                                                1997          1998
                                                                            (PREDECESSOR)  (SUCCESSOR)
                                                                              ---------     ---------
Noncurrent deferred tax liability.........................................    $   1,758     $  16,990
Current deferred tax asset................................................       --            (4,300)
                                                                              ---------     ---------
  Net deferred tax liability..............................................    $   1,758     $  12,690
                                                                              =========     =========

    Prior to 1997, the Company incurred losses and accordingly provided a valuation allowance for its domestic deferred net tax assets. The deferred tax asset valuation allowance was reduced in 1997 by $488,000 to reflect the amount of federal and state tax loss carryforwards utilized to reduce 1997 current income taxes.

    During the eight months ended August 31, 1998 and the four months ended December 31, 1998, the Company incurred net operating losses for tax purposes of approximated $1,528,000 and $486,000, respectively. The losses were caused by an $8,880,000 tax deduction for stock options exercised, $3,632,000 of nonrecurring charges and a $3,724,000 pre-tax extraordinary charge. The net operating loss tax benefits for both periods were carried back to 1997 for federal income tax purposes and carried forward for state income tax purposes. The 1998 net operating losses resulted in $2,545,000 of taxes being refundable as of December 31, 1998 and are included in prepaid expenses and other current assets. Even though the Company incurred tax losses during 1998, management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the tax benefit associated with the future deductible deferred tax assets and loss carryforwards prior to their expiration. As a result, the Company reduced the valuation allowance by $2,575,000 during the four months ended December 31, 1998.

    The Company has approximately $17,400,000 and $600,000 of total loss carryforwards, which include net operating losses acquired in the Avtech aquisition, available for federal and state income tax purposes, respectively. In conjunction with the Avtech acquisition, the Company acquired federal loss carryforwards of $13,700,000 that are subject to separate return limitation rules, as defined in the Internal Revenue Code, and expire in 2018. The remaining federal and state carryforwards expire in varying amounts through 2010 and 2018, respectively. The amount of federal loss carryforwards that may be utilized in the future are subject to limitations because of the occurrence of changes in control, as defined in the Internal Revenue Code.

    Undistributed earnings of foreign subsidiaries are not material to the consolidated financial statements. As such, foreign taxes that may be due, net of U.S. foreign tax credits, have not been provided.

NOTE 12 - DERIVATIVE FINANCIAL INSTRUMENTS

    The Company does not use derivative financial instruments for trading purposes but only to manage well-defined foreign exchange rate risks.

    The Company enters into Swiss franc ("CHF") forward exchange contracts to purchase Swiss francs as a general economic hedge against foreign inventory procurement and manufacturing costs. Market value gains and losses on forward foreign exchange contracts are recognized in the consolidated statements of operations and aggregated a realized net gain (loss) of ($316,000), ($487,000), $323,000 and $146,000 for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998, respectively.

    At December 31, 1998, the Company had no open forward exchange contracts.

    The Company believes exposure to derivative credit losses is minimal in the event of nonperformance by the senior lender because any amounts due, but not paid, to the Company by the senior lender could be offset against the Company's principal and interest payments to the lender.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 13 - SUCCESSOR CAPITAL STRUCTURE

    In connection with the DLJ Acquisition, all of the Company's old outstanding shares which were tendered were cancelled and non-tendering shareholders were paid out. The Company was authorized to issue 100 new common shares ($.01 par value) all of which are issued and outstanding at December 31, 1998.

NOTE 14 - PREDECESSOR CAPITAL STRUCTURE AND TRANSACTIONS

REORGANIZATION AND REVERSE STOCK SPLIT

    On February 19, 1997, the Company reorganized as a Delaware corporation. In conjunction with the reorganization, the Company established a $.01 par value for its cumulative convertible preferred stock and common stock and increased the number of common shares and preferred shares authorized to 9,924,950 and 18,314,018 shares (which includes 10,000,000 shares of a newly designated series of preferred stock), respectively.

    Effective March 25, 1997, the Company effected a 3.53-for-1 reverse stock split. All common share information set forth in the consolidated financial statements and notes thereto has been restated to reflect the reverse stock split.

RECAPITALIZATION AND CONSUMMATION OF INITIAL PUBLIC OFFERING

    In January and March 1997, the holders of certain securities agreed to a plan for the recapitalization of the Company. Completion of the recapitalization was a condition to the consummation of the Company's initial public offering (the "IPO") and, was effective concurrent therewith. The IPO was consummated on April 16, 1997.

    The recapitalization provided for: (i) the conversion of all 6,847,705 shares of issued and outstanding cumulative convertible preferred stock into 1,941,804 shares of common stock; (ii) the cashless exercise and conversion of all 52,784 and 9,355 issued and outstanding preferred stock warrants and common stock warrants, respectively, into a total of 16,585 shares of common stock;
(iii) the cashless exercise of 508,497 mandatorily redeemable common stock warrants (the "Redeemable Warrants") into a total of 507,708 shares of common stock; and (iv) the cancellation of 95,368 Redeemable Warrants.

    Redeemable Warrants exercisable into 208,968 common shares remained after the recapitalization. Of this amount, 138,075 Redeemable Warrants were cancelled upon the consummation of the IPO and repayment of the Company's senior subordinated debt and convertible notes in accordance with the terms of the respective warrant agreements. Redeemable Warrants exercisable into 70,893 common shares remained after the recapitalization and the IPO and application of the net proceeds therefrom. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, as a result, the value ascribed thereto was reclassified to stockholders' equity as additional paid-in capital.

    On April 16, 1997, the Company completed the IPO and sold 2,700,000 shares of common stock for $12.00 per share. Proceeds from the IPO of $30,132,000, net of $2,268,000 for underwriting discounts and commissions, together with approximately $12,775,000 of proceeds from borrowings under a new credit facility were used to repay amounts due under the Company's senior revolving line of credit, senior term notes, senior subordinated notes and convertible notes.

FOLLOW-ON EQUITY OFFERING

    In April 1998, the Company sold 2,206,177 shares of common stock for $17.00 per share. Net proceeds from the offering of $34,815,000 were used to partially repay borrowings outstanding under the Company's senior credit facility.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14 - PREDECESSOR CAPITAL STRUCTURE AND TRANSACTIONS (CONTINUED) DEBT REPAID WITH IPO PROCEEDS

    In April 1997, the Company used the net proceeds from the IPO, together with approximately $12,775,000 of proceeds from borrowings under a credit facility, to repay the following: (i) senior revolving line of credit borrowings of $15,356,000; (ii) senior term notes aggregating $16,531,000; (iii) senior subordinated notes payable to related parties aggregating $7,000,000; and
(iv) convertible notes payable to related parties aggregating $3,000,000. In conjunction with the debt repayment, the Company incurred a $3,436,000 extraordinary charge, before an income tax benefit of $1,358,000, which is comprised of: (i) a $1,943,000 write-off of deferred financing costs; (ii) a $1,149,000 write-off of unamortized original issued discounts; and (iii) a $344,000 charge for a prepayment penalty and other related expenses.

MANDATORILY REDEEMABLE COMMON STOCK WARRANTS

    The table below summarizes Redeemable Warrant transactions during the years ended December 31, 1996, and 1997 (amounts in thousands, except share data).

                                                                                                    REDEEMABLE WARRANTS
                                                                                                   ----------------------
                                                                                                               NUMBER OF
                                                                                                                COMMON
                                                                                                    AMOUNT      SHARES
                                                                                                   ---------  -----------
Balance, December 31, 1995.......................................................................  $   1,633     446,296
Issued in conjunction with sale of Preferred Stock to finance Minority Interest acquisition......        492     194,618
Issued in conjunction with sale of Convertible Notes and Preferred Stock to finance ADS
  acquisition....................................................................................        248      98,158
Issued pursuant to anti-dilution provisions upon the sale of Preferred Stock.....................          7       2,868
Issued in conjunction with debt agreement amendment..............................................        179      70,893
Adjustment to estimated redemption value.........................................................      4,320      --
                                                                                                   ---------   ---------
Balance, December 31, 1996.......................................................................      6,879     812,833
Adjustment to redemption value to reflect the IPO per share price................................      2,203      --
Cashless exercise and conversion pursuant to the Recapitalization................................     (6,103)   (508,497)
Cancelled pursuant to the Recapitalization.......................................................     (1,143)    (95,368)
Cancelled upon debt repayment with IPO proceeds..................................................     (1,657)   (138,075)
Reclassification of warrants no longer mandatorily redeemable to additional paid-in capital......       (179)    (70,893)
                                                                                                   ---------   ---------
Balance, December 31, 1997.......................................................................  $  --          --
                                                                                                   =========   =========

    Prior to the IPO, the warrant holders had the right, after various dates and contingent upon certain events, to require the Company to redeem the warrants and, in certain instances, to purchase the common stock issued upon exercise of the warrants. In all instances, the redemption or purchase price, was equal to the greater of either fair market value, book value, or a value based upon a defined formula which included, in part, an earnings multiple. The Redeemable Warrants' value was subsequently adjusted to reflect estimated redemption value. Concurrent with the consummation of the recapitalization and IPO, the Company increased the redemption value by $2,203,000 to reflect the $12.00 per share IPO price. The adjustments to redemption value were charged (credited) to accumulated deficit.

CUMULATIVE CONVERTIBLE PREFERRED STOCK

    On February 19, 1997, the Company reorganized as a Delaware corporation. In conjunction with the reorganization, the Company established a $.01 par value for its preferred stock and increased the number of preferred shares authorized to 18,314,018 shares, which includes 10,000,000 shares of a newly designated series of preferred stock. As part of the recapitalization, which occurred concurrent with the IPO, all issued and outstanding shares of preferred stock were converted into .28357 of a share of common stock. The

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14 - PREDECESSOR CAPITAL STRUCTURE AND TRANSACTIONS (CONTINUED) recapitalization also provided for the cashless exercise and conversion of all preferred stock warrants into 10,206 common shares. There were no shares of preferred stock or warrants to purchase preferred stock outstanding as of December 31, 1997.

    On February 9, 1996, certain members of Company management purchased for $112,000 an aggregate of 75,000 preferred shares. On February 20, 1996, the Company sold 2,000,000 preferred shares at $3.25 per share and issued Redeemable Warrants to purchase 194,618 common shares to a related party (Note 19). Proceeds from the sale aggregating $492,000 were ascribed to the Redeemable Warrants to reflect their estimated fair market value on the issuance date. The proceeds from the sale, net of issuance costs of $558,000, were used to fund the Minority Interest Acquisition.

    On September 18, 1996, the Company sold 750,000 preferred shares at $4.00 per share and issued Redeemable Warrants to purchase 49,079 common shares to related parties (Note 19). Proceeds from the sale aggregating $124,000 were ascribed to the Redeemable Warrants to reflect their estimated fair market value on the issuance date. The proceeds from the sale, net of issuance costs of $137,000, were used to fund the ADS acquisition.

COMMON STOCK

    On February 19, 1997, in conjunction with reorganizing as a Delaware corporation, the Company established a $.01 par value for its common stock and increased to 9,924,950 the number of common shares authorized. As of December 31, 1997, a total of 527,156 common shares were reserved for issuance upon exercise of stock options outstanding under the Company's stock option plan.

    As part of the recapitalization, the holders of the non-redeemable warrants agreed to the cashless exercise and conversion of all warrants outstanding into 6,379 common shares. Redeemable Warrants to purchase 70,893 common shares at an exercise price of $14.11 per share remained after the recapitalization. Concurrent with the consummation of the IPO, the mandatory redemption feature of these warrants was terminated and, consequently, became non-redeemable warrants. In December 1997, the holders of these warrants elected to exercise all of the warrants on a cashless basis and convert the warrants into 16,130 common shares. No non-redeemable warrants were outstanding as of December 31, 1997.

    During 1998 in connection with the DLJ Acquisition all stock options became 100% vested and were either exercised or cancelled as of August 31, 1998. The following table summarizes the status of the Company's stock option plan at December 31, 1996, 1997, and 1998 and the activity for the years ended
December 31, 1996 and 1997, and the eight months ended August 31, 1998:

                                                              1996                    1997                    1998
                                                     ----------------------  ----------------------  -----------------------
                                                                 WEIGHTED-               WEIGHTED-                WEIGHTED-
                                                                  AVERAGE                 AVERAGE                  AVERAGE
                                                                 EXERCISE                EXERCISE                 EXERCISE
                                                      SHARES       PRICE      SHARES       PRICE       SHARES       PRICE
                                                     ---------  -----------  ---------  -----------  ----------  -----------
Options outstanding at beginning of
 year..............................................    208,423   $   0.529     355,001   $   1.724      501,260   $   6.089
Granted............................................    147,031       3.413     163,662      15.574       75,000       16.85
Exercised..........................................     --          --          --          --         (575,692)      7.496
Cancelled..........................................       (453)      0.529     (17,403)      6.228         (568)      1.234
                                                     ---------               ---------               ----------
Options outstanding at end of year.................    355,001       1.724     501,260       6.089       --          --
                                                     =========               =========               ==========   =========
Options exercisable at end of year.................    141,845       0.633     200,444       0.921       --          --
                                                     =========               =========               ==========   =========

    The Company believes the per share exercise price of options granted through February 1996 and subsequent to January 1997 (through August 31, 1998) approximated the fair market value of the underlying common stock on the grant date. The exercise price of certain options granted from February 1996 to

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 14 - PREDECESSOR CAPITAL STRUCTURE AND TRANSACTIONS (CONTINUED)
January 1997 were deemed to be below the fair market value of the underlying common stock on the grant date and such difference is being recognized as additional compensation expense in the consolidated financial statements on a straight line basis over the vesting period of the underlying options. Compensation expense recognized was $158,000, $240,000 and $332,000 for the years ended December 31, 1996 and 1997 and the eight months ended August 31, 1998, respectively.

    The Company measures compensation expense related to its employee stock option plan using the intrinsic value method as prescribed by APB Opinion No.
25. Had compensation cost for the Company's stock option plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net income (loss) would have been as follows (amounts in thousands):

                                                                                                            EIGHT MONTHS
                                                                                  YEAR ENDED DECEMBER 31,       ENDED
                                                                                  ------------------------   AUGUST 31,
                                                                                        1996    1997            1998
                                                                                       (PREDECESSOR)        (PREDECESSOR)
                                                                                  ------------------------  -------------
Net income (loss)
  As reported...................................................................  $    (817)   $   3,176      $   3,189
  Pro forma.....................................................................       (822)       3,129          2,699
Weighted-average fair value of options granted
  Compensatory stock options....................................................       5.91         5.70           5.70
  Non-compensatory stock options................................................       0.10         5.08           5.08

    For purposes of the pro forma presentation, the fair value for options granted subsequent to the IPO (April 16, 1997) was estimated on the dates of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.8%; expected dividend yield of 0%; expected life of 2.5 years; and expected stock price volatility of 39.9%. The fair value for options granted prior to the IPO was estimated on the dates of grant using a minimum value method, assuming a risk-free interest rate of 5.5% to 5.7% with no projected dividend yields. Unlike other permitted option pricing models, the minimum value method excludes stock price volatility, which could not be reasonably estimated for the Company prior to the IPO.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models, as well as the minimum value method, do not necessarily provide a reliable single measure of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of options granted in fiscal years after December 31, 1994 is amortized to expense over the options' vesting period. The effects of applying SFAS 123 in providing the pro forma disclosures are not likely to be representative of the effects on the reported consolidated financial statements in future years.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

LITIGATION

    Certain subsidiaries of the Company have recently been served in an action filed in federal court by American International Airways, Inc., relating to the conversion and modification of two Boeing 747 aircraft from passenger to freighter configuration. No specific amount of damages is sought. The events in question occurred prior to the Company's purchase of the relevant businesses from its prior owner; the Company

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED) intends to deny any liability, and further believes that it is indemnified with respect to any such liabilities. The Company and two of its subsidiaries have confirmed that they are indemnified for any liability in the action filed by American International Airways; and for the further cost of defense of the action. A third subsidiary was named as a defendant but has been dismissed from the case without prejudice.

    On July 21, 1998, TAAM Associates, Inc. commenced an action in Delaware Chancery Court on behalf of a purported class of stockholders of the Company against the Company, its directors, Donaldson, Lufkin & Jenrette, Inc. and certain of its affiliates ("DLJ"), alleging, among other things, that the directors had breached their fiduciary duties by entering into the merger agreement related to the DLJ Acquisition without engaging in an auction or "active market check" and, therefore, agreed to terms that were unfair and inadequate from the standpoint of the Company's stockholders. On July 24, 1998, the plaintiffs amended the complaint by repeating the allegations in the initial complaint and adding allegations that: (i) the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9") contained material misstatements or omissions; (ii) the termination fees were unreasonable; and (iii) the directors who approved the DLJ Acquisition had conflicts of interest. The complaint sought a preliminary and permanent injunction barring defendants from proceeding with the transaction or, if the transaction is consummated, an order rescinding it or awarding damages, together with interest, and an award of attorneys' fees and litigation expenses. Without admitting any wrongdoing in the action, in order to avoid the burden and expense of further litigation, the Company, DLJ, and the individual defendants reached an agreement in principle with the plaintiffs which contemplates settlement of the action. The Company, DLJ and the individual defendants and the plaintiffs entered into a memorandum of understanding (the "Memorandum of Understanding"), pursuant to which the parties would, subject to certain facts being confirmed through discovery which has not been completed, enter into a settlement agreement which would be subject to approval by the Court of Chancery. The Memorandum of Understanding required the Company to provide additional disclosures in an amendment to the 14D-9 which has occurred, and for a complete release and settlement of all claims, whether asserted directly, derivatively or otherwise, against defendants, or any of their affiliates, directors, officers, employees or agents arising out of the facts set forth in the complaint. The Memorandum of Understanding contemplates that, in connection with the benefit conferred, plaintiffs' counsel will apply to the Court of Chancery for an award of attorney's fees and litigation expenses in an amount not exceeding $375,000, which application, the defendants have agreed not to oppose.

    On August 5, 1998, the Company and its chief executive officer were served in an action filed in state court in California by the Company's chief financial officer and secretary claiming that he is due additional compensation in the form of stock options, and claiming fraud, negligent misrepresentation and breach of contract in connection therewith. On September 22, 1998, the plaintiff amended the compliant by repeating the allegations in the initial compliant and adding allegations of fraudulent misrepresentation in violation of certain provisions of the California Labor Code (for which doubled damages are sought), promissory estoppel, and wrongful discharge as a violation of public policy (as a result of allegations made by the plaintiff of improprieties in connection with the fairness opinion with respect to the DLJ Acquisition). The action seeks not less than $1.5 million plus punitive damages and costs. Discovery has not been completed. The Company intends to vigorously defend against such claim. The plaintiff's employment with the Company was terminated.

    The Canadian Transportation Safety Board has notified the Company that as part of its investigation of the crash of Swissair Flight 111 on September 2, 1998, burned wire was found which was attached to the in-flight entertainment system installed on certain Swissair aircraft by a subsidiary of the Company. The Canadian Transportation Safety Board has advised the Company that it does not have evidence that the system the Company installed malfunctioned or failed during the flight. The Company has been requested by attorneys for families of persons who died aboard the flight to put its insurance carrier on notice of a potential claim by such families.

    The Company and its subsidiaries are also involved in other routine legal and administrative proceedings incident to the normal conduct of business. Management believes the ultimate disposition of these matters,

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 15 - COMMITMENTS AND CONTINGENCIES (CONTINUED) as well as the matters discussed in the preceding paragraphs, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

LEASE COMMITMENTS

    The Company leases certain facilities and equipment under various capital and operating leases. Certain leases require payment of property taxes and include escalation clauses. Future minimum capital and operating lease commitments under non-cancelable leases are as follows as of December 31, 1998 (amounts in thousands):

                                                                                                       CAPITAL     OPERATING
                                                                                                       LEASES       LEASES
                                                                                                     -----------  -----------
Year ending December 31,
  1999.............................................................................................   $     230    $   3,181
  2000.............................................................................................          99        2,758
  2001.............................................................................................          41        2,246
  2002.............................................................................................          17        2,195
  2003.............................................................................................           9        1,941
  2004 and thereafter..............................................................................      --            4,811
                                                                                                      ---------    ---------
  Total minimum payments required..................................................................         396    $  17,132
                                                                                                                   =========
  Less amount representing future interest cost....................................................         (29)
                                                                                                      ---------
    Recorded obligation under capital leases.......................................................   $     367
                                                                                                      =========

    Total rental expense charged to operations for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998 was $1,614,000, $2,065,000, $2,303,000 and $1,095,000
respectively.

NOTE 16 - CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION

    The Company paid the following amounts in cash (amounts in thousands):

                                                                                 EIGHT MONTHS   FOUR MONTHS
                                                     YEAR ENDED DECEMBER 31,         ENDED         ENDED
                                                   ----------------------------   AUGUST 31,    DECEMBER 31,
                                                          1996      1997             1998          1998
                                                          (PREDECESSOR)          (PREDECESSOR)  (SUCCESSOR)
                                                   ----------------------------  -------------  -----------
Interest.........................................    $   2,983      $   2,842      $   2,227     $   3,706
Income taxes.....................................          132            300          4,825         1,328

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 16 - CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES

    Certain noncash investing and financing transactions occurred as follows (amounts in thousands):

                                                                                  EIGHT
                                                              YEAR ENDED         MONTHS     FOUR MONTHS
                                                            DECEMBER 31,          ENDED        ENDED
                                                         --------------------  AUGUST 31,   DECEMBER 31,
                                                             1996    1997         1998         1998
                                                            (PREDECESSOR)      (PREDECESSOR) (SUCCESSOR)
                                                         --------------------  -----------  -----------
Refinancing of Bridge Notes with proceeds from Units
 offering..............................................  $  --      $  --       $  --        $ 100,000
Additional acquisition consideration...................     --         --          --            3,000
Debt incurred for the acquisition of machinery and
 equipment.............................................        414        182         116           48
Financing provided by sellers in connection with
 acquisitions..........................................      3,492     --          --           --
Detail of acquisitions:
  Fair value of assets acquired, net of cash
    acquired...........................................  $  20,887  $  26,178   $  90,377       --
  Liabilities assumed..................................     (2,687)    (2,581)     (4,569)      --
                                                         ---------  ---------   ---------    ---------
      Cash paid for acquisition, net of cash
        acquired.......................................  $  18,200  $  23,597   $  85,808       --
                                                         =========  =========   =========    =========

NOTE 17 - FOREIGN OPERATIONS AND EXPORT REVENUES

FOREIGN OPERATIONS

    The Company operates in one business segment - avionics components manufacturing and integration services. Domestic and foreign operations consist of the following (amounts in thousands):

                                                                                 EIGHT
                                                             YEAR ENDED         MONTHS     FOUR MONTHS
                                                           DECEMBER 31,          ENDED        ENDED
                                                        --------------------  AUGUST 31,   DECEMBER 31,
                                                          1996       1997        1998         1998
                                                        ---------  ---------  -----------  -----------
                                                           (PREDECESSOR)      (PREDECESSOR) (SUCCESSOR)
Revenues
  Gross revenues
    United States.....................................  $  64,383  $ 109,490   $  89,619    $  60,785
    Western Europe....................................     10,882     12,240       7,940        4,510
                                                        ---------  ---------   ---------    ---------
      Total gross revenues............................     75,265    121,730      97,559       65,295
                                                        ---------  ---------   ---------    ---------
  Less interarea transfers
    United States.....................................     (1,496)    (2,448)     (1,744)      (1,350)
    Western Europe....................................     (8,670)   (10,379)     (5,738)      (3,589)
                                                        ---------  ---------   ---------    ---------
      Total interarea transfers.......................    (10,166)   (12,827)     (7,482)      (4,939)
                                                        ---------  ---------   ---------    ---------
  Net revenues
    United States.....................................     62,887    107,042      87,875       59,435
    Western Europe....................................      2,212      1,861       2,202          921
                                                        ---------  ---------   ---------    ---------
      Total net revenues..............................  $  65,099  $ 108,903   $  90,077    $  60,356
                                                        =========  =========   =========    =========
Consolidated long-lived assets
  United States.......................................  $  10,573  $  13,230   $  24,693    $  26,455
  Western Europe......................................      1,614        824         543        1,705
                                                        ---------  ---------   ---------    ---------
    Total consolidated long-lived assets..............  $  12,187  $  14,054   $  25,236    $  28,160
                                                        =========  =========   =========    =========

    The Company allocates its revenues on the basis of the location in which the sale originated. Revenues in Western Europe are primarily from Switzerland. Interarea sales are accounted for at prices that the

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 17 - FOREIGN OPERATIONS AND EXPORT REVENUES (CONTINUED)
Company believes would be equivalent to unaffiliated customer sales. Interarea transfers and eliminations reflect the shipment of raw component parts between areas. Long-lived assets consists of the Company's property and equipment. Corporate long-lived assets are included with United States assets.

EXPORT REVENUES

    Consolidated revenues include export revenues of $6,484,000, $12,430,000, $11,804,000 and $9,983,000 for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998, respectively. Export revenues are primarily derived from sales to customers located in Western Europe, the Far East and Canada.

NOTE 18 - EMPLOYEE BENEFIT PLANS

    The Company's Swiss subsidiary sponsors a defined contribution pension plan covering substantially all of its employees as required by Swiss law. Contributions and costs, which are shared equally by the Company and the employees, are determined as a percentage of each covered employees' salary. Company contributions and costs associated with the plan were $151,000, $157,000, $102,000 and $51,000 for the years ended December 31, 1996 and 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998, respectively.

    Substantially all of the Company's domestic employees are eligible to participate in a 401(k) defined contribution plan (the "Plan"). Participation in the Plan is at the discretion of each individual employee who is eligible to participate. Each participating employee is permitted to contribute up to a maximum amount defined in the Plan. The Company and its subsidiaries may make periodic discretionary matching contributions to the Plan. The Company made matching contributions of $41,000, $128,000 and $95,000 during the year ended December 31, 1997, the eight months ended August 31, 1998 and the four months ended December 31, 1998, respectively. No matching contributions were made to the plan during the year ended December 31, 1996. The costs associated with administering the plan were not significant for any period presented.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 19 - RELATED PARTY TRANSACTIONS

    The Company's transactions with related parties included in the consolidated financial statements are summarized in the table below (amounts in thousands):

                                                                YEAR ENDED       EIGHT MONTHS   FOUR MONTHS
                                                              DECEMBER 31,           ENDED         ENDED
                                                           --------------------   AUGUST 31,    DECEMBER 31,
                                                             1996       1997         1998          1998
                                                           ---------  ---------  -------------  -----------
                                                              (PREDECESSOR)      (PREDECESSOR)  (SUCCESSOR)
DLJ
  Transaction financing fees.............................  $  --      $  --        $  --         $  12,000
  Credit facility outstanding borrowings.................     --         --           --             4,800
  Credit facility interest expense.......................     --         --           --               282
  Bridge notes interest expense..........................     --         --           --             1,041
Global Technology Partners, LLC
  Promissory note receivable.............................     --         --           --               352
Senior Subordinated Lenders
  Interest and advisory fees
    Earned during the period.............................        983        358       --            --
    Accrued and payable as of year end...................         43     --           --            --
  Purchase of Convertible Notes, Preferred Stock and
    Redeemable Warrants in conjunction with ADS
    acquisition..........................................      2,000     --           --            --
  Fees and expenses earned...............................         36     --           --            --
  Debt repaid with IPO proceeds
    Senior subordinated debt.............................     --          7,000       --            --
    Convertible Notes....................................     --          1,000       --            --
Investors
  Purchases of debt and equity securities
    Preferred Stock and Redeemable Warrants in
      conjunction with Minority Interest acquisition.....      6,500     --           --            --
    Convertible Notes, Preferred Stock and Redeemable
      Warrants in conjunction with ADS acquisition.......      4,000     --           --            --
  Fees and expenses earned...............................         74     --           --            --
  Convertible Notes
    Interest earned during the period....................         86         98       --            --
    Interest accrued and payable as of year end..........         86     --           --            --
    Repaid with IPO proceeds.............................     --          2,000       --            --

    Each related party is described below:

    DLJ -- The Company and its affiliates incurred fees payable to DLJ related entities of approximately $12.0 million in connection with the DLJ Acquisition. The Bridge Notes issued to finance the DLJ acquisition were also purchased by a DLJ entity. In addition, DLJ is involved in making a market for the Notes and may hold such Notes from time to time. The Company's credit facility is also provided by a syndicate of lenders led by DLJ related entities.

    Global Technology Partners, LLC ("GTP") -- Two members of the Company's Board of Directors are also members of GTP. In December 1998, GTP purchased approximately $704,000 of shares of common and preferred stock of DeCrane Holdings. The Company loaned half of the purchase price for such shares to GTP at an interest rate equal to the interest rate on the longest maturity senior bank debt of the Company in effect from time to time, plus 1.0%. The loans are repayable out of the proceeds from the sale of such stock, are secured by such stock, and are included in other long-term assets. Upon collection of the notes, funds will be advanced to Holdings.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 19 - RELATED PARTY TRANSACTIONS (CONTINUED)
    Senior Subordinated Lenders - Own 8.9% of the Company's issued and outstanding common stock at December 31, 1997, were represented on the Company's Board of Directors in 1995 and 1996, and provided a portion of the Company's Convertible Notes financing and the Subordinated Debt (Notes 10 and 14). The ownership percentage reflects the cashless exercise and conversion of all Preferred Stock, Preferred Stock warrants, common stock warrants and Redeemable Warrants into 451,370 common shares in conjunction with the Recapitalization (Note 14).

    Investors - Own 16.4% of the Company's issued and outstanding common stock at December 31, 1997, are represented on the Company's Board of Directors, and provided a portion of the Company's Convertible Notes and Preferred Stock financing (Notes 10 and 14). The ownership percentage reflects the cashless exercise and conversion of all Preferred Stock and Redeemable Warrants into 840,808 common shares in conjunction with the Recapitalization (Note 14).

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED)

    In conjunction with the Notes, Bridge Notes and credit facility described in
Note 2, the following summarized condensed consolidating financial information is presented for the Company, segregating guarantor subsidiaries and non-guarantor subsidiaries. The accompanying financial information in the "Guarantor Subsidiaries" column reflects the financial position, results of operations and cash flows for those subsidiaries which guarantee the Notes and credit facility. The guarantor subsidiaries are wholly-owned subsidiaries of the Company and the guarantees are full, unconditional, and joint and several. Separate financial statements of the guarantor subsidiaries are not presented because management believes that such financial statements would not be material to investors.

    Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

        (1) Elimination of investments in subsidiaries.

        (2) Elimination of intercompany accounts.

        (3) Elimination of intercompany sales between guarantor and non-guarantor subsidiaries.

        (4) Elimination of equity in earnings of subsidiaries.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
BALANCE SHEETS (AMOUNTS IN THOUSANDS)

                                                               DECEMBER 31, 1997 (PREDECESSOR)
                                     -----------------------------------------------------------------------------------
                                     DECRANE AIRCRAFT   GUARANTOR      NON-GUARANTOR   CONSOLIDATING        CONSOLIDATED
                                      HOLDINGS, INC.    SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS            TOTAL
                                     ----------------   ------------   -------------   --------------       ------------
ASSETS
Current assets
  Cash and cash equivalents........      $    16          $   109         $    81        $ --                 $   206
  Accounts receivable, net.........      --                17,101           1,051          --                  18,152
  Inventories......................      --                24,399           1,577          --                  25,976
  Other current assets.............           98              505             179          --                     782
                                         -------          -------         -------        --------             -------
    Total current assets...........          114           42,114           2,888          --                  45,116

Property and equipment, net........          290           12,928             836          --                  14,054
Other assets, principally
 intangibles, net..................          472           39,257             238          --                  39,967
Investments in subsidiaries........       20,414            3,378          --             (23,792)(1)          --
Intercompany receivables...........       60,946              659           4,357         (65,962)(2)          --
                                         -------          -------         -------        --------             -------
                                         $82,236          $98,336         $ 8,319        $(89,754)            $99,137
                                         =======          =======         =======        ========             =======
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
  Short-term obligations...........      $     4          $   801         $   621        $ --                 $ 1,426
  Other current liabilities........        4,333           12,780           1,805          --                  18,918
                                         -------          -------         -------        --------             -------
    Total current liabilities......        4,337           13,581           2,426          --                  20,344
                                         -------          -------         -------        --------             -------
Long-term liabilities
  Long-term obligations............       36,027            1,372              13          --                  37,412
  Intercompany payable.............          873           64,430             659         (65,962)(2)          --
  Other long-term liabilities......        1,333               96             425          --                   1,854
                                         -------          -------         -------        --------             -------
    Total long-term liabilities....       38,233           65,898           1,097         (65,962)             39,266
                                         -------          -------         -------        --------             -------
Stockholders' equity
  Capital..........................       51,110           12,418           1,194         (13,612)(1)          51,110
  Retained earnings (deficit)......      (11,444)           6,439           3,741         (10,180)(1)         (11,444)
  Accumulated comprehensive income
    (loss).........................      --                --                (139)         --                    (139)
                                         -------          -------         -------        --------             -------
    Total stockholder's equity.....       39,666           18,857           4,796         (23,792)             39,527
                                         -------          -------         -------        --------             -------
                                         $82,236          $98,336         $ 8,319        $(89,754)            $99,137
                                         =======          =======         =======        ========             =======

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
BALANCE SHEETS (CONTINUED)

                                                                DECEMBER 31, 1998 (SUCCESSOR)
                                     ------------------------------------------------------------------------------------
                                     DECRANE AIRCRAFT   GUARANTOR      NON-GUARANTOR   CONSOLIDATING         CONSOLIDATED
                                     HOLDINGS, INC.     SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS             TOTAL
                                     ----------------   ------------   -------------   ---------------       ------------
ASSETS
Current assets
  Cash and cash equivalents........      $  2,458         $    762        $   298        $ --                  $  3,518
  Accounts receivable, net.........       --                28,917          1,524          --                    30,441
  Inventories......................       --                32,624          1,657          --                    34,281
  Other current assets.............         7,066              894            237          --                     8,197
                                         --------         --------        -------        ---------             --------
    Total current assets...........         9,524           63,197          3,716          --                    76,437

Property and equipment, net........           272           26,170          1,718          --                    28,160
Other assets, principally
 intangibles, net..................        12,105          200,383         13,842          --                   226,330
Investments in subsidiaries........       239,101            4,373         --             (243,474)(1)           --
Intercompany receivables...........        45,710              693          3,567          (49,970)(2)           --
                                         --------         --------        -------        ---------             --------
                                         $306,712         $294,816        $22,843        $(293,444)            $330,927
                                         ========         ========        =======        =========             ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
  Short-term obligations...........      $    892         $    628        $   292        $ --                  $  1,812
  Other current liabilities........        10,767           16,651          1,174          --                    28,592
                                         --------         --------        -------        ---------             --------
    Total current liabilities......        11,659           17,279          1,466          --                    30,404
                                         --------         --------        -------        ---------             --------
Long-term liabilities
  Long-term obligations............       184,822              131         --              --                   184,953
  Intercompany payables............        (3,694)          53,388            276          (49,970)(2)           --
  Other long-term liabilities......        16,278              658            713          --                    17,649
                                         --------         --------        -------        ---------             --------
    Total long-term liabilities....       197,406           54,177            989          (49,970)             202,602
                                         --------         --------        -------        ---------             --------
Stockholders' equity
  Capital..........................       100,200          214,823         15,440         (230,263)(1)          100,200
  Retained earnings (deficit)......        (2,553)           8,537          4,674          (13,211)(1)           (2,553)
  Accumulated comprehensive income
    (loss).........................       --                --                274          --                       274
                                         --------         --------        -------        ---------             --------
    Total stockholders' equity.....        97,647          223,360         20,388         (243,474)              97,921
                                         --------         --------        -------        ---------             --------
                                         $306,712         $294,816        $22,843        $(293,444)            $330,927
                                         ========         ========        =======        =========             ========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
STATEMENTS OF OPERATIONS (AMOUNTS IN THOUSANDS)

                                                     TWELVE MONTHS ENDED DECEMBER 31, 1996 (PREDECESSOR)
                                     -----------------------------------------------------------------------------------
                                     DECRANE AIRCRAFT   GUARANTOR      NON-GUARANTOR   CONSOLIDATING        CONSOLIDATED
                                     HOLDINGS, INC.     SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS            TOTAL
                                     ----------------   ------------   -------------   --------------       ------------
Revenues...........................      $--              $61,835         $11,934        $ (8,670)(3)         $65,099
Cost of sales......................      --                48,542           9,520          (8,670)(3)          49,392
                                         -------          -------         -------        --------             -------
  Gross profit.....................      --                13,293           2,414          --                  15,707

Selling, general and administrative
 expenses..........................        2,461            7,240           1,046          --                  10,747
Amortization of intangible
 assets............................      --                   695              14          --                     709
Interest expense...................        4,032              129              87          --                   4,248
Intercompany charges...............       (2,182)           2,002             180          --                  --
Equity in earnings of
 subsidiaries......................       (2,820)            (594)         --               3,414 (4)          --
Other expenses (income)............           (3)             204             (93)         --                     108
Provisions for income taxes........         (671)           1,225             158          --                     712
                                         -------          -------         -------        --------             -------
Net income (loss)..................      $  (817)         $ 2,392         $ 1,022        $ (3,414)            $  (817)
                                         =======          =======         =======        ========             =======

                                                     TWELVE MONTHS ENDED DECEMBER 31, 1997 (PREDECESSOR)
                                     ------------------------------------------------------------------------------------
                                     DECRANE AIRCRAFT   GUARANTOR      NON-GUARANTOR   CONSOLIDATING        CONSOLIDATED
                                     HOLDINGS, INC.     SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS            TOTAL
                                     ----------------   ------------   -------------   --------------       -------------
Revenues...........................      $--              $106,154        $13,128        $(10,379)(3)         $108,903
Cost of sales......................      --                 81,115          9,511         (10,379)(3)           80,247
                                         -------          --------        -------        --------             --------
  Gross profit.....................      --                 25,039          3,617          --                   28,656

Selling, general and administrative
 expenses..........................        3,646            10,720          1,390          --                   15,756
Amortization of intangible
 assets............................      --                    892             13          --                      905
Interest expense...................        2,888               220             46          --                    3,154
Intercompany charges...............       (4,617)            4,432            185          --                   --
Equity in earnings of
 subsidiaries......................       (6,392)             (999)        --               7,391 (4)           --
Other expenses.....................      --                    161             82          --                      243
Provision (benefit) for income
 taxes.............................         (779)            3,678            445          --                    3,344
Extraordinary charge, net of tax...        2,078            --             --              --                    2,078
                                         -------          --------        -------        --------             --------
Net income.........................      $ 3,176          $  5,935        $ 1,456        $ (7,391)            $  3,176
                                         =======          ========        =======        ========             ========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
STATEMENTS OF OPERATIONS (CONTINUED)

                                                       EIGHT MONTHS ENDED AUGUST 31, 1998 (PREDECESSOR)
                                     ------------------------------------------------------------------------------------
                                     DECRANE AIRCRAFT   GUARANTOR      NON-GUARANTOR   CONSOLIDATING        CONSOLIDATED
                                     HOLDINGS, INC.     SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS            TOTAL
                                     ----------------   ------------   -------------   --------------       -------------
Revenues...........................      $--              $87,312         $ 8,503         $(5,738)(3)          $90,077
Cost of sales......................      --                59,252           6,587          (5,738)(3)           60,101
                                         -------          -------         -------         -------              -------
  Gross profit.....................      --                28,060           1,916          --                   29,976

Selling, general and administrative
 expenses..........................        3,949           11,041             729          --                   15,719
Nonrecurring charges...............        3,632           --              --              --                    3,632
Amortization of intangible
 assets............................      --                 1,337              10          --                    1,347
Interest expense (income)..........        2,343                7          --              --                    2,350
Intercompany charges...............       (4,357)           4,229             128          --                   --
Equity in earnings of
 subsidiaries......................       (6,824)            (489)         --               7,313 (4)           --
Other expenses (income)............          600             (164)            411          --                      847
Provision (benefit) for income
 taxes.............................       (2,532)           5,275             149          --                    2,892
                                         -------          -------         -------         -------              -------
Net income.........................      $ 3,189          $ 6,824         $   489         $(7,313)             $ 3,189
                                         =======          =======         =======         =======              =======

                                                       FOUR MONTHS ENDED DECEMBER 31, 1998 (SUCCESSOR)
                                     ------------------------------------------------------------------------------------
                                     DECRANE AIRCRAFT   GUARANTOR      NON-GUARANTOR   CONSOLIDATING        CONSOLIDATED
                                     HOLDINGS, INC.     SUBSIDIARIES   SUBSIDIARIES    ADJUSTMENTS            TOTAL
                                     ----------------   ------------   -------------   --------------       -------------
Revenues...........................      $--              $58,904         $ 5,041         $(3,589)             $60,356
Cost of sales......................      --                42,691           3,637          (3,589)              42,739
                                         -------          -------         -------         -------              -------
Gross profit.......................      --                16,213           1,404          --                   17,617
Selling, general and administrative
 expenses..........................        1,741            8,124             409          --                   10,274
Nonrecurring charges...............      --                --              --              --                   --
Amortization of intangible
 assets............................          102            2,868             178          --                    3,148
Interest expense (income)..........        6,754               92               6          --                    6,852
Intercompany charges...............       (3,088)           3,025              63          --                   --
Equity in earnings of
 subsidiaries......................       (7,753)            (506)         --               8,259 (4)           --
Other expenses (income)............      --                   132             203          --                      335
Provision for income taxes
 (benefit).........................        2,568           (5,275)             39          --                   (2,668)
Extraordinary charge, net of tax...        2,229           --              --              --                    2,229
                                         -------          -------         -------         -------              -------
Net income (loss)..................      $(2,553)         $ 7,753         $   506         $(8,259)             $(2,553)
                                         =======          =======         =======         =======              =======

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)

STATEMENTS OF CASH FLOWS (AMOUNTS IN THOUSANDS)

                                                            TWELVE MONTHS ENDED DECEMBER 31, 1996 (PREDECESSOR)
                                                 --------------------------------------------------------------------------
                                                 DECRANE AIRCRAFT   GUARANTOR   NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                  HOLDINGS, INC.   SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS      TOTAL
                                                    ----------      ---------     ----------      ---------     ----------
Cash flows from operating activities
  Net income (loss)............................     $     (817)     $   2,392     $    1,022      $  (3,414)    $     (817)
  Adjustments to net income (loss)
    Non-cash adjustments to net income
      (loss)...................................          1,093          2,623            903         --              4,619
    Equity in earnings of subsidiaries.........         (2,820)          (594)        --              3,414 (4)      --
    Changes in working capital.................           (864)         1,525         (1,505)        --               (844)
                                                    ----------      ---------     ----------      ---------     ----------
      Net cash provided by (used for) operating
        activities.............................         (3,408)         5,946            420         --              2,958
                                                    ----------      ---------     ----------      ---------     ----------
Cash flows from investing activities
  Acquisition of companies, net of cash
    acquired...................................        (18,200)        --             --             --            (18,200)
  Capital expenditures and other...............            (97)        (5,353)          (366)        --             (5,816)
                                                    ----------      ---------     ----------      ---------     ----------
      Net cash used for investing activities...        (18,297)        (5,353)          (366)        --            (24,016)
                                                    ----------      ---------     ----------      ---------     ----------
Cash flows from financing activities
  Net proceeds from sale of equity.............          8,240         --             --             --              8,240
  Debt financing for acquisitions..............         13,548         --             --             --             13,548
  Principal payments on long-term debt and
    leases.....................................         (1,500)          (438)           (63)        --             (2,001)
  Line of credit borrowings (repayments).......          1,280         --                (89)        --              1,191
  Other, net...................................            158            (85)        --             --                 73
                                                    ----------      ---------     ----------      ---------     ----------
      Net cash provided by (used for) financing
        activities.............................         21,726           (523)          (152)        --             21,051
                                                    ----------      ---------     ----------      ---------     ----------
Effect of foreign currency translation on
  cash.........................................         --             --                 22         --                 22
                                                    ----------      ---------     ----------      ---------     ----------
Net increase (decrease) in cash and
  equivalents..................................             21             70            (76)        --                 15
Cash and equivalents at beginning of period....             16             17            272         --                305
                                                    ----------      ---------     ----------      ---------     ----------
Cash and equivalents at end of period..........     $       37      $      87     $      196      $  --         $      320
                                                    ==========      =========     ==========      =========     ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
STATEMENTS OF CASH FLOWS (CONTINUED)

                                                            TWELVE MONTHS ENDED DECEMBER 31, 1997 (PREDECESSOR)
                                                 --------------------------------------------------------------------------
                                                 DECRANE AIRCRAFT   GUARANTOR   NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                  HOLDINGS, INC.   SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS      TOTAL
                                                    ----------      ---------     ----------      ---------     ----------
Cash flows from operating activities
  Net income...................................     $    3,176      $   5,935     $    1,456      $  (7,391)    $    3,176
  Adjustments to net income
    Non-cash adjustments to net income.........          1,307          4,687            829         --              6,823
    Equity in earnings of subsidiaries.........         (6,392)          (999)        --              7,391 (4)      --
    Changes in working capital.................          1,374         (4,530)        (2,202)        --             (5,358)
                                                    ----------      ---------     ----------      ---------     ----------
      Net cash provided by (used for) operating
        activities.............................           (535)         5,093             83         --              4,641
                                                    ----------      ---------     ----------      ---------     ----------
Cash flows from investing activities
  Acquisition of companies, net of cash
    acquired...................................        (23,597)        --             --             --            (23,597)
  Capital expenditures and other...............           (244)        (3,823)          (145)        --             (4,212)
                                                    ----------      ---------     ----------      ---------     ----------
      Net cash used for investing activities...        (23,841)        (3,823)          (145)        --            (27,809)
                                                    ----------      ---------     ----------      ---------     ----------
Cash flows from financing activities
  Net proceeds from sale of equity.............         28,933         --             --             --             28,933
  Net debt repaid with equity offering
    proceeds...................................        (29,848)        --             --             --            (29,848)
  Debt financing for acquisitions..............         23,597         --             --             --             23,597
  Principal payments on long-term debt and
    leases.....................................           (474)        (1,147)           (54)        --             (1,675)
  Line of credit borrowings (repayments).......          1,907         --                (96)        --              1,811
  Other, net...................................            240           (101)        --             --                139
                                                    ----------      ---------     ----------      ---------     ----------
      Net cash provided by (used for) financing
        activities.............................         24,355         (1,248)          (150)        --             22,957
                                                    ----------      ---------     ----------      ---------     ----------
Effect of foreign currency translation on
  cash.........................................         --             --                 97         --                 97
                                                    ----------      ---------     ----------      ---------     ----------
Net increase (decrease) in cash and
  equivalents..................................            (21)            22           (115)        --               (114)
Cash and equivalents at beginning of period....             37             87            196         --                320
                                                    ----------      ---------     ----------      ---------     ----------
Cash and equivalents at end of period..........     $       16      $     109     $       81      $  --         $      206
                                                    ==========      =========     ==========      =========     ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
STATEMENTS OF CASH FLOWS (CONTINUED)

                                                              EIGHT MONTHS ENDED AUGUST 31, 1998 (PREDECESSOR)
                                                 ---------------------------------------------------------------------------
                                                 DECRANE AIRCRAFT   GUARANTOR    NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                  HOLDINGS, INC.   SUBSIDIARIES  SUBSIDIARIES     ADJUSTMENTS      TOTAL
                                                    ----------      ---------      ---------       ---------     ----------
Cash flows from operating activities
  Net income...................................     $    3,189      $   6,824      $     489       $  (7,313)    $    3,189
  Adjustments to net income
    Non-cash adjustments to net income.........         (2,222)         3,420            557          --              1,755
    Equity in earnings of subsidiaries.........         (6,824)          (489)        --               7,313(4)      --
    Changes in working capital.................          5,492         (7,393)           (29)         --             (1,930)
                                                    ----------      ---------      ---------       ---------     ----------
      Net cash provided by (used for) operating
        activities.............................           (365)         2,362          1,017          --              3,014
                                                    ----------      ---------      ---------       ---------     ----------
Cash flows from investing activities
  Acquisition of companies, net of cash
    acquired...................................        (87,071)         1,263         --              --            (85,808)
  Capital expenditures and other...............            (44)        (1,306)          (220)         --             (1,570)
                                                    ----------      ---------      ---------       ---------     ----------
      Net cash used for investing activities...        (87,115)           (43)          (220)         --            (87,378)
                                                    ----------      ---------      ---------       ---------     ----------
Cash flows from financing activities
  Net proceeds from sale of equity.............         34,815         --             --              --             34,815
  Net debt repaid with equity offering
    proceeds...................................        (34,815)        --             --              --            (34,815)
  Debt financing for acquisitions..............         85,808         --             --              --             85,808
  Principal payments on long-term debt and
    leases.....................................             (3)        (1,280)           (34)         --             (1,317)
  Line of credit borrowings (repayments).......          6,007         --               (554)         --              5,453
  Other, net...................................             23            (96)        --              --                (73)
                                                    ----------      ---------      ---------       ---------     ----------
      Net cash provided by (used for) financing
        activities.............................         91,835         (1,376)          (588)         --             89,871
                                                    ----------      ---------      ---------       ---------     ----------
Effect of foreign currency translation on
  cash.........................................         --             --                 26          --                 26
                                                    ----------      ---------      ---------       ---------     ----------
Net increase in cash and equivalents...........          4,355            943            235          --              5,533
Cash and equivalents at beginning of period....             16            109             81          --                206
                                                    ----------      ---------      ---------       ---------     ----------
Cash and equivalents at end of period..........          4,371      $   1,052      $     316       $  --         $    5,739
                                                    ==========      =========      =========       =========     ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 20 - SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                  FOUR MONTHS ENDED DECEMBER 31, 1998 (SUCCESSOR)
                                                    ---------------------------------------------------------------------------
                                                    DECRANE AIRCRAFT   GUARANTOR    NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                     HOLDINGS, INC.   SUBSIDIARIES  SUBSIDIARIES     ADJUSTMENTS      TOTAL
                                                       ----------      ---------      ---------       ---------     ----------
Cash flows from operating activities
  Net income......................................     $   (2,553)     $   7,753      $     506       $  (8,259)    $   (2,553)
  Adjustments to net income
    Non-cash adjustments to net income............         (2,647)         4,964           (274)         --              2,043
    Equity in earnings of subsidiaries............         (7,753)          (506)        --               8,259(4)      --
    Changes in working capital....................         12,408        (10,272)          (618)         --              1,518
                                                       ----------      ---------      ---------       ---------     ----------
      Net cash provided by (used for) operating
        activities................................           (545)         1,939           (386)         --              1,008
                                                       ----------      ---------      ---------       ---------     ----------
Cash flows from investing activities
  Acquisition of companies, net of cash
    acquired......................................         --             --             --              --             --
  Capital expenditures and other..................         --             (1,746)           (67)         --             (1,813)
                                                       ----------      ---------      ---------       ---------     ----------
      Net cash used for investing activities......         --             (1,746)           (67)         --             (1,813)
                                                       ----------      ---------      ---------       ---------     ----------
Cash flows from financing activities
  Acquisition of Predecessor, net.................         --             --             --              --             --
  Net proceeds from sale of equity................         --             --             --              --             --
  Net debt repaid with equity offering proceeds...         --             --             --              --             --
  Debt financing for acquisitions.................         --             --             --              --             --
  Principal payments on long-term debt and
    leases........................................             (1)          (447)           (10)         --               (458)
  Line of credit borrowings (repayments)..........         (1,367)        --                264          --             (1,103)
  Other, net......................................         --                (36)        --              --                (36)
                                                       ----------      ---------      ---------       ---------     ----------
      Net cash provided by (used for) financing
        activities................................         (1,368)          (483)           254          --             (1,597)
                                                       ----------      ---------      ---------       ---------     ----------
Effect of foreign currency translation on cash....         --             --                181          --                181
                                                       ----------      ---------      ---------       ---------     ----------
Net increase (decrease) in cash and equivalents...         (1,913)          (290)           (18)         --             (2,221)
Cash and equivalents at beginning of period.......          4,371          1,052            316          --              5,739
                                                       ----------      ---------      ---------       ---------     ----------
Cash and equivalents at end of period.............     $    2,458      $     762      $     298       $  --         $    3,518
                                                       ==========      =========      =========       =========     ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

NOTE 21 - EVENT SUBSEQUENT TO DATE OF INDEPENDENT ACCOUNTANTS REPORT (UNAUDITED)

    In April 1999, the Company purchased all of the outstanding stock of PPI Holdings, Inc. PPI is a manufacturer of interior furniture components primarily for middle- and high-end corporate aircraft.

    The purchase price was $60.2 million, less debt acquired, in cash at closing and is subject to adjustment for changes in working capital. Additional contingent consideration totaling $19.5 million is payable over two years based on future attainment of defined performance criteria. The acquisition will be accounted for as a purchase and the difference between the purchase price and the fair value of the net assets acquired will be recorded as goodwill and amortized on a straight-line basis over thirty years.

NOTE 22 - CONDENSED QUARTERLY DATA FOR 1997 AND 1998 (UNAUDITED)

                                   YEAR ENDED DECEMBER 31, 1997                    YEAR ENDED DECEMBER 31, 1998
                           --------------------------------------------  ------------------------------------------------
                                                                                                             (SUCCESSOR)
                           (PREDECESSOR)
                                                                                               (TWO MONTHS   (ONE MONTH
                                                                                                  ENDED         ENDED
                                                                                               AUGUST 31,   SEPTEMBER 30,
                                                                                                  1998)         1998)
                              1ST        2ND        3RD         4TH         1ST        2ND         3RD           3RD
                           ---------  ---------  ---------   ---------   ---------  ---------   ---------     ---------
Revenues.................  $  26,118  $  28,130  $  26,639   $  28,016   $  29,128  $  29,854   $  31,095     $  16,012
Gross profit.............      6,011      7,214      6,998       8,433       8,987      9,720      11,269         4,932
Income (loss) before
 extraordinary item......        629      1,454      1,481       1,690       1,688      1,672        (171)         (480)
Extraordinary loss from
 debt refinancing........     --         (2,078)    --          --          --         --          --              (296)
Net income (loss)........        629       (624)     1,481       1,690       1,688      1,672        (171)         (776)

                               4TH
                            ---------
Revenues.................   $  44,344
Gross profit.............      12,685
Income (loss) before
 extraordinary item......         156
Extraordinary loss from
 debt refinancing........      (1,933)
Net income (loss)........      (1,777)

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    (SUCCESSOR)
                                                                                            ---------------------------
                                                                                            DECEMBER 31,  SEPTEMBER 30,
                                                                                                1998          1999
                                                                                            ------------  -------------
                                                                                                           (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents...............................................................   $    3,518    $     3,139
  Accounts receivable, net................................................................       30,441         40,074
  Inventories.............................................................................       34,281         51,290
  Deferred income taxes...................................................................        4,300          2,916
  Prepaid expenses and other current assets...............................................        3,897          2,847
                                                                                             ----------    -----------
    Total current assets..................................................................       76,437        100,266
Property and equipment, net...............................................................       28,160         36,531
Other assets, principally intangibles, net................................................      226,330        321,966
                                                                                             ----------    -----------
      Total assets........................................................................   $  330,927    $   458,763
                                                                                             ==========    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Short-term borrowings...................................................................   $      283    $       401
  Current portion of long-term obligations................................................        1,529          3,682
  Accounts payable........................................................................        6,383          8,749
  Accrued expenses........................................................................       18,466         23,740
  Income taxes payable....................................................................        3,743          4,638
                                                                                             ----------    -----------
    Total current liabilities.............................................................       30,404         41,210
                                                                                             ----------    -----------
Long-term obligations.....................................................................      184,953        281,094
Deferred income taxes.....................................................................       16,990         21,522
Other long-term liabilities...............................................................          659          4,904
                                                                                             ----------    -----------
Commitments and contingencies (Note 7)
Stockholder's equity
  Cumulative convertible preferred stock, $.01 par value, 8,314,018 shares authorized;
    none issued and outstanding as of December 31, 1998 and September 30, 1999............           --             --
  Undesignated preferred stock, $.01 par value, 10,000,000 shares authorized; none issued
    and outstanding as of December 31, 1998 and September 30, 1999........................           --             --
  Common stock, $.01 par value, 9,924,950 shares authorized; 100 shares issued and
    outstanding as of December 31, 1998 and September 30, 1999............................           --             --
  Additional paid-in capital..............................................................      100,200        112,700
  Accumulated deficit.....................................................................       (2,553)        (2,053)
  Accumulated other comprehensive income (loss)...........................................          274           (614)
                                                                                             ----------    -----------
    Total stockholder's equity............................................................       97,921        110,033
                                                                                             ----------    -----------
      Total liabilities and stockholder's equity..........................................   $  330,927    $   458,763
                                                                                             ==========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                                               ---------------------------------------
                                                                                          1998
                                                                               --------------------------
                                                                               EIGHT MONTHS
                                                                                  ENDED       ONE MONTH
                                                                                                ENDED
                                                                                AUGUST 31    SEPTEMBER 30
                                                                                             (SUCCESSOR)      1999
                                                                               (PREDECESSOR)               (SUCCESSOR)
                                                                               ------------  ------------  -----------
                                                                                             (UNAUDITED)   (UNAUDITED)
Revenues.....................................................................   $   90,077    $   16,012    $ 177,836
Cost of sales................................................................       60,101        11,080      118,081
                                                                                ----------    ----------    ---------
    Gross profit.............................................................       29,976         4,932       59,755
                                                                                ----------    ----------    ---------
Operating expenses
  Selling, general and administrative expenses...............................       15,719         3,170       27,507
  Nonrecurring charges.......................................................        3,632        --           --
  Amortization of intangible assets..........................................        1,347           802        9,506
                                                                                ----------    ----------    ---------
    Total operating expenses.................................................       20,698         3,972       37,013
                                                                                ----------    ----------    ---------
Income from operations.......................................................        9,278           960       22,742
Other expenses (income)
  Interest expense...........................................................        2,350         1,765       19,884
  Terminated debt offering expenses..........................................          600        --           --
  Other expenses (income)....................................................          247           181         (311)
                                                                                ----------    ----------    ---------
Income (loss) before provision for income taxes and extraordinary item.......        6,081          (986)       3,169
Provision (benefit) for income taxes.........................................        2,892          (506)       2,669
                                                                                ----------    ----------    ---------
Income (loss) before extraordinary item......................................        3,189          (480)         500
Extraordinary loss from debt refinancing, net of income tax benefit..........       --               296       --
                                                                                ----------    ----------    ---------
Net income (loss)............................................................   $    3,189    $     (776)   $     500
                                                                                ==========    ==========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                PREFERRED STOCK             COMMON STOCK
                                            ------------------------  ------------------------
                                              NUMBER                    NUMBER                  ADDITIONAL
                                                OF                        OF                      PAID-IN     ACCUMULATED
                                              SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL       DEFICIT
                                            -----------  -----------  -----------  -----------  -----------  -------------
Balance, December 31, 1998................          --    $      --          100    $      --    $ 100,200     $  (2,553)
Comprehensive income (loss)
  Net income..............................          --           --           --           --           --           500
  Translation adjustment..................          --           --           --           --           --            --
Capital contribution......................          --           --           --           --       12,500            --
                                             ---------    ---------    ---------    ---------    ---------     ---------
Balance, September 30, 1999
  (Unaudited).............................          --    $      --          100    $      --    $ 112,700     $  (2,053)
                                             =========    =========    =========    =========    =========     =========

                                              ACCUMULATED
                                                 OTHER
                                             COMPREHENSIVE
                                                INCOME
                                                (LOSS)         TOTAL
                                            ---------------  ---------
Balance, December 31, 1998................     $     274     $  97,921
Comprehensive income (loss)
  Net income..............................            --           500
  Translation adjustment..................          (888)         (888)
                                                             ---------
                                                                  (388)
                                                             ---------
Capital contribution......................            --        12,500
                                               ---------     ---------
Balance, September 30, 1999
  (Unaudited).............................     $    (614)    $ 110,033
                                               =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                                               ----------------------------------------
                                                                                          1998
                                                                               ---------------------------
                                                                               EIGHT MONTHS    ONE MONTH
                                                                                   ENDED         ENDED
                                                                                 AUGUST 31    SEPTEMBER 30
                                                                               (PREDECESSOR)  (SUCCESSOR)      1999
                                                                                                            (SUCCESSOR)
                                                                               -------------  ------------  -----------
                                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..........................................................   $     3,189    $     (776)   $     500
  Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
    Depreciation and amortization............................................         4,454         1,252       14,875
    Deferred income taxes....................................................        (2,339)          345          462
    Extraordinary loss from debt refinancing.................................       --                296       --
    Other, net...............................................................          (360)          (61)         176
    Changes in assets and liabilities, net of effect from acquisitions
      Accounts receivable....................................................        (3,621)         (975)      (2,598)
      Inventories............................................................        (2,017)        1,492        1,423
      Prepaid expenses and other assets......................................           (58)         (650)      (1,276)
      Accounts payable.......................................................        (1,127)        1,514       (1,967)
      Accrued expenses.......................................................         3,519        (1,525)      (3,792)
      Income taxes payable...................................................         1,374        (2,418)       2,342
      Other long-term liabilities............................................       --             --               77
                                                                                -----------    ----------    ---------
        Net cash provided by (used for) operating activities.................         3,014        (1,506)      10,222
                                                                                -----------    ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisition, net of cash acquired............................       (85,808)       --         (116,790)
  Capital expenditures.......................................................        (1,745)         (307)      (4,752)
  Other, net.................................................................           175        --              111
                                                                                -----------    ----------    ---------
        Net cash used for investing activities...............................       (87,378)         (307)    (121,431)
                                                                                -----------    ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Term debt borrowings.......................................................       --             --           90,000
  Net borrowings (repayments) under revolving line of credit agreements......        56,446        (1,519)       7,700
  Net proceeds from the sale of common stock.................................        34,815        --           --
  Capital contribution.......................................................       --             --           12,500
  Customer advance...........................................................       --             --            5,000
  Other long-term borrowings.................................................       --             --              636
  Deferred financing costs...................................................       --             --           (3,062)
  Principal payments on term debt, capitalized leases and other
    obligations..............................................................        (1,317)         (129)      (1,824)
  Acquisition of Predecessor
    Proceeds from senior credit facility and bridge notes....................       --            185,400       --
    Proceeds from sale of common equity......................................       --             99,000       --
    Proceeds from stock options exercised....................................       --              4,314       --
    Purchase of shares outstanding...........................................       --           (186,310)      --
    Repayment of existing credit facility....................................       --            (93,000)      --
    Transaction fees and expenses............................................       --             (7,398)      --
  Other, net.................................................................           (73)       --              (21)
                                                                                -----------    ----------    ---------
        Net cash provided by financing activities............................        89,871           358      110,929
                                                                                -----------    ----------    ---------
Effect of foreign currency translation on cash...............................            26           (17)         (99)
                                                                                -----------    ----------    ---------
Net increase (decrease) in cash and cash equivalents.........................         5,533        (1,472)        (379)
Cash and cash equivalents at beginning of period.............................           206         5,739        3,518
                                                                                -----------    ----------    ---------
Cash and cash equivalents at end of period...................................   $     5,739    $    4,267    $   3,139
                                                                                ===========    ==========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1 - CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated interim financial statements included in this report are unaudited. The Company believes the interim financial statements are presented on a basis consistent with the audited financial statements. The Company also believes that the interim financial statements contain all adjustments necessary for a fair presentation of the results for such interim periods. All of these adjustments are normal recurring adjustments. The results of operations for interim periods do not necessarily predict the operating results for the full year. The consolidated balance sheet as of December 31, 1998 and the consolidated statements of operations and cash flows for the eight months ended August 31, 1998 have been derived from audited financial statements but do not include all disclosures required by generally accepted accounting principles as permitted by interim reporting requirements. The information included in this report should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the 1998 audited financial statements and related notes included elsewhere in this prospectus. The Company has made some reclassifications to prior periods' financial statements to conform to the 1999 presentation.

NOTE 2 - ACQUISITIONS

    ACQUIRED PRIOR TO SEPTEMBER 30, 1999

    During the nine months ended September 30, 1999, the Company acquired:

    - all of the common stock of PATS, Inc., a Maryland-based designer, manufacturer and installer of auxiliary fuel tank systems and a manufacturer of aircraft auxiliary power units, on January 22, 1999;

    - all of the common stock of PPI Holdings, Inc., a Kansas-based designer and manufacturer of interior furniture components for middle- and high-end corporate aircraft, on April 23, 1999; and

    - substantially all of the assets of Custom Woodwork & Plastics, Inc., a Georgia-based designer and manufacturer of interior furniture components for middle- and high-end corporate aircraft, on August 5, 1999.

    The total purchase price was $116,035,000, plus contingent consideration totaling a maximum of $19,250,000 payable over two years based on future attainment of defined performance criteria as follows: 2000 - $10,625,000; and 2001 - $8,625,000. The total purchase price includes an estimated $3,080,000 of acquisition related costs. The acquisitions were accounted for as purchases and the assets acquired and liabilities assumed have been recorded at their estimated fair values. As a result:

    - the historical value of inventory acquired was increased by $1,606,000;

    - identifiable intangible assets totaling $15,229,000 were recorded; and

    - the $85,883,000 difference between the total purchase price and the fair value of the net assets acquired was recorded as goodwill.

    The purchase price allocations are preliminary and may change upon the completion of the final valuations of the net assets acquired. The increase in inventory value was charged to operations as the inventory was sold during the nine months ended September 30, 1999. Identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from seven and fifteen years. Goodwill is being amortized on a straight-line basis over thirty years. The amount of contingent consideration paid in the future, if any, will increase goodwill and will be amortized prospectively over the remaining period of the initial thirty-year term. The consolidated balance sheet as of September 30, 1999 reflects the financial position of the companies acquired and the consolidated statements of operations for the three months and nine months ended September 30, 1999 includes their operating results subsequent to their respective acquisition dates.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 2 - ACQUISITIONS (CONTINUED)
    The acquisitions were funded with borrowings under the Company's senior credit facility as described in Note 5, a $12,500,000 equity contribution from DeCrane Holdings and a $5,000,000 customer advance to be offset against amounts receivable from future product deliveries.

    ACQUIRED SUBSEQUENT TO SEPTEMBER 30, 1999

    Subsequent to September 30, 1999, the Company acquired:

    - substantially all of the assets of PCI NewCo, Inc., a Kansas-based manufacturer of composite material and components for middle- and high-end corporate aircraft, on October 6, 1999;

    - all of the common stock of International Custom Interiors, Inc., a Florida-based provider of upholstery services and manufacturer of furniture for middle- and high-end corporate aircraft, on October 8, 1999; and

    - substantially all of the assets of The Infinity Partners, Ltd., a Texas-based designer and manufacturer of interior furniture components for middle- and high-end corporate aircraft, on December 17, 1999.

    The total purchase price was $29,591,000, plus contingent consideration totaling a maximum of $29,700,000 payable over five years based on future attainment of defined performance criteria as follows: 2000--$15,700,000; 2001--$11,750,000; and 2002 through 2004--$750,000 per year. The total purchase price includes an estimated $1,500,000 of acquisition related costs. The acquisitions will be accounted for as purchases and the assets acquired and liabilities assumed will be recorded at their estimated fair values. The consolidated financial statements will reflect the financial position and results of operations of the companies acquired for periods subsequent to their respective acquisition dates.

    The acquisitions were funded with borrowings under the Company's senior credit facility as described in Note 5.

NOTE 3 - PRO FORMA RESULTS OF OPERATIONS FOR THE DLJ AND OTHER ACQUISITIONS

    Unaudited pro forma consolidated results of operations are presented in the table below for nine months ended September 30, 1999 and 1998. The results of operations reflect the Company's purchase by DLJ and other 1998 acquisitions described in the Company's 1998 audited financial statements and the 1999 PATS, PPI and Custom Woodwork acquisitions as if all of these transactions were consummated as of January 1, 1998. The pro forma results exclude the effect of the PCI NewCo, International Custom Interiors and Infinity acquisitions, which were completed subsequent to September 30, 1999.

                                                              PRO FORMA FOR THE NINE
                                                                   MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Revenues....................................................   $183,214     $196,016
Income (loss) before extraordinary item.....................     (5,618)       2,140

    The pro forma results of operations do not purport to represent what actual results would have been if the transactions described above occurred on such dates or to project the results of operations for any future period. The above information reflects adjustments for inventory, depreciation, amortization, general and administrative expenses and interest expense based on the new cost basis and debt structure of the Company following the acquisitions. In 1998, income excludes the effect of a $2,229,000 extraordinary loss incurred in connection with debt refinancings of which $296,000 was incurred during the nine months ended September 30, 1998.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 3 - PRO FORMA RESULTS OF OPERATIONS FOR THE DLJ AND OTHER ACQUISITIONS (CONTINUED)
    One customer, the Boeing Company, accounted for more than 10% of the Company's 1998 consolidated revenues. If the Company had completed its 1998 and 1999 acquisitions at the beginning of 1998, three customers would have accounted for 10% or more of the Company's consolidated revenues as follows:

                                                                  PRO FORMA FOR
                                                                       THE
                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
Boeing......................................................    24.1%         18.6%
Textron.....................................................    11.0%         17.2%
Bombardier..................................................     3.8%         13.2%

    Complete loss of any of these customers could have a significant adverse impact on the results of operations expected in future periods.

NOTE 4 - INVENTORIES

    Inventories are comprised of the following (amounts in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
Raw material................................................     $19,221        $26,219
Work-in process.............................................       7,231         18,658
Finished goods..............................................       7,829          6,413
                                                                 -------        -------
  Total inventories.........................................     $34,281        $51,290
                                                                 =======        =======

NOTE 5 - BORROWINGS

    Long-term obligations include the following amounts (amounts in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
Senior credit facility
  $25 million working capital revolving line of credit......    $  5,800       $     --
  $25 million acquisition revolving line of credit..........          --         13,500
  Term loans................................................      79,888        169,050
12% senior subordinated notes...............................     100,000        100,000
Capital lease obligations and equipment term financing......         367          1,776
Other.......................................................         427            450
                                                                --------       --------
  Total long-term obligations                                    186,482        284,776
  Less current portion......................................      (1,529)        (3,682)
                                                                --------       --------
    Long-term obligations, less current portion.............    $184,953       $281,094
                                                                ========       ========

    In conjunction with the January 1999 PATS acquisition, the Company borrowed $14,918,000 under its acquisition revolving credit facility and amended its term loan facility to provide for an additional $20,000,000 of term loan borrowings. The interest rate margins, the rates charged above the current prime or Euro-Dollar rates, were increased by 0.50% for all senior credit facility borrowings. The amended interest

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 5 - BORROWINGS (CONTINUED)
rate margins range between 1.50% to 1.75% for prime rate borrowings and 2.75% to 3.00% for Euro-Dollar borrowings, depending on the type of borrowing.

    In April 1999, the term loan facility was further amended to provide for an additional $70,000,000 of term loan borrowings. The Company used $50,000,000 of the proceeds to fund the PPI acquisition and $20,000,000 to repay borrowings under its acquisition and working capital revolving credit facilities. The interest rate margins applicable to the $70,000,000 incremental term loan borrowings are 2.00% for prime rate borrowings or 3.25% for Euro-Dollar borrowings.

    In conjunction with the August 1999 Custom Woodwork acquisition, the Company borrowed $13,500,000 under its acquisition revolving credit facility.

    SUBSEQUENT TO SEPTEMBER 30, 1999

    Subsequent to September 30, 1999, the Company:

    - borrowed $11,500,000 under its acquisition revolving credit facility in conjunction with the October 1999 PCI NewCo and International Custom Interiors acquisitions;

    - further amended its term loan facility in December 1999 to provide for an additional $45,000,000 of term loan borrowings; the interest rate margins applicable to the incremental term loan borrowings are 2.50% for prime rate borrowings or 3.75% for Euro-Dollar borrowings; and

    - used the term loan proceeds to fund the Infinity acquisition and repay $28,000,000 of acquisition and working capital revolving credit facility borrowings.

NOTE 6 - INCOME TAXES

    The provision for income taxes differs from the amount determined by applying the applicable U.S. statutory federal rate to the income (loss) before income taxes primarily due to the effects of state and foreign income taxes and non-deductible expenses, principally goodwill amortization. The difference in the effective tax rates between periods is mostly a result of higher goodwill amortization.

NOTE 7 -- LITIGATION

    As part of its investigation of the crash off the Canadian coast on September 2, 1998 of Swissair Flight 111, the Canadian Transportation Safety Board notified the Company that they recovered burned wire which had been attached to the in-flight entertainment system installed on some of Swissair's aircraft by a subsidiary of the Company. At the request of the attorneys for families of persons who died aboard the flight, the Company put its insurance carrier on notice of a potential claim by those families. The Transportation Safety Board has advised the Company that it has no evidence that the system installed by the Company's subsidiary malfunctioned or failed during the flight. The Company is fully cooperating with the investigation.

    Families of persons who died aboard the flight have filed actions in federal and state courts against the Company, our subsidiary, and many other parties unaffiliated with the Company, including Swissair and Boeing. The actions claim negligence, strict liability and breach of warranty relating to the installation and testing of the in-flight entertainment system. The actions seek compensatory and punitive damages and costs in an unstated amount. The Company intends to vigorously defend against the claims.

    In August 1998, the Company and its chief executive officer were served in an action filed in state court in California by the Company's chief financial officer claiming that he was due additional compensation in the form of stock options, and claiming fraud, negligent misrepresentation and breach of contract in connection therewith, fraudulent misrepresentation in violation of provisions of the California Labor Code for which doubled damages are sought, promissory estoppel, and wrongful discharge in violation of public policy

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 7 -- LITIGATION (CONTINUED)
as a result of his allegations of improprieties in connection with the DLJ acquisition transactions. The plaintiff later amended his complaint to allege breach of an implied contract as well. The action seeks not less than $1,500,000 plus punitive damages and costs. The Company intends to vigorously defend against the claims. The plaintiff's employment with the Company was terminated.

    The Company and its subsidiaries are also involved in other routine legal and administrative proceedings incident to the normal conduct of business. Management believes the ultimate disposition of all of the foregoing matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 8 -- CONSOLIDATED STATEMENTS OF CASH FLOWS

    Assets acquired and liabilities assumed in connection with acquisitions are as follows (amounts in thousands):

                                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                              -----------------------------------
                                                                       1998
                                                              -----------------------
                                                               EIGHT       ONE MONTH
                                                               MONTHS       ENDED
                                                               ENDED
                                                              AUGUST 31    SEPTEMBER
                                                                              30          1999
                                                              (PREDECESSOR) (SUCCESSOR) (SUCCESSOR)
                                                              ----------   ----------   ---------
                                                                           (UNAUDITED)  (UNAUDITED)
1999 and 1998 acquisitions
  Fair value of assets acquired.............................   $91,640      $    --     $136,359
  Liabilities assumed.......................................    (4,569)          --      (20,324)
                                                               -------      -------     --------
    Cash paid...............................................    87,071           --      116,035
    Less cash acquired......................................    (1,263)          --       (2,245)
                                                               -------      -------     --------
      Net cash paid for 1999 and 1998 acquisitions..........    85,808           --      113,790

Contingent consideration paid in conjunction with the 1997
  Audio International acquisition...........................        --           --        3,000
                                                               -------      -------     --------
    Net cash paid for acquisitions                             $85,808      $    --     $116,790
                                                               =======      =======     ========

NOTE 9 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Adoption of SFAS No. 133, as amended by SFAS No. 137 in June 1999, is required for the fiscal year beginning January 1, 2001. Management believes the adoption of SFAS No. 133 will not have a material impact on the Company's consolidated financial position or results of operations.

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    In conjunction with the senior credit facility and 12% senior subordinated notes described in Note 5, the following condensed consolidating financial information is presented for the Company, segregating guarantor and non-guarantor subsidiaries. The accompanying financial information in the "Guarantor Subsidiaries" column reflects the financial position, results of operations and cash flows for those subsidiaries guaranteeing the senior credit facility and the notes. The guarantor subsidiaries are wholly-owned subsidiaries of the

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)
Company and their guarantees are full and unconditional on a joint and several basis. There are no restrictions on the ability of the guarantor subsidiaries to transfer funds to the issuer in the form of cash dividends, loans or advances. Separate financial statements of the guarantor subsidiaries are not presented because management believes that such financial statements would not be material to investors.

    Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

(1) Elimination of investments in subsidiaries.

(2) Elimination of intercompany accounts.

(3) Elimination of intercompany sales between guarantor and non-guarantor subsidiaries.

(4) Elimination of equity in earnings of subsidiaries.

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)
    BALANCE SHEETS

                                                             DECEMBER 31, 1998 (UNAUDITED)
                                    -------------------------------------------------------------------------------
                                    DECRANE AIRCRAFT    GUARANTOR     NON-GUARANTOR    CONSOLIDATING   CONSOLIDATED
                                     HOLDINGS, INC.    SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS       TOTAL
                                    ----------------   ------------   --------------   -------------   ------------
                                                                      (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents.......      $  2,458         $    762         $    298       $      --       $  3,518
  Accounts receivable, net........            --           28,917            1,524              --         30,441
  Inventories.....................            --           32,624            1,657              --         34,281
  Other current assets............         7,066              894              237              --          8,197
                                        --------         --------         --------       ---------       --------
    Total current assets..........         9,524           63,197            3,716              --         76,437
Property and equipment, net.......           272           26,170            1,718              --         28,160
Other assets, principally
  intangibles, net................        12,105          200,383           13,842              --        226,330
Investments in subsidiaries.......       250,366           20,114               --        (270,480)(1)         --
Intercompany receivables..........        39,012            2,091            3,622         (44,725)(2)         --
                                        --------         --------         --------       ---------       --------
      Total assets................      $311,279         $311,955         $ 22,898       $(315,205)      $330,927
                                        ========         ========         ========       =========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Short-term obligations..........      $    892         $    628         $    292       $      --       $  1,812
  Other current liabilities.......        10,767           16,651            1,174              --         28,592
                                        --------         --------         --------       ---------       --------
    Total current liabilities.....        11,659           17,279            1,466              --         30,404
                                        --------         --------         --------       ---------       --------
Long-term obligations.............       184,822              131               --              --        184,953
Intercompany payables.............           873           43,521              331         (44,725)(2)         --
Other long-term liabilities.......        16,278              658              713              --         17,649
                                        --------         --------         --------       ---------       --------

Stockholder's equity
Paid-in capital...................       100,200          210,787           15,440        (226,227)(1)    100,200
Retained earnings (deficit).......        (2,553)          39,579            4,674         (44,253)(1)     (2,553)
    Accumulated other
      comprehensive
      income (loss)...............            --               --              274              --            274
                                        --------         --------         --------       ---------       --------
      Total stockholder's
        equity....................        97,647          250,366           20,388        (270,480)        97,921
                                        --------         --------         --------       ---------       --------
        Total liabilities and
          stockholder's equity....      $311,279         $311,955         $ 22,898       $(315,205)      $330,927
                                        ========         ========         ========       =========       ========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)
BALANCE SHEETS (CONTINUED)

                                                                SEPTEMBER 30, 1999 (UNAUDITED)
                                        -------------------------------------------------------------------------------
                                        DECRANE AIRCRAFT    GUARANTOR     NON-GUARANTOR    CONSOLIDATING   CONSOLIDATED
                                         HOLDINGS, INC.    SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS       TOTAL
                                        ----------------   ------------   --------------   -------------   ------------
                                                                          (IN THOUSANDS)
ASSETS
Current assets
Cash and cash equivalents                   $    807         $  2,211         $    121       $      --       $  3,139
  Accounts receivable, net...........             --           38,818            1,256              --         40,074
  Inventories........................             --           49,578            1,712              --         51,290
  Other current assets...............          3,532            2,135               96              --          5,763
                                            --------         --------         --------       ---------       --------
    Total current assets.............          4,339           92,742            3,185              --        100,266
Property and equipment, net..........          1,262           32,853            2,416              --         36,531
Other assets, principally
  intangibles, net...................         16,208          292,935           12,823              --        321,966
Investments in subsidiaries..........        363,948           20,297               --        (384,245)(1)         --
Intercompany receivables.............         38,808              331            3,902         (43,041)(2)         --
                                            --------         --------         --------       ---------       --------
      Total assets...................       $424,565         $439,158         $ 22,326       $(427,286)      $458,763
                                            ========         ========         ========       =========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Short-term obligations.............       $  3,490         $    164         $    429              --       $  4,083
  Other current liabilities..........          8,227           27,669            1,231              --         37,127
                                            --------         --------         --------       ---------       --------
    Total current liabilities........         11,717           27,833            1,660              --         41,210
                                            --------         --------         --------       ---------       --------
  Long-term obligations..............        280,416              636               42              --        281,094
  Intercompany payables..............            873           41,837              331         (43,041)(2)         --
  Other long-term liabilities........         20,912            4,904              610              --         26,426
                                            --------         --------         --------       ---------       --------
Stockholder's equity
  Paid-in capital....................        112,700          300,450           15,440        (315,890)(1)    112,700
  Retained earnings (deficit)........         (2,053)          63,498            4,857         (68,355)(1)     (2,053)
Accumulated other comprehensive
income (loss)........................             --               --             (614)             --           (614)
                                            --------         --------         --------       ---------       --------
  Total stockholder's equity.........        110,647          363,948           19,683        (384,245)       110,033
                                            --------         --------         --------       ---------       --------
  Total liabilities and stockholder's
    equity...........................       $424,565         $439,158         $ 22,326       $(427,286)      $458,763
                                            ========         ========         ========       =========       ========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)
    STATEMENTS OF OPERATIONS

                                                    EIGHT MONTHS ENDED AUGUST 31, (PREDECESSOR - UNAUDITED)
                                        -------------------------------------------------------------------------------
                                        DECRANE AIRCRAFT    GUARANTOR     NON-GUARANTOR    CONSOLIDATING   CONSOLIDATED
                                         HOLDINGS, INC.    SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS       TOTAL
                                        ----------------   ------------   --------------   -------------   ------------
                                                                          (IN THOUSANDS)
Revenues.............................       $     --         $ 87,312         $  8,503       $  (5,738)(3)   $ 90,077
Cost of sales........................             --           59,252            6,587          (5,738)(3)     60,101
                                            --------         --------         --------       ---------       --------
Gross profit.........................             --           28,060            1,916              --         29,976
Selling, general and administrative
  expenses...........................          3,949           11,041              729              --         15,719
Nonrecurring charges.................          3,632               --               --              --          3,632
Amortization of intangible assets....             --            1,337               10              --          1,347
Interest expense.....................          2,343                7               --              --          2,350
Intercompany charges.................         (4,357)           4,229              128              --             --
Equity in earnings of subsidiaries...         (6,824)            (489)              --         7,313(4)            --
Other expenses (income)..............            600             (164)             411              --            847
Provision (benefit) for income
  taxes..............................         (2,532)           5,275              149              --          2,892
                                            --------         --------         --------       ---------       --------
Net income...........................       $  3,189         $  6,824         $    489       $  (7,313)      $  3,189
                                            ========         ========         ========       =========       ========

                                                    ONE MONTHS ENDED SEPTEMBER 30, (SUCCESSOR - UNAUDITED)
                                        -------------------------------------------------------------------------------
                                        DECRANE AIRCRAFT    GUARANTOR     NON-GUARANTOR    CONSOLIDATING   CONSOLIDATED
                                         HOLDINGS, INC.    SUBSIDIARIES    SUBSIDIARIES     ADJUSTMENTS       TOTAL
                                        ----------------   ------------   --------------   -------------   ------------
                                                                          (IN THOUSANDS)
Revenues.............................       $     --         $ 15,659         $  1,096       $    (743)(3)   $ 16,012
Cost of sales........................             --           10,975              848            (743)(3)     11,080
                                            --------         --------         --------       ---------       --------
Gross profit.........................             --            4,684              248              --          4,932
Selling, general and administrative
  expenses...........................            359            2,714               97              --          3,170
Amortization of intangible assets....              9              749               44              --            802
Interest expense.....................          1,701               64               --              --          1,765
Intercompany charges.................           (576)             559               17              --             --
Equity in (earnings) loss of
  subsidiaries.......................             (2)              62               --             (60)(4)         --
Other expenses (income)..............             --               (7)             188              --            181
Provision (benefit) for income
  taxes..............................         (1,011)             541              (36)             --           (506)
Extraordinary charge, net of tax.....            296               --               --              --            296
                                            --------         --------         --------       ---------       --------
Net income (loss)....................       $   (776)        $      2         $    (62)      $      60       $   (776)
                                            ========         ========         ========       =========       ========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
  (CONTINUED)

    STATEMENTS OF OPERATIONS (CONTINUED)

                                                     NINE MONTHS ENDED SEPTEMBER 30, 1999 (SUCCESSOR - UNAUDITED)
                                                -----------------------------------------------------------------------
                                                   DECRANE
                                                  AIRCRAFT
                                                  HOLDINGS,     GUARANTOR   NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                    INC.       SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS      TOTAL
                                                -------------  -----------  --------------  -------------  ------------
                                                                            (IN THOUSANDS)
Revenues......................................   $        --    $ 174,583     $    8,591     $    (5,338)(3)  $  177,836
Cost of sales.................................            --      116,546          6,873          (5,338)(3)     118,081
                                                 -----------    ---------     ----------     -----------    ----------
Gross profit..................................            --       58,037          1,718              --        59,755
Selling, general and administrative
  expenses....................................         4,981       21,402          1,124              --        27,507
Amortization of intangible assets.............           116        9,015            375              --         9,506
Interest expense..............................        17,407        2,444             33              --        19,884
Intercompany charges..........................        (3,603)       3,475            128              --            --
Equity in earnings of subsidiaries............       (11,619)        (363)            --          11,982(4)          --
Other expenses (income).......................            --           61           (372)             --          (311)
Provision (benefit) for income taxes..........        (7,782)      10,384             67              --         2,669
                                                 -----------    ---------     ----------     -----------    ----------
Net income....................................   $       500    $  11,619     $      363     $   (11,982)   $      500
                                                 ===========    =========     ==========     ===========    ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)

    STATEMENTS OF CASH FLOWS

                                                     EIGHT MONTHS ENDED AUGUST 31, 1998 (PREDECESSOR - UNAUDITED)
                                                -----------------------------------------------------------------------
                                                   DECRANE
                                                  AIRCRAFT
                                                  HOLDINGS,     GUARANTOR   NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                    INC.       SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS      TOTAL
                                                -------------  -----------  --------------  -------------  ------------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................   $     3,189    $   6,824     $      489     $    (7,313)   $    3,189
  Adjustments to net income
    Non-cash net income
      adjustments.............................        (2,222)       3,420            557              --         1,755
    Equity in earnings of
      subsidiaries............................        (6,824)        (489)            --         7,313(4)           --
  Changes in working capital                           5,492       (7,393)           (29)             --        (1,930)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash provided by (used for) operating
      activities..............................          (365)       2,362          1,017              --         3,014
                                                 -----------    ---------     ----------     -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash
    acquired..................................       (87,071)       1,263             --              --       (85,808)
  Capital expenditures and other..............           (44)      (1,306)          (220)             --        (1,570)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash used for investing activities....       (87,115)         (43)          (220)             --       (87,378)
                                                 -----------    ---------     ----------     -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net revolving line of credit borrowings.....        57,000           --           (554)             --        56,446
Net proceeds from sale of common stock........        34,815           --             --              --        34,815
  Principal payments on long-term debt and
    leases....................................            (3)      (1,280)           (34)             --        (1,317)
  Other, net..................................            23          (96)            --              --           (73)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash provided by (used for)
      financing activities....................        91,835       (1,376)          (588)             --        89,871
                                                 -----------    ---------     ----------     -----------    ----------
Effect of foreign currency translation on
  cash........................................            --           --             26              --            26
                                                 -----------    ---------     ----------     -----------    ----------
Net increase in cash and equivalents..........         4,355          943            235              --         5,533
Cash and equivalents at beginning of period...            16          109             81              --           206
                                                 -----------    ---------     ----------     -----------    ----------
Cash and equivalents at end of
  period......................................   $     4,371    $   1,052     $      316     $        --    $    5,739
                                                 ===========    =========     ==========     ===========    ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)

    STATEMENTS OF CASH FLOWS (CONTINUED)

                                                      ONE MONTH ENDED SEPTEMBER 30, 1998 (SUCCESSOR - UNAUDITED)
                                                -----------------------------------------------------------------------
                                                   DECRANE
                                                  AIRCRAFT
                                                  HOLDINGS,     GUARANTOR   NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                    INC.       SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS      TOTAL
                                                -------------  -----------  --------------  -------------  ------------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)...........................   $      (776)   $       2     $      (62)    $        60    $     (776)
  Adjustments to net income (loss)
    Non-cash net income adjustments...........           750        1,020             62              --         1,832
    Equity in earnings of subsidiaries........            (2)          62             --             (60)(4)          --
  Changes in working capital..................        (1,681)        (711)          (170)             --        (2,562)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash provided by (used for) operating
      activities..............................        (1,709)         373           (170)             --        (1,506)
                                                 -----------    ---------     ----------     -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures and other..............            --         (240)           (67)             --          (307)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash used for investing activities....            --         (240)           (67)             --          (307)
                                                 -----------    ---------     ----------     -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquisition of Predecessor, net.............         2,006           --             --              --         2,006
  Net revolving line of credit repayments.....        (1,600)          --             81              --        (1,519)
  Principal payments on long-term debt and
    leases....................................            (1)        (118)           (10)             --          (129)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash provided by (used for)
      financing activities....................           405         (118)            71              --           358
                                                 -----------    ---------     ----------     -----------    ----------
Effect of foreign currency translation on
  cash........................................            --           --            (17)             --           (17)
                                                 -----------    ---------     ----------     -----------    ----------
Net increase (decrease) in cash and
  equivalents.................................        (1,304)          15           (183)             --        (1,472)
Cash and equivalents at beginning of period...         4,371        1,052            316              --         5,739
                                                 -----------    ---------     ----------     -----------    ----------
Cash and equivalents at end of period.........   $     3,067    $   1,067     $      133     $        --    $    4,267
                                                 ===========    =========     ==========     ===========    ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 10 -- SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
(CONTINUED)

    STATEMENTS OF CASH FLOWS (CONTINUED)

                                                     NINE MONTHS ENDED SEPTEMBER 30, 1999 (SUCCESSOR - UNAUDITED)
                                                -----------------------------------------------------------------------
                                                   DECRANE
                                                  AIRCRAFT
                                                  HOLDINGS,     GUARANTOR   NON-GUARANTOR   CONSOLIDATING  CONSOLIDATED
                                                    INC.       SUBSIDIARIES  SUBSIDIARIES    ADJUSTMENTS      TOTAL
                                                -------------  -----------  --------------  -------------  ------------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................   $       500    $  11,619     $      363     $   (11,982)   $      500
  Adjustments to net income
    Non-cash net income adjustments...........         1,851       13,041            621              --        15,513
    Equity in earnings of subsidiaries........       (11,619)        (363)            --          11,982(4)          --
  Changes in working capital..................        20,073      (25,286)          (578)             --        (5,791)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash provided by (used for) operating
      activities..............................        10,805         (989)           406              --        10,222
                                                 -----------    ---------     ----------     -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisitions, net of cash
    acquired..................................      (119,035)       2,245             --              --      (116,790)
  Capital expenditures and other..............           (66)      (3,952)          (623)             --        (4,641)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash used for investing activities....      (119,101)      (1,707)          (623)             --      (121,431)
                                                 -----------    ---------     ----------     -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Term debt borrowings........................        90,000           --             --              --        90,000
  Capital contribution........................        12,500           --             --              --        12,500
  Net revolving line of credit borrowings.....         7,700           --             --              --         7,700
  Customer advance............................            --        5,000             --              --         5,000
  Other long-term borrowings..................           636           --             --              --           636
  Deferred financing costs....................        (3,062)          --             --              --        (3,062)
  Principal payments on long-term debt and
    leases....................................        (1,129)        (675)           (20)             --        (1,824)
  Other, net..................................            --         (180)           159              --           (21)
                                                 -----------    ---------     ----------     -----------    ----------
    Net cash provided by financing
      activities..............................       106,645        4,145            139              --       110,929
                                                 ===========    =========     ==========     ===========    ==========
Effect of foreign currency translation on
  cash........................................            --           --            (99)             --           (99)
                                                 -----------    ---------     ----------     -----------    ----------
Net increase (decrease) in cash and
  equivalents.................................        (1,651)       1,449           (177)             --          (379)
Cash and equivalents at beginning of period...         2,458          762            298              --         3,518
                                                 -----------    ---------     ----------     -----------    ----------
Cash and equivalents at end of period.........   $       807    $   2,211     $      121     $        --    $    3,139
                                                 ===========    =========     ==========     ===========    ==========

                DECRANE AIRCRAFT HOLDINGS, INC. AND SUBSIDIARIES
        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 11 -- OTHER EVENTS SUBSEQUENT TO SEPTEMBER 30, 1999

    REORGANIZATION AND RESTRUCTURING CHARGE

    In December 1999, the Company announced a plan to reorganize and restructure the operations of two of its subsidiaries, Hollingsead and Elsinore Engineering. In conjunction with this restructuring, the Company expects to record a nonrecurring pre-tax charge of approximately $9,500,000 in the fourth quarter of 1999, resulting in a net loss for the quarter and year ending December 31, 1999.

    MANAGEMENT STOCK PURCHASE

    In December 1999, our management purchased 171,295 shares of DeCrane Holdings common stock for $23.00 per share. The total purchase price was $3,940,000, of which one-half was paid in cash at closing and one-half was loaned to management by the Company with interest at applicable federal rates.

    STOCK OPTION PLAN

    The DeCrane Holdings qualified management incentive stock option plan provides for the granting of options to employees of the Company to purchase 356,257 common shares of DeCrane Holdings and expires in 2009. The options generally vest based upon future attainment of defined performance criteria, although alternate vesting schedules may be authorized. In December 1999, options to purchase 279,662 shares at $23.00 per share were granted, of which options to purchase approximately 28,000 shares immediately vested. DeCrane Holdings' believes the per share exercise price of the options granted approximated the fair market value of the underlying common stock on the grant date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Avtech Corporation

    In our opinion, the accompanying balance sheets and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Avtech Corporation at September 30, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
June 12, 1998

                               AVTECH CORPORATION

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 SEPTEMBER 30,
                                                              -------------------   JUNE 25,
                                                                1996       1997       1998
                                                              --------   --------   ---------
                                                                                    (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $ 1,052    $ 4,136     $ 1,093
  Accounts receivable, net of allowance for doubtful
    accounts of $20, $20 and $20 at September 30, 1996 and
    1997 and June 25, 1998, respectively....................    7,398      4,928       5,321
  Inventories...............................................    4,233      5,254       5,832
  Prepaid expenses and other assets.........................       69        183          57
  Income taxes refundable...................................    --         --          4,368
  Deferred income taxes.....................................    --           247       1,613
                                                              -------    -------     -------
    Total current assets....................................   12,752     14,748      18,284
                                                              -------    -------     -------
Property, plant and equipment
  Land......................................................      431        791         791
  Buildings and improvements................................    2,411      4,685       5,176
  Machinery and equipment...................................    2,764      3,005       3,477
  Furniture, computer and other equipment...................    3,216      3,426       3,555
                                                              -------    -------     -------
                                                                8,822     11,907      12,999
  Less: Accumulated depreciation............................   (6,523)    (7,050)     (7,380)
                                                              -------    -------     -------
                                                                2,299      4,857       5,619
Other assets
  Patents, net of amortization..............................        5          4           4
  Deferred income taxes.....................................    --           629       3,239
                                                              -------    -------     -------
    Total assets............................................  $15,056    $20,238     $27,146
                                                              =======    =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $   768    $ 1,388     $ 1,396
  Accrued expenses..........................................    2,120      4,043       1,955
  Deferred income taxes.....................................      389      --          --
                                                              -------    -------     -------
    Total current liabilities...............................    3,277      5,431       3,351
                                                              -------    -------     -------
Long-term liabilities
  Deferred compensation.....................................    1,229      1,385       --
  Other.....................................................      438        472         472
                                                              -------    -------     -------
                                                                1,667      1,857         472
                                                              -------    -------     -------
Commitments and contingencies (Note 8)......................    --         --          --
                                                              -------    -------     -------
Stockholders' equity
  Common stock, no par value, 1,500,000 shares authorized;
    323,541, 318,929 and 468,929 shares outstanding at
    September 30, 1996 and 1997 and June 25, 1998,
    respectively............................................      237        232      10,519
  Retained earnings.........................................    9,875     12,718      12,804
                                                              -------    -------     -------
                                                               10,112     12,950      23,323
                                                              -------    -------     -------
                                                              $15,056    $20,238     $27,146
                                                              =======    =======     =======

   The accompanying notes are an integral part of these financial statements.

                               AVTECH CORPORATION

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS ENDED
                                                         YEAR ENDED SEPTEMBER 30,      -------------------
                                                      ------------------------------   JUNE 30,   JUNE 25,
                                                        1995       1996       1997       1997       1998
                                                      --------   --------   --------   --------   --------
                                                                                           (UNAUDITED)
Sales...............................................  $21,020    $28,797    $32,619    $24,071    $30,634
Cost of sales.......................................   12,333     15,967     20,422     14,667     19,643
                                                      -------    -------    -------    -------    -------
    Gross profit....................................    8,687     12,830     12,197      9,404     10,991
                                                      -------    -------    -------    -------    -------
Operating expenses
  General and administrative........................    1,991      1,992      2,758      1,915      2,448
  Selling expenses..................................    1,257      1,559      1,295        880      1,180
  Research, development and engineering.............    2,853      2,697      2,707      2,040      2,013
  Employee stock ownership plan.....................    1,200      1,000      1,200        900        600
  Nonrecurring bonus and employment contract
    termination expenses............................    --         --         --         --         3,592
                                                      -------    -------    -------    -------    -------
                                                        7,301      7,248      7,960      5,735      9,833
                                                      -------    -------    -------    -------    -------
Income from operations..............................    1,386      5,582      4,237      3,669      1,158
                                                      -------    -------    -------    -------    -------
Other income (expense)
  Interest expense..................................       (8)        (8)        (6)     --         --
  Gain on disposal of equipment.....................    --            14      --         --         --
  Interest income...................................       46         30        269        197        169
  Rental income, net................................    --         --            32      --            62
  Stockholder transaction expenses..................    --         --         --         --        (1,229)
                                                      -------    -------    -------    -------    -------
                                                           38         36        295        197       (998)
                                                      -------    -------    -------    -------    -------
Income before provision for federal income tax......    1,424      5,618      4,532      3,866        160
Provision for federal income tax....................      493      1,934      1,518      1,352         74
                                                      -------    -------    -------    -------    -------
Net income..........................................  $   931    $ 3,684    $ 3,014    $ 2,514    $    86
                                                      =======    =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                               AVTECH CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             STATED
                                                               NUMBER OF    VALUE OF
                                                                SHARES       COMMON    RETAINED
                                                              OUTSTANDING    STOCK     EARNINGS
                                                              -----------   --------   --------
Balance at September 30, 1994...............................    323,541     $   237    $ 5,260

Net income..................................................     --           --           931
                                                                -------     -------    -------

Balance at September 30, 1995...............................    323,541         237      6,191

Net income..................................................     --           --         3,684
                                                                -------     -------    -------

Balance at September 30, 1996...............................    323,541         237      9,875

Stock redemption............................................     (4,612)         (5)      (171)

Net income..................................................     --           --         3,014
                                                                -------     -------    -------

Balance at September 30, 1997...............................    318,929         232     12,718

Exercise of stock options (Unaudited).......................    150,000       2,683      --

Tax benefit of stock options exercised (Unaudited)..........     --           7,604      --

Net income (Unaudited)......................................     --           --            86
                                                                -------     -------    -------

Balance at June 25, 1998 (Unaudited)........................    468,929     $10,519    $12,804
                                                                =======     =======    =======

   The accompanying notes are an integral part of these financial statements.

                               AVTECH CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                          NINE MONTHS ENDED
                                                          YEAR ENDED SEPTEMBER 30,      ---------------------
                                                       ------------------------------   JUNE 30,    JUNE 25,
                                                         1995       1996       1997       1997        1998
                                                       --------   --------   --------   ---------   ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities
  Net income.........................................  $   931    $ 3,684    $ 3,014     $ 2,514     $    86
  Adjustments to reconcile net income
    to net cash provided by (used in) operating
    activities
    Depreciation and amortization....................      587        582        528         363         405
    Gain on sale of property and equipment...........    --           (14)     --          --          --
    Deferred income tax provision....................       54        947     (1,265)     (1,150)        334
    Changes in assets and liabilities:
      Accounts receivable............................   (1,797)    (2,990)     2,470       2,899        (393)
      Inventories....................................   (1,504)       198     (1,021)     (1,216)       (578)
      Prepaid and other current assets...............       63        (20)      (114)        (86)        126
      Accounts payable...............................      400       (152)       620         678           8
      Accrued expenses...............................    1,620       (872)     2,153       1,209      (2,977)
                                                       -------    -------    -------     -------     -------
    Net cash provided by (used in)
      operating activities...........................      354      1,363      6,385       5,211      (2,989)
                                                       -------    -------    -------     -------     -------
Cash flows from investing activities
  Purchases of property and equipment................     (735)      (509)    (3,085)       (370)     (1,167)
  Proceeds from sale of assets.......................    --            15      --          --          --
                                                       -------    -------    -------     -------     -------
    Net cash used in investing activities............     (735)      (494)    (3,085)       (370)     (1,167)
                                                       -------    -------    -------     -------     -------
Cash flows from financing activities
  Exercise of stock options..........................    --         --         --          --          1,143
  Stock redemption...................................    --         --          (176)       (176)      --
  Capital lease obligations..........................      (36)       (36)       (40)        (27)        (30)
                                                       -------    -------    -------     -------     -------
    Net cash used in
      financing activities...........................      (36)       (36)      (216)       (203)      1,113
                                                       -------    -------    -------     -------     -------
Net (decrease) increase in cash and
  equivalents........................................     (417)       833      3,084       4,638      (3,043)
Cash and equivalents at beginning
  of the period......................................      636        219      1,052       1,052       4,136
                                                       -------    -------    -------     -------     -------
Cash and equivalents at end of
  the period.........................................  $   219    $ 1,052    $ 4,136     $ 5,690     $ 1,093
                                                       =======    =======    =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                               AVTECH CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

    Avtech Corporation (the "Company") is a custom design and manufacturing firm established in 1963 to produce high-quality equipment for the aircraft industry. In 1970, the Company began to produce engineered products and has since focused its engineering and product development efforts on responding to specifications from original equipment aircraft manufacturers (OEMs). The Company's products fall into five main categories:

1. Aircraft communication control equipment (including audio control units, multiplexed audio systems and audio amplifiers).

2.  Aircraft lighting controls (including ballasts, dimmers and flood lighting).

3. Power systems (including transformer rectifier units, power inverters and battery chargers).

4.  Airborne facsimile terminals (AvFax).

5. Special products (including PDX intercoms, liquid-gauging and fill control, and frequency units).

FINANCIAL STATEMENT PRESENTATION

    The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    At September 30, 1996 and 1997, the Company maintained $549,000 and $119,000, respectively, of its cash and cash equivalents balances at one bank. At September 30, 1996 and 1997, the Company maintained $503,000 and $4,017,000, respectively, in a money market funds and bankers' acceptances.

RECEIVABLES AND CONCENTRATIONS OF CREDIT RISK

    Accounts receivable from trade customers are generally due within thirty days. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. All of the Company's sales are to businesses directly associated with the aviation industry (airlines, aircraft manufacturers, etc.). Approximately 70% of the Company's sales are to customers based in the United States.

PROPERTY AND EQUIPMENT

    The cost of property, plant and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line and accelerated methods over the following estimated lives:

                                                                                                YEARS
                                                                                              ---------
Buildings...................................................................................    20-39
Building improvements.......................................................................    10-39
Machinery and equipment.....................................................................      5
Furniture, computer and other equipment.....................................................     5-7

                               AVTECH CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Maintenance and repairs are charged to operations when incurred. Additions and improvements are capitalized. When property, plant and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

INVENTORIES

    Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. Costs of manufactured inventories include all direct materials, labor and an allocation of overhead. Market represents the lower of replacement cost or estimated net realizable value.

REVENUE RECOGNITION

    Revenues from the sale of manufactured products are recorded when shipped. Reimbursements for nonrecurring engineering costs, which are expensed as incurred, are included in revenues at the time a negotiated settlement is reached with the customer. The Company's nonrecurring engineering revenues for the years ended September 30, 1995, 1996 and 1997 were $1,257,000, $4,042,000 and $527,000, respectively. Included within accounts receivable at September 30, 1996 are $3,384,000 of unbilled receivables which were collected in fiscal year 1997.

INCOME TAXES

    Deferred income taxes are determined using the liability method. A deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in the asset and/or liability for deferred taxes.

STOCK OPTION PLAN

    As permitted under Statement of Financial Accounting Standards No., 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company measures compensation expense related to the employee stock option plan utilizing the intrinsic value method as prescribed by Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees".

ACCRUED WARRANTIES

    The Company sells a majority of its products to customers along with various repair or replacement warranties. The terms of the warranties vary according to the customer and/or the product involved. The most common warranty period is the earlier of:

a.  36 months from the date of delivery to the operator, or

b.  42 months from the date of manufacture.

    Provisions for estimated future warranty costs are made in the period corresponding to the sale of the product. Classification between short and long-term warranty obligations is estimated based on historical trends.

UNAUDITED INTERIM RESULTS

    The financial information as of June 25, 1998 and for the nine months ended June 30, 1997 and June 25, 1998 is unaudited. In the opinion of the Company, the unaudited financial information is presented on a basis consistent with the audited financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim period. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year.

                               AVTECH CORPORATION

NOTE 2 - INVENTORIES

    Inventories at September 30, 1996 and 1997 and June 25, 1998 (unaudited) consist of the following (amounts in thousands):

                                                                                            SEPTEMBER 30,
                                                                                         --------------------   JUNE 25,
                                                                                           1996       1997        1998
                                                                                         ---------  ---------  -----------
                                                                                                               (UNAUDITED)
Raw materials and components...........................................................  $   2,488  $   2,617   $   3,218
Work in process........................................................................      1,285      2,014       1,912
Finished goods.........................................................................        460        623         702
                                                                                         ---------  ---------   ---------
                                                                                         $   4,233  $   5,254   $   5,832
                                                                                         =========  =========   =========

NOTE 3 - PROPERTY AND EQUIPMENT

    The Company owns property located immediately adjacent to its main facility. The property is not currently used for any rental or productive activity. In 1990, the property was condemned by the local authorities and is considered unsuitable for habitation in its current state. The current carrying value of $62,000 represents the original cost of the land and is lower than its estimated net realizable value.

    In 1997, the Company purchased a 20,275 square foot office building and an adjacent vacant lot for investment purposes. The net book value of the property was $2,134,000 at September 30, 1997. The Company leases the office space to tenants under one to three-year noncancelable operating leases. At March 31, 1998, the building was fully occupied. Minimum future rentals to be received on noncancelable leases are as follows (amounts in thousands):

YEAR ENDING SEPTEMBER 30,
------------------------------------------------------------------------
1998....................................................................  $     128
1999....................................................................  $      20

    The Company leases equipment under a five-year lease term. Based on the provisions of Statement No. 13, issued by the Financial Accounting Standards Board, these leases meet the criteria of capital leases and, accordingly, have been recorded as such. These assets are stated on the balance sheet at their capitalized cost of $194,000. Depreciation of $161,000 has been recognized through September 30, 1997.

NOTE 4 - ACCRUED EXPENSES

    Accrued expenses at September 30, 1996 and 1997 consist of the following (amounts in thousands):

                                                                                                          SEPTEMBER 30,
                                                                                                       --------------------
                                                                                                         1996       1997
                                                                                                       ---------  ---------
Employee compensation and related taxes..............................................................  $     875  $   2,556
Employee stock option plan contribution..............................................................      1,000      1,200
Current portion of warranty reserve..................................................................        204        240
Other................................................................................................         41         47
                                                                                                       ---------  ---------
                                                                                                       $   2,120  $   4,043
                                                                                                       =========  =========

NOTE 5 - DEFINED CONTRIBUTION PLANS

    The Company sponsors an employee stock ownership plan (ESOP) for the benefit of employees with twelve or more months of continuous service. Contributions are made to the plan at the discretion of the Company's Board of Directors. The Company's contributions for the years ended September 30, 1995, 1996 and 1997 were $1,200,000, $1,000,000 and $1,200,000, respectively.

                               AVTECH CORPORATION

NOTE 5 - DEFINED CONTRIBUTION PLANS (CONTINUED)
    The Company also sponsors a cash or deferred compensation (401k) plan for the benefit of eligible employees. Under the plan, employees may elect to defer a portion of their compensation (subject to statutory limitations). Discretionary contributions by the Company may be made when authorized by the Board of Directors. No such contributions were made during the years ended September 30, 1995, 1996 and 1997.

NOTE 6 - FEDERAL INCOME TAXES

    The provision (benefit) for federal income taxes is comprised of the following (amounts in thousands):

                                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                                               -------------------------------
                                                                                                 1995       1996       1997
                                                                                               ---------  ---------  ---------
Current......................................................................................  $     439  $     987  $   2,783
Deferred.....................................................................................         54        947     (1,265)
                                                                                               ---------  ---------  ---------
                                                                                               $     493  $   1,934  $   1,518
                                                                                               =========  =========  =========

    The provision for federal income tax expense approximates the federal statutory rate for all periods presented. The Company is not required to pay state income taxes.

    Deferred tax assets and liabilities at September 30, 1996 and 1997 include the following (amounts in thousands):

                                                                                                           SEPTEMBER 30,
                                                                                                        --------------------
                                                                                                          1996       1997
                                                                                                        ---------  ---------
DEFERRED TAX ASSETS
Reserves..............................................................................................  $     335  $     393
Compensatory stock options............................................................................        416        471
Capitalized inventories...............................................................................         10         12
                                                                                                        ---------  ---------
                                                                                                              761        876
DEFERRED TAX LIABILITIES
Deferred revenue......................................................................................     (1,150)    --
                                                                                                        ---------  ---------
                                                                                                        $    (389) $     876
                                                                                                        =========  =========

    The classification in the balance sheet between current and noncurrent deferred tax assets is based on the classification of the related asset that gives rise to the temporary difference. A deferred tax asset that is not related to an asset is classified according to the expected reversal date of the temporary difference.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

    The Company has commitments based on open purchase orders arising out of its normal business operations. As of September 30, 1996 and 1997, these commitments were $5,080,000 and $6,760,000, respectively.

TERMINATION FOR CONVENIENCE CLAUSES

    The Company routinely enters into contractual commitments with customers to design and manufacture parts. These contracts contain "termination for convenience" clauses that permit recovery of costs incurred by the Company if the customer terminates the contract prior to its completion. These recoveries are included in sales when billed.

                               AVTECH CORPORATION

NOTE 7 - COMMITMENTS AND CONTINGENCIES (CONTINUED)
LEASING ARRANGEMENTS

    The Company leases a building under a five-year operating lease. The lease calls for monthly payments of $5,000 plus utilities, taxes and maintenance and expires in April 2001. The lessor has the right to terminate the lease at anytime by giving the Company at least twelve months written notice. The Company subleases a portion of its facilities under an operating lease that expires December 1998. The following is net rental expense under operating leases for the years ended September 30, 1995, 1996 and 1997 (amounts in thousands):

                                                                                                     YEAR ENDED SEPTEMBER 30,
                                                                                                  -------------------------------
                                                                                                    1995       1996       1997
                                                                                                  ---------  ---------  ---------
Rent expense....................................................................................  $      60  $      60  $      60
Less: Sublease rentals..........................................................................         (7)       (11)       (10)
                                                                                                  ---------  ---------  ---------
                                                                                                  $      53  $      49  $      50
                                                                                                  =========  =========  =========

    The following is a schedule by years of the future minimum rentals under this lease (amounts in thousands):

YEAR ENDING SEPTEMBER 30,                                                    LESSEE      SUBLEASE       NET
-------------------------------------------------------------------------  -----------  -----------  ---------
    1998.................................................................   $      60    $      10   $      50
    1999.................................................................          60           11          49
    2000.................................................................          60           11          49
    2001.................................................................          60           11          49
                                                                            ---------    ---------   ---------
                                                                            $     240    $      43   $     197
                                                                            =========    =========   =========

NOTE 8 - ECONOMIC DEPENDENCE

    A material part of the Company's business is dependent on one customer, the loss of which could have a material effect on the Company. For the years ended September 30, 1995, 1996 and 1997, approximately 29.5%, 24% and 46.9%, respectively, of revenues were attributable to this customer. At September 30, 1996 and 1997, accounts receivable from this customer represented approximately 41.1% and 23.4%, respectively, of total accounts receivable.

NOTE 9 - STOCK OPTION PLANS

    Prior to 1993, the Company implemented a nonqualified compensatory stock option plan with the President. Under this Plan, options to purchase 90,000 shares of the Company's stock were granted at an option price of $2.70 per share. These options are currently exercisable by the President.

    During the year ended September 30, 1994, the Company and three key employees entered into employment contracts which voided all prior compensatory stock option plans other than that of the President's. Under these new contracts, the Company granted 20,000 shares to each of the three employees at an exercise price of $15 per share. Fair market value was $28 per share at the date of the grant. Each employee still employed at September 30, 1998, is entitled to exercise his option to purchase 20,000 fully vested shares. Accordingly, the Company has expensed $156,000 during each of the years ended September 30, 1995, 1996 and 1997. These shares, when exercised, cannot be sold until September 30, 2003. The Company has the first right to purchase the shares upon exercise but is not obligated to do so.

    The accumulated expense resulting from the difference between the exercise prices and fair market values at the respective date of grant has been classified as a long-term liability in deferred compensation.

                               AVTECH CORPORATION

NOTE 10 - ADDITIONAL CASH FLOW INFORMATION

    Supplementary cash flow information for the years ended September 30, 1995, 1996 and 1997 is as follows (amounts in thousands):

                                                      YEAR ENDED SEPTEMBER 30,
                                                    ------------------------------
                                                     1995        1996        1997
                                                    ------      ------      ------
Cash paid during the period for:
  Capital leases..................................  $  36       $   36      $   40
                                                    ======      ======      ======
  Interest........................................  $  10       $    7      $    5
                                                    ======      ======      ======
  Income taxes....................................  $--         $1,449      $2,900
                                                    ======      ======      ======

NOTE 11 - SUBSEQUENT EVENT (UNAUDITED)

    In May 1998, the Company signed a definitive purchase agreement whereby all of the outstanding shares of the Company would be acquired by DeCrane Aircraft Holdings, Inc. The transaction was consummated on June 26, 1998. Prior to closing the transaction, all outstanding stock options were exercised and the income tax benefit resulting from the tax deduction allowed for the difference between the exercise price and the fair market value of the stock was recorded. The $7,604,000 income tax benefit from the stock options exercised is a noncash transaction for purposes of the statement of cash flows for the nine months ended June 25, 1998. Additionally, certain members of management were paid a one-time bonus at closing and the balance due pursuant to their employment contracts that were terminated immediately prior to closing.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
PATS, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of PATS, Inc. and subsidiaries at June 30, 1997 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
January 25, 1999

                          PATS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   JUNE 30,         DECEMBER 31,
                                                              -------------------   -------------
                                                                1997       1998         1998
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.................................  $   401    $   216       $ 2,504
  Trade accounts receivable, net of allowance for doubtful
    accounts of $362, $451 and $456, respectively...........    2,192      1,347         3,273
  Inventories...............................................    6,586      6,582         7,146
  Cost and estimated earnings in excess of billings.........    --           773         4,770
  Prepaid expenses and other current assets.................       75         59            58
  Deferred income taxes.....................................      107        132           132
                                                              -------    -------       -------
      Total current assets..................................    9,361      9,109        17,883
                                                              -------    -------       -------
Property and equipment......................................    2,734      6,130         6,823
  Less accumulated depreciation.............................   (1,334)    (1,745)       (1,968)
                                                              -------    -------       -------
                                                                1,400      4,385         4,855
                                                              -------    -------       -------
Deferred income taxes, net..................................      600        878           878
Notes receivable--stockholders..............................      556        560           521
Other assets................................................       24         24        --
                                                              -------    -------       -------
      Total assets..........................................  $11,941    $14,956       $24,137
                                                              =======    =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings from bank......................................  $   800    $ 1,000       $ 4,900
  Notes and lease payable--current..........................      205        386         1,326
  Trade accounts payable....................................    1,106      2,468         2,559
  Customer advances.........................................    3,668      1,792         2,943
  Accrued expenses and other liabilities....................    1,329      1,880         2,690
  Income taxes payable......................................      484        458         1,246
                                                              -------    -------       -------
      Total current liabilities.............................    7,592      7,984        15,664
                                                              -------    -------       -------
Notes and lease payable--non-current........................      591      3,678         3,501
                                                              -------    -------       -------
Commitments and contingencies (Note 11).....................    --         --           --
                                                              -------    -------       -------
Stockholders' equity
  Common stock, $1 par value, 100,000 shares authorized,
    18,000, 17,490 and 18,000 shares issued and outstanding
    at June 30, 1997 and 1998 and December 31, 1998,
    respectively............................................       18         17            18
  Additional paid-in capital................................      429      --              207
  Retained earnings.........................................    3,311      3,277         4,747
                                                              -------    -------       -------
                                                                3,758      3,294         4,972
                                                              -------    -------       -------
                                                              $11,941    $14,956       $24,137
                                                              =======    =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          PATS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      SIX MONTHS ENDED
                                                          YEAR ENDED JUNE 30,    ---------------------------
                                                         ---------------------   DECEMBER 31,   DECEMBER 31,
                                                           1997        1998          1997           1998
                                                         ---------   ---------   ------------   ------------
                                                                                         (UNAUDITED)
Sales..................................................   $21,726     $23,464       $9,496         $19,380
Cost of sales..........................................    15,573      16,992        6,905          14,234
                                                          -------     -------       ------         -------
  Gross profit.........................................     6,153       6,472        2,591           5,146
Operating expenses
  Selling, general, and administrative.................     4,106       5,976        2,645           2,535
                                                          -------     -------       ------         -------
Income from operations.................................     2,047         496          (54)          2,611
                                                          -------     -------       ------         -------
Other expenses
  Interest expense, net................................       (70)       (166)         (50)           (180)
                                                          -------     -------       ------         -------
Income before provision for income taxes...............     1,977         330         (104)          2,431
Provision (benefit) for income taxes...................       782          11          (41)            961
                                                          -------     -------       ------         -------
Net income (loss)......................................   $ 1,195     $   319       $  (63)        $ 1,470
                                                          =======     =======       ======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          PATS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             ADDITIONAL
                                                      NUMBER OF    COMMON     PAID-IN     RETAINED
                                                       SHARES      STOCK      CAPITAL     EARNINGS    TOTAL
                                                      ---------   --------   ----------   --------   --------
Balance, July 1, 1996...............................   14,616       $15         $  55      $2,116     $2,186

Net income..........................................    --         --           --          1,195      1,195

Share issuance......................................    3,000         3           514       --           517

Share purchases.....................................     (400)       (1)         (399)      --          (400)

Shares issued under employee stock benefit plan.....      784         1           259       --           260
                                                       ------       ---         -----      ------     ------

Balance, June 30, 1997..............................   18,000        18           429       3,311      3,758

Net income..........................................    --         --           --            319        319

Share purchases.....................................     (510)       (1)         (429)       (353)      (783)
                                                       ------       ---         -----      ------     ------

Balance, June 30, 1998..............................   17,490        17         --          3,277      3,294

Net income (unaudited)..............................    --         --           --          1,470      1,470

Shares issued under employee stock benefit plan
(unaudited).........................................      510         1           207       --           208
                                                       ------       ---         -----      ------     ------

Balance, December 31, 1998 (unaudited)..............   18,000       $18         $ 207      $4,747     $4,972
                                                       ======       ===         =====      ======     ======

  The accompanying notes are an integral part of these consolidated financial statements.

                          PATS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    SIX MONTHS ENDED
                                                              JUNE 30,         ---------------------------
                                                         -------------------   DECEMBER 31,   DECEMBER 31,
                                                           1997       1998         1997           1998
                                                         --------   --------   ------------   ------------
                                                                                       (UNAUDITED)
Cash flows from operating activities
  Net income (loss)....................................  $ 1,195    $   319       $   (63)       $ 1,470
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities
    Depreciation.......................................      306        411           155            223
    Deferred tax (benefit) expense.....................      298       (303)       --             --
  Changes in operating assets and liabilities
    Trade accounts receivable..........................      604        845        (4,836)        (1,926)
    Inventories........................................   (1,042)         4         1,432           (564)
    Cost and estimated earnings in excess of
      billings.........................................    --          (773)       --             (3,997)
    Prepaid expenses and other current assets..........      (18)        16           (44)             1
    Other assets.......................................    --         --           --                 24
    Trade accounts payable.............................      250      1,362          (848)            90
    Customer advances..................................   (3,684)    (1,876)        2,938          1,151
    Accrued expenses and other liabilities.............      895        551          (915)           811
    Income taxes payable...............................      484        (26)          (41)           788
                                                         -------    -------       -------        -------
Net cash provided by (used in) operating activities....     (712)       530        (2,222)        (1,929)
                                                         -------    -------       -------        -------
Cash flows from investing activities
  Decrease in investment securities available for
    sale...............................................      312      --           --             --
  Purchases of property and equipment..................     (248)    (3,396)       (2,482)          (693)
                                                         -------    -------       -------        -------
Net cash provided by (used in) investing activities....       64     (3,396)       (2,482)          (693)
                                                         -------    -------       -------        -------
Cash flows from financing activities
  Advance to stockholders..............................     (342)        (4)       --                 39
  Increase in line of credit borrowings................      800        200         1,700          3,900
  Increase (decrease) in notes and lease payable.......     (233)     3,268         3,113            763
  Stock purchases......................................     (400)      (783)       --             --
  Proceeds from issuance of common stock...............      777      --           --                208
                                                         -------    -------       -------        -------
Net cash provided by financing activities..............      602      2,681         4,813          4,910
                                                         -------    -------       -------        -------
Net decrease in cash...................................      (46)      (185)          109          2,288
Cash at beginning of period............................      447        401           401            216
                                                         -------    -------       -------        -------
  Cash at end of period................................  $   401    $   216       $   510        $ 2,504
                                                         =======    =======       =======        =======
  Supplemental cash flow disclosures
    Interest paid......................................  $    70    $   195       $    60        $   189
    Income taxes paid..................................  $     2    $   376       $--            $   168

  The accompanying notes are an integral part of these consolidated financial statements.

                          PATS, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

    PATS, Inc. (the "Company"), and its wholly-owned subsidiaries, design, manufacture and service a variety of components for auxiliary power, cooling systems and fuel systems for the corporate aircraft market. The Company primarily operates in the U.S. market and approximately 45% of the Company's sales for fiscal 1998 are to Boeing of Washington. The Company's customers are principally concentrated in the corporate aircraft industry.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

REVENUE RECOGNITION

    Revenue is recognized when products are shipped, except for products manufactured under long-term contracts. Further, revenue associated with manufactured products requiring customer acceptance is recognized only upon receipt of such acceptance from the customer.

    Revenue under long-term contracts is recognized under the percentage of completion method. This method recognizes costs and estimated earnings as work is performed. The basis used is the percentage of incurred costs to estimated total costs after giving effect to management's most recent estimates. When contract estimates indicate a loss, provision is made for the entire estimated loss. Long-term contracts in progress are stated at cost plus estimated earnings but not in excess of net realizable value.

INVENTORIES

    Inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out (FIFO). Provision has been made for any obsolete and/or slow-moving inventory.

PROPERTY, PLANT AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged against operations in the year incurred. Depreciation is computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Estimated useful lives are 40 years for buildings and 3 to 7 years for machinery, equipment and vehicles. Leasehold improvements are depreciated over the lease term or the estimated useful life of the improvement, whichever is shorter.

INCOME TAXES

    The Company follows the practice of providing for income taxes using the asset and liability method specified under Statement of Accounting Standards
No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements and tax returns. In estimating future tax consequences under SFAS 109, all expected future events other than enactments of changes in the tax laws or rates are generally considered.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments including cash, receivables, accounts payable and debt do not significantly differ from fair values as of June 30, 1997 and 1998.

                          PATS, INC. AND SUBSIDIARIES

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

UNAUDITED INTERIM RESULTS

    The financial information as of December 31, 1998 and for the six months ended December 31, 1997 and 1998 is unaudited. In the opinion of the Company, the unaudited financial information is presented on a basis consistent with the audited financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim period. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year.

NOTE 3 - PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (amounts in thousands):

                                                                                                             JUNE 30,
                                                                                                       --------------------
                                                                                                         1997       1998
                                                                                                       ---------  ---------
Buildings............................................................................................  $  --      $   2,972
Machinery and equipment..............................................................................      2,282      2,666
Leasehold improvements...............................................................................        452        492
                                                                                                       ---------  ---------
                                                                                                           2,734      6,130
Less accumulated depreciation and amortization.......................................................      1,334      1,745
                                                                                                       ---------  ---------
                                                                                                       $   1,400  $   4,385
                                                                                                       =========  =========

    Depreciation expense for the years ended June 30, 1997 and 1998 was $306,000 and $411,000, respectively.

NOTE 4 - INVENTORIES

    Inventories consisted of the following (amounts in thousands):

                                                                                                             JUNE 30,
                                                                                                       --------------------
                                                                                                         1997       1998
                                                                                                       ---------  ---------
Raw materials........................................................................................  $   3,609  $   4,055
Work-in-process......................................................................................      2,977      2,527
                                                                                                       ---------  ---------
                                                                                                       $   6,586  $   6,582
                                                                                                       =========  =========

    Inventories were pledged to the extent of amounts received as customer advances.

NOTE 5 - LONG-TERM CONTRACT

    During 1998, the Company entered into a long-term contract with Boeing of Washington to produce fuel tanks. The Company's policy is to account for such contracts using the percentage of completion method.

                          PATS, INC. AND SUBSIDIARIES

NOTE 5 - LONG-TERM CONTRACT (CONTINUED)
Unbilled amounts related to costs and estimated earnings in excess of billings are expected to be billed and collected within one year (amounts in thousands).

                                                                                                          COSTS AND
                                                                                                          ESTIMATED
                                                                                                         EARNINGS IN
                                                                                                      EXCESS OF BILLINGS
                                                                                                      ------------------
Costs and estimated earnings........................................................................      $   11,513
Less--progress billings.............................................................................          10,740
                                                                                                          ----------
                                                                                                          $      773
                                                                                                          ==========

NOTE 6 - DEBT AND LINES OF CREDIT

    Long-term debt consisted of the following (amounts in thousands):

                                                                                                             JUNE 30,
                                                                                                       --------------------
                                                                                                         1997       1998
                                                                                                       ---------  ---------
Variable rate borrowings under the revolving credit facility.........................................  $     800  $   1,000
Industrial revenue bonds variable rate borrowings at 3.75%...........................................     --          2,000
Fixed rates notes
  11.00% note due through 1999.......................................................................         79         44
  10.00% note due through 2015.......................................................................        385        379
  8.51% note due through 1999........................................................................        192         93
  8.50% note due through 2001........................................................................     --            237
  8.35% note due through 2000........................................................................        140         94
  7.93% note due through 2002........................................................................     --            344
  6.00% note due through 2012........................................................................     --            285
Other obligations (Grant Funds)......................................................................     --            588
                                                                                                       ---------  ---------
                                                                                                           1,596      5,064
Less current portion.................................................................................      1,005      1,386
                                                                                                       ---------  ---------
                                                                                                       $     591  $   3,678
                                                                                                       =========  =========

    Other obligations include a $450,000 grant from the State of Delaware which will be forgiven based on the satisfaction of certain employment and operational requirements. At June 30, 1998, the Company has not met those objectives and, accordingly, has reflected this amount as an obligation.

    Aggregate principal payments applicable to long-term debt for the next five fiscal years are as follows: 1999-$1,386,000; 2000-$341,000; 2001-$331,000;
2002-$307,000; 2003-$307,000; and 2004 and after--$2,392,000.

CREDIT ARRANGEMENTS

    As of June 30, 1998, the Company had a $3,000,000 borrowing facility with a bank that carried an interest rate of prime rate plus 25 basis points. On October 5, 1998, the Company increased its credit facility by $2,000,000. The facility requires an annual commitment fee of .25%. Certain of the Company's equipment and inventories are pledged as collateral for the outstanding debt of the Company.

NOTE 7 - OPERATING LEASES AND RELATED PARTY TRANSACTIONS

    The Company is a counterparty to a non-cancelable lease of office space and manufacturing facilities in Columbia, Maryland from a partnership in which two stockholders of the Company have a financial interest.

                          PATS, INC. AND SUBSIDIARIES

NOTE 7 - OPERATING LEASES AND RELATED PARTY TRANSACTIONS (CONTINUED)
The lease extends through June 2007, with an annual base rent amount of $405,000 and a CPI based escalator. The Company is responsible for maintenance, insurance, and real estate tax expense.

    The Company has a land lease for its facility in Georgetown, Delaware. This non-cancelable lease expires through December 31, 2041, with annual rental approximating $6,000. The lessor is not a related party.

    The total minimum rental commitment at June 30, 1998, under these leases is $3,903,000 which is due as follows (amounts in thousands):

                                                                                                                  SUSSEX
                                                                                                    COLUMBIA,     COUNTY,
                                                                                                    MARYLAND     DELAWARE
                                                                                                   -----------  -----------
Year ending June 30,
  1999...........................................................................................   $     405    $       6
  2000...........................................................................................         405            6
  2001...........................................................................................         405            6
  2002...........................................................................................         405            6
  2003...........................................................................................         405            6
  2004 through 2007..............................................................................       1,620           24
  After 2007.....................................................................................      --              204
                                                                                                    ---------    ---------
                                                                                                    $   3,645    $     258
                                                                                                    =========    =========

NOTE 8 - COMMON STOCK AND EMPLOYEE STOCK PLAN

    During 1997 and 1998, the Company's Board of Directors authorized the purchase of 400 and 510 shares of the Company stock at $1,000 and $1,535 per share, respectively. The purchases were acquired from certain existing and former stockholders at prices believed to be fair value.

    The Company has an Employee Stock Benefit Plan for employees to which discretionary contributions are made from time to time. During 1997, the Board of Directors authorized the issuance of 784 shares to this plan at a value of $332 per share determined by an independent appraiser.

NOTE 9 - INCOME TAXES

    The provision for income taxes is as follows (amounts in thousands):

                                                                                                            JUNE 30,
                                                                                                       --------------------
                                                                                                         1997       1998
                                                                                                       ---------  ---------
Current income taxes
  Federal............................................................................................  $     398  $     258
  State..............................................................................................         86         56
                                                                                                       ---------  ---------
                                                                                                             484        314
Deferred income taxes (benefit)......................................................................        298       (303)
                                                                                                       ---------  ---------
                                                                                                       $     782  $      11
                                                                                                       =========  =========

                          PATS, INC. AND SUBSIDIARIES

NOTE 9 - INCOME TAXES (CONTINUED)
    The effective rate was 39.6% and 3.2% in 1997 and 1998, respectively. A reconciliation of this rate to the U.S. Federal income tax rate is as follows (dollars in thousands):

                                                                                                  JUNE 30,
                                                                                    -------------------------------------
                                                                                              1997               1998
                                                                                          % OF PRETAX         % OF PRETAX
                                                                                    ------------------------  -----------

                                                                                      AMOUNT       INCOME       AMOUNT
                                                                                     ---------    ---------    ---------
Computed expected tax expense.....................................................   $     692         35.0%   $     116
State income taxes, net of Federal income tax benefit.............................          90          4.6           15
Reduction of valuation allowance..................................................      --              0.0         (120)
                                                                                     ---------    ---------    ---------
                                                                                     $     782         39.6%   $      11
                                                                                     =========    =========    =========



                                                                                      INCOME
                                                                                     ---------
Computed expected tax expense.....................................................        35.0%
State income taxes, net of Federal income tax benefit.............................         4.6
Reduction of valuation allowance..................................................       (36.4)
                                                                                     ---------
                                                                                           3.2%
                                                                                     =========

    The significant components of deferred income taxes are temporary differences arising from the following (amounts in thousands):

                                                                                                            JUNE 30,
                                                                                                       --------------------
                                                                                                         1997       1998
                                                                                                       ---------  ---------
Deferred income tax assets (liabilities)
  Accrued vacation...................................................................................  $     107  $     132
  Depreciation.......................................................................................       (198)       101
  Research and development costs.....................................................................        798        777
  Research and development credits...................................................................        900        780
                                                                                                       ---------  ---------
      Total..........................................................................................      1,607      1,790
Valuation allowance..................................................................................       (900)      (780)
                                                                                                       ---------  ---------
      Deferred income tax assets.....................................................................  $     707  $   1,010
                                                                                                       =========  =========

    The reduction in the valuation allowance relates to the utilization of a portion of research and development credits.

NOTE 10 - EMPLOYEE BENEFIT PLANS

    The Company has a savings and retirement plan which qualifies under
Section 401(k) of the Internal Revenue Code in which all full-time employees are eligible to participate. In accordance with the terms of the plan, employees may elect to contribute up to 15% of their annual compensation to the plan, subject to certain limitations. The Board of Directors may elect to declare a discretionary matching contribution to the Plan of 50% of all contributions made up to 6% of each employee's salary. No matching contributions were made by the Company for 1997 or 1998.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

    Lawsuits and claims are filed from time to time in the ordinary course of business. For all outstanding claims, management, in consultation with legal counsel, is of the opinion that the outcome of such matters will not have a material effect on the financial position of the Company.

NOTE 12 - SUBSEQUENT EVENT

    In January 1999, all of Company's shares outstanding were acquired by DeCrane Aircraft Holdings, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
PPI Holdings, Inc.
Wichita, Kansas

    We have audited the accompanying consolidated balance sheets of PPI Holdings, Inc. and Subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from June 12, 1997 to December 31, 1997 and the year ended December 31, 1998. We have also audited the statements of income, stockholders' equity, and cash flows of Precision Pattern, Inc. (the predecessor to PPI Holdings, Inc.) for the year ended December 31, 1996 and the period from January 1, 1997 to June 11, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPI Holdings, Inc. and Subsidiary as of December 31, 1997 and 1998, the results of its operations and its cash flows for the period from June 12, 1997 to December 31, 1997 and the year ended December 31, 1998, and the results of operations and cash flows of Precision Pattern Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to June 11, 1997 in conformity with generally accepted accounting principles.

BAIRD, KURTZ & DOBSON

Wichita, Kansas
January 28, 1999

                       PPI HOLDINGS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         (SUCCESSOR)
                                                              ---------------------------------
                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets
  Cash......................................................  $   193    $ 1,872      $ 1,396
  Accounts receivable, less allowance for doubtful accounts
    of $54 and $340 as of December 31, 1997 and 1998,
    respectively, and $340
    as of March 31, 1999....................................    4,847      6,230        5,879
  Inventories...............................................    3,203      4,719        4,852
  Deposits..................................................      284        235          175
  Prepaid expenses and other................................       28         12            7
                                                              -------    -------      -------
    Total current assets....................................    8,555     13,068       12,309
                                                              -------    -------      -------
Property and equipment, net.................................    1,065      1,184        1,178
Goodwill net of accumulated amortization of $69 and $393 as
  of December 31, 1997 and 1998, respectively, and $474 as
  of
  March 31, 1999............................................    6,332      6,008        5,927
Other intangible assets, net of accumulated amortization of
  $28 and $77 as of December 31, 1997 and 1998,
  respectively, and $89 as of
  March 31, 1999............................................      219        170          158
                                                              -------    -------      -------
      Total assets..........................................  $16,171    $20,430      $19,572
                                                              =======    =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $ 1,032    $ 1,157      $ 1,342
  Revolving credit agreement................................      626      --          --
  Current maturities of long-term debt......................    1,050      1,500        1,500
  Accrued warranties........................................      300        300          300
  Accrued profit sharing....................................      348        587          274
  Accrued employee compensation.............................      360        271          365
  Other accrued liabilities.................................      381        445          515
                                                              -------    -------      -------
    Total current liabilities...............................    4,097      4,260        4,296
                                                              -------    -------      -------

Long-term debt..............................................    8,850      6,050        5,675
                                                              -------    -------      -------

Stockholders' equity
  Common stock, $1 stated value; authorized 10,000,000
    shares; issued and outstanding 1,000,000 shares.........    1,000      1,000        1,000
  Retained earnings.........................................    2,224      9,120        8,601
                                                              -------    -------      -------
    Total stockholders' equity..............................    3,224     10,120        9,601
                                                              -------    -------      -------
      Total liabilities and stockholders' equity............  $16,171    $20,430      $19,572
                                                              =======    =======      =======

   The accompanying notes are an integral part of the consolidated financial statements

                       PPI HOLDINGS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                            (SUCCESSOR)
                                   (PREDECESSOR)         -------------------------------------------------
                             -------------------------    PERIOD
                                          PERIOD FROM      FROM
                                          JANUARY 1,     JUNE 12,                    THREE MONTHS ENDED
                             YEAR ENDED    1997 TO       1997 TO      YEAR ENDED          MARCH 31,
                             DECEMBER 31,  JUNE 11,      DECEMBER 31,  DECEMBER 31,  -----------------------
                               1996         1997           1997         1998         1998         1999
                             ----------   ------------   ----------   ----------   ----------   ----------
                                                                                         (UNAUDITED)
Net sales..................   $17,665       $10,400       $15,102      $37,714       $7,137      $10,226

Cost of goods sold.........    14,258         7,675        11,143       24,376        5,726        6,781
                              -------       -------       -------      -------       ------      -------

Gross profit...............     3,407         2,725         3,959       13,338        1,412        3,445
                              -------       -------       -------      -------       ------      -------

Operating expenses
  General and
    administrative.........     1,446           667           821        2,102          504          637
  Engineering..............       322           140           226          489           47           83
  Bad debt provision.......        75        --             --           --           --           --
                              -------       -------       -------      -------       ------      -------

Income from operations.....     1,564         1,918         2,912       10,747          861        2,725
                              -------       -------       -------      -------       ------      -------

Other income (expense)
  Interest income..........        94            50            10        --           --           --
  Interest expense.........     --           --              (732)      (1,051)        (219)        (158)
  Other revenue............         8        --                39           14        --           --
  Gain on sale of asset....        42        --                 1        --           --           --
  Other income (expense)...       (13)            8            (6)         (19)           3           67
                              -------       -------       -------      -------       ------      -------
                                  131            58          (688)      (1,056)        (216)         (91)
                              -------       -------       -------      -------       ------      -------

Net income.................   $ 1,695       $ 1,976       $ 2,224      $ 9,691       $  645      $ 2,634
                              =======       =======       =======      =======       ======      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       PPI HOLDINGS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                         ADDITIONAL
                                                               COMMON     PAID-IN     RETAINED
                                                               STOCK      CAPITAL     EARNINGS    TOTAL
                                                              --------   ----------   --------   --------
PREDECESSOR
Balance, December 31, 1995..................................   $   40       $  1      $ 7,311    $ 7,352

Net income..................................................    --         --           1,695      1,695

Dividend on common stock
  $220 per share............................................    --         --            (880)      (880)
                                                               ------       ----      -------    -------
Balance, December 31, 1996..................................       40          1        8,126      8,167

Net Income..................................................    --         --           1,976      1,976

Dividend on common stock
  $862.50 per share.........................................    --         --          (3,450)    (3,450)
                                                               ------       ----      -------    -------
Balance, June 11, 1997......................................   $   40       $  1      $ 6,652    $ 6,693
                                                               ======       ====      =======    =======
=========================================================================================================

                                                                         ADDITIONAL
                                                               COMMON     PAID-IN     RETAINED
                                                               STOCK      CAPITAL     EARNINGS    TOTAL
                                                              --------   ----------   --------   --------
SUCCESSOR

Balance, June 12, 1997......................................   $1,000      --         $ --       $ 1,000

Net income..................................................    --         --           2,224      2,224
                                                               ------       ----      -------    -------
Balance, December 31, 1997..................................    1,000      --           2,224      3,224

Net income..................................................    --         --           9,691      9,691

Dividends on common stock $2.80 per share...................    --         --          (2,795)    (2,795)
                                                               ------       ----      -------    -------

Balance, December 31, 1998..................................    1,000      --           9,120     10,120

Net income (Unaudited)......................................    --         --           2,634      2,634

Dividends on common stock $3.15 per share...................    --         --          (3,153)    (3,153)
                                                               ------       ----      -------    -------

Balance, March 31, 1999 (Unaudited).........................   $1,000      --         $ 8,601    $ 9,601
                                                               ======       ====      =======    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       PPI HOLDINGS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        (PREDECESSOR)                                (SUCCESSOR)
                                 ---------------------------   -------------------------------------------------------
                                               PERIOD FROM     PERIOD FROM
                                               JANUARY 1,      JUNE 12,                        THREE MONTHS ENDED
                                 YEAR ENDED     1997 TO         1997 TO      YEAR ENDED             MARCH 31,
                                 DECEMBER 31,  JUNE 11,        DECEMBER 31,  DECEMBER 31,  ---------------------------
                                   1996           1997           1997          1998          1998            1999
                                 -----------   -------------   -----------   -----------   ------------   ------------
                                                                                                   (UNAUDITED)
Cash flows from operating
  activities
  Net income...................    $ 1,695        $ 1,976        $ 2,224       $ 9,691        $ 645         $  2,634
  Items not requiring
    (providing) cash:
    Depreciation and
      amortization.............        181             79            304           633          130              158
    Gain on sale of property
      and equipment............        (42)        --                 (1)       --            --              --
  Changes in:
    Accounts receivable........     (1,672)         1,048         (2,108)       (1,383)        (475)             351
    Inventories................       (318)           (43)          (133)       (1,515)        (503)            (134)
    Prepaid expenses and
      other....................         35             51           (359)           65           32               65
    Accounts payable and
      accrued expenses.........         94           (158)         1,020           338          925               38
                                   -------        -------        -------       -------        -----         --------
      Net cash provided by
        (used in) operating
        activities.............        (27)         2,953            947         7,829          754            3,112
                                   -------        -------        -------       -------        -----         --------
Cash flows from investing
  activities
  Purchase of property and
    equipment..................       (151)          (251)           (96)         (379)         (47)             (59)
  Proceeds from sale of
    property and equipment.....        298         --                 17        --            --              --
  Payments for organizational
    costs......................     --             --               (247)       --            --              --
  Purchase of subsidiary.......     --             --             (8,954)       --            --              --
                                   -------        -------        -------       -------        -----         --------
      Net cash provided by
        (used in) investing
        activities.............        147           (251)        (9,280)         (379)         (47)             (59)
                                   -------        -------        -------       -------        -----         --------
Cash flows from financing
  activities
  Net borrowings under
    revolving credit
    agreement..................     --             --                626          (626)        (626)          --
  Proceeds from issuance of
    long-term debt.............     --             --              7,500         3,000        --              --
  Principal payments on
    long-term debt.............     --             --               (600)       (5,350)        (250)            (375)
  Dividends paid...............       (880)        (3,450)        --            (2,795)       --              (3,154)
                                   -------        -------        -------       -------        -----         --------
      Net cash provided by
        (used in) financing
        activities.............       (880)        (3,450)         7,526        (5,771)        (876)          (3,529)
                                   -------        -------        -------       -------        -----         --------
Increase (decrease) in cash....       (760)          (748)          (807)        1,679         (169)            (476)
Cash, beginning of period......      2,727          1,967          1,000           193          193            1,872
                                   -------        -------        -------       -------        -----         --------
Cash, end of period............    $ 1,967        $ 1,219        $   193       $ 1,872        $  24         $  1,396
                                   =======        =======        =======       =======        =====         ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PPI HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    PPI Holdings, Inc. was incorporated under Kansas law on February 14, 1997, and serves as the holding company for Precision Pattern, Inc. The Company began operation on June 12, 1997, with the purchase of Precision Pattern, Inc.
(Note 2)

    The Company's revenues are predominately earned from sales of aircraft interior components to aircraft manufacturers in Kansas. The Company extends unsecured credit to customers, with credit extended to one customer exceeding 59% and 71% of accounts receivable at December 31, 1997 and 1998 respectively. Over 97% of year end receivables are concentrated among three customers at December 31, 1997 and 1998.

PRINCIPALS OF CONSOLIDATION

    As a result of the business combination (Note 2) on June 11, 1997, the Company has presented its financial position, results of operations, changes in stockholders' equity and cash flows on a predecessor/ successor basis.

    PPI Holdings, Inc. is a holding company, which has no material operations or assets separate from its investment in Precision Pattern, Inc. The consolidated financial statements as of December 31, 1997 and 1998 and for the period from June 12, 1997 to December 31, 1997 and for the year ended December 31, 1998 include the accounts of PPI Holdings, Inc. and its subsidiary. The consolidated financial statements of the predecessor include the accounts of Precision Pattern, Inc. for the year ended December 31, 1996 and for the period from January 1, 1997 to June 11, 1997. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY PRICING

    Inventories are stated at lower of average cost or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. The assets are depreciated over their estimated useful lives using straight-line and accelerated methods.

INTANGIBLE ASSETS

    The Company is amortizing deferred charges consisting of loan costs, lease costs and a noncompete agreement utilizing the straight-line method over five to ten years. Goodwill is being amortized over twenty years also using the straight-line method.

WARRANTY OBLIGATIONS

    The Company generally provides its customers with a one to two year warranty from the date of purchase. Estimated warranty costs are accrued at the time of sale.

INCOME TAXES

    The Company elected to have its income taxed as an S corporation under provisions of the Internal Revenue Code; therefore, taxable income or loss is reported to the individual stockholders for inclusion in their tax returns, and no provision for Federal and state income tax is included in these statements.

                       PPI HOLDINGS, INC. AND SUBSIDIARY

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BUY/SELL AGREEMENT

    On April 21, 1997, the Company and its shareholders entered into a buy/sell agreement which restricts any sale or other transfer of shares of the Company. The purpose of the agreement is to insure that all the shares of stock shall be offered for sale to the Company and the other shareholders before disposition of such shares to any other person or entity.

NOTE 2 -- BUSINESS COMBINATION

    On June 11, 1997, PPI Holdings, Inc. acquired 100% of the outstanding stock of Precision Pattern, Inc. which consisted of 4,000 shares for $13,172,706 in cash. This transaction was accounted for using the purchase method by recording the assets and liabilities of the acquiree at their estimated market values at the acquisition date. PPI Holdings, Inc. is owned by several members of the Company's management. As part of the purchase transaction, Precision Pattern, Inc. borrowed funds from a bank to fund the acquisition.

NOTE 3 -- INVENTORIES

    Inventories were as follows (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                                    -----------
Raw material................................................   $2,268     $3,205       $3,086
Work in process.............................................    1,535      2,114        2,366
                                                               ------     ------       ------
                                                                3,803      5,319        5,452
Less reserve for obsolesce..................................      600        600          600
                                                               ------     ------       ------
                                                               $3,203     $4,719       $4,852
                                                               ======     ======       ======

NOTE 4 -- PROPERTY AND EQUIPMENT

    Property and equipment was as follows (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                                    -----------
Leasehold improvements......................................  $ 1,065     $  563      $   563
Machinery and equipment.....................................    1,535        612          618
Furniture and fixtures......................................      827        343          390
Vehicles....................................................      138         16           59
                                                              -------     ------      -------
                                                                3,565      1,534        1,630
Accumulated depreciation....................................   (2,500)      (350)        (452)
                                                              -------     ------      -------
                                                              $ 1,065     $1,184      $ 1,178
                                                              =======     ======      =======

NOTE 5 -- PROFIT SHARING PLAN

    The Company has a profit sharing plan covering substantially all employees. The Company's contribution to the Plan is 6% of the compensation of all participants under the Plan determined for the Company's taxable year for which it makes the contribution. The Company must have current or accumulated net profits exceeding 5% of the net sales in order to make the contributions. Participant's interest is vested over a period of three to seven years of service. The Company expensed contributions for the year ended December 31, 1996, the periods from January 1, 1997 to June 11, 1997, June 12, 1997 to December 31, 1997 and the year ended December 31, 1998, in the amount of $283,500, $141,352, $347,620 and $587,036 , respectively. Employees also have the option to make elective deferrals to the Plan up to the limits set by the Internal Revenue Service.

                       PPI HOLDINGS, INC. AND SUBSIDIARY

NOTE 6 -- REVOLVING CREDIT AGREEMENT

    At December 31, 1997 and 1998, the Company had $0 and $625,821 outstanding borrowings under a $5,000,000 revolving credit agreement. The agreement is secured by goods, equipment, accounts, inventory, instruments, documents, chattel paper, general intangibles and other personal property of the Company. Interest is calculated at prime rate plus various amounts up to 3/4% and is payable monthly. Payments on principal are made daily, as cash is available, from a lock box maintained by the lender. Final maturity is June 12, 2002.

NOTE 7 -- LONG-TERM DEBT

    Long-term debt was as follows (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                                    -----------
Note payable, bank; due June 12, 2002, payable in increasing quarterly installments including interest at prime rate
  plus various amounts up to 1% secured by goods, equipment, accounts, inventory, instruments, documents, chattel
  paper, general intangibles and other personal property of
  the Company and its subsidiary............................   $6,900     $4,550       $4,275
Note payable, bank; payable in quarterly installments of
  $100,000 with the balance due June 12, 2002. The note
  bears interest at prime plus 1% and is secured by goods,
  equipment, accounts, inventory, instruments, documents,
  chattel paper, general intangibles and other personal
  property of the Company and its subsidiary................    --         3,000        2,900
Note payable, other; due September 12, 2010, payable in
  quarterly installments of $150,000 beginning on September
  12, 2005. Interest is accrued on the unpaid portion of the note at 15% and is payable in bi-annual installments. None of the Company's assets are pledged as collateral on this
  note and it is subordinate to the bank note. As part of
  the purchase and note agreement, dividends are restricted
  to amounts necessary to cover income taxes of the
  shareholders on income from the Company. This restriction
  ended when the note was retired in 1998...................    3,000      --          --
                                                               ------     ------       ------
                                                                9,900      7,550        7,175
Less current maturities.....................................    1,050      1,500        1,500
                                                               ------     ------       ------
                                                               $8,850     $6,050       $5,675
                                                               ======     ======       ======

    Aggregate annual maturities of long-term debt at December 31, 1998 are (amounts in thousands):

1999........................................................   $1,500
2000........................................................    1,550
2001........................................................    1,600
2002........................................................    2,900
                                                               ------
                                                                7,550
Less current maturities.....................................    1,500
                                                               ------
Noncurrent portion..........................................   $6,050
                                                               ======

NOTE 8 -- SIGNIFICANT ESTIMATES AND CONCENTRATION

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

ALLOWANCE FOR DOUBTFUL ACCOUNTS

    An allowance for doubtful accounts has been established based on management's estimate of the uncollectible portion. However, actual losses may be materially different than the estimated amount.

                       PPI HOLDINGS, INC. AND SUBSIDIARY

NOTE 8 -- SIGNIFICANT ESTIMATES AND CONCENTRATION (CONTINUED)
RESERVE FOR OBSOLETE INVENTORY

    The Company owns a significant amount of raw materials which were not used in production during the year. A reserve for obsolete inventory has been established for the estimated amount that is obsolete; however, actual losses may be materially different than the estimated amount.

ACCRUED WARRANTIES

    Each year, the Company does a significant amount of rework related to the satisfaction of warranties. An amount has been included in accrued expenses for estimated warranty expense related to current year sales; however, the actual expenses to be incurred may be materially different than the estimated amounts which have been accrued.

MAJOR CUSTOMERS

    The Company sold approximately 49% and 35% in 1996, 56% and 35% from January 1, 1997 to June 11, 1997, 56% and 35% from June 12, 1997 to
December 31, 1997 and 66% and 30% in 1998 of its primary product to two customers. There are a limited number of buyers of the Company's products.

NOTE 9 -- RELATED PARTY TRANSACTIONS

    The Company rents its business facility from a property rental company which is owned, in part, by one of the shareholders of the Company. For the year ended December 31, 1996, the periods from January 1, 1997 to June 11, 1997, June 12, 1997 to December 31, 1997 and the year ended December 31, 1998, the Company made payments totaling $250,000, $139,088, $174,950, and $355,500, respectively, for rent to the related rental company.

NOTE 10 -- ADDITIONAL CASH FLOW INFORMATION

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1998
                                                              --------   ----------
                                                                 (IN THOUSANDS)
ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid.............................................  $    669   $      987
ADDITIONAL INVESTING AND FINANCING ACTIVITIES
  Long-term debt incurred for purchase of subsidiary........  $  3,000   $   --

NOTE 11 -- YEAR 2000 ISSUE

    Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Company has begun but not yet completed the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company does business. If remediation efforts of the Company or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Company's financial condition and results of operations in the near term.

NOTE 12 -- SUBSEQUENT EVENT

    In April 1999, all of the Company's shares outstanding were acquired by DeCrane Aircraft Holdings, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Custom Woodwork & Plastics, Inc.

    In our opinion, the accompanying balance sheets and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Custom Woodwork & Plastics, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
October 1, 1999

                        CUSTOM WOODWORK & PLASTICS, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,        JUNE 30,
                                                              -------------------   -----------
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS

Current assets
  Cash and cash equivalents.................................   $  452     $  776       $  873
  Trade accounts receivable.................................      209        269          642
  Inventories...............................................      197        434          400
  Note receivable...........................................       50         --           --
                                                               ------     ------       ------
    Total current assets....................................      908      1,479        1,915
Property, plant and equipment, net..........................      737        793          731
                                                               ------     ------       ------
      Total assets..........................................   $1,645     $2,272       $2,646
                                                               ======     ======       ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Trade accounts payable....................................   $   15     $   95       $  100
  Accrued expenses and other liabilities....................       10         17           39
                                                               ------     ------       ------
    Total current liabilities...............................       25        112          139
                                                               ------     ------       ------
Commitments and contingencies (Note 8)......................       --         --           --
                                                               ------     ------       ------
Stockholders' equity
Common stock, $1 par value, 50,000 shares authorized; 500
  shares issued and outstanding at December 31, 1997 and
  1998 and June 30, 1999....................................        1          1            1
Retained earnings...........................................    1,619      2,159        2,506
                                                               ------     ------       ------
    Total stockholders' equity..............................    1,620      2,160        2,507
                                                               ------     ------       ------
      Total liabilities and stockholders' equity............   $1,645     $2,272       $2,646
                                                               ======     ======       ======

    The accompanying notes are an integral part of the financial statements.

                        CUSTOM WOODWORK & PLASTICS, INC.

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                  YEAR ENDED         SIX MONTHS ENDED
                                                                 DECEMBER 31,            JUNE 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
Sales.......................................................   $3,235     $4,480     $2,034     $4,002

Cost of sales...............................................    1,877      2,358      1,104      1,843
                                                               ------     ------     ------     ------

Gross profit................................................    1,358      2,122        930      2,159

Operating expenses

  Selling, general and administrative.......................      365        397        169        198
                                                               ------     ------     ------     ------

Income from operations......................................      993      1,725        761      1,961

Other income

  Interest income, net......................................       27         35         18          9

  Other (expense) income, net...............................       (5)         2         --         --
                                                               ------     ------     ------     ------

Net income..................................................   $1,015     $1,762     $  779     $1,970
                                                               ======     ======     ======     ======

    The accompanying notes are an integral part of the financial statements.

                        CUSTOM WOODWORK & PLASTICS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  COMMON STOCK
                                                              --------------------
                                                              NUMBER OF              RETAINED
                                                               SHARES      AMOUNT    EARNINGS    TOTAL
                                                              ---------   --------   --------   --------
Balance, December 31, 1996..................................     500       $   1     $ 1,268    $ 1,269

  Net income................................................      --          --       1,015      1,015

  Distributions to stockholders.............................      --          --        (664)      (664)
                                                                ----       -----     -------    -------

Balance, December 31, 1997..................................     500           1       1,619      1,620

  Net income................................................      --          --       1,762      1,762

  Distributions to stockholders.............................      --          --      (1,222)    (1,222)
                                                                ----       -----     -------    -------

Balance, December 31, 1998..................................     500           1       2,159      2,160

  Net income (Unaudited)....................................      --          --       1,970      1,970

  Distributions to stockholders (Unaudited).................      --          --      (1,623)    (1,623)
                                                                ----       -----     -------    -------

Balance, June 30, 1999 (Unaudited)..........................     500       $   1     $ 2,506    $ 2,507
                                                                ====       =====     =======    =======

    The accompanying notes are an integral part of the financial statements.

                        CUSTOM WOODWORK & PLASTICS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED         SIX MONTHS ENDED
                                                                 DECEMBER 31,            JUNE 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
Cash flows from operating activities
  Net income................................................   $1,015    $ 1,762     $  779    $ 1,970
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Depreciation..........................................       35         40         22         17
  Changes in operating assets and liabilities
    Trade accounts receivable...............................     (209)       (60)       158       (373)
    Inventories.............................................        2       (237)        14         34
    Trade accounts payable..................................       --         80         33          5
    Accrued expenses and other liabilities..................       --          7         15         22
                                                               ------    -------     ------    -------
      Net cash provided by operating activities.............      843      1,592      1,021      1,675
                                                               ------    -------     ------    -------
Cash flows from investing activities
  Purchases of property, plant and equipment................      (38)       (96)       (64)        --
  (Issuance) payment of note receivable.....................      (50)        50         --         --
                                                               ------    -------     ------    -------
      Net cash used for investing activities................      (88)       (46)       (64)        --
                                                               ------    -------     ------    -------
Cash flows from financing activities
  Distributions paid to stockholders........................     (664)    (1,222)      (322)    (1,578)
                                                               ------    -------     ------    -------
      Net cash used for financing activities................     (664)    (1,222)      (322)    (1,578)
                                                               ------    -------     ------    -------
Net increase in cash and cash equivalents...................       91        324        635         97
Cash and cash equivalents at beginning of period............      361        452        452        776
                                                               ------    -------     ------    -------
Cash and cash equivalents at end of period..................   $  452    $   776     $1,087    $   873
                                                               ======    =======     ======    =======

    The accompanying notes are an integral part of the financial statements.

                        CUSTOM WOODWORK & PLASTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

    Custom Woodwork & Plastics, Inc. (the "Company") designs and manufactures interior furniture components for middle- and high-end corporate aircraft. The Company operates in the U.S. market and 100% and 74% of the Company's sales for fiscal 1998 and 1997 were to Gulfstream Aerospace Corporation, respectively. The Company's customers are principally concentrated in the corporate aircraft industry.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

    It is the policy of the Company to deposit its cash and cash equivalents in federally insured financial institutions. From time to time deposits may exceed Federal Deposit Insurance Corporation ("FDIC") limits. At December 31, 1998, the Company had $476,000 on deposit in excess of the FDIC limits.

INVENTORIES

    Inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged against operations in the year incurred. Depreciation is computed using the straight-line method for buildings and building improvements and the double-declining balance method for machinery and equipment, vehicles and furniture and fixtures. Estimated useful lives are 40 years for buildings and building improvements and 5 to 7 years for machinery and equipment, vehicles and furniture and fixtures.

REVENUE RECOGNITION

    Revenue is recognized when products are shipped.

INCOME TAXES

    The Company elected to have its income taxed as an S corporation under provisions of the Internal Revenue Code; therefore, taxable income or loss is reported to the individual stockholders for inclusion in their tax returns, and no provision for Federal and state income tax is included in these statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments including cash, receivables, accounts payable and accrued expenses and other liabilities do not significantly differ from fair values as of December 31, 1997 and 1998.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        CUSTOM WOODWORK & PLASTICS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
UNAUDITED INTERIM RESULTS

    The financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited. In the opinion of the Company, the unaudited financial information is presented on a basis consistent with the audited financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim periods. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year.

NOTE 3 -- INVENTORIES

    Inventories consist of the following (amounts in thousands):

                                                                 DECEMBER 31,        JUNE 30,
                                                              -------------------   -----------
                                                                1997       1998        1999
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Raw material................................................    $ 14       $ 24         $ 47
Work-in-process.............................................     183        410          353
                                                                ----       ----         ----
  Total inventories.........................................    $197       $434         $400
                                                                ====       ====         ====

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Land........................................................   $  75      $   75
Buildings and building improvements.........................     644         644
Machinery and equipment.....................................     113         113
Vehicles....................................................      90         163
Furniture and fixtures......................................      16          16
                                                               -----      ------
  Total cost................................................     938       1,011
  Accumulated depreciation and amortization.................    (201)       (218)
                                                               -----      ------
  Net property and equipment................................   $ 737      $  793
                                                               =====      ======

    Depreciation expense for the years ended December 31, 1997 and 1998 was $35,000 and $40,000, respectively.

NOTE 5 -- LINE OF CREDIT

    The Company had a $200,000 revolving line of credit with a bank, collaterialized by all of the assets of the Company. Loans under the line of credit bear interest at the rate of 8.75% per annum. All borrowings under the line of credit were used for working capital purposes. The line of credit matured in February 1999 and was not renewed. As of December 31, 1997 and 1998, the Company had no borrowings outstanding under the line of credit.

NOTE 6 -- RELATED PARTY TRANSACTIONS

    At December 31, 1997, the Company had a $50,000 note receivable from a related party. The note was repaid in full in 1998.

                        CUSTOM WOODWORK & PLASTICS, INC.

NOTE 7 -- EMPLOYEE BENEFIT PLANS

    The Company has a savings and retirement plan which qualifies under Section 401(k) of the Internal Revenue Code in which all full-time employees are eligible to participate. In accordance with the terms of the plan, employees may elect to contribute up to 15% of their annual compensation to the plan, subject to certain limitations. The Board of Directors may elect to declare a discretionary matching contribution to the Plan of 50% of all contributions made up to 6% of each employee's salary. The Company did not make any matching contributions for 1997 or 1998.

NOTE 8 -- COMMITMENT AND CONTINGENCIES

    The Company is involved in routine legal and administrative proceedings incidental to the normal conduct of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 9 -- SUBSEQUENT EVENT

    In August 1999, substantially all of the Company's net assets were acquired by DeCrane Aircraft Holdings, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
PCI NewCo, Inc.

    We have audited the accompanying balance sheets of PCI NewCo, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of PCI NewCo, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

BAIRD, KURTZ & DOBSON
November 1, 1999
Wichita, Kansas

                                PCI NEWCO, INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS

Current assets
  Cash......................................................   $  188     $  350       $  410
  Accounts receivable.......................................      763        751        1,116
  Inventories...............................................      563        885          764
  Prepaid expenses and other................................       34         39           56
                                                               ------     ------       ------
    Total current assets....................................    1,548      2,025        2,346

Property and equipment, net.................................      208        328          304
                                                               ------     ------       ------
      Total assets..........................................   $1,756     $2,353       $2,650
                                                               ======     ======       ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Revolving credit agreement................................   $  200     $  200       $   --
  Note payable to stockholder...............................      290        115
  Accounts payable..........................................      217        243           94
  Accrued expenses..........................................      108         97          224
                                                               ------     ------       ------
    Total current liabilities...............................      815        655          318
                                                               ------     ------       ------

Commitments and contingencies (Note 10)

Stockholders' equity
  Common stock--Class A, no par value, 100,000 shares
    authorized; 10,000 shares issued and outstanding as of
    December 31, 1997 and 1998 and 10,526 shares issued and
    outstanding as of September 30, 1999....................        1          1            1
  Common stock--Class B, no par value, 100,000 shares
    authorized; none issued and outstanding.................       --         --           --
  Additional paid-in capital................................      224        224          247
  Retained earnings.........................................      716      1,473        2,084
                                                               ------     ------       ------
    Total stockholders' equity..............................      941      1,698        2,332
                                                               ------     ------       ------
      Total liabilities and stockholders' equity............   $1,756     $2,353       $2,650
                                                               ======     ======       ======

    The accompanying notes are an integral part of the financial statements.

                                PCI NEWCO, INC.
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                        NINE MONTHS
                                                                  YEAR ENDED               ENDED
                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
Net sales...................................................   $4,899     $7,933     $5,756     $6,692
Cost of goods sold..........................................    3,821      5,807      4,272      4,747
                                                               ------     ------     ------     ------
Gross profit................................................    1,078      2,126      1,484      1,945

Operating expenses
  Selling, general and administrative.......................      362        536        389        520
                                                               ------     ------     ------     ------
Income from operations......................................      716      1,590      1,095      1,425

Other expense (income)
  Interest expense (income), net............................       39         35         25         (2)
  Miscellaneous income......................................       (1)        (7)        (4)        (3)
                                                               ------     ------     ------     ------
Net income..................................................   $  678     $1,562     $1,074     $1,430
                                                               ======     ======     ======     ======

    The accompanying notes are an integral part of the financial statements.

                                PCI NEWCO, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           COMMON STOCK--
                                                               CLASS A
                                                        ---------------------
                                                         NUMBER                 ADDITIONAL
                                                           OF                    PAID-IN     RETAINED
                                                         SHARES      AMOUNT      CAPITAL     EARNINGS    TOTAL
                                                        --------   ----------   ----------   --------   --------
Balance, December 31, 1996............................   10,000    $       1       $224       $  118     $  343
  Net income..........................................       --           --         --          678        678
  Common stock dividends..............................       --           --         --          (80)       (80)
                                                         ------    ----------      ----       ------     ------
Balance, December 31, 1997............................   10,000            1        224          716        941
  Net income..........................................       --           --         --        1,562      1,562
  Common stock dividends..............................       --           --         --         (805)      (805)
                                                         ------    ----------      ----       ------     ------
Balance, December 31, 1998............................   10,000            1        224        1,473      1,698
  Net income (Unaudited)..............................       --           --         --        1,430      1,430
  Sale of common stock (Unaudited)....................      526           --         23           --         23
  Common stock dividends (Unaudited)..................       --           --         --         (819)      (819)
                                                         ------    ----------      ----       ------     ------
Balance, September 30, 1999 (Unaudited)...............   10,526    $       1       $247       $2,084     $2,332
                                                         ======    ==========      ====       ======     ======

    The accompanying notes are an integral part of the financial statements.

                                PCI NEWCO, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        NINE MONTHS
                                                                  YEAR ENDED               ENDED
                                                                 DECEMBER 31,          SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1997       1998       1998       1999
                                                              --------   --------   --------   --------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................   $ 678      $1,562     $1,074    $ 1,430
Adjustments to reconcile net income to net cash provided by
  operating activities
    Depreciation and amortization...........................      65          92         42         53
    Loss on sale of property and equipment..................       3          --         --         --
Changes in operating assets and liabilities
  Accounts receivable.......................................    (484)         12        (77)      (365)
  Inventories...............................................     (83)       (322)      (336)       121
  Prepaid expenses and other................................     (26)         (5)        22        (17)
  Accounts payable and accrued expenses.....................     170          15         88        (22)
                                                               -----      ------     ------    -------
    Net cash provided by operating activities...............     323       1,354        813      1,200
                                                               -----      ------     ------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................    (166)       (212)      (192)       (29)
                                                               -----      ------     ------    -------
    Net cash used for investing activities..................    (166)       (212)      (192)       (29)
                                                               -----      ------     ------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of note payable....................      20          --         --         --
  Proceeds from sale of common stock........................      --          --         --         23
  Common stock dividends....................................     (80)       (805)      (475)      (819)
  Revolving line of credit repayments.......................      --          --         --       (200)
  Principal payments on note payable........................      --        (175)       (36)      (115)
                                                               -----      ------     ------    -------
      Net cash used for financing activities................     (60)       (980)      (511)    (1,111)
                                                               -----      ------     ------    -------
NET INCREASE IN CASH........................................      97         162        110         60
CASH AT BEGINNING OF PERIOD.................................      91         188        188        350
                                                               -----      ------     ------    -------
CASH AT END OF PERIOD.......................................   $ 188      $  350     $  298    $   410
                                                               =====      ======     ======    =======

    The accompanying notes are an integral part of the financial statements.

                                PCI NEWCO, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    PCI NewCo, Inc (the "Company") manufacturers aircraft components for several aircraft manufacturers located in the United States.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY PRICING

    Inventories are stated at lower of weighted-average cost or market.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line and accelerated methods.

INCOME TAXES

    The Company elected to have its income taxed as an "S" corporation under provisions of the Internal Revenue Code; taxable income or loss is reported to the individual stockholders for inclusion in their tax returns. Therefore, no provision for Federal and state income tax is included in these statements.

UNAUDITED INTERIM RESULTS

    The financial information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited. In the opinion of the Company, the unaudited financial information is presented on a basis consistent with the audited financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim periods. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year.

NOTE 2 -- ACCOUNTS RECEIVABLE AND MAJOR CUSTOMERS

    The Company sells most of its primary product to two customers. There are a limited number of buyers of the Company's products. The Company extends unsecured credit to its customers, with credit extended to two customers exceeding 88% and 67% of accounts receivable at December 31, 1997 and 1998, respectively.

NOTE 3 -- INVENTORIES

    Inventories consist of the following (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
Raw materials...............................................    $350       $396         $494
Work-in-process.............................................     213        489          270
                                                                ----       ----         ----
  Total inventories.........................................    $563       $885         $764
                                                                ====       ====         ====

                                PCI NEWCO, INC.

NOTE 4 -- PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
Leasehold improvements......................................    $ 15      $  76         $  76
Machinery and equipment.....................................     226        343           361
Furniture and fixtures......................................       7         11            13
Computer equipment..........................................      28         38            47
Vehicles....................................................      28         46            46
                                                                ----      -----         -----
  Total cost................................................     304        514           543
  Accumulated depreciation and amortization.................     (96)      (186)         (239)
                                                                ----      -----         -----
  Net property and equipment................................    $208      $ 328         $ 304
                                                                ====      =====         =====

NOTE 5 -- REVOLVING CREDIT AGREEMENT

    At December 31, 1997 and 1998, the Company had outstanding borrowings in the amount of $200,000 under a bank revolving credit agreement. The agreement is unsecured and is personally guaranteed by the principal stockholder. Interest is at 1/2% under the prime rate (7.25% at December 31, 1998) and is payable monthly. The agreement provides for maximum borrowings of $500,000 and matures on November 27, 1999.

NOTE 6 -- NOTE PAYABLE TO PRINCIPAL STOCKHOLDER

    The Company has an unsecured note payable to the principal stockholder in the amount of $290,000 and $115,000 at December 31, 1997 and 1998, respectively. Interest is paid annually at a rate of 7%. Subsequent to December 31, 1998, the balance was paid in full.

NOTE 7 -- ACCRUED EXPENSES

    Accrued expenses consists of the following (amounts in thousands):

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
Payroll.....................................................    $ 67      $  36         $ 161
Profit sharing..............................................      33         57            61
Other.......................................................       8          4             2
                                                                ----      -----         -----
  Total accrued expenses....................................    $108      $  97         $ 224
                                                                ====      =====         =====

                                PCI NEWCO, INC.

NOTE 8 -- PROFIT SHARING PLAN

    The Company has a 401(k) profit sharing plan covering substantially all employees. The Company's contribution to the plan is 6% of the compensation of all participants under the plan determined for the Company's taxable year for which it makes the contribution. The Company expensed contributions for the years ended December 31, 1997 and 1998 in the amounts of $33,000 and $57,000, respectively.

NOTE 9 -- STOCK OPTIONS

    During 1998, the Company granted options to one of its employees for up to 526 shares of Class A common stock. The options immediately vested and all were exercised in 1999.

    A summary of the status of the options outstanding at December 31, 1998, and changes during the year then ended is presented below:

                                                                         WEIGHTED-
                                                               NUMBER     AVERAGE
                                                                 OF      EXERCISE
                                                               SHARES      PRICE
                                                              --------   ---------
Options outstanding at December 31, 1997....................     --            --
Options granted during the year.............................    526      $ 118.82
                                                                ---
Options outstanding at December 31, 1998....................    526      $ 118.82
                                                                ===
Options exercisable at December 31, 1998....................    526      $ 118.82
                                                                ===

    The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for stock options issued to employees, and no compensation cost has been recognized. No fair value disclosures with respect to stock options are presented because in the opinion of management, such disclosures would not materially effect the financial statements.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

    The Company rents its business facility from a property rental company, which is partially owned by the Company's principal stockholder. The lease was month-to-month through September 1999 when a 10-year lease was entered into. Annual lease payments were $88,000 and $96,000 for 1997 and 1998, respectively.

NOTE 11 -- ADDITIONAL CASH FLOW INFORMATION

    Interest paid in cash during the twelve months ended December 31, 1997 and 1998 was $39,000 and $35,000, respectively.

NOTE 12 -- YEAR 2000 ISSUE

    Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Company has begun but not yet completed the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company does business. If remediation efforts of the Company or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Company's financial condition and results of operations in the near term.

NOTE 13 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents estimated fair values of the Company's financial instruments. For the revolving credit agreement and note payable to the principal stockholder, the fair value is estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

                                PCI NEWCO, INC.

NOTE 13 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments, and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                                 DECEMBER 31,          DECEMBER 31,
                                                                     1997                  1998
                                                              -------------------   -------------------
                                                              CARRYING     FAIR     CARRYING     FAIR
                                                               AMOUNT     VALUE      AMOUNT     VALUE
                                                              --------   --------   --------   --------
Financial assets
  Cash......................................................    $188       $188       $350       $350

Financial liabilities
  Revolving credit agreement................................    $200       $200       $200       $200
  Note payable to principal stockholder.....................    $290       $290       $115       $115

NOTE 14 -- SUBSEQUENT EVENTS

DIVIDENDS PAID

    Dividends of $624,000 were declared on January 1, 1999, and were paid on April 15, 1999.

SALE OF COMPANY

    On October 6, 1999, substantially all of the Company's assets were sold to an unrelated entity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholder of
DeCrane Aircraft Holdings, Inc.

    In our opinion, the accompanying balance sheets and the related statements of income, of partners' equity and of cash flows present fairly, in all material respects, the financial position of The Infinity Partners, Ltd. as of December 31, 1998 and September 30, 1999 and the results of its operations and its cash flows for the year ended December 31, 1998 and the nine months ended September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
January 18, 2000

                          THE INFINITY PARTNERS, LTD.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
ASSETS

Current assets
  Cash and cash equivalents.................................     $  150         $  604
  Trade accounts receivable.................................        874          2,024
  Inventories...............................................        507          1,092
  Prepaid expenses..........................................         24             40
  Note receivable from related party........................         --            716
                                                                 ------         ------
    Total current assets....................................      1,555          4,476

Plant and equipment, net....................................        375          1,047
                                                                 ------         ------
      Total assets..........................................     $1,930         $5,523
                                                                 ======         ======

LIABILITIES AND PARTNERS' EQUITY

Current liabilities
  Current portion of long-term debt.........................     $   54         $  432
  Trade accounts payable....................................        392            606
  Customer advances.........................................        374            581
  Accrued expenses..........................................        265            559
                                                                 ------         ------
    Total current liabilities...............................      1,085          2,178

Long-term debt, less current maturities.....................        216            772

Commitments and contingencies (Note 9)

Partners' equity............................................        629          2,573
                                                                 ------         ------

      Total liabilities and partners' equity................     $1,930         $5,523
                                                                 ======         ======

    The accompanying notes are an integral part of the financial statements.

                          THE INFINITY PARTNERS, LTD.
                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                      NINE MONTHS ENDED
                                                       YEAR ENDED       SEPTEMBER 30,
                                                      DECEMBER 31,   -------------------
                                                          1998         1998       1999
                                                      ------------   --------   --------
                                                                 (UNAUDITED)
Sales...............................................     $10,136      $6,261    $16,166
Cost of sales.......................................       7,998       5,144     12,050
                                                         -------      ------    -------
Gross profit........................................       2,138       1,117      4,116

Operating expenses
  Selling, general and administrative...............         716         396      1,252
                                                         -------      ------    -------
Income from operations..............................       1,422         721      2,864

Other expenses (income)
  Interest expense..................................          19          14         44
  Interest income...................................          (8)         (5)        (8)
                                                         -------      ------    -------

Net income..........................................     $ 1,411      $  712    $ 2,828
                                                         =======      ======    =======

    The accompanying notes are an integral part of the financial statements.

                          THE INFINITY PARTNERS, LTD.
                         STATEMENTS OF PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                              PARTNERS'
                                                               EQUITY
                                                              ---------
Balance, December 31, 1997..................................   $  211

  Net income................................................    1,411

  Distributions to partners.................................     (993)
                                                               ------

Balance, December 31, 1998..................................      629

  Net income................................................    2,828

  Distributions to partners.................................     (884)
                                                               ------

Balance, September 30, 1999.................................   $2,573
                                                               ======

    The accompanying notes are an integral part of the financial statements.

                          THE INFINITY PARTNERS, LTD.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              NINE MONTHS ENDED
                                                               YEAR ENDED       SEPTEMBER 30,
                                                              DECEMBER 31,   -------------------
                                                                  1998         1998       1999
                                                              ------------   --------   --------
                                                                         (UNAUDITED)
Cash flows from operating activities
  Net income................................................     $ 1,411      $  712    $ 2,828
  Adjustments to reconcile net income to net cash provided
    by operating activities
      Depreciation and amortization.........................          46          31         82
  Changes in operating assets and liabilities
    Trade accounts receivable...............................        (643)       (460)    (1,150)
    Inventories.............................................        (219)         49       (585)
    Prepaid expenses........................................           5          21        (32)
    Trade accounts payable..................................         174        (149)       214
    Customer advances.......................................           1        (372)       207
    Accrued expenses........................................         258         635        294
                                                                 -------      ------    -------
      Net cash provided by operating activities.............       1,033         467      1,858
                                                                 -------      ------    -------

Cash flows from investing activities
  Purchases of plant and equipment..........................        (187)        (76)      (599)
  Loan to related party.....................................          --          --       (700)
                                                                 -------      ------    -------
      Net cash used for investing activities................        (187)        (76)    (1,299)
                                                                 -------      ------    -------

Cash flows from financing activities
  Term debt borrowings......................................         240         240        822
  Release of restricted cash securing bank term loan........          50          50         --
  Distributions to partners.................................        (993)       (204)      (884)
  Debt principal payments...................................         (76)        (67)       (43)
                                                                 -------      ------    -------
      Net cash provided by (used for) financing
        activities..........................................        (779)         19       (105)
                                                                 -------      ------    -------
Net increase in cash and cash equivalents...................          67         410        454
Cash and cash equivalents at beginning of period............          83          83        150
                                                                 -------      ------    -------
Cash and cash equivalents at end of period..................     $   150      $  493    $   604
                                                                 =======      ======    =======

Supplemental disclosures
  Cash paid for interest....................................     $    19      $   14    $    28
  Equipment acquired with capital lease and term debt
    obligations.............................................          60          60        154

    The accompanying notes are an integral part of the financial statements.

                          THE INFINITY PARTNERS, LTD.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

    The Infinity Partners, Ltd. (the "Company") designs and manufactures interior components for middle-and high-end corporate aircraft. On November 19, 1999, the Company converted to a Texas limited partnership; prior to that date, the Company was organized as a limited liability company. The Company operates in the U.S. market and all of the Company's sales and resulting accounts receivable for the year ended December 31, 1998 and nine months ended September 30, 1999 were to one customer. The Company's customer is in the corporate aircraft industry.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

    It is the policy of the Company to deposit its cash and cash equivalents in federally insured financial institutions. From time to time deposits may exceed Federal Deposit Insurance Corporation limits. At December 31, 1998 and September 30, 1999, the Company had $902,000 and $776,000 on deposit in excess of those limits.

INVENTORIES

    Inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method.

PLANT AND EQUIPMENT

    Plant and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged against operations in the year incurred. Leasehold improvements are amortized over the shorter of the related asset's useful life or the lease term. Depreciation is computed using the straight-line method over the following estimated useful lives: leasehold improvements -- 5 to 10 years; machinery and equipment -- 7 years; vehicles -- 5 years; and furniture, fixtures and office equipment -- 3 to 7 years.

REVENUE RECOGNITION

    Revenues on long-term contracts are recognized using the percentage of completion method based on costs incurred to date compared to the total estimated cost at completion. Amounts received from customers in excess of revenues recognized are classified in current liabilities as customer advances. The Company anticipates that substantially all incurred costs associated with contract work-in-process at September 30, 1999 will be billed and collected in 2000. Unbilled accounts receivable are $32,000 at September 30, 1999; there were none at December 31, 1998. Unbilled accounts receivable are expected to be billed and collected during the succeeding twelve-month period.

INCOME TAXES

    The Company is organized as a partnership, therefore taxable income or loss is reported to the individual partners for inclusion in their tax returns. No provision for federal and state income tax is included in these statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of financial instruments including cash, receivables, accounts payable and accrued expenses and other liabilities do not significantly differ from fair values as of December 31, 1998 and September 30, 1999.

                          THE INFINITY PARTNERS, LTD.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM RESULTS

    The financial information for the nine months ended September 30, 1998 is unaudited. In the opinion of the Company, the unaudited financial information is presented on a basis consistent with the audited financial statements and contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for such interim periods. The results of operations for the interim periods are not necessarily indicative of results of operations for the full year.

NOTE 3 -- INVENTORIES

    Inventories consist of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999
                                                          ------------   -------------
                                                                 (IN THOUSANDS)
Raw material............................................      $507          $  871
Work-in-process.........................................        --             221
                                                              ----          ------
  Total inventories.....................................      $507          $1,092
                                                              ====          ======

    Included in work-in-process are costs relating to long-term contracts recognized on the percentage of completion method of accounting.

NOTE 4 -- PLANT AND EQUIPMENT

    Plant and equipment consists of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999
                                                          ------------   -------------
                                                                 (IN THOUSANDS)
Leasehold improvements..................................      $186          $  532
Machinery and equipment.................................        95             307
Vehicles................................................        35              55
Furniture, fixtures and office equipment................       126             315
                                                              ----          ------
  Total cost............................................       442           1,209
  Accumulated depreciation and amortization.............       (67)           (162)
                                                              ----          ------
  Net plant and equipment...............................      $375          $1,047
                                                              ====          ======

                          THE INFINITY PARTNERS, LTD.

NOTE 4 -- PLANT AND EQUIPMENT (CONTINUED)
    Plant and equipment under capital leases included above consists of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999
                                                          ------------   -------------
                                                                 (IN THOUSANDS)
Machinery and equipment.................................       $ 8           $ 80
Furniture, fixtures and office equipment................        --             53
                                                               ---           ----
  Total cost............................................         8            133
  Accumulated depreciation and amortization.............        (2)           (16)
                                                               ---           ----
  Net plant and equipment under capital leases..........       $ 6           $117
                                                               ===           ====

    Depreciation of equipment under capital leases is included in cost of sales and selling, general and administrative expense.

NOTE 5 -- ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,
                                                              1998           1999
                                                          ------------   -------------
                                                                 (IN THOUSANDS)
Salaries, wages, bonuses, compensated absences and
  related taxes.........................................      $ 44           $493
Uninvoiced accounts payable.............................       220             44
Other...................................................         1             22
                                                              ----           ----
  Total accrued expenses................................      $265           $559
                                                              ====           ====

                          THE INFINITY PARTNERS, LTD.

NOTE 6 -- DEBT

    Debt consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
Note payable, due in monthly principal and interest
  installments of $4,141, interest at prime plus 2.75%,
  collaterialized by substantially all of the Company's
  assets, repaid in July 1999...............................      $224           $   --

Term loan, due in quarterly installments of $87,500 plus
  interest at 10%, personally guaranteed by one of the
  partners, repaid in December 1999 (Note 7)................        --              700

Note payable, due in monthly installments of $3,535 plus
  interest at 10%, personally guaranteed by one of the
  partners, repaid in December 1999.........................        --              205

Note payable, due in monthly principal and interest
  installments of $2,573, interest at 9.5%, collaterialized
  by certain equipment, repaid in December 1999.............        --              114

Capital lease obligations, interest at 6.0% to 8.3%,
  collaterialized by leased equipment.......................         3              127

Note payable, due in monthly principal and interest
  installments of $419, interest at 8.99%, collaterialized
  by a vehicle, repaid in December 1999.....................        --               19

Note payable, due in monthly principal and interest
  installments of $581, interest at 10.02%, collaterialized
  by a vehicle, repaid in October 1999......................        16               12

Non-interest bearing note payable, due in monthly
  installments of $487, collaterialized by leasehold
  improvements, repaid in December 1999.....................        27               27
                                                                  ----           ------

    Total debt..............................................       270            1,204

    Less current portion....................................       (54)            (432)
                                                                  ----           ------

    Long-term debt, less current portion....................      $216           $  772
                                                                  ====           ======

    The aggregate maturities of long-term debt are as follows:

                                                                  (IN
                                                              THOUSANDS)
Three months ending December 31, 1999.......................    $  114
Twelve months ending December 31,
  2000......................................................       457
  2001......................................................       368
  2002......................................................       105
  2003......................................................       105
  2004......................................................        55
                                                                ------
    Total long-term debt....................................    $1,204
                                                                ======

NOTE 7 -- RELATED PARTY TRANSACTIONS

    In 1999, the Company obtained a $700,000 bank term loan (Note 6) and loaned the proceeds to one of its partners. In connection with the sale of the Company in December 1999 (Note 10), the partner repaid the note in full and the Company repaid the bank term loan.

                          THE INFINITY PARTNERS, LTD.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

    The Company has a savings and retirement plan which qualifies under Section 401(k) of the Internal Revenue Code in which all full-time employees who are over the age of twenty-one and have at least one year of service with the Company are eligible to participate. In accordance with the terms of the plan, employees may elect to contribute up to 15% of their annual compensation to the plan, subject to certain limitations. The Company may elect to declare a discretionary matching contribution to the Plan up to 6% of each employee's salary. Company contributions were $35,000 and $26,000 for the year ended December 31, 1998 and nine months ended September 30, 1999, respectively.

NOTE 9 -- COMMITMENT AND CONTINGENCIES

LEASE COMMITMENTS

    The Company leases office space, vehicles and certain machinery and equipment under various capital and operating leases. Future minimum capital and operating lease commitments under non-cancelable leases are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Three months ending December 31, 1999.......................    $  7      $  100
Year ending December 31,....................................
  2000......................................................      29         400
  2001......................................................      29         396
  2002......................................................      29         382
  2003......................................................      28         379
  2004......................................................      21          87
  2005 and thereafter.......................................      --         386
                                                                ----      ------
  Total minimum payments required...........................     143      $2,130
                                                                          ======
  Less amount representing future interest cost.............     (16)
                                                                ----
    Recorded obligation under capital leases................    $127
                                                                ====

    Total rental expense charged to operations the year ended December 31, 1998 and nine months ended September 30, 1999 was $91,000 and $189,000, respectively.

LITIGATION

    The Company is involved in routine legal and administrative proceedings incidental to the normal conduct of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

NOTE 10 -- SUBSEQUENT EVENT

    In December 1999, substantially all of the Company's net assets were acquired by DeCrane Aircraft Holdings, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................     1
Summary Unaudited Pro Forma Consolidated Financial Data...................     8
Summary Historical Consolidated Financial Data............................    10
Risk Factors..............................................................    12
Recent Developments.......................................................    20
Use of Proceeds...........................................................    21
Capitalization............................................................    21
Selected Consolidated Financial Data......................................    22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    24
Business..................................................................    34
Management................................................................    49
Security Ownership of Significant Beneficial Owners and Management........    54
Related Party Transactions................................................    56
Description of Bank Credit Facility.......................................    58
Description of Notes......................................................    60
Plan of Distribution......................................................    91
Legal Matters.............................................................    91
Experts...................................................................    92
Index to Unaudited Pro Forma Consolidated Financial Data..................   P-1
Index to Financial Statements.............................................   F-1

                        DeCrane Aircraft Holdings, Inc.

                12% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               FEBRUARY 10, 2000

-------------------------------------------
-------------------------------------------